Form 10-K405, Exhibit 13
period 1996-12-31
VIRGINIA FINANCIAL CORP
filed 1997-03-31
CIK 1036070

Exhibit 13

                                                          Planters Bank & Trust
                                                            Company of Virginia

===============================================================================


                                                             1996 Annual Report

                                                                      Contents

                                                       Selected Financial Data

                                               Letter to Stockholders        3
                                               Comments by Management        6
                                       Report of Independent Auditors       13
                                                       Balance Sheets       14
                                                 Statements of Income       15
                                             Statements of Cash Flows       17
                        Statements of Changes in Stockholders' Equity       19
                                        Notes to Financial Statements       20
                                                           Management       33

                                                            To Our Stockholders

March 13, 1997

Dear Stockholders:

Management is pleased to report on several topics for the year 1996 which include not only the performance of the Bank but also the formation of Virginia Financial Corporation, the offering of new financial products and a view of our future growth.

The numbers contained herein reflect the hard work and dedication of our employees who strive to provide excellent service to our customers. Without their positive attitude and commitment we would be viewed as just another community bank. Next to our customers, our employees are the most valuable asset we have.

The Bank's growth in earnings, deposits, and loans continues to be a reflection of the local economy. Net income for the year was $5,541,801 or $2.77 per share representing an increase of 10.07% over 1995. Cash dividends increased to $.96 per share from $.83 in 1995 for an increase of 15.69%.

As of December 31, 1996, outstanding loans amounted to $235,952,130 which is $23,625,085 more than December 1995. In addition to an active year in our loan portfolio, we also closed $35,348,289 in mortgage loans. These loans were ultimately sold to the secondary market. On the deposit side of the balance sheet, we experienced a $10,797,178 increase over 1995. A 3.38% growth rate brings our total deposits to $330,374,965.

The formal employee training program which began in 1995 has sharpened our employees' skills for providing excellent service to our present customers and for making a conscious effort to attract new customers.

During the year Davis Miers joined the Bank to sell non-insured financial products such as mutual funds and annuities. With Davis' 11 years of experience selling these products we can provide the most competitive full-service brokerage services in our market.

George Doome retired during the year, after over five decades in banking, the last 19 years with Planters. While we will miss George's contribution, we wish him a long and happy retirement.

In 1996 we also began to see the results of the investment we made in Planters Insurance Agency in 1995. The agency is a wholly owned subsidiary of Planters Bank and is licensed to sell title insurance.

Last, and certainly not least, you approved the formation of Virginia Financial Corporation, the holding company of which Planters is a wholly owned subsidiary. This decision will enable the Corporation to grow as we look for merger and/or acquistion partners.

The Bank had a good year. The holding company is formed; and the future looks bright. We appreciate the attitude of our stockholders and we will strive to enhance your investment in this company. We appreciate your support and solicit your thought as we continue to grow the franchise, deliver excellent customer service and conform to all rules and regulations which govern the financial services industry.

/s/ HARRY V. BONEY, JR.                               /s/ WILLIAM P. HEATH, JR.
-----------------------                               -------------------------
Harry V. Boney, Jr.                                   William P. Heath, Jr.
Vice Chairman of the Board                            President & CEO

Planters Bank & Trust Company of Virginia and Subsidiary

provides a full range of banking services with ten offices in Staunton, Waynesboro, Grottoes and Augusta County.

Selected Financial Data

(000's Omitted on Dollar Items, Except for Per Share Amounts)


                                         1996              1995            1994             1993             1992
-------------------------------------------------------------------------------------------------------------------
Deposits.............................$   330 375.........$319 578........$297 006.........$279 290.........$269 355
Loans, Net...........................$   232 913.........$209 541........$194 054.........$168 850.........$165 182
Assets...............................$   377 113.........$356 068........$344 473.........$308 243.........$297 189
Stockholders' Equity.................$    37 574.........$ 34 154........$ 30 046.........$ 27 335.........$ 23 898
Interest Income......................$    27 321.........$ 26 073........$ 22 902.........$ 21 436.........$ 21 310
Net Interest Income..................$    14 637.........$ 13 730........$ 13 154.........$ 12 227.........$ 10 763
Provision for Loan Losses............$       450.........$    309........$    421.........$    217.........$    168
Other Expenses Net of
   Other Income......................$     6 131.........$  6 108........$  5 875.........$  5 276.........$  5 081
Income Taxes.........................$     2 514.........$  2 278........$  2 105.........$  2 097.........$  1 685
Net Income...........................$     5 542.........$  5 035........$  4 753.........$  4 637.........$  3 829
Return on
   Average Assets (%)................       1.51.........    1.45.........   1.43..........   1.53..........   1.41
Return on
   Average Equity (%)................      15.34.........   15.48.........  16.30..........  18.03..........  17.00
Earnings Per Share*..................$      2.77.........$   2.52........$   2.38.........$   2.32.........$   1.91
Book Value Per Share*................$     18.79.........$  17.08........$  15.02.........$  13.67.........$  11.95
Cash Dividends
   Per Share*........................$      0.96.........$   0.83........$   0.71.........$   0.60.........$   0.54
Average Shares
   Outstanding*......................   2 000 000........2 000 000.......2 000 000........2 000 000........2 000 000

* Adjusted for 100% stock dividends, December 1993

Comments By Management

Nature and Scope of Business

      At a special meeting of Shareholders held November 14, 1996, the Loans: shareholders approved the agreement and plan of reorganization dated July 30, 1996 between the Bank and Virginia Financial Corporation. The agreement provided for the reorganization of the Bank into a wholly-owned subsidiary of Virginia Financial Corporation, organized to serve as the holding company for the Bank. This reorganization became effective January 2, 1997.

Loans:
----------------------------------------
Real estate.......................68.05%
Farmers............................1.22%
Commercial........................14.52%
Consumer..........................15.89%
Other..............................0.32%


      Planters Bank & Trust Company of Virginia, a registered state bank with its main office and executive offices located at 24 South Augusta Street, Staunton, Virginia, was formed in 1977 by merger of Planters Bank & Trust Company, Staunton, Deposits: Virginia, organized in 1911, and Augusta Bank & Trust Company, organized in 1972. The Bank has ten offices, in Staunton, Waynesboro, Grottoes and Augusta County. Commercial banking and trust activities account for 100% of the Bank's business. Planters provides a full range of banking services, and as of December 31, 1996, had 153 full-time employees and 19 part-time employees. The composition of the Bank's business is reflected by the breakdown of current loans and deposits as shown.

Deposits:

Demand Deposits...................15.52%
NOW...............................12.00%
Money Market......................16.79%
Savings...........................10.98%
Time Deposits.....................44.71%


      The Bank, effective December 12, 1995, formed Planters Insurance Agency, Inc., a wholly-owned subsidiary of Planters Bank & Trust Company of Virginia. During January 1996 the agency began marketing title insurance, its only product, to the general public.


Stock

      The Bank issues one class of stock, Common, which is not listed for trading on a registered exchange or quoted on the National Association of Securities Dealers Automated Quotation System (NASDAQ), and so far as the Bank is aware, there are no active market makers in the Bank's stock. Trades in the Bank's stock occur sporadically on a local basis. Local brokerage offices will "match" or "pair" buy and sell orders. Accordingly, there is no established public trade High Low market for shares of the Bank's stock, and quotations do not necessarily reflect the price that would be paid in an active and liquid market.

      On December 31, 1996, there were 1,081 stockholders. Cash dividends per share for 1996 were $0.96 and 1995 were $0.83. Management expects to pay approximately $1.10 per share dividends in 1997.

      Based upon sales prices furnished to the Bank by the Staunton, Virginia, office of a Virginia headquartered brokerage firm, the high and low sales prices of Bank stock during 1994, 1995 and 1996 were as shown on the chart.


1992      1993     1994     1995     1996
0.54      0.60     0.71     0.83     0.96

Dividends per Share ($) *


1992      1993     1994     1995     1996
19.00     26.00    32.25    37.00    45.00

Stock Price per Share Year-End ($) *


Per Share Sales Prices*

                    High        Low
-----------------------------------
1994...............$32.25....$26.00
1995...............$37.00....$31.00
1996...............$45.00....$37.00

*Adjusted for 100% stock dividends, December 1993.

Managements Discussion and Analysis of Operations

      During 1996, the Bank's net income was $5,541,801 compared to $5,034,607 for 1995 and $4,753,161 for 1994. The increase in net income comparing1996 to 1995 was $507,194 or 10.07%, comparing 1995 to 1994 was $281,446 or 5.92%, and comparing 1994 to 1993 was $115,732 or 2.50%.

      Net interest income is the principal source of income for the Bank. The changes in volume, interest rates and the mix of interest-earning assets and interest-bearing liabilities has a significant impact on net interest income.

      Net interest income was $14.6 million for 1996 compared to $13.7 million for 1995 and $13.2 million for 1994. This represents increases of 6.6% in 1996, 4.4% in 1995, and 7.6% in 1994.


 1994      1995      1996                    1994      1995      1996
4.753     5.035     5.542                    2.38      2.52      2.77

Net Income ($ in Millions)                   Net Income per Share ($)

Investment Securities


 1994      1995      1996
129.3     125.4     118.8

Investment Securities ($ in Millions)


      The average maturity of the Bank's investment portfolio was 1.9 years, 2.4 years, and 2.7 years as of December 31, 1996, 1995 and 1994, respectively. Securities maturing in one year or less were $14.7 million or 12.4% of the portfolio as of December 31, 1996, $34.9 million or 27.8% of the portfolio as of December 31, 1995 and $19.0 million or 14.7% of the portfolio as of December 31, 1994.

      During 1996, the portfolio was reduced by about $6.6 million and these funds were used to fund loan growth during 1996. During 1995 the portfolio was reduced by about $3.9 million and was used to reduce securities sold under agreement to repurchase and to fund loan growth. During 1994 the portfolio increased by $7.1 million and this growth was funded by deposits received from the purchase of the Grottoes office of First Union National Bank of Virginia.

      U.S. Treasury Securities were 11.4% of the portfolio as of December 31, 1996, 11.2% as of December 31, 1995 and 9.7% as of December 31, 1994. U.S.
Government Agencies were 72.7% of the portfolio as of December 31, 1996, 75.1% as of December 31, 1995 and 77.2% as of December 31, 1994. Obligations of states and political subdivisions were 15.7% of the portfolio as of December 31, 1996, 13.2% as of December 31, 1995 and 12.7% as of December 31, 1994.

      During 1994 the Bank revised its accounting policy, adopting FASB 115, "Accounting for Certain Investments in Debt and Equity Securities" resulting in a reclassification of $23.6 million of investment securities as of January 1, 1994 to securities available for sale. As of December 31, 1996 investment securities classified as available for sale were $50.7 million and as of December 31, 1995 were $36.5 million. Securities classified as available for sale are reported at fair value and as of December 31, 1996 had an unrealized loss of $138,052, and as of December 31, 1995 an unrealized gain of $167,378 and as of December 31, 1994 an unrealized loss of $942,891 which is shown net of deferred taxes as a separate component of stockholders' equity.

Loans


 1994        1995      1996
194.1       209.5     232.9

Total Net Loans ($ in Millions)

      The loan portfolio increased $23.4 million during 1996, $15.5 million during 1995, and $25.4 million during 1994. The percentage of net loans to total assets as of December 31, 1996 was 61.8%, as of December 31, 1995 was 58.8% and as of December 31, 1994 was 56.3%. During 1997 approximately $139.2 million of the $232.9 million loan portfolio is due to mature or be repriced. During 1996 approximately $120.7 million of the $209.5 million portfolio was due to mature or be repriced. During 1995 approximately $107.2 million of the $194.1 million loan portfolio was due to mature or be repriced. Mortgage loans, commercial loans and consumer loans all experienced growth during the three year period. The Bank offers mortgage loan financing through the secondary mortgage market which provides other sources of financing for the Bank's customers. During 1996 the Bank placed about $35.3 million, during 1995 about $28.5 million and during 1994 about $24.7 million through the secondary mortgage market.

      Most mortgage loans placed in the Bank's loan portfolio are made with the provision to reprice on a one, three or five year basis. A significant number of commercial loans are represented by demand notes which provide the ability to reprice.

      The demand for loans remained relatively strong during 1996 when comparing the growth of the portfolio to the growth in 1995. During 1994 loan demand was very strong in the Bank's primary trade area. The Bank's primary trade area continues to provide both diversity and relative stability in the employment and economic activity.

      Management believes the general quality of the loan portfolio remains good. Total non-earning loans which represent loans which the accrual of interest has been discontinued were $194,000 as of December 31, 1996, $140,000 as of December 31, 1995, and $219,000 as of December 31, 1994.

Allowance for Loan Losses

      The allowance for loan losses is an estimate of an amount, by management, to provide for potential losses in the loan portfolio.

      Various factors, including charge-off experience, change in the mix and volume of loans, the level of underperforming loans, the ratio of outstanding loan balances to total loans and the perceived economic conditions in the Bank's trade area are taken into consideration in determining the amount of the provision for loan losses and the total amount of the loan loss reserve.

      The allowance for loan losses was 1.29% of outstanding loans as of December 31, 1996, 1.31% as of December 31, 1995 and 1.28% as of December 31, 1994. Net charge-offs were $196,833 during 1996, $47,518 during 1995 and $113,753 during 1994. The percentage of net charge-offs to year-end loans was 0.08% for 1996, 0.02% for 1995 and 0.06% for 1994. The balance of the loan loss reserve was $3,038,958 as of December 31, 1996, $2,785,791 as of December 31, 1995 and $2,524,309 as of December 31, 1994.


   1994      1995       1996
 421 114   309   48    450   197

Provision and Net Charge-Offs ($ in Thousands)

Deposits

 1994      1995     1996
297.0     320.0    330.4

Total Deposits ($ in Millions)


      During 1996 total deposits increased $10.8 million or 3.4% compared to 1995. Demand deposits and NOW accounts both experienced growth during 1996. Money Market accounts and savings accounts decreased during the year due to the movement of these deposits to Certificates of Deposit. Certificates of Deposit continued to increase during 1996 due to interest rates on certificates compared to other interest earning deposits offered by the Bank. Interest rates and the versatility of financial instruments offered by other entities continue to present strong competition in the growth of deposit balances and attracting new deposit balances.

      During 1995 total deposits increased $22.6 million or 7.6% compared to 1994. The movement of deposits from savings, NOW and Money Market accounts into Certificates of Deposit which began in 1994 continued in 1995 due to the interest rates paid on Certificates of Deposit. Non-interest checking increased in 1995 due primarily to the increase in volume and customer base. Interest rates and the versatility of financial instruments offered by other entities continue to present strong competition in the growth of deposits and attracting new deposit balances.

                                                          During 1994 total
deposits increased $17.7 million or 6.3%. Approximately $16.5 million in growth was the deposits purchased with the Grottoes office of First Union National Bank of Virginia in April 1994. During 1994 deposits moved from Money Market accounts into Certificates of Deposit as interest rates through the year increased for Certificates of Deposit. The level of interest rates paid in general on deposits during 1994, compared to rates paid on U.S. Treasury and U.S. Government Agency Securities and rates paid on financial instruments offered by other entities, was not sufficient to attract new depositors.

Assets

      Total assets increased during 1996 by approximately $21 million or 5.9%. The two major categories of assets are the loan and investment portfolios. Securities during 1996 decreased about $6.6 million and the loan portfolio increased by about $23.4 million. The decrease in the investment portfolio, the increase in deposits of about $10.8 million and federal funds purchased of $5.0 million funded the loan growth. At year-end 1996 loans were 61.8% of assets and the investment portfolio was 31.5% of assets.

      Total assets increased during 1995 by about $11.6 million or 3.36%. Loan growth for 1995 was about $15.5 million and the security portfolio decreased $3.9 million. The decrease in the security portfolio and deposit growth of $22.6 million was used to fund the increase in loans and fund the repayment of $1.0 million in purchased federal funds and $14.4 million in securities sold under agreement to repurchase during 1995. At year end 1995 loans were 59% of assets, and the security portfolio was 35% of assets.

      Total assets increased during 1994 by about $36.2 million or 11.8%. Approximately $16.5 million of this increase was funded by the purchase of deposits with the Grottoes office of First Union National Bank of Virginia. At year end 1994 loans were 56% of assets and the security portfolio was 38% of assets.


 1994     1995    1996
344.5    356.0   377.1

Total Assets ($ in Millions)

Stockholders' Equity

1994      1995     1996
0.71      0.83     0.96

Dividends per Share ($)

         Stockholders' equity, during 1996, increased $3,420,220 or 10.01%. This increase reflects $201,581 unrealized net loss on securities in the available for sale category. Stockholders' equity, during 1995, increased $4,107,185 or 13.67%. This increase reflects $732,578 unrealized net gain on securities placed in the available for sale category. During 1994, stockholders' equity increased $2,711,051 or 9.92% which reflects $622,110 unrealized net loss on securities placed in the available for sale category. These increases represent retention of net income after the payment of dividends. Cash dividends paid increased by 15.66% in 1996, 16.90% in 1995 and 18.33% in 1994. Book value per share as of
December 31, 1996 was $18.79, $17.08 as of December 31, 1995, and $15.02 as of
December 31, 1994. Additional dividend information is provided under "Selected Financial Data" and on page 3 under "Stock". The Bank's Tier I risk based capital ratio as of December 31, 1996 was 17.20%, as of December 31, 1995 was 16.74%, and as of December 31, 1994 was 16.10%. The total risk based capital ratio as of December 31, 1996, 1995 and 1994 was 18.45%, 17.99% and 17.35%,
respectively. Additional risk based capital information is provided under "Notes to Consolidated Financial Statements, Note 11 Regulatory Matters".

1994       1995      1996
30.0       34.0      37.6

Year-End Stockholders' Equity ($ in Millions)

1994       1995      1996
16.3       15.5      15.3

Return on Average Equity ($)

Results of Operations

      Net income for 1996 was $5,541,801 for an increase of $507,194 or 10.07% compared to 1995. Net income for 1995 was $5,034,607 for an increase of $281,446 or 5.92% compared to 1994. Net income for 1994 was $4,753,161 for an increase of $115,732 or 2.50%. Net income per share of common stock was $2.77 for 1996, $2.52 for 1995 and $2.38 for 1994.

Net Interest Income:

      Net interest income, represents the difference in interest received on interest earning assets and interest paid on interest bearing liabilities. Factors which have a significant impact on net interest income and the net interest margin are changes in volume and mix and their respective yields or rates on interest earning assets and interest bearing liabilities. Net interest income for 1996 was $14,637,109 for an increase of $906,951 or 6.61% when compared to 1995. Net interest income for 1995 was $13,730,158 for an increase of $575,703 or 4.38% compared to 1994. Net interest income for 1994 was $13,154,455 for an increase of $927,230 or 7.58% compared to 1993. The net interest margins for 1996, 1995 and 1994 were 4.32%, 4.27% and 4.30%
respectively.

1994      1995      1996
13.2      13.7      14.6

Net Interest Income ($ in Millions)


Noninterest Income:

      Noninterest income increased during 1996 compared to 1995 by $417,108 or 19.63%. Trust Department income increased by $163,283 or 19.87% during 1996 compared to 1995. This increase was due to the number and asset size of estates closed and under administration and the overall volume of fee generating activity during the year. Income from the secondary mortgage market area increased $110,523 or 32.75%. The increase in this area was the result of a greater number of loans being closed and the dollar amount of these loans. During 1996 the Bank began offering non-FDIC insured investment products which produced income of $86,648. Also during 1996, the Bank began operating Planters Insurance Agency, Inc., a wholly-owned subsidiary of the Bank, which markets title insurance, provided income of $17,408. Service charges on deposit accounts, safe deposit box rent and other non-interest income experienced a very modest increase due to the volume of business only, as the pricing of these services and fees have not changed.

      Noninterest income decreased by $81,149 or 3.68% during 1995 compared to 1994. Trust Department income decreased $119,440 or 12.69% during 1995 compared to 1994. This decrease was due to the number of estates being closed and declining interest rates. As interest rates decline the Trust Department income is impacted due to a segment of the income earned being based on income collected in the individual accounts. Service charges on deposit accounts and other non-interest income both experienced a modest increase due to the volume of business.

      Noninterest income during 1994 compared to 1993 increased $13,937 or 0.64%. Trust Department income increased by $150,768 or 19.08% compared to 1993 primarily due to estate settlement fees. Service charges on deposit accounts increased by $36,486 or 6.49% due to an increase in account numbers. Other noninterest income decreased by $173,317 or 20.64% due primarily to decreased fixed-rate real estate mortgage origination fees generated by the Secondary Mortgage Department.

 1994      1995     1996
2,206     2,125    2,542

Noninterest Income ($ in Thousands)

Noninterest Expense:


1994     1995     1996
 8.1      8.2      8.7

Noninterest Expense ($ in Millions)


      Noninterest expense increased during 1996 compared to 1995 by $444,218 or 5.39%. Salaries and employee benefits increased by $579,717 or 12.34%. This increase was due to increases of individual salaries, employee benefits and the expansion of the officer staff. These additions are in preparation of pending retirements of executive and other officers. Most other operating expenses continue to increase due to increased prices and the increase in volume of business. Technological changes taking place in the financial industry at a rapid pace must be dealt with, and though over a period of time result in savings, have impact on other operating expenses, i.e. research, installation, educational training and equipment costs. Two areas of non-interest expenses had a rather significant decrease which are advertising and FDIC Insurance. Advertising decreased about $61,000 and FDIC Insurance decreased about $347,000 due to premium decreases.

      Noninterest expense increased $151,787 or 1.88% during 1995 compared to 1994. Salaries and employee benefits increased $319,377 or 7.29%. This increase was due to increases in individual salaries, an increase in personnel and increases in the cost of employee benefits. An educational department was created during 1995 increasing educational expenses about $32,000. Other operating expenses continue to increase due to increased prices and increases in the total volume of business. Federal deposit insurance expense decreased comparing 1995 to 1994 by about $300,000 due to premium decreases.

      Noninterest expense increased $571,542 or 7.61% during 1994 compared to 1993. Salaries and employee benefits increased by $213,470 or 5.13%. This increase was due to increases in individual salaries and the addition of the staff at the Grottoes office which was purchased in April of 1994. Premise and fixed asset expense increased $77,214 or 9.23% due to the purchase of the Grottoes office and the installation expense of a network system linking all branches to the main office for data input purposes. An additional $62,000 was expensed in 1994 for Capital Stock Taxes due to an adjustment for the years 1992 through 1994.

Forecast

      During 1996 the local economy saw slow-to-moderate growth. We expect to see the same trend continue during 1997. With rates at relatively low levels investors are looking for alternative products. Consequently, we have seen good activity in our non-traditional bank products such as annuities and mutual funds.

      As in the past, we will be committed to providing our customers with the products and services they have come to expect. The latest technology available is being put to good use as we are now delivering "imaged statements" and the future holds much promise for improved efficiency and productivity. With the formation of Virginia Financial Corporation we are positioned to expand products and geographic boundaries. So we look forward to the balance of 1997 with great anticipation.

                          INDEPENDENT AUDITOR'S REPORT

To the Stockholders and Directors
Planters Bank & Trust Company of Virginia
  and Subsidiary
Staunton, Virginia

            We have audited the accompanying consolidated balance sheets of Planters Bank & Trust Company of Virginia and Subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 1996, 1995, and 1994. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

            We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

            In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Planters Bank & Trust Company of Virginia and Subsidiary as of December 31, 1996 and 1995, and the results of its operations and cash flows for the years ended December 31, 1996, 1995, and 1994, in conformity with generally accepted accounting principles.


                                                /s/ YOUNT, HYDE & BARBOUR, P.C.


Winchester, Virginia
January 7, 1997

                   PLANTERS BANK & TRUST COMPANY OF VIRGINIA
                                 AND SUBSIDIARY

                          Consolidated Balance Sheets
                           December 31, 1996 and 1995



                                                                              1996                1995
                                                                         -------------        --------------
Assets
  Cash and due from banks (Note 2)                                       $   16 287 053       $   12 574 772
  Securities (fair value:  1996, $118,474,977;
    1995, $125,461,851) (Note 3)                                            118 800 021          125 398 257
  Loans, net (Notes 4, 5 and 8)                                             232 913 171          209 541 253
  Bank premises and equipment, net (Note 6)                                   4 389 691            4 309 154
  Accrued interest on loans and securities                                    2 987 949            3 083 104
  Intangibles (Note 1)                                                          289 813              313 465
  Other assets (Note 7)                                                       1 445 677              847 747
                                                                         --------------       --------------

         Total assets                                                    $  377 113 375       $  356 067 752
                                                                         ==============       ==============

Liabilities and Stockholders' Equity
   Demand deposits                                                       $   51 260 387       $   43 648 387
   Negotiable orders of withdrawal                                           39 653 412           38 467 097
   Money market deposit accounts                                             55 479 621           67 803 776
   Regular savings                                                           36 266 674           38 643 617
   Time certificates of deposit of $100,000 or more                          20 036 467           19 213 436
   Time deposits                                                            127 678 403          111 801 474
                                                                         --------------       --------------

         Total deposits                                                  $  330 374 964       $  319 577 787

   Securities sold under agreements to repurchase                             3 110 000            1 330 000
   Federal funds purchased (Note 15)                                          5 000 000                  - -
   Other liabilities                                                          1 054 602            1 006 376
                                                                         --------------       --------------

         Total liabilities                                               $  339 539 566       $  321 914 163
                                                                         --------------       --------------

   Commitments and contingencies (Notes 9 and 10)

Stockholders' Equity
  Common stock, $10 par value; authorized, 5,000,000 shares;
    issued and outstanding, 2,000,000 shares                             $   20 000 000       $   20 000 000
  Surplus                                                                     3 554 034            3 554 034
  Retained earnings (Note 11)                                                14 110 888           10 489 087
  Unrealized gain (loss) on securities available for sale, net                  (91 113)             110 468
                                                                         --------------       --------------

         Total stockholders' equity                                      $   37 573 809       $   34 153 589
                                                                         --------------       --------------

         Total liabilities and stockholders' equity                      $  377 113 375       $  356 067 752
                                                                         ==============       ==============

See Notes to Consolidated Financial Statements.

                   PLANTERS BANK & TRUST COMPANY OF VIRGINIA
                                 AND SUBSIDIARY

                       Consolidated Statements of Income
                  Years Ended December 31, 1996, 1995 and 1994



                                                                          1996               1995                1994
                                                                   ---------------     ---------------    ----------------
Interest Income
  Interest and fee income on loans:
    Loans secured by real estate                                   $    13 621 057     $    12 541 809    $     10 315 987
    Loans to finance agricultural production
      and other loans to farmers                                           290 222             289 841             223 669
    Commercial and industrial loans                                      3 260 741           3 528 696           2 718 715
    Loans to individuals for household, family
      and other personal expenditures                                    3 051 222           2 721 136           2 220 570
    Obligations of states and political subdivisions
      in the U.S.                                                           27 113              37 318              22 682
  Interest on investment securities:
    U.S. Treasury and U.S. Government
      Agency securities                                                 3 353 388            4 586 212           5 099 966
    Corporate securities                                                   34 616               37 906              82 457
    Nontaxable interest income, state and municipal
      securities                                                          827 466              781 481             814 212
  Interest on securities available for sale:
    U.S. Treasury and U.S. Government
      Agency securities                                                 2 763 960            1 442 122           1 362 316
  Interest income on federal funds sold and
    securities purchased under agreements to resell                        90 918              106 690              41 335
                                                                   --------------      ---------------    ----------------
         Total interest income                                     $   27 320 703      $    26 073 211    $     22 901 909
                                                                   --------------      ---------------    ----------------

Interest Expense
  Interest on time certificates of deposit of $100,000
    or more                                                        $    1 251 381      $       995 031    $        309 095
  Interest on other deposits                                           11 154 523           10 905 851           9 190 483
  Interest on federal funds purchased and securities
    sold under agreements to repurchase                                   277 690              442 171             247 876
                                                                   --------------      ---------------    ----------------

         Total interest expense                                    $   12 683 594      $    12 343 053    $      9 747 454
                                                                   --------------      ---------------    ----------------

         Net interest income                                       $   14 637 109      $    13 730 158    $     13 154 455

  Provision for loan losses (Note 5)                                      450 000              309 000             420 887
                                                                   --------------      ---------------    ----------------

  Net interest income after provision for loan losses              $   14 187 109      $    13 421 158    $     12 733 568
                                                                   --------------      ---------------    ----------------

Noninterest Income
  Trust department income                                          $      984 927      $       821 644    $        941 084
  Service charge on deposit accounts                                      636 560              620 520             598 422
  Fees on loans sold                                                      423 105              315 477             266 044
  Other noninterest income                                                497 231              367 074             400 314
                                                                   --------------      ---------------    ----------------

         Total noninterest income                                  $    2 541 823      $     2 124 715    $      2 205 864
                                                                   --------------      ---------------    ----------------

  Gains on securities                                              $        5 963      $         1 250    $          1 219
                                                                   --------------      ---------------    ----------------


See Notes to Consolidated Financial Statements.

                   PLANTERS BANK & TRUST COMPANY OF VIRGINIA
                                 AND SUBSIDIARY

                       Consolidated Statements of Income

                                  (Continued)
                  Years Ended December 31, 1996, 1995 and 1994



                                                                  1996                1995               1994
                                                            ---------------     ---------------    ----------------
Noninterest Expense
  Salaries and employee benefits                            $     5 277 526     $     4 697 809    $      4 378 432
  Expense of premises and fixed assets                              939 068             924 055             913 664
  Computer services                                                 557 035             528 252             501 967
  FDIC insurance                                                      2 000             347 206             647 002
  Other noninterest expense                                       1 903 197           1 737 286           1 641 756
                                                            ---------------     ---------------    ----------------

         Total noninterest expense                          $     8 678 826     $     8 234 608    $      8 082 821
                                                            ---------------     ---------------    ----------------

  Income before income taxes                                $     8 056 069     $     7 312 515    $      6 857 830

  Applicable income taxes (Note 7)                                2 514 268           2 277 908           2 104 669
                                                            ---------------     ---------------    ----------------

         Net income                                         $     5 541 801     $     5 034 607    $      4 753 161
                                                            ===============     ===============    ================

  Earnings per share                                        $          2.77     $          2.52    $           2.38
  Book value per share                                      $         18.79     $         17.08    $          15.02
  Average shares outstanding                                      2 000 000           2 000 000           2 000 000


See Notes to Consolidated Financial Statements.

                   PLANTERS BANK & TRUST COMPANY OF VIRGINIA
                                 AND SUBSIDIARY

                     Consolidated Statements of Cash Flows
                  Years Ended December 31, 1996, 1995 and 1994



                                                                        1996                1995                1994
                                                                   ---------------     ---------------    ----------------
Cash Flows from Operating Activities
  Interest received                                                $   27 390 248      $   25 946 155     $    22 726 115
  Fees and other noninterest income                                     2 534 371           2 124 715           2 205 864
  Interest paid                                                       (12 648 063)        (11 988 598)         (9 715 955)
  Cash paid to suppliers and employees                                 (8 251 920)         (7 904 943)         (7 545 696)
  Income taxes paid                                                    (2 580 651)         (2 327 327)         (2 200 129)
                                                                   --------------      --------------     ---------------
       Net cash provided by operating activities                   $    6 443 985      $    5 850 002     $     5 470 199
                                                                   --------------      --------------     ---------------

Cash Flows from Investing Activities
  Proceeds from maturities of investment securities                $   30 079 930      $   24 049 524     $    18 970 849
  Proceeds from calls of investment securities                            217 150             251 250                 - -
  Proceeds from maturities of securities available
    for sale                                                            7 500 000           6 500 000           5 484 378
  Proceeds from sales and calls of securities
    available for sale                                                  7 023 789                 - -           2 006 960
  Purchases of investment securities                                   (9 764 647)         (7 504 014)        (26 130 220)
  Purchases of securities available for sale                          (28 787 127)        (18 246 520)         (8 463 438)
  Net (increase) in loans                                             (22 824 368)        (15 795 828)        (25 624 888)
  Origination of loans available for sale                             (11 504 489)                - -                 - -
  Proceeds from sale of loans available for sale                       10 506 939                 - -                 - -
  Proceeds from sale of equipment                                             - -                 - -               4 200
  Capital expenditures                                                   (575 017)           (320 551)           (694 003)
  Purchase of intangible assets                                               - -                 - -            (354 858)
  Purchase of other assets                                               (261 042)                - -                 - -
  Proceeds from sale of other real estate                                     - -                 - -              63 000
                                                                   --------------      --------------     ---------------
       Net cash (used in) investing activities                     $  (18 388 882)     $  (11 066 139)    $   (34 738 020)
                                                                   --------------      --------------     ---------------

Cash Flows from Financing Activities
  Net increase in certificates of deposit                          $   16 699 960      $   43 609 040     $    22 283 039
  Net (decrease) in demand and savings deposits                        (5 902 782)        (21 036 856)         (4 567 039)
  Net increase (decrease) in federal funds purchased                    5 000 000          (1 000 000)          1 000 000
  Net increase (decrease) in securities sold
    under repurchase agreements                                         1 780 000         (14 365 000)         14 670 000
  Cash dividends paid                                                  (1 920 000)         (1 660 000)         (1 420 000)
                                                                   --------------      --------------     ---------------
       Net cash provided by financing activities                   $   15 657 178      $    5 547 184     $    31 966 000
                                                                   --------------      --------------     ---------------

       Net increase in cash and cash
         equivalents                                               $    3 712 281      $      331 047     $     2 698 179

  Cash and cash equivalents at beginning of year                       12 574 772          12 243 725           9 545 546
                                                                   --------------      --------------     ---------------

  Cash and cash equivalents at end of year                         $   16 287 053      $   12 574 772     $    12 243 725
                                                                   ==============      ==============     ===============

See Notes to Consolidated Financial Statements.

                   PLANTERS BANK & TRUST COMPANY OF VIRGINIA
                                 AND SUBSIDIARY

                     Consolidated Statements of Cash Flows

                                  (Continued)
                  Years Ended December 31, 1996, 1995 and 1994



                                                                        1996                1995                1994
                                                                  ----------------    ---------------     ---------------
Reconciliation of Net Income to Net Cash
  Provided by Operating Activities
  Net income                                                      $     5 541 801     $    5 034 607      $    4 753 161
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Depreciation and amortization                                       475 822            437 333             411 134
      Provision for loan losses                                           450 000            309 000             420 887
      Deferred tax (benefit)                                              (77 777)           (72 864)            (73 077)
      (Gain) on sale of securities                                         (5 963)            (1 250)             (1 219)
      (Gain) loss on sale of equipment                                      5 886                779              (3 997)
      (Gain) on sale of other real estate                                     - -                - -             (19 000)
      Changes in assets and liabilities:
        Increase in taxes payable                                           9 161                - -                 - -
        (Increase) decrease in interest receivable                         95 155           (185 542)           (259 757)
        Increase in interest payable                                       35 531            354 455              31 499
        (Increase) decrease in prepaid expenses                           (34 244)             3 156              21 227
        Increase (decrease)  in accrued expenses                            8 276            (88 158)            105 378
        Premium amortization (discount accretion)
          on securities, net                                              (20 868)            44 514              87 483
        Increase (decrease) in deferred income                            (38 795)            13 972              (3 520)
                                                                  ---------------     --------------      --------------

            Net cash provided by operating activities             $     6 443 985     $    5 850 002      $    5 470 199
                                                                  ---------------     --------------      --------------

Supplemental Schedule of Noncash
  Investing Activities

    Unrealized gain (loss) on securities available for sale       $      (305 430)    $    1 109 969      $     (942 591)
                                                                  ===============     ==============      ==============


See Notes to Consolidated Financial Statements.

                   PLANTERS BANK & TRUST COMPANY OF VIRGINIA
                                 AND SUBSIDIARY

           Consolidated Statements of Changes in Stockholders' Equity
                  Years Ended December 31, 1996, 1995 and 1994



                                                                                                              Unrealized
                                                                                                                Gain
                                                                                                               (Loss) On
                                                                                                              Securities
                                                   Common Stock                                                Available
                                            -----------------------------                       Retained       For Sale,
                                               Shares        Par Value         Surplus         Earnings           Net
                                            ------------   --------------   ------------    --------------    ------------
Balances, December 31, 1993                    2 000 000   $   20 000 000   $  3 554 034    $   3 781 319     $       - -
  Cash dividends ($0.71 per share)                   - -              - -            - -       (1 420 000)            - -
  Net income                                         - -              - -            - -        4 753 161             - -
  Net change in unrealized (loss) on
    securities available for sale, net of
    deferred income taxes of $320,481                - -              - -            - -              - -        (622 110)
                                            ------------   --------------   ------------    --------------    -----------
Balances, December 31, 1994                    2 000 000   $   20 000 000   $  3 554 034    $   7 114 480     $  (622 110)
  Cash dividends ($0.83 per share)                   - -              - -            - -       (1 660 000)            - -
  Net income                                         - -              - -            - -        5 034 607             - -
  Net change in unrealized gain (loss)
    on securities available for sale, net
    of deferred income taxes of $377,391             - -              - -            - -              - -         732 578
                                            ------------   --------------   ------------    --------------    -----------
Balances, December 31, 1995                    2 000 000   $   20 000 000   $   3 554 034   $  10 489 087     $   110 468
  Cash dividends ($0.96 per share)                   - -              - -             - -      (1 920 000)            - -
  Net income                                         - -              - -             - -       5 541 801             - -
  Net change in unrealized gain (loss)
    on securities available for sale, net
    of deferred income taxes of $103,849             - -              - -             - -              - -       (201 581)
                                            ------------   --------------   -------------   --------------    -----------
Balances, December 31, 1996                 $  2 000 000   $   20 000 000   $   3 554 034   $  14 110 888     $   (91 113)
                                            ============   ==============   =============   ==============    ===========


See Notes to Consolidated Financial Statements.

                   PLANTERS BANK & TRUST COMPANY OF VIRGINIA
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

Note 1.       Nature of Banking Activities and Significant Accounting Policies

              Planters Bank & Trust Company of Virginia grants consumer, agribusiness, commercial and real estate loans to customers located primarily in the Augusta County and Rockingham County, Virginia area. The loan portfolio is well diversified and is not concentrated with any one business sector or industry.

              The accounting and reporting policies of Planters Bank & Trust Company of Virginia conform to generally accepted accounting principles and predominant practices within the banking industry. The following is a description of the more significant of these policies:

                 Principles of Consolidation

                 The consolidated financial statements of Planters Bank & Trust Company of Virginia and its wholly-owned subsidiary, Planters Insurance Agency, Inc. include the accounts of both companies. All material intercompany balances and transactions have been eliminated in consolidation.

                 Cash and Due From Banks

                 For purposes of reporting cash flows, cash and due from banks includes cash on hand, amounts due from banks and cash items in process of collection. Cash flows from deposits, federal funds purchased and renewals and extensions of loans are reported net.

                 Securities

                 The Bank has adopted FASB No. 115, "Accounting for Certain Investment in Debt and Equity Securities". This statement addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Those investments are classified in three categories and accounted for as follows:

                 a. Securities Held to Maturity

                    Securities classified as held to maturity are those debt securities the Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives.

                 b. Securities Available for Sale

                    Securities classified as available for sale are those debt and equity securities that the Bank intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in stockholders' equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

                   Notes to Consolidated Financial Statements


                 c. Trading Securities

                    Trading securities, which are generally held for the short term in anticipation of market gains, are carried at fair value. Realized and unrealized gains and losses on trading account assets are included in interest income on trading account securities. The Bank had no trading securities at December 31, 1996 and 1995.

                Loans

                Loans are stated at the amount of unpaid principal, reduced by unearned discount and fees and an allowance for loan losses. Interest on all loans is accrued daily on the outstanding balances. Mortgage loan origination and commitment fees and certain direct costs are deferred and the net amount amortized, generally over the contractual loan life, as an adjustment of yield. Commitment fees related to standby letters of credit are recognized over the commitment period.

                On January 1, 1995, the Bank adopted FASB No. 114, "Accounting by Creditors for Impairment of a Loan." This Statement has been amended by FASB No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." Statement 114, as amended, requires that the impairment of loans that have been separately identified for evaluation is to be measured based on the present value of expected future cash flows or, alternatively, the observable market price of the loans or the fair value of the collateral. However, for those loans that are collateral dependent (that is, if repayment of those loans is expected to be provided solely by the underlying collateral) and for which management has determined foreclosure is probable, the measure of impairment of those loans is to be based on the fair value of the collateral. Statement 114, as amended, also requires certain disclosures about investments in impaired loans and the allowance for credit losses and interest income recognized on loans. The Bank has no loans to which Statement 114 applies at December 31, 1996 and 1995.

                Loans are placed on nonaccrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

                Mortgage loans held for resale are stated at the lower of cost or market on an individual loan basis.

                Allowance for Loan Losses

                The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses. Because of uncertainties inherent in the estimation process, management's estimate of credit losses inherent in the loan portfolio and the related allowance may change in the near term.

                   Notes to Consolidated Financial Statements


                Bank Premises and Equipment

                Bank premises and equipment are stated at cost less accumulated depreciation. Repairs and maintenance are expensed as incurred. Gains and losses on routine dispositions are reflected in current operations.

                Depreciation is computed by the straight-line and declining balance methods over the following estimated useful lives:

                    Buildings and improvements             10-50 years
                     Furniture and equipment                3-25 years

                Trust Department Assets

                Securities and other property held by the Trust Department in a fiduciary or agency capacity are not assets of the Bank and are not included in the accompanying financial statements.

                Deposit Intangibles

                The cost of purchased deposit relationships and other intangible assets, based on independent valuation, are being amortized over estimated remaining lives ranging from nine to fifteen years. Amortization expense charged to operations was $23,652 in 1996, $23,650 in 1995, and $17,743 in 1994.

                Income Taxes

                Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences, operating loss carryforwards and tax credit carryforwards. Deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

                Pension Plan

                The Bank has a trusteed, noncontributory defined contribution pension plan covering substantially all full-time employees.

                Use of Estimates

                The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Note 2. Restrictions on Cash

                To comply with Federal Reserve Regulations, the Bank is required to maintain certain average reserve balances. The daily average reserve requirement was $4,178,000 and $3,555,000 for the reserve periods including December 31, 1996 and 1995, respectively.

                   Notes to Consolidated Financial Statements


Note 3.       Securities

              The amortized cost and fair value of the securities being held to maturity as of December 31, 1996 and 1995 are as follows:



                                                                                   1996
                                                  ------------------------------------------------------------------------
                                                                         Gross               Gross
                                                     Amortized         Unrealized          Unrealized             Fair
                                                       Cost              Gains              (Losses)              Value
                                                  ---------------    --------------     ---------------    ---------------
              U. S. Treasury                      $       998 732    $          256     $          - -     $       998 988
              U. S. Government Agencies                48 284 508            53 094           (383 798)         47 953 804
              State and Municipal                      18 608 140            79 122            (74 270)         18 612 992
              Corporate Securities                        249 934               552                - -             250 486
                                                  ---------------    --------------     --------------     ---------------
                 Total                            $    68 141 314    $      133 024     $     (458 068)    $    67 816 270
                                                  ===============    ==============     ==============     ===============


                                                                                   1995
                                                  ------------------------------------------------------------------------
                                                                          Gross              Gross
                                                     Amortized         Unrealized          Unrealized           Fair
                                                       Cost              Gains              (Losses)            Value
                                                  ---------------    --------------     ---------------    ---------------
              U. S. Treasury                      $       988 686    $        5 840     $          - -     $       994 526
              U. S. Government Agencies                70 822 956           292 241           (333 282)         70 781 915
              State and Municipal                      16 586 241           156 117            (66 153)         16 676 205
              Corporate Securities                        499 816             8 831                - -             508 647
                                                  ---------------    --------------     --------------     ---------------
                 Total                            $    88 897 699    $      463 029     $     (399 435)    $    88 961 293
                                                  ===============    ==============     ==============     ===============

              The amortized cost and fair value of the securities being held to maturity as of December 31, 1996 and 1995 by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations without any penalties.


                                                                 1996                                  1995
                                                  ---------------------------------     ----------------------------------
                                                     Amortized           Fair             Amortized              Fair
                                                        Cost             Value               Cost                Value
                                                  ---------------    --------------     ---------------    ---------------
              Due in one year or less             $     9 264 553    $    9 277 091     $    25 373 704    $    25 915 437
              Due after one year through
                five years                             54 728 553        54 416 588          60 878 423         60 369 677
              Due after five years through
                ten years                               3 898 208         3 872 326           2 405 572          2 415 245
              Due after 10 years                          250 000           250 265             240 000            260 934
                                                  ---------------    --------------     ---------------    ---------------
                 Total                            $    68 141 314    $   67 816 270     $    88 897 699    $    88 961 293
                                                  ===============    ==============     ===============    ===============

                   Notes to Consolidated Financial Statements

              The amortized cost and fair values of securities available for sale as of December 31, 1996 and 1995, are as follows:



                                                                                    1996
                                                  ------------------------------------------------------------------------
                                                                         Gross               Gross
                                                     Amortized         Unrealized          Unrealized           Fair
                                                       Cost              Gains               (Losses)           Value
                                                  ---------------    --------------       -------------    ---------------
              U. S. Treasury                      $    12 514 561    $       67 682       $    (19 716)    $    12 562 527
              U. S. Government Agencies                38 282 198            79 082           (265 100)         38 096 180
                                                  ---------------    --------------       ------------     ---------------
                 Total                            $    50 796 759    $      146 764       $   (284 816)    $    50 658 707
                                                  ===============    ==============       ============     ===============


                                                                                   1995
                                                  ------------------------------------------------------------------------
                                                                         Gross               Gross
                                                     Amortized         Unrealized          Unrealized          Fair
                                                        Cost             Gains              (Losses)           Value
                                                  ---------------    --------------       -------------    ---------------
              U. S. Treasury                      $    13 027 955    $       81 131       $    (16 026)    $    13 093 060
              U. S. Government Agencies                23 254 681           162 217            (59 944)         23 356 954
              Other                                        50 544               - -                - -              50 544
                                                  ---------------    --------------       ------------     ---------------
                 Total                            $    36 333 180    $      243 348       $    (75 970)    $    36 500 558
                                                  ===============    ==============       ============     ===============

              The amortized cost and fair value of securities available for sale as of December 31, 1996 and 1995, by contractual maturity are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations without any penalties.


                                                                1996                                   1995
                                                  ---------------------------------    ----------------------------------
                                                     Amortized            Fair             Amortized            Fair
                                                       Cost               Value              Cost               Value
                                                  --------------     --------------    ----------------    --------------
              Due in one year or less             $    5 495 498     $    5 476 405    $      8 994 932    $    9 018 239
              Due after one year through
                five years                            44 801 810         44 695 116          27 287 704        27 431 775
              Due after five years through
                ten years                                499 451            487 186                - -                - -
              Other                                          - -                - -              50 544            50 544
                                                  --------------     --------------    ----------------    --------------
                 Total                            $   50 796 759     $   50 658 707    $     36 333 180    $   36 500 558
                                                  ==============     ==============    ================    ==============

              Proceeds from the calls of securities held to maturity during 1996 and 1995 was $217,150 and $251,250. Gross gains of $2,150 and
              $1,250 were realized on those calls. There were no sales or calls of securities held to maturity during 1994.

              Proceeds from the sale of securities available for sale during 1996, 1995 and 1994 were $7,023,789, $-0- and $2,006,960. Gross gains of $14,493, $-0- and $1,219 were realized on those sales. Gross losses of $10,680 were realized on sales during 1996. No losses were realized on those sales during 1995 and 1994.

              The book value of securities pledged to secure deposits and for other purposes amounted to $24,701,775 and $20,993,017 at December 31, 1996 and 1995, respectively.

                   Notes to Consolidated Financial Statements


Note 4.       Loans

              Loans at December 31, 1996 and 1995, are summarized as follows:


                                                                          Book Value Rounded to Thousands
                                                                        ----------------------------------
                                                                            1996                  1995
                                                                        ------------          ------------
              Real estate loans:
                Construction                                            $     14 205          $     12 924
                Secured by farmland                                              933                 1 056
                Secured by 1-4 family residential                            106 693                91 125
                Other real estate loans                                       38 965                40 022
              Loans to farmers (except those
                 secured by real estate)                                       2 879                 2 988
              Commercial and industrial loans
                 (except those secured by real estate)                        34 313                34 626
              Loans to individuals for household, family
                  and other consumer expenditures                             37 542                29 056
              All other loans (including overdrafts)                             774                   908
                                                                        ------------          ------------
                       Total loans                                      $    236 304          $    212 705
              Less:  Unearned income                                             352                   378
                      Allowance for loan losses                                3 039                 2 786
                                                                        ------------          ------------
                         Net loans                                      $    232 913          $    209 541
                                                                        ============          ============

              Nonaccrual loans excluded from impaired loan disclosure under FASB 114 amounted to $193,876, $140,326 and $219,116 at December 31,
              1996, 1995 and 1994, respectively. If interest on these loans had been accrued, such income would have approximated $15,476, $3,689 and $27,535 for 1996, 1995, and 1994, respectively.

Note 5.       Allowance for Loan Losses

              Transactions in the allowance for loan losses for each of the three years ended December 31 are as follows:


                                                         1996              1995               1994
                                                    -------------      -------------      -------------
              Balance, beginning                    $   2 785 791      $   2 524 309      $   2 217 175
              Recoveries                                   70 955             95 359             25 584
              Provisions charged to operations            450 000            309 000            420 887
                                                    -------------      -------------      -------------
                    Total                           $   3 306 746      $   2 928 668      $   2 663 646
              Loans charged off                           267 788            142 877            139 337
                                                    -------------      -------------      -------------
              Balance, ending                       $   3 038 958      $   2 785 791      $   2 524 309
                                                    =============      =============      =============

Note 6.       Bank Premises and Equipment

              The major classes of bank premises and equipment and the total accumulated depreciation are as follows:

                                                   1996               1995
                                               -------------      -------------

                 Land                          $     877 694      $     877 694
                 Buildings and improvements        4 266 597          4 265 570
                 Furniture and equipment           3 852 943          3 597 700
                                               -------------      -------------
                                               $   8 997 234      $   8 740 964
                 Accumulated depreciation          4 607 543          4 431 810
                                               -------------      -------------
                                               $   4 389 691      $   4 309 154
                                               =============      =============

              Depreciation charged to operations was $408,181 in 1996, $413,683 in 1995 and $393,391 in 1994.

Note 7.       Income Taxes

              Net deferred tax assets consist of the following components as of December 31, 1996 and 1995:

                                                      1996            1995
                                                  -------------   -------------
                 Deferred tax assets:

                   Allowance for loan losses      $     799 235   $     713 158
                   Deferred loan fees                    85 057         106 430
                   Securities available for sale         46 937             - -
                   Other                                 15 628          11 782
                                                  -------------   -------------
                                                  $     946 857   $     831 370
                                                  -------------   -------------
                 Deferred tax liabilities:
                   Bank premises                  $     104 867   $     112 112
                   Securities available for sale            - -          56 910
                   Other                                  1 773           3 753
                                                  -------------   -------------
                                                  $     106 640   $     172 775
                                                  -------------   -------------

                                                  $     840 217   $     658 595
                                                  =============   =============

              The provision for income taxes charged to operations for the years ended December 31, 1996, 1995 and 1994, consists of the following:


                                            1996             1995           1994
                                         -------------    ------------   -------------
                 Current tax expense     $  2 592 045     $  2 350 772   $  2 177 746
                 Deferred tax (benefit)       (77 777)         (72 864)       (73 077)
                                         ------------     ------------   ------------
                                         $  2 514 268     $  2 277 908   $  2 104 669
                                         ============     ============   ============

              The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income due to the following:



                                                                 1996               1995               1994
                                                              ------------       ------------       -------------
                 Computed "expected" tax expense              $  2 739 063       $  2 486 255       $  2 331 662
                 Increase (decrease) in income taxes
                   resulting from:

                     Tax exempt interest income                   (234 641)          (221 993)          (235 323)
                     Other                                           9 846             13 646              8 330
                                                              ------------       ------------       ------------
                                                              $  2 514 268       $  2 277 908       $  2 104 669
                                                              ============       ============       ============

                   Notes to Consolidated Financial Statements


Note 8.       Related Party Transactions

              The following transactions between the Bank and stockholders/directors are reflected in the financial statements:

                 1.  Benham M. Black: Director

                      During 1996, the Bank paid $44,651 for legal services to the firm of Black, Noland & Read of which Mr. Black is a member.

                 2.  H. C. Stuart Cochran: Director

                      During 1996,  the Bank paid  $75,302 to Staunton
                      Insurance Agency, Incorporated, for various insurance coverages. Mr. Cochran is Vice President and Treasurer of Staunton Insurance Agency, Incorporated.

              The Bank has also had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, their immediate families and affiliated companies in which they are principal stockholders, all of which have been, in the opinion of management, on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others.

              Aggregate loan transactions with related parties were as follows:


                                                                    1996                  1995
                                                                --------------        --------------
                     Beginning balance                          $     757 547         $   1 212 416
                     New loans                                        247 696               503 344
                     Repayments                                      (154 538)             (555 817)
                     Reduction due to board member retirement        (160 114)             (402 396)
                                                                -------------         -------------
                     Ending balance                             $     690 591         $     757 547
                                                                =============         =============

                     Maximum balance during the year            $     757 547         $   1 238 295
                                                                =============         =============


Note 9.       Financial Instruments With Off-Balance Sheet Risk

              The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

              A summary of the contract amount of the Bank's exposure to off-balance-sheet risk as of December 31, 1996 and 1995 is as follows:

                                                             1996        1995
                                                           --------    --------
                                                             (in thousands)

                  Financial instruments whose contract
                  amounts represent credit risk:
                     Commitments to extend credit          $ 42 816    $ 48 404
                     Standby letters of credit                2 895       3 114

                   Notes to Consolidated Financial Statements


              Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract and represent the undrawn portion of the total commitment. Collateral held is, primarily, deeds of trust on real estate.

              Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Most commitments are extended for less than one year with the longest expiring in 1997. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The extent of collateral held for those commitments at December 31, 1996, varies from 0% to 100%; the average amount collateralized is 31.8%.

              The securities portfolio includes U.S. Treasury and U.S. Government agency securities which may, on occasions, be loaned to securities dealers designated as "Primary Government Dealers" by the Federal Reserve System. Such loans of securities are secured by U.S. Treasury securities, U.S. Government agency securities, or cash with a market value exceeding 102% of the market value of securities lent. The loaned securities continue to be reported in the consolidated financial statements, and the loan transaction is not reflected therein. In the event loans are secured by cash, the pledged cash is reported as an asset in the Corporation's consolidated balance sheet and an offsetting liability is reported as short-term borrowings. All such loans are callable in one business day. Such transactions may involve credit and interest rate risk. At December 31, 1996, securities loaned totaled $4,789,000.

              The Bank maintains cash accounts in other commercial banks. The amount on deposit at December 31, 1996 exceeded the insurance limits of the Federal Deposit Insurance Corporation by approximately $10,299,835.

Note 10.      Commitments and Contingencies

              The Bank is party to various legal proceedings. Counsel is of the opinion that settlement of these items should not have a material effect on financial position.

Note 11.      Regulatory Matters

              The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

              Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

              As of December 31, 1996, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                   Notes to Consolidated Financial Statements


       The Bank's actual capital amounts and ratios are also presented in the table.



                                                                                                  To Be Well
                                                                                               Capitalized Under
                                                                    For Capital                Prompt Corrective
                                      Actual                     Adequacy Purposes             Action Provisions
                           -----------------------          ------------------------       ----------------------
                              Amount         Ratio            Amount           Ratio         Amount         Ratio
                           ------------      -----          -----------        -----       ---------        -----
                                                             (Amount in Thousands)
As of December 31, 1996:
  Total Capital (to Risk

    Weighted Assets)       $     40 096        18.45%      =>$   17 388     =>    8.0%   =>$  21 734    =>   10.0%
  Tier 1 Capital (to Risk
    Weighted Assets)       $     37 375        17.20%      =>$    8 694     =>    4.0%   =>$  13 040    =>    6.0%
  Tier 1 Capital (to
    Average Assets)        $     37 375         9.99%      =>$   14 972     =>    4.0%   =>$  18 715    =>    5.0%


As of December 31, 1995:
  Total Capital (to Risk

    Weighted Assets)       $     36 252        17.99%      =>$   16 120     =>    8.0%   =>$  20 150    =>   10.0%
  Tier 1 Capital (to Risk
    Weighted Assets)       $     33 730        16.74%      =>$    8 060     =>    4.0%   =>$  12 090    =>    6.0%
  Tier 1 Capital (to
    Average Assets)        $     33 730         9.53%      =>$   14 151     =>    4.0%   =>$  17 689    =>    5.0%

           Under applicable laws of Virginia, dividend payments are restricted to undivided profits after set-aside of required surplus funds. Amounts available for dividend distribution were $14,110,888 and $10,489,087 at December 31, 1996 and 1995, respectively.

Note 12.  Employee Retirement Plan

           The Bank has a defined contribution retirement plan which covers substantially all full-time salaried employees of the Bank. Contributions are at the discretion of the Board of Directors. Contributions amounted to $316,464, $292,346 and $247,938 in 1996,
           1995 and 1994, respectively.

Note 13.  Leases

           The Bank leases its Terry Court banking facility located in the Terry Court Shopping Center on North Augusta Street, Staunton, Virginia. The lease provides for an original five (5) year term ending April 30, 1991, with options for three (3) five (5) year extensions. The second option for a five (5) year extension was exercised. The current minimum lease payment is $19,190. Lease expense was $20,244, $21,885 and $19,583, for the years ended December 31, 1996, 1995, and 1994, respectively.

Note 14.  Disclosures about Fair Value of Financial Instruments

           The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

           Cash and Short-Term Investments

           For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

           Securities

           For securities held for investment purposes, fair values are based on quoted market prices or dealer quotes.

           Loan Receivables

           For certain homogeneous categories of loans, such as some residential mortgages, and other consumer loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

           Deposit Liabilities

           The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

           Off-Balance Sheet Financial Instruments

           The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. The carrying amount is a reasonable estimate of the fair value of securities loaned.

           At December 31, 1996 and 1995, the carrying amounts and fair values of loan commitments, stand-by letters of credit, and securities loaned were immaterial.

           The estimated fair values of the Bank's financial instruments are as follows:


                                                                   1996                               1995
                                                       ----------------------------     -----------------------------
                                                        Carrying            Fair          Carrying            Fair
                                                         Amount             Value          Amount             Value
                                                       -----------      -----------     ------------     ------------
                                                               (in thousands)                 (in thousands)
                  Financial assets:
                     Cash and short-term investments   $   16 287       $    16 287     $    12 575      $     12 575
                  Securities                              118 800           118 475         125 398           125 462
                     Loans                                235 952           237 946         212 327           215 369
                     Less: allowance for loan losses       (3 039)              - -          (2 786)              - -
                                                       ----------       -----------     -----------      ------------
                        Total financial assets         $  368 000       $   372 708     $   347 514      $    353 406
                                                       ==========       ===========     ===========      ============

                   Notes to Consolidated Financial Statements




                                                                              1996                         1995
                                                                  ---------------------------   --------------------------
                                                                    Carrying          Fair       Carrying         Fair
                                                                     Amount          Value        Amount          Value
                                                                  ------------    -----------   -----------    -----------
                                                                         (in thousands)                 (in thousands)
                  Financial liabilities:
                      Deposits                                    $    330 375    $   330 253   $   319 578    $   320 372
                     Securities sold under agreements
                       to repurchase                                     3 110          3 110         1 330          1 330
                     Federal funds purchased                             5 000          5 000           - -            - -
                                                                  ------------    -----------   -----------    -----------
                                 Total financial liabilities      $    338 485    $   338 363   $   320 908    $   321 702
                                                                  ============    ===========   ===========    ===========

Note 15.      Short-Term Borrowings

              The Bank had unused lines of credit totaling $9,000,000 with nonaffiliated banks at December 31, 1996.

Note 16.      Holding Company Formation

              On November 14, 1996, the stockholders of Planters Bank & Trust Company of Virginia approved an Agreement and Plan of Reorganization and a Plan of Share Exchange.

              This action provided for a share exchange in which each shareholder of the Bank will receive one share of Virginia Financial Corporation, a bank holding company formed to serve as the holding company of the Bank, for each share of Bank stock they now own. This reorganization was subject to approval by various regulatory agencies and will be accounted for using the pooling-of-interests method of accounting.

              On January 2, 1997, this transaction was consummated.

Note 17.      Unaudited Interim Financial Information

              The results of operations for each of the quarters during the two years ended December 31, 1996 and 1995 are summarized below (in thousands, except per share data):


                                                                         1996
                                                   -------------------------------------------------------
                                                                      Quarter Ended
                                                    March 31,     June 30,    September 30,   December 31,
                                                   ----------   ----------    -------------   ------------
                  Interest income                  $   6 686    $    6 747     $   6 900       $   6 988
                  Net interest income                  3 557         3 597         3 689           3 794
                  Income before
                     income taxes                      2 244         1 832         1 827           2 153
                  Net income                           1 539         1 268         1 264           1 471
                  Net income per share                  0.77          0.63          0.63            0.74

                                                1995
                            ---------------------------------------------------
                                           Quarter Ended
                            March 31,   June 30,    September 30,  December 31,
                            ---------   --------    -------------  ------------
Interest income             $  6 298    $  6 469    $   6 538       $  6 768
Net interest income            3 396       3 390        3 406          3 538
Income before
   income taxes                1 841       1 717        1 862          1 893
Net income                     1 272       1 189        1 284          1 290
Net income per share            0.64        0.59         0.64           0.65

Management

DIRECTORS

Lee S. Baker - Owner-Manager, Staunton Tractor, Inc.,
    Farm equipment dealership
Benham M. Black - Attorney at Law; Member of law firm Black, Noland & Read,
P.L.C.
Harry V. Boney, Jr. - President, Virginia Financial Corporation; Vice Chairman, Planters Bank & Trust Company of Virginia
H. C. Stuart Cochran - Vice President and Treasurer,
    Staunton Insurance Agency, Inc.
Steven C. Corell - President-Owner, Corell, Ltd., Retail hardware store
G. Raymond Ergenbright - Commissioner of Revenue,
    City of Staunton
Paul Flanagan - Retired Hospital Administrator
Jan S. Hoover -Vice President & Treasurer, Arehart Associates, Ltd. Certified Public Accounting firm
Martin F. Lightsey -President & CEO, Specialty Blades, Inc.
Lewis W. Moore - Farmer
James S. Quarforth - President, CEO & Director, CFW Communications Company


OFFICERS

Benham M. Black......................Chairman of the Board
Harry V. Boney, Jr. .........................Vice Chairman
William P. Heath, Jr. .....................President & CEO
Joseph Shomo........................Senior Vice President
Fred D. Bowers...............Sr. Vice President & Cashier
Thomas A. Davis......................Senior Trust Officer


COMMERCIAL OFFICERS

Carl H. Craig, Jr...........................Vice President
Merle M. Dodson.............................Vice President
Robert E. Harris............................Vice President
Bobbie E. Meyerhoeffer......................Vice President
Jackson E. Quick, Jr........................Vice President
Donna H. Snyder.............................Vice President
Larry F. Staples............................Vice President
George Ballew.....................Assistant Vice President
David W. Balser...................Assistant Vice President
JoAnn W. Bartley..................Assistant Vice President
John P. Bowers....................Assistant Vice President
James H. Carper...................Assistant Vice President
M. Paul Coleman...................Assistant Vice President
Mark R. Dunsmore..................Assistant Vice President
Elizabeth I. Early................Assistant Vice President
Brenda F. Moore...................Assistant Vice President
Edward L. Pursley.................Assistant Vice President
Robert D. Thompson................Assistant Vice President
Eric K. Moore......................................Auditor
Kelly S. Davis............................Training Officer
Jeffrey C. Jones............................Branch Officer
Davis A. Miers...................Retail Investment Officer
Alan J. Sweet...............................Branch Officer


ADMINISTRATIVE OFFICERS


Susan S. Brown.....................Loan Operations Officer
Kathy C. Floyd.............................Systems Officer
Janice T. Johnson.............Human Resources Adm. Officer
Sheila M. Price.........Secondary Mtg. Operations Officer
Diane R. Rohr............Financial Administrative Officer
Dorothea S. Stewart..............Trust Operations Officer


TRUST DEPARTMENT OFFICERS

Ruth C. Beam.................................Trust Officer
Beverly S. Moran.............................Trust Officer
Mark J. Setaro..........................Investment Officer
Priscilla R. Stanley.................Pension Trust Officer
Gregory L. Owen................Asst. Pension Trust Officer
Mollie K. Butler...................Assistant Trust Officer