Form 10-K405, Exhibit 13
period 1997-12-31
VIRGINIA FINANCIAL CORP
filed 1998-03-31
CIK 1036070

(INSERT PHOTO HERE)



              BOARD OF DIRECTORS OF VIRGINIA FINANCIAL CORPORATION
                 and PLANTERS BANK & TRUST COMPANY OF VIRGINIA

First Row: *Benham M. Black (Chairman); Elizabeth M. Schreiber; *Harry V. Boney, Jr.(Vice Chairman); *William P. Heath, Jr., *Jan S. Hoover; *Lee S. Baker; Second Row: H. C. Stuart Cochran; *James S. Quarforth; *Martin F. Lightsey; G. Raymond Ergenbright.

* Director of Virginia Financial Corporation





          VIRGINIA FINANCIAL CORPORATION and PLANTERS BANK ARE...YOUR
                       FINANCIAL PARTNERS FOR THE FUTURE

                              TO OUR STOCKHOLDERS



Dear Stockholders:

I am delighted to report to you on the progress of Virginia Financial Corporation and Planters Bank & Trust Company of Virginia for the year 1997. As you will see in the enclosed financial information the Bank had an excellent year relative to both growth and profitability. Please take a few minutes to study the data. Several initiatives were begun during the year which will aid our efforts in providing "world class service". I want to share some of those with you below.

We began the year with the introduction of our new imaged bank statements which are produced on "state of the art" equipment. We have been pleased with the overwhelmingly positive reception of the statements and are delighted to be one of only a few banks in the State with this capability.

During the year we installed two new automated teller machines (ATM); one at our Richmond Road Branch and the other at our West Beverley Street Branch. Cash machines were installed in the Food Lion on Coalter Street in Staunton and at the 7-11 Convenience Store in Grottoes, Virginia.

As a convenience to our customers who are unable to contact the Bank during normal banking hours, we installed 24-Hour Banking By Phone. Now our customers have the ability to verify account balances, confirm deposits and withdraws, inquire about interest paid or earned, transfer funds and conduct a number of other transactions when it is convenience for them.

Overdraft protection is another new product designed with the customer in mind. A pre-approved personal line of credit is established to assist with temporary cash needs.

In addition we established a new fixed rate mortgage office in Lexington, Virginia and relocated Planters Mortgage Services to a new facility on Route 608 in Fishersville, Virginia. The latest technology has been installed so that we can give a quick response to customers who want to buy a house or refinance an existing mortgage.

We recently purchased a lot on Rosser Avenue in Waynesboro where a new branch facility will be built in 1998. The Waynesboro market is a good place to do business and we have enjoyed an excellent relationship with many good customers over the years. This addition to our branch network will give us the ability to continue to grow both in Augusta County and the City of Waynesboro.

We are preparing to install a new teller system which will allow our staff to use the latest equipment as they do their daily tasks and better serve our customers. That brings me to our staff. We have dedicated, motivated and focused employees who work hard. As I stated last year, next to our customers, our employees are the most valuable asset we have.

In essence, the state of Virginia Financial Corporation and Planters Bank & Trust Company of Virginia is strong. We are poised for the future and look forward to the new millennium with anticipation. This is your company and I hope you will continue to use our products and services. The continued support of our stockholders will allow us to strive to be the best provider of financial services in the State.

The balance of this letter is devoted to Harry V. Boney, Jr. On January 1, 1997, Harry retired as President of the Bank to become President of Virginia Financial Corporation. On January 1, 1998, Harry decided to retire from that position to spend more time with his wife, Sarah, and to do volunteer work in the community. While Harry will be available on a consulting basis and as a member of the Board of Directors, he will not be spending a great deal of time in the Bank. I want to take this opportunity to say "Thank You" to Harry for being the leader of Planters Bank for over twenty years. His abilities, attitude, dedication, and presence in general will be missed by all. I speak for everyone here at the Bank when I say "Bon Voyage." We wish you the best of everything!

Sincerely,

William P. Heath, Jr.
President and Chief Executive Officer

                                                                    Contents

                                                Highlights of 1997         1

                                      Glossary of Financial Terms          2

                                          Selected Financial Data          3

                                           Comments by Management          4

                                    Report of Independent Auditors        11

                                                    Balance Sheets        12

                                              Statements of Income        13

                                          Statements of Cash Flows        15

                     Statements of Changes in Stockholders' Equity        17

                                  Notes to Financial Statements           18

                                                      Locations           36

                                                     Management           37

                                                         * HIGHLIGHTS OF 1997
=============================================================================


*     Met goal of $400 million asset objective by September


*     Imaging System Installed


*     Overdraft Protection Program developed and implemented


*     24-Hour Banking by Phone


*     Two new ATM's and two cash machines installed


*     New Fixed-Rate Mortgage Office opened in Lexington


*     Purchased building for Fixed-Rate Mortgage Operations


*     Made Available Accident and Dismemberment Insurance to Customers


*     Approved purchase of AutoBank system


*     Purchased lot in Waynesboro for future expansion

                       "The listing above is a sample of
                            the progressive posture
                           taken by VFC during 1997.
                         We are poised for the future."

                                        Bill Heath

Glossary of Financial Terms

Book Value Per Share

The book value of a share of common stock is determined by dividing stockholders' equity by the number of common shares outstanding.


Interest-Bearing Liabilities

Deposits and borrowed funds on which interest is paid.


Interest-Earning Assets

Interest-bearing financial instruments consisting principally of loans, investment securities and short-term investments that generate interest and yield related fee income.


Net Charge-offs

The amount of loans written off as losses net of recoveries on loans previously written off.


Net Interest Margin

Net interest income on a taxable equivalent basis divided by average earning assets.


Non-Performing Assets

Loans on which interest income is not being accrued, loans classified as in-substance foreclosed properties prior to 1994, loans on which the accrual of interest has been discontinued.

NOW Account

An interest bearing account designed for individuals and sole proprietorships.



Provision for Loan Losses

The amount charged against current earnings in order to maintain in management's judgment an adequate allowance for loan losses.


Return on Average Asset

A measure that indicates how efficiently an entity uses its total resources. It is calculated by dividing annual net income by average assets.


Return on Average Stockholders' Equity

A measure of how effectively an entity's equity has been employed. It is calculated by dividing annual net income by average stockholder' equity.


Risk-Based Capital Ratios

Regulatory ratios of capital to assets, including assets not reflected on the balance sheet, which have been adjusted to reflect the risk profile of such assets. Tier 1 capital consists of stockholders' equity reduced by deposit intangibles, while total capital is Tier 1 capital plus the allowable portion of the allowance for loan losses and plus subordinated debt.


Stockholders' Equity

A balance sheet amount that represents the total investment in the corporation by holders of common stock; it includes amounts added through the retention of earnings.

Virginia Financial Corporation
and Subsidiary


provides a full range of banking services with ten offices in Staunton, Waynesboro, Grottoes and Augusta County.

Selected Financial Data

(000's Omitted on Dollar Items, Except for Per Share Amounts)


                                         1997                 1996                1995                1994               1993


Deposits.............................$ 352 167............$   330 375........$   319 578.........$   297 006.........$   279 290
Loans, Net...........................$ 265 829............$   232 913........$   209 541.........$   194 054.........$   168 850
Assets...............................$ 403 999............$   377 113........$   356 068.........$   344 473.........$   308 243
Stockholders' Equity.................$  41 335............$    37 574........$    34 154........ $    30 046........ $    27 335
Interest Income......................$  29 068............$    27 321........$    26 073.........$    22 902.........$    21 436
Net Interest Income..................$  15 776............$    14 637........$    13 730.........$    13 154.........$    12 227
Provision for Loan Losses............$     831............$       450........$       309.........$       421.........$       217
Other Expenses Net of
   Other Income......................$   6 590............$     6 131........$     6 108.........$     5 875.........$     5 276
Income Taxes.........................$   2 620............$     2 514........$     2 278.........$     2 105.........$     2 097
Net Income...........................$   5 735............$     5 542........$     5 035.........$     4 753.........$     4 637
Return on
   Average Assets (%)................     1.48............       1.51.........      1.45..........      1.43..........      1.53
Return on
   Average Equity (%)................    14.48............      15.34.........     15.48..........     16.30..........     18.03
Earnings Per Share,
   basic and diluted*................$    1.43............$      1.39........$      1.26.........$      1.19.........$      1.16
Book Value Per Share*................$   10.33............$      9.39........$      8.54.........$      7.51.........$      6.83
Cash Dividends
   Per Share*........................$    0.56............$      0.48........$      0.42         $      0.36.........$      0.30
Average Shares
   Outstanding*......................4 000 000............  4 000 000......... 4 000 000.......... 4 000 000.......... 4 000 000

   Comments By Management

      Nature and Scope of Business

      At a special meeting of Shareholders held November 14, 1996, the shareholders approved the agreement and plan of reorganization dated July 30, 1996 between the Bank and Virginia Financial Corporation. The agreement provided for the reorganization of the Bank into a wholly-owned subsidiary of Virginia Financial Corporation, organized to serve as the holding company for the Bank. This reorganization became effective January 2, 1997.

     Planters Bank & Trust Company of Virginia, a registered state bank with its main office and executive offices located at 24 South Augusta Street, Staunton, Virginia, was formed in 1977 by merger of Planters Bank & Trust Company, Staunton, Virginia, organized in 1911, and Augusta Bank & Trust
Company, organized in 1972. The Bank has ten offices, in Staunton, Waynesboro, Grottoes and Augusta County. Commercial banking and trust activities account for 100% of the Bank's business. Planters provides a full range of banking services, and as of December 31, 1997, had 161 full-time employees and 16 part-time employees. The composition of the Bank's business is reflected by the breakdown of current loans and deposits as shown.

     The Bank, effective December 12, 1995, formed Planters Insurance Agency, Inc., a wholly-owned subsidiary of Planters Bank & Trust Company of Virginia. During January 1996 the agency began marketing title insurance, its only product, to the general public.

Loans:

Real Estate                    69.98%
Farmers                         1.01%
Commercial                     12.77%
Consumer                       15.94%
Other                           0.30%

Deposits:

Demand Deposits                15.46%
NOW                            12.18%
Money Market                   16.46%
Savings                        10.07%
Time Deposits                  45.83%


   Stock

     The bank issues one class of stock, Common, which is not listed for trading on a registered exchange or quoted on the National Association of Securities Dealers Automated Quotation System (NASDAQ), as so far as the Bank is aware, there are no active market makers in the Bank's stock. Trades in the bank's stock occur sporadically on a local basis. Local brokerage offices will "match" or "pair" buy and sell orders. Accordingly, there is no established public trade market for shares of the Bank's stock, and quotations do not necessarily reflect the price that would be paid in an active and liquid market.

     On December 31, 1997, there were 1,099 stockholders. Cash dividends per share for 1997 were $0.56 and 1996 were $0.48. Management expects to pay approximately $0.64 per share dividends in 1998.

     Based upon sale prices furnished to the Bank by the Staunton, Virginia, office of a Virginia headquartered brokerage firm, the high and low sales prices of Bank stock during 1995, 1996, and 1997 were as shown on the chart.

           [GRAPH]                                  [GRAPH]
    Dividend per Share ($)*            Stock Price per Share Year-End ($)*

       1993      0.30                           1993       13.00
       1994      0.36                           1994       16.12
       1995      0.42                           1995       18.50
       1996      0.48                           1996       22.50
       1997      0.56                           1997       25.00

Per Share Sales Prices*
            High          Low
________________________________

1995       16.12          13.00
1996       18.50          15.50
1997       25.00          18.50


*Adjusted for 100% stock dividends, December 1997.

Management's Discussion and Analysis of Operations

                                    [GRAPH]
                           Net Income ($ in Millions)

                                1995       5.035
                                1996       5.542
                                1997       5.735

      During 1997, the Company's Net income was $5,735,112 compared to $5,541,801 for 1996 and $5,034,607 for 1995. The increase in Net income comparing 1997 to 1996 was $193,311 or 3.49%, comparing 1996 to 1995 was $507,194 or 10.07% and comparing 1995 to 1994 was $281,446 or 5.92%

                                    [GRAPH]
                           Net Income per share ($)*

                                 1995     1.26
                                 1996     1.39
                                 1997     1.43

      Net interest income is the principal source of income for the Company. The changes in volume, interest rates and the mix of interest-earning assets and interest-bearing liabilities has a significant impact on net interest income.


         Net interest income was $15.8 million for 1997 compared to $14.6 million for 1996 and $13.7 million for 1995. This represents increases of 7.8% in 1997, 6.6% in 1996, and 4.4% in 1995.


*Adjusted for 100% stock dividends, December 1997.

Investment Securities

                                    [GRAPH]
                             Investment Securities
                                ($ in Millions)

                                1995      125.4
                                1996      118.8
                                1997      113.4


      The average maturity of the investment portfolio was 2.5 years, 1.9 years, and 2.4 years as of December 31, 1997, 1996 and 1995, respectively. Securities maturing in one year or less were $36.2 million or 31.9% of the portfolio as of December 31, 1997, $14.7 million or 12.4% of the portfolio as of December 31, 1996 and $34.9 million or 27.8% of the portfolio as of December 31, 1995.

      The portfolio was reduced during 1997 by $5.4 million to fund loan growth. During 1996 the portfolio was reduced by $6.6 million and these funds were used to fund loan growth during the year. During 1995 the portfolio was reduced by $3.9 million and was used to reduce securities sold under agreement to repurchase and to fund loan growth.

      U.S. Treasury Securities were 11.6% of the portfolio as of December 31, 1997, 11.4% as of December 31, 1996 and 11.2% as of December 31, 1995. U.S.
Government Agencies were 72.9% of the portfolio as of December 31, 1997, 72.7% as of December 31, 1996 and 75.1% as of December 31, 1995. Obligations of states and political subdivisions were 15.5% as of December 31, 1997, 15.7% as of December 31, 1996 and 13.2% as of December 31, 1995.

      During 1994 the accounting policy was revised, adopting FASB 115, "Accounting for Certain Investments in Debt and Equity Securities" resulting in a reclassification of a portion of investment securities to securities available for sale. As of December 31, 1997 investment securities classified as available for sale were $56.2 million and as of December 31, 1996 were $50.7 million and as of December 31, 1995 were $36.5 million. Securities classified as available for sale are reported at fair value and as of December 31, 1997 had an unrealized gain of $235,495, and as of December 31, 1996 had an unrealized loss of $138,052 and as of December 31, 1995 an unrealized gain of $167,378 which is shown net of deferred taxes as a separate component of stockholders' equity.

Loans

                                    [GRAPH]

                        Total Net Loans ($ in Millions)

                               1995        209.5
                               1996        232.9
                               1997        265.8

  The loan portfolio increased during 1997 by $32.9 million, increased by $23.4 million during 1996 and increased during 1995 by $15.5 million. The percentage of net loans to total assets as of December 31, 1997 was 65.8%, as of December 31, 1996 was 61.8% and as of December 31, 1995 was 58.8%.

   The demand for loans, as indicated by overall growth and as a percentage of assets, has remained relatively strong during the three year period. The primary trade area continues to provide diversity and relative stability in the employment and economic activities.

    During 1998 approximately $ 143.8 million of the $265.8 loan portfolio is due to mature or be repriced. During 1997 approximately $139.2 million was due to mature or be repriced and during 1995 approximately $107.2 million was due to mature or be repriced.

      Most mortgage loans placed in the loan portfolio are made with the provision to reprice on a one, three or five year basis. A significant number
of    commercial    loans   are    represented    by   demand    notes   which
provide   the   ability   to reprice.

      Mortgage loan financing is offered through the secondary mortgage market which provides other sources of financing for the customer base. During 1997, about $ 30.0 million was placed through the secondary mortgage market, during 1996 about $35.3 million and during 1995 about $28.5 million.

      Management believes the overall quality and collectability of the loan portfolio remains good. Total non-earning loans which represent loans which the accrual of interest has been discontinued were $1,193,000 as of December 31, 1997, $194,000 as of December 31, 1996, and $140,000 as of December 31, 1995.

  Allowance for Loan Losses


                                    [GRAPH]
                 Provision and Net Charge-Offs ($ in Thousands)

                                  Provision           Net Charge-Offs
                1995                 309                     48
                1996                 450                    197
                1997                 831                    117


      The allowance for loan losses is an estimate of an amount, by management, to provide for potential losses in the loan portfolio.

      Various factors, including charge-off experience, change in the mix and volume of loans, the level of underperforming loans, the ratio of outstanding loan balances to total loans and the perceived economic conditions in the primary trade area are taken into consideration in determining the amount of the provision for loan losses and the total amount of the loan loss reserve.

      The reserve for loan losses was 1.39% of outstanding loans as of December 31, 1997, 1.29% of outstanding loans as of December 31, 1996 and 1.31% as of December 31, 1995. Net charge-offs were $117,293 during 1997, $196,833 during 1996 and $47,518 during 1995. The percentage of net charge-offs to year-end loans was 0.04% for 1997, 0.08% for 1996 and 0.02% for 1995. The balance of the reserve for loan losses was $3,752,500 as of December 31, 1997, $3,038,958 as of December 31,1996, and $2,785,791 as of December
31, 1995.

Deposits

                                    [GRAPH]
                         Total Deposits ($ in Millions)

                                 1995     320.0
                                 1996     330.4
                                 1997     352.2

       During 1997 total deposits increased by $21.8 million or 6.6% compared to year-end 1996. Certificates of Deposits increased during 1997 by about $13.7 million or 9.3% due to competitive interest rates on select maturities. NOW accounts increased by $3.2 million, money market checking accounts increased by $2.5 million and savings accounts decreased by $0.8 million. Non-interest checking also increased by $3.2 million due primarily to increased volume and customer base. A Visa debit card program was also introduced and promoted along with an image statement system which also contributed to the growth.

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


Assets


      During 1997 total assets increased $26.9 million or 7.1%. The two major categories of assets are the loan and investment portfolio. The loan portfolio increased about $32.9 million during the year and the security investment portfolio decreased about $5.4 million or 4.5%. This decrease in the investment portfolio along with the decrease in cash and due from Banks along with the growth in deposits and securities sold under agreement to repurchase funded the loan growth. At year-end 1997 the loan portfolio was 65.8% of assets and the investment portfolio was 28.1% of assets.

                                    [GRAPH]
                          Total Assets ($ in Millions)
                              1995           356.1
                              1996           377.1
                              1997           404.0

      Total assets increased during 1996 by approximately $21 million or 5.9%. Securities during 1996 decreased about $6.6 million and the loan portfolio increased by about $23.4 million. The decrease in the investment portfolio, the increase in deposits of about $10.8 million and federal funds purchased of $5.0 million funded the loan growth. At year-end 1996 loans were 61.8% of assets and the investment portfolio was 31.5% of assets.

      Total assets increased during 1995 by about $11.6 million or 3.36%. Loan growth for 1995 was about $15.5 million and the security portfolio decreased $3.9 million. The decrease in the security portfolio and deposit growth of $22.6 million and $14.4 million in securities sold under agreement to repurchase was used to fund the increase in loans and fund the repayment of $1.0 million in federal funds during 1995. At year end 1995 loans were 59% of assets, and the security portfolio was 35% of assets.

Stockholders' Equity

                                    [GRAPH]

                            Dividends per Share ($)*
                                1995        0.42
                                1996        0.48
                                1997        0.56

Stockholders'  equity,  during 1997,  increased  $3,761,651 or 10.01%.
Reflected in the increase is $246,539 unrealized net gain on securities in the available for sale category. During 1996 stockholders' equity increased $3,420,220 or 10.01%. This increase reflects $201,581 unrealized net loss on securities in the available for sale category. Stockholders equity during 1995, increased $4,107,185 or 13.67%. This increase reflects $732,578 unrealized net gain on the securities in the available for sale category. These increases represent retention of net income after the payment of dividends. Cash dividends paid increased by 15.63% in 1997, 15.66% in 1996 and 16.90% in 1995. Book value per share as of December 31, 1997 was $10.33, $9.39 as of December 31, 1996, and $8.54 as of December 31, 1995. Book value per share has been adjusted for the 100% stock dividend in December 1997. Additional dividend information is provided under "Selected Financial Data" and on page 4 under "Stock". The Company's Tier I risk based capital ratio as of December 31, 1997 was 16.97, as of December 31, 1996 was 17.20%, and as of December 31, 1995 was 16.74%. The total risk based capital ratio as of December 31, 1997 was 18.23%, December 31, 1996 was 18.45% and December 31, 1995 was 17.99%. Additional risk based capital information is provided under "Notes to Consolidated Financial Statements, Note 12, Regulatory Matters".

                                    [GRAPH]
                          Year-End Stockholders Equity
                                ($ in Millions)

                                1995        34.1
                                1996        37.6
                                1997        41.3

                                    [GRAPH]
                          Return on Average Equity (%)

                               1995         15.5
                               1996         15.3
                               1997         14.5

Results of Operations


      Net income for 1997 was $5,735,112 for an increase of $193,311 or 3.49% compared to 1996. Net income for 1996 was $5,541,801 for an increase of $507,194 or 10.07% compared to 1995. Net income for 1995 was $5,034,607 for an increase of $281,446 or 5.92% compared to 1994.

                                    [GRAPH]
                              Net Interest Income
                                ($ in Millions)

                               1995         13.7
                               1996         14.6
                               1997         15.8

Net Interest Income:

      Net interest income, represents the difference in interest received on interest earning assets and interest paid on interest bearing liabilities. Factors which have a significant impact on net interest income and the net interest margin are changes in volume and mix and their respective yields or rates on interest earning assets and interest bearing liabilities. Net interest income for 1997 was $15,775,530 for an increase of $1,136,421 or 7.78% when compared to 1996. Net interest income for 1996 was $14,637,109 for an increase of $906,951 or 6.61% compared to 1995. Net interest income for 1995 was $13,730,158 for an increase of $575,703 or 4.38% compared to 1994.
The net interest margins for 1997, 1996 and 1995 were 4.40%, 4.32% and 4.27% respectively.

                                    [GRAPH]
                              Non-Interest Income
                                ($ in Thousands)

                              1995           2,125
                              1996           2,542
                              1997           2,885

Non-Interest Income:

      Non-interest income increased $342,817 or 13.49% during 1997 when compared to 1996. Trust Department income increased by $48,457 or 4.92% during 1997 when compared to 1996. This increase in Trust Department income is due primarily to increases in the volume of fee generating activity and to increases in the market values. Other non-interest income and fee income increased about $257,000 in the following areas: Fees on ATM foreign transactions, Visa debit cards, printed check commissions and fees from the sale of non-FDIC insured investment products.

          Non-interest income increased during 1996 compared to 1995 by $417,108 or 19.63%. Trust Department income increased by $163,283 or 19.87% during 1996 compared to 1995. This increase was due to the number and asset size of estates closed and under administration and the overall volume of fee generating activity during the year. Income from the secondary mortgage market area increased $110,523 or 32.75%. The increase in this area was the result of a greater number of loans being closed and the dollar amount of these loans. During 1996 the Bank began offering non-FDIC insured investment products which produced income of $86,648. Also during 1996, the Bank began operating Planters Insurance Agency, Inc., a wholly-owned subsidiary of the Bank, which markets title insurance, provided income of $17,408. Service charges on deposit accounts, safe deposit box rent and other non-interest income experienced a very modest increase due to the volume of business only, as the pricing of these services and fees have not changed.

      Non-interest income decreased by $81,149 or 3.68% during 1995 compared to 1994. Trust Department income decreased $119,440 or 12.69% during 1995 compared to 1994. This decrease was due to the number of estates being closed and declining interest rates. As interest rates decline the Trust Department income is impacted due to a segment of the income earned being based on income collected in the individual accounts. Service charges on deposit accounts and other non-interest income both experienced a modest increase due to the volume of business.

Non-Interest Expense:

                                    [GRAPH]
                              Non-Interest Expense
                                ($ in Millions)

                                1995        8.2
                                1996        8.7
                                1997        9.5

      Non-interest expense increased during 1997 by $795,704 or 9.17% compared to 1996. Salaries and employee benefits increased by $252,437 or 4.78% comparing 1997 to 1996. This increase was due to an increase in the number of employees and to increases in individual salaries. Expense of premises and fixed assets increased by $190,992 or 20.34%. This increase is due to installing an image item processing system and image statement system along with two additional ATM and two cash machines. Computer expense increased $44,487 due to additional volume and FDIC Insurance expense increased $39,185. Other Non-interest expenses which increased in 1997 was advertising which increased by $49,757, ATM operating expenses increased $22,955 and supplies in the ongoing day to day operations increased $75,293. This increase was also due to increased volume of business activity.

      Non-interest expense increased during 1996 compared to 1995 by $444,218 or 5.39%. Salaries and employee benefits increased by $579,717 or 12.34%. This increase was due to increases of individual salaries, employee benefits and the expansion of the officer staff. These additions are in preparation of pending retirements of executive and other officers. Most other operating expenses continue to increase due to increased prices and the increase in volume of business. Technological changes taking place in the financial industry at a rapid pace must be dealt with, and though over a period of time result in savings, have impact on other operating expenses, i.e. research, installation, educational training and equipment costs. Two areas of non-interest expenses had a rather significant decrease which are advertising and FDIC Insurance. Advertising decreased about $61,000 and FDIC Insurance decreased about $347,000 due to premium decreases.

      Non-interest expense increased $151,787 or 1.88% during 1995 compared to 1994. Salaries and employee benefits increased $319,377 or 7.29%. This increase was due to increases in individual salaries, an increase in personnel and increases in the cost of employee benefits. An educational department was created during 1995 increasing educational expenses about $32,000. Other operating expenses continue to increase due to increased prices and increases in the total volume of business. Federal deposit insurance expense decreased comparing 1995 to 1994 by about $300,000 due to premium decreases.


Forecast

     The local economy during 1997 experienced growth and the level of employment has been high which is expected to continue during 1998. Loan demand is expected to remain relatively strong. Deposit growth continues at a modest level with strong competition experienced for the investors' fund. The Company will continue to offer annuities and mutual funds in order to meet customer demands.

     We continue to be committed to providing our customers with products and services they have come to expect from their full service community Bank.

     During 1998 we will put into place a state-of-the-art data processing software system, automate all teller functions and offer a home banking program in early 1999. A parcel of land has been purchased in Waynesboro, Virginia to add another full service branch to be completed in late 1998. Virginia Financial Corporation and its subsidiary, Planters Bank & Trust Company of Virginia continues to be positioned to expand product offerings as appropriate and continues to be positioned for possible geographic boundary expansions.

                          INDEPENDENT AUDITOR'S REPORT


To the Stockholders and Directors
Virginia Financial Corporation
  and Subsidiaries
Staunton, Virginia


            We have audited the accompanying consolidated balance sheets of Virginia Financial Corporation and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 1997, 1996, and 1995. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

            In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Virginia Financial Corporation and Subsidiaries as of December 31, 1997 and 1996, and the results of its operations and cash flows for the years ended December 31, 1997, 1996, and 1995, in conformity with generally accepted accounting principles.


Yount, Hyde & Barbour, P.C.


Winchester, Virginia
January 7, 1998

                         VIRGINIA FINANCIAL CORPORATION
                                AND SUBSIDIARIES

                          Consolidated Balance Sheets
                           December 31, 1997 and 1996

                                                                               1997                1996
                                                                          -------------        -------------
Assets
  Cash and due from banks (Note 2)                                       $    14 684 410      $  16 287 053
  Securities (fair value:  1997, $113,524,939,
    1996, $118,474,977) (Note 3)                                             113 409 044        118 800 021
  Loans, net (Notes 4, 5 and 9)                                              265 828 579        232 913 171
  Bank premises and equipment, net (Note 6)                                    4 793 779          4 389 691
  Accrued interest on loans and securities                                     3 236 457          2 987 949
  Intangibles (Note 1)                                                           266 161            289 813
  Other real estate owned (Note 1)                                               258 000                - -
  Other assets (Note 7)                                                        1 522 237          1 445 677
                                                                         ---------------      -------------
         Total assets                                                    $   403 998 667      $ 377 113 375
                                                                         ===============      =============

Liabilities and Stockholders' Equity

Liabilities
   Demand deposits                                                       $    54 456 838      $  51 260 387
   Negotiable orders of withdrawal                                            42 896 782         39 653 412
   Money market deposit accounts                                              57 949 660         55 479 621
   Regular savings                                                            35 472 191         36 266 674
   Time certificates of deposit of $100,000 or more (Note 8)                  19 903 430         20 036 467
   Time deposits (Note 8)                                                    141 487 874        127 678 403
                                                                         ---------------      -------------
         Total deposits                                                  $   352 166 775      $ 330 374 964

   Securities sold under agreements to repurchase                              4 960 000          3 110 000
   Federal funds purchased                                                     4 550 000          5 000 000
   Other liabilities                                                             986 432          1 054 602
                                                                         ---------------      -------------
         Total liabilities                                               $   362 663 207      $ 339 539 566
                                                                         ---------------      -------------

   Commitments and contingencies (Notes 10 and 11)

Stockholders' Equity
  Common stock; $5 par value; 10,000,000 shares
    authorized; 1997, 4,000,000 shares issued and
    outstanding, 1996, 2,000,000 shares issued and
    outstanding                                                          $    20 000 000      $  10 000 000
  Surplus                                                                     13 554 034         13 554 034
  Retained earnings (Note 12)                                                  7 626 000         14 110 888
  Unrealized gain (loss) on securities available for sale, net                   155 426            (91 113)
                                                                         ---------------      -------------
         Total stockholders' equity                                      $    41 335 460      $  37 573 809
                                                                         ---------------      -------------
         Total liabilities and stockholders' equity                      $   403 998 667      $ 377 113 375
                                                                         ===============      =============

See Notes to Consolidated Financial Statements.

                         VIRGINIA FINANCIAL CORPORATION
                                AND SUBSIDIARIES

                       Consolidated Statements of Income
                  Years Ended December 31, 1997, 1996 and 1995

                                                                     1997               1996               1995
                                                                 ------------        -----------        ------------
Interest Income
  Interest and fee income on loans:
    Loans secured by real estate                                $   15 113 716     $   13 621 057     $   12 541 809
    Loans to finance agricultural production
      and other loans to farmers                                       278 000            290 222            289 841
    Commercial and industrial loans                                  3 341 429          3 260 741          3 528 696
    Loans to individuals for household, family
      and other personal expenditures                                3 495 993          3 051 222          2 721 136
    Obligations of states and political subdivisions
      in the U.S.                                                       18 790             27 113             37 318
  Interest on investment securities:
    U.S. Treasury and U.S. Government
      Agency securities                                              2 469 621         3 353 388           4 586 212
    Corporate securities                                                 8 015            34 616              37 906
    Nontaxable interest income, state and municipal
      securities                                                       786 117           827 466             781 481
  Interest on securities available for sale:
    U.S. Treasury and U.S. Government
      Agency securities                                              3 419 348         2 763 960           1 442 122
  Interest income on federal funds sold and
    securities purchased under agreements to resell                    136 946            90 918             106 690
                                                                --------------     -------------      --------------
         Total interest income                                  $   29 067 975     $  27 320 703      $   26 073 211
                                                                --------------     -------------      --------------
Interest Expense
  Interest on time certificates of deposit of $100,000
    or more                                                     $    1 138 707     $   1 251 381      $      995 031
  Interest on other deposits                                        11 818 365        11 154 523          10 905 851
  Interest on federal funds purchased and securities
    sold under agreements to repurchase                                335 373           277 690             442 171
                                                                --------------     -------------      --------------
         Total interest expense                                 $   13 292 445     $  12 683 594      $   12 343 053
                                                                --------------     -------------      --------------
         Net interest income                                    $   15 775 530     $  14 637 109      $   13 730 158

  Provision for loan losses (Note 5)                                   830 835           450 000             309 000
                                                                --------------     -------------      --------------
  Net interest income after provision for loan losses           $   14 944 695     $  14 187 109      $   13 421 158
                                                                --------------     -------------      --------------
Noninterest Income
  Trust department income                                       $    1 033 384     $     984 927      $      821 644
  Service charge on deposit accounts                                   674 333           636 560             620 520
  Fees on loans sold                                                   439 454           423 105             315 477
  Other noninterest income                                             737 469           497 231             367 074
                                                                --------------     -------------      --------------
         Total noninterest income                               $    2 884 640     $   2 541 823      $    2 124 715
                                                                --------------     -------------      --------------
  Gains on securities                                           $          - -     $       5 963      $        1 250
                                                                --------------     -------------      --------------

See Notes to Consolidated Financial Statements.

                         VIRGINIA FINANCIAL CORPORATION
                                AND SUBSIDIARIES

                       Consolidated Statements of Income
                                  (Continued)
                  Years Ended December 31, 1997, 1996 and 1995



                                                                     1997               1996               1995
                                                                 -------------       ------------      -------------
Noninterest Expense
  Salaries and employee benefits                                $    5 529 963     $    5 277 526     $    4 697 809
  Expense of premises and fixed assets                               1 130 060            939 068            924 055
  Computer services                                                    601 522            557 035            528 252
  FDIC insurance                                                        41 185              2 000            347 206
  Other noninterest expense                                          2 171 800          1 903 197          1 737 286
                                                                --------------     --------------     --------------
         Total noninterest expense                              $    9 474 530     $    8 678 826     $    8 234 608
                                                                --------------     --------------     --------------
  Income before income taxes                                    $    8 354 805     $    8 056 069     $    7 312 515

  Applicable income taxes (Note 7)                                   2 619 693          2 514 268          2 277 908
                                                                --------------     --------------     --------------
         Net income                                             $    5 735 112     $    5 541 801     $    5 034 607
                                                                ==============     ==============     ==============
  Earnings per share, basic and diluted  *                      $         1.43     $         1.39     $         1.26
  Average shares outstanding  *                                      4 000 000          4 000 000          4 000 000


  *  Adjusted for 100% stock dividend, December 1997.

See Notes to Consolidated Financial Statements.

                         VIRGINIA FINANCIAL CORPORATION
                                AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows
                  Years Ended December 31, 1997, 1996 and 1995


                                                                    1997              1996                 1995
                                                                 ----------         ----------          ----------
Cash Flows from Operating Activities
  Interest received                                             $ 28 816 153       $ 27 390 248       $ 25 946 155
  Fees and other noninterest income                                2 861 488          2 534 371          2 124 715
  Interest paid                                                  (13 395 456)       (12 648 063)       (11 988 598)
  Cash paid to suppliers and employees                            (8 695 381)        (8 251 920)        (7 904 943)
  Income taxes paid                                               (2 817 404)        (2 580 651)        (2 327 327)
                                                                ------------       ------------       ------------
       Net cash provided by operating activities                $  6 769 400       $  6 443 985       $  5 850 002
                                                                ------------       ------------       ------------
Cash Flows from Investing Activities
  Proceeds from maturities of investment securities             $ 29 015 000       $ 30 079 930       $ 24 049 524
  Proceeds from calls of investment securities                           - -            217 150            251 250
  Proceeds from maturities of securities available
    for sale                                                             - -          7 500 000          6 500 000
  Proceeds from sales and calls of securities
    available for sale                                                   - -          7 023 789                - -
  Purchases of investment securities                             (23 248 084)        (9 764 647)        (7 504 014)
  Purchases of securities available for sale                            - -         (28 787 127)       (18 246 520)
  Net (increase) in loans                                        (33 103 354)       (22 824 368)       (15 795 828)
  Origination of loans available for sale                        (28 472 859)       (11 504 489)              - -
  Proceeds from sale of loans available for sale                  27 579 113         10 506 939                - -
  Proceeds from sale of equipment                                      7 800                - -                - -
  Capital expenditures                                            (1 045 119)          (575 017)          (320 551)
  Purchase of other assets                                           (76 350)          (261 042)              - -
                                                               -------------      -------------      -------------
     Net cash (used in) investing activities                   $ (29 343 853)     $ (18 388 882)     $ (11 066 139)
                                                               -------------      -------------      -------------
Cash Flows from Financing Activities
  Net increase in certificates of deposit                       $ 13 676 434       $ 16 699 960       $ 43 609 040
  Net increase (decrease) in demand and savings deposits           8 115 376         (5 902 782)       (21 036 856)
  Net increase (decrease) in federal funds purchased                (450 000)         5 000 000         (1 000 000)
  Net increase (decrease) in securities sold
    under repurchase agreements                                    1 850 000          1 780 000        (14 365 000)
  Cash dividends paid                                             (2 220 000)        (1 920 000)        (1 660 000)
                                                                ------------       ------------       ------------
       Net cash provided by financing activities                $ 20 971 810       $ 15 657 178       $  5 547 184
                                                                ------------       ------------       ------------
       Net increase (decrease) in cash and cash
         equivalents                                            $ (1 602 643)      $  3 712 281       $    331 047

  Cash and cash equivalents at beginning of year                  16 287 053         12 574 772         12 243 725
                                                                ------------       ------------       ------------
  Cash and cash equivalents at end of year                      $ 14 684 410       $ 16 287 053       $ 12 574 772
                                                                ============       ============       ============

See Notes to Consolidated Financial Statements.

                         VIRGINIA FINANCIAL CORPORATION
                                AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows
                                  (Continued)
                  Years Ended December 31, 1997, 1996 and 1995



                                                                     1997               1996              1995
                                                                  ---------          --------           ---------
Reconciliation of Net Income to Net Cash
  Provided by Operating Activities
    Net income                                                  $  5 735 112        $ 5 541 801       $  5 034 607
    Adjustments to reconcile net income to net
      cash provided by operating activities:
        Depreciation and amortization                                636 925            475 822            437 333
        Provision for loan losses                                    830 835            450 000            309 000
        Deferred tax (benefit)                                      (249 245)           (77 777)           (72 864)
        (Gain) on sale of securities                                     - -             (5 963)            (1 250)
        (Gain) loss on sale of equipment                              (3 694)             5 886                779
        Changes in assets and liabilities:
          Increase in taxes payable                                   51 534              9 161                - -
          (Increase) decrease in interest receivable                (248 508)            95 155           (185 542)
          Increase (decrease) in interest payable                   (103 011)            35 531            354 455
          (Increase) decrease in prepaid expenses                     24 396            (34 244)             3 156
          Increase (decrease)  in accrued expenses                   (15 772)             8 276            (88 158)
          Premium amortization (discount accretion)
            on securities, net                                       111 749            (20 868)            44 514
          Increase (decrease) in deferred income                        (921)           (38 795)            13 972
                                                                ------------       ------------       ------------
              Net cash provided by operating activities         $  6 769 400       $  6 443 985       $  5 850 002
                                                                ============       ============       ============
Supplemental Schedule of Noncash
  Investing Activities
    Other real estate acquired in settlement of loans           $    258 000       $        - -       $        - -
                                                                ============       ============       ============
    Unrealized gain (loss) on securities available for sale     $    373 544       $   (305 430)      $  1 109 969
                                                                ============       ============       ============

See Notes to Consolidated Financial Statements.

                         VIRGINIA FINANCIAL CORPORATION
                                AND SUBSIDIARIES

           Consolidated Statements of Changes in Stockholders' Equity
                  Years Ended December 31, 1997, 1996 and 1995



                                                                                                                 Unrealized
                                                                                                                    Gain
                                                                                                                  (Loss) On
                                                                                                                 Securities
                                                    Common  Stock                                                 Available
                                                ----------------------                           Retained         For Sale,
                                                Shares       Par Value          Surplus          Earnings            Net
                                                ------       ---------          -------          --------       ------------
Balances, December 31, 1994                    2 000 000   $ 10 000 000     $   13 554 034    $  7 114 480     $    (622 110)
  Cash dividends ($0.42 per share)                   - -            - -                - -      (1 660 000)             - -
  Net income                                         - -            - -                - -       5 034 607              - -
  Net change in unrealized gain (loss)
    on securities available for sale, net
    of deferred income taxes of $377,391             - -            - -                - -             - -           732 578
                                               ---------   ------------     ---------------   ------------     -------------
Balances, December 31, 1995                    2 000 000   $ 10 000 000     $    13 554 034   $ 10 489 087     $     110 468
  Cash dividends ($0.48 per share)                   - -            - -                 - -     (1 920 000)             - -
  Net income                                         - -            - -                 - -      5 541 801              - -
  Net change in unrealized gain (loss)
    on securities available for sale, net
    of deferred income taxes of $103,849             - -            - -                 - -            - -          (201 581)
                                               ---------   ------------     ---------------   ------------     --------------
Balances, December 31, 1996                    2 000 000   $ 10 000 000     $    13 554 034   $ 14 110 888     $     (91 113)
  Cash dividends ($0.56 per share)                   - -            - -                 - -     (2 220 000)             - -
  Net income                                         - -            - -                 - -      5 735 112              - -
  Stock split effected in the form of a
    100% stock dividend, at par                2 000 000     10 000 000                 - -    (10 000 000)            - -
  Net change in unrealized gain (loss)
    on securities available for sale, net
    of deferred income taxes of $127,005             - -            - -                 - -            - -           246 539
                                               ---------   ------------     ---------------   ------------     -------------
Balances, December 31, 1997                    4 000 000   $ 20 000 000     $    13 554 034   $  7 626 000     $     155 426
                                               =========   ============     ===============   ============     =============

See Notes to Consolidated Financial Statements.

                         VIRGINIA FINANCIAL CORPORATION
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements



Note 1.       Nature of Banking Activities and Significant Accounting Policies

              On November 14, 1996, the stockholders of Planters Bank & Trust Company of Virginia voted in favor of a merger to become a wholly-owned subsidiary of Virginia Financial Corporation which became a newly formed one-bank holding company.

              Upon consummation of the reorganization at January 2, 1997, each outstanding common share of Planters Bank and Trust Company of Virginia was exchanged for one share of Virginia Financial Corporation common stock, par value $5 per share. The exchange of shares was a tax-free transaction for federal income tax purposes. The merger was accounted for on the same basis as a pooling-of-interests and financial statements for prior periods are identical to the financial statements of the Bank. Stockholders' equity has been restated to reflect this transaction in all prior periods.

              In 1996, Planters Bank and Trust Company of Virginia formed Planters Insurance Agency, Inc., a wholly-owned subsidiary of the Bank. This subsidiary was formed to acquire and hold an interest in Bankers' Title of Shenandoah, LLC.

              Virginia Financial Corporation and Subsidiaries (the Corporation) grant consumer, agribusiness, commercial and real estate loans to customers located primarily in the Augusta County and Rockingham County, Virginia area. The loan portfolio is well diversified and is not concentrated with any one business sector or industry.

              The accounting and reporting policies of the Corporation conform to generally accepted accounting principles and predominant practices within the banking industry. The following is a description of the more significant of these policies:

                 Principles of Consolidation

                 The consolidated financial statements of Virginia Financial Corporation and Subsidiaries, Planters Bank & Trust Company of Virginia and Planters Insurance Agency, Inc., include the accounts of all three companies. All material intercompany balances and transactions have been eliminated in consolidation.

                 Cash and Due From Banks

                 For purposes of reporting cash flows, cash and due from banks includes cash on hand, amounts due from banks and cash items in process of collection. Cash flows from deposits, federal funds purchased and renewals and extensions of loans are reported net.

                 Securities

                 The Corporation has adopted FASB No. 115, "Accounting for Certain Investment in Debt and Equity Securities". This statement addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Those investments are classified in three categories and accounted for as follows:

                   Notes to Consolidated Financial Statements

                a. Securities Held to Maturity

                   Securities classified as held to maturity are those debt securities the Corporation has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives.

                b. Securities Available for Sale

                   Securities classified as available for sale are those debt and equity securities that the Corporation intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Corporation's
                   assets  and  liabilities,   liquidity  needs,   regulatory
                   capital considerations, and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in stockholders' equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

                c. Trading Securities

                   Trading securities, which are generally held for the short term in anticipation of market gains, are carried at fair value. Realized and unrealized gains and losses on trading account assets are included in interest income on trading account securities. The Corporation had no trading securities at December 31, 1997 and 1996.

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

                 The Corporation has adopted FASB No. 114, "Accounting by Creditors for Impairment of a Loan." This Statement has been amended by FASB No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." Statement 114, as amended, requires that the impairment of loans that have been separately identified for evaluation is to be measured based on the present value of expected future cash flows or, alternatively, the observable market price of the loans or the fair value of the collateral. However, for those loans that are collateral dependent (that is, if repayment of those loans is expected to be provided solely by the underlying collateral) and for which management has determined foreclosure is probable, the measure of impairment of those loans is to be based on the fair value of the collateral. Statement 114, as amended, also requires certain disclosures about investments in impaired loans and the allowance for credit losses and interest income recognized on loans.

                 The Corporation considers all consumer installment loans and residential mortgage loans to be homogeneous loans. These loans are not subject to impairment under FASB 114. A loan is considered impaired when it is probable that the Corporation will be unable to collect all principal and interest amounts according to the contractual terms of the loan agreement. Factors involved in determining impairment include, but are not limited to, expected future cash flows, financial condition of the borrower, and the current economic conditions. A performing loan may be considered impaired, if the factors above indicate a need for impairment. A loan on nonaccrual status may not be impaired if in the process of collection or there is an insignificant shortfall in payment. An insignificant delay of less than 30 days or a shortfall of less than 5% of the required principal and interest payment generally does not indicate an impairment situation, if in management's judgment the loan will be paid in full. Loans that meet the regulatory definitions of doubtful or loss generally qualify as an impaired loan under FASB 114. Charge-offs for impaired loans occur when the loan, or portion of the loan is determined to be uncollectible, as is the case for all loans.

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

                 Allowance for Loan Losses

                 The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historic loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses. Because of uncertainties inherent in the estimation process, management's estimate of credit losses inherent in the loan portfolio and the related allowance may change in the near term.

                 Nonrefundable Loan Fees and Costs

                 Loan origination and commitment fees and certain direct loan origination costs are being deferred and the net amount amortized as an adjustment of the related loan's yield.

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

                 Depreciation is computed by the straight-line and declining balance methods over the following estimated useful lives:

                     Buildings and improvements          10-50 years
                     Furniture and equipment              3-25 years

                 Trust Department Assets

                 Securities and other property held by the Trust Department in a fiduciary or agency capacity are not assets of the Corporation and are not included in the accompanying financial statements.

                 Notes to Consolidated Financial Statements

                 Deposit Intangibles

                 The cost of purchased deposit relationships and other intangible assets, based on independent valuation, are being amortized over estimated remaining lives ranging from nine to fifteen years. Amortization expense charged to operations was $23,652 in 1997 and 1996, and $23,650 in 1995.

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

                 Earnings Per Share

                 In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share." Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. The Corporation had no potential common stock as of December 31, 1997, 1996 and 1995.

                 Pension Plan

                 The Corporation has a trusteed, noncontributory defined contribution pension plan covering substantially all full-time employees.

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

                 Advertising Costs

                 The Corporation follows the policy of charging the production costs of advertising to expense as incurred.

                 Other Real Estate Owned

                 Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in loss on foreclosed real estate.

Note 2.       Restrictions on Cash

              To comply with Federal Reserve Regulations, the Bank is required to maintain certain average reserve balances. The daily average reserve requirement was $5,035,000 and $4,178,000 for the reserve periods including December 31, 1997 and 1996, respectively.

Note 3.       Securities

              The amortized cost and fair value of the securities being held to maturity as of December 31, 1997 and 1996 are as follows:

                                                                                   1997
                                               ---------------------------------------------------------------------
                                                                         Gross             Gross
                                                  Amortized           Unrealized         Unrealized         Fair
                                                    Cost                 Gains            (Losses)          Value
                                                  ---------           ----------         ----------         -----
              U. S. Government Agencies       $   39 659 677       $      54 184     $   (110 088)    $   39 603 773
              State and Municipal                 17 590 097             187 140          (15 341)        17 761 896
                                              --------------       -------------     ------------     --------------
                 Total                        $   57 249 774       $     241 324     $   (125 429)    $   57 365 669
                                              ==============       =============     ============     ==============

                                                                                1996
                                              ----------------------------------------------------------------------
                                                                        Gross             Gross
                                                  Amortized           Unrealized       Unrealized         Fair
Fair                                                Cost                Gains           (Losses)          Value
Value                                            -----------          ----------       ----------       ---------
              U. S. Treasury                  $      998 732       $         256     $        - -     $      998 988
              U. S. Government Agencies           48 284 508              53 094         (383 798)        47 953 804
              State and Municipal                 18 608 140              79 122          (74 270)        18 612 992
              Corporate Securities                   249 934                 552              - -            250 486
                                              --------------       -------------     ------------     --------------
                 Total                        $   68 141 314       $     133 024     $   (458 068)    $   67 816 270
                                              ==============       =============     ============     ==============


              The amortized cost and fair value of the securities being held to maturity as of December 31, 1997 and 1996 by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations without any penalties.

                                                           1997                                      1996
                                             ----------------------------------      ------------------------------------
                                                Amortized              Fair             Amortized              Fair
                                                  Cost                 Value              Cost                 Value
                                                ---------              -----            ---------              ------
              Due in one year or less        $   29 239 356      $   29 155 169      $    9 264 553       $     9 277 091
              Due after one year through
                five years                       23 900 087          24 049 465          54 728 553            54 416 588
              Due after five years through
                ten years                         3 860 331           3 909 713           3 898 208             3 872 326
              Due after 10 years                    250 000             251 322             250 000               250 265
                                             --------------      --------------      --------------       ---------------
                 Total                       $   57 249 774      $   57 365 669      $   68 141 314       $    67 816 270
                                             ==============      ==============      ==============       ===============

                                       22

                   Notes to Consolidated Financial Statements

              The amortized cost and fair values of securities available for sale as of December 31, 1997 and 1996, are as follows:

                                                                               1997
                                             ----------------------------------------------------------------------------
                                                                       Gross              Gross
                                                 Amortized          Unrealized          Unrealized             Fair
                                                   Cost                Gains             (Losses)              Value
                                                 ---------          ----------          ----------             -----
              U. S. Treasury                 $   13 025 137      $      108 104      $      (3 160)       $    13 130 081
              U. S. Government Agencies          42 898 638             186 289            (55 738)            43 029 189
                                             --------------      --------------      -------------        ---------------
                 Total                       $   55 923 775      $      294 393      $     (58 898)       $    56 159 270
                                             ==============      ==============      =============        ===============

                                                                                  1996
                                             ----------------------------------------------------------------------------
                                                                       Gross              Gross
                                                 Amortized          Unrealized          Unrealized              Fair
                                                   Cost                Gains             (Losses)               Value
                                                -----------         ----------          ----------              -----
              U. S. Treasury                 $   12 514 561      $       67 682      $     (19 716)       $    12 562 527
              U. S. Government Agencies          38 282 198              79 082           (265 100)            38 096 180
                                             --------------      --------------      -------------        ---------------
                 Total                       $   50 796 759      $      146 764      $    (284 816)       $    50 658 707
                                             ==============      ==============      =============        ===============

              The amortized cost and fair value of securities available for sale as of December 31, 1997 and 1996, by contractual maturity are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations without any penalties.

                                                           1997                                       1996
                                             ----------------------------------      ------------------------------------
                                                Amortized             Fair              Amortized              Fair
                                                  Cost                Value               Cost                 Value
                                               ----------            -------           ----------             -------
              Due in one year or less        $    6 996 819      $    6 989 369      $    5 495 498       $     5 476 405
              Due after one year through
                five years                       48 926 956          49 169 901          44 801 810            44 695 116
              Due after five years through
                ten years                               - -                 - -             499 451               487 186
                                             --------------      --------------      --------------       ---------------
                 Total                       $   55 923 775      $   56 159 270      $   50 796 759       $    50 658 707
                                             ==============      ==============      ==============       ===============

              There were no calls of securities held to maturity during 1997. Proceeds from the calls of securities held to maturity during 1996 and 1995 were $217,150 and $251,250. Gross gains of
              $2,150 and $1,250 were realized on those calls.

              There were no sales of securities available for sale during 1997 and 1995. Proceeds from the sale of securities available for sale during 1996 were $7,023,789. Gross gains of $14,493 and gross losses of $10,680 were realized on sales during 1996.

              The book value of securities pledged to secure deposits and for other purposes amounted to $19,751,457 and $24,701,775 at December 31, 1997 and 1996, respectively.

Note 4.       Loans

              Loans at December 31, 1997 and 1996, are summarized as follows:

                                                                             1997                  1996
                                                                        ------------          ------------
                                                                                  (in thousands)
              Real estate loans:
                Construction                                            $     20 183          $     14 205
                Secured by farmland                                            1 316                   933
                Secured by 1-4 family residential                            128 130               106 693
                Other real estate loans                                       39 037                38 965
              Loans to farmers (except those
                 secured by real estate)                                       2 725                 2 879
              Commercial and industrial loans
                 (except those secured by real estate)                        34 434                34 313
              Loans to individuals for household, family
                  and other consumer expenditures                             43 364                37 542
              All other loans (including overdrafts)                             799                   774
                                                                        ------------          ------------
                       Total loans                                      $    269 988          $    236 304
              Less:  Unearned income                                             406                   352
                       Allowance for loan losses                               3 753                 3 039
                                                                        ------------          ------------
                         Net loans                                      $    265 829          $    232 913
                                                                        ============          ============

              Information about impaired loans as of and for the year ended December 31, 1997 is as follows. There were no loans subject to Statement 114 at December 31, 1996.

              Impaired loans for which an allowance
                has been provided                            $    379 632
              Impaired loans for which no allowance
                has been provided                                     - -
                                                             ------------
                      Total impaired loans                   $    379 632
                                                             ============
              Allowance provided for impaired loans,
                included in allowance for loan losses        $    379 632
                                                             ============
              Average balance in impaired loans              $    379 632
                                                             ============
              Interest income recognized                     $        - -
                                                             ============

              Nonaccrual loans excluded from impaired loan disclosure under FASB 114 amounted to $813,395, $193,876 and $140,326 at
              December 31, 1997, 1996 and 1995, respectively. If interest on these loans had been accrued, such income would have approximated $72,937, $15,476 and $3,689 for 1997, 1996, and
              1995, respectively.

              Notes to Consolidated Financial Statements
Note 5.       Allowance for Loan Losses

              Transactions in the allowance for loan losses for each of the three years ended December 31 are as follows:

                                                                   1997              1996               1995
                                                              -------------      -------------      -------------
              Balance, beginning                              $   3 038 958      $   2 785 791      $   2 524 309
              Recoveries                                             40 514             70 955             95 359
              Provisions charged to operations                      830 835            450 000            309 000
                                                              -------------      -------------      -------------
                    Total                                     $   3 910 307      $   3 306 746      $   2 928 668
              Loans charged off                                     157 807            267 788            142 877
                                                              -------------      -------------      -------------
              Balance, ending                                 $   3 752 500      $   3 038 958      $   2 785 791
                                                              =============      =============      =============

Note 6.       Bank Premises and Equipment

              The major classes of bank premises and equipment and the total accumulated depreciation are as follows:

                                                                                      1997               1996
                                                                                 -------------      -------------
                 Land                                                            $   1 162 221      $     877 694
                 Buildings and improvements                                          4 384 493          4 266 597
                 Furniture and equipment                                             4 370 443          3 852 943
                                                                                 -------------      -------------
                                                                                 $   9 917 157      $   8 997 234
                 Accumulated depreciation                                            5 123 378          4 607 543
                                                                                 -------------      -------------
                                                                                 $   4 793 779      $   4 389 691
                                                                                 =============      =============

              Depreciation charged to operations was $515,835 in 1997, $408,181 in 1996 and $413,683 in 1995.


Note 7.       Income Taxes

              Net deferred tax assets consist of the following components as of December 31, 1997 and 1996:

                                                                                      1997               1996
                                                                                  -----------         ---------
                 Deferred tax assets:
                   Allowance for loan losses                                     $   1 042 609      $     799 235
                   Deferred loan fees                                                   90 593             85 057
                   Securities available for sale                                           - -             46 937
                   Other                                                                45 052             15 628
                                                                                 -------------      -------------
                                                                                 $   1 178 254      $     946 857
                                                                                 -------------      -------------
                 Deferred tax liabilities:
                   Bank premises                                                 $     133 330      $     104 867
                   Securities available for sale                                        80 068                - -
                   Other                                                                 2 399              1 773
                                                                                 -------------      -------------
                                                                                 $     215 797      $     106 640
                                                                                 -------------      -------------
                                                                                 $     962 457      $     840 217
                                                                                 =============      =============

                                       25

              The provision for income taxes charged to operations for the years ended December 31, 1997, 1996 and 1995, consists of the following:

                                                                  1997               1996              1995
                                                                --------           --------           -------
                 Current tax expense                          $ 2 868 938        $ 2 592 045        $ 2 350 772
                 Deferred tax (benefit)                          (249 245)           (77 777)           (72 864)
                                                              -----------        -----------        -----------
                                                              $ 2 619 693        $ 2 514 268        $ 2 277 908
                                                              ===========        ===========        ===========

              The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income due to the following:

                                                                  1997               1996              1995
                                                               ---------           --------           --------
                 Computed "expected" tax expense              $ 2 840 634        $ 2 739 063        $ 2 486 255
                 Increase (decrease) in income taxes
                   resulting from:
                     Tax exempt interest income                  (217 874)          (234 641)          (221 993)
                     Other                                         (3 067)             9 846             13 646
                                                              -----------        -----------        -----------
                                                              $ 2 619 693        $ 2 514 268        $ 2 277 908
                                                              ===========        ===========        ===========

Note 8.       Deposits

              The aggregate amount of jumbo time deposits, each with a minimum denomination of $100,000 was $19,903,430 and $20,036,467 in 1997 and 1996, respectively.

              At December 31, 1997, the scheduled maturities of time deposits are as follows:

                           1998                               $   84 844 198
                           1999                                   73 142 222
                           2000                                    2 412 403
                           2001                                      947 244
                           2002 and thereafter                        45 237
                                                              --------------
                                                              $  161 391 304
                                                              ==============

Note 9.       Related Party Transactions

              The following transactions between the Corporation and stockholders/directors are reflected in the financial statements:

                 1.  Benham M. Black: Director
                      During 1997, the Corporation paid $33,346 for legal services to the firm of Black, Noland & Read of which Mr. Black is a member.

                 2.  H. C. Stuart Cochran: Director
                      During 1997, the Corporation paid $77,307 to Insurance Partners of Virginia, for various insurance coverages. Mr. Cochran is Vice President and Treasurer of Insurance Partners of Virginia.

                   Notes to Consolidated Financial Statements

              The Corporation has also had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, their immediate families and affiliated companies in which they are principal stockholders, all of which have been, in the opinion of management, on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others.

              Aggregate loan transactions with related parties were as follows:

                                                                                1997              1996
                                                                               ------            ------
                     Beginning balance                                       $ 690 591         $ 757 547
                     New loans                                                 605 697           247 696
                     Repayments                                               (408 632)         (154 538)
                     Reduction due to board member retirement                      - -          (160 114)
                                                                             ---------         ---------
                     Ending balance                                          $ 887 656         $ 690 591
                                                                             =========         =========

Note 10.      Financial Instruments With Off-Balance-Sheet Risk

              The Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Corporation uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

              A summary of the contract amount of the Corporation's exposure to off-balance-sheet risk as of December 31, 1997 and 1996 is as follows:

                                                                                  1997            1996
                                                                              -----------     -----------
                                                                                      (in thousands)
                  Financial instruments whose contract
                    amounts represent credit risk:
                     Commitments to extend credit                             $    48 537     $    42 816
                     Standby letters of credit                                      3 033           2 895

              Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract and represent the undrawn portion of the total commitment. Collateral held is, primarily, deeds of trust on real estate.

              Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Most commitments are extended for less than one year with the longest expiring in 2001. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The extent of collateral held for those commitments at December 31, 1997, varies from 0% to 100%; the average amount collateralized is 34.1%.

              The Corporation maintains cash accounts in other commercial banks. The amount on deposit at December 31, 1997 exceeded the insurance limits of the Federal Deposit Insurance Corporation by approximately $ 8,728,787.


Note 11.      Commitments and Contingencies

              The Corporation is party to various legal proceedings. Counsel is of the opinion that settlement of these items should not have a material effect on financial position.


Note 12.      Regulatory Matters

              The Corporation is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.
              The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

              Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 1997, that the Corporation meets all capital adequacy requirements to which it is subject.

              As of December 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation categorized the Corporation as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Corporation must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                   Notes to Consolidated Financial Statements

              The Corporation's actual capital amounts and ratios are also presented in the table.

                                                                                     To Be Well
                                                                                  Capitalized Under
                                                           For Capital            Prompt Corrective
                                       Actual           Adequacy Purposes         Action Provisions
                                --------------------   -------------------      ---------------------
                                 Amount       Ratio     Amount      Ratio         Amount       Ratio
                                -------       ------   --------     ------      ---------     -------
                                                        (Amount in Thousands)
As of December 31, 1997:
  Total Capital (to Risk
    Weighted Assets):
      Consolidated              $44 508       18.22%   =>$19 544    =>8.0%      =>$   N/A
      Bank                      $35 812       14.77%   =>$19 403    =>8.0%      =>$24 254     =>10.0%
  Tier 1 Capital (to Risk
    Weighted Assets):
       Consolidated             $41 446       16.97%   =>$ 9 772    =>4.0%      =>$   N/A
       Bank                     $32 771       13.51%   =>$ 9 701    =>4.0%      =>$14 552      =>6.0%
  Tier 1 Capital (to
    Average Assets):
        Consolidated            $41 446       10.34%   =>$16 039    =>4.0%      =>$   N/A
        Bank                    $32 771        8.23%   =>$15 930    =>4.0%      =>$19 912      =>5.0%


As of December 31, 1996:
  Total Capital (to Risk
    Weighted Assets),
        Bank                    $40 096       18.45%   =>$17 388    =>8.0%      =>$21 734     =>10.0%
  Tier 1 Capital (to Risk
    Weighted Assets),
        Bank                    $37 375       17.20%   =>$ 8 694    =>4.0%      =>$13 040      =>6.0%
  Tier 1 Capital (to
    Average Assets),
        Bank                    $37 375        9.99%   =>$14 972    =>4.0%      =>$18 715      =>5.0%


              Transfer of funds from the banking subsidiary to the Parent Corporation in the form of loans, advances and cash dividends, are restricted by federal and state regulatory authorities. As of December 31, 1997, the aggregate amount of unrestricted funds which could be transferred from the Corporation's subsidiary to the Parent Corporation, without prior regulatory approval, totaled $9,483,606 or 22.9% of the consolidated net assets.

Note 13.      Employee Retirement Plan

              The Corporation has a defined contribution retirement plan which covers substantially all full-time salaried employees. Contributions are at the discretion of the Board of Directors. Contributions amounted to $329,661, $316,464 and $292,346 in 1997, 1996 and 1995, respectively.

Note 14.      Leases

              The Bank leases its Terry Court banking facility located in the Terry Court Shopping Center on North Augusta Street, Staunton, Virginia. The lease provides for an original five (5) year term ending April 30, 1991, with options for three (3) five (5) year extensions. The second option for a five (5) year extension was exercised. The current minimum lease payment is $19,190.
              Lease expense was $20,015, $20,244 and $21,885 for the years ended December 31, 1997, 1996, and 1995, respectively.

Note 15.      Disclosures about Fair Value of Financial Instruments

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

              Short-Term Borrowings

              The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within 90 days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on the Corporation's current incremental borrowing rates for similar types of borrowing arrangements.

              Off-Balance-Sheet Financial Instruments

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

              At December 31, 1997 and 1996, the carrying amounts and fair values of loan commitments and stand-by letters of credit were immaterial.

                   Notes to Consolidated Financial Statements

              The estimated fair values of the Corporation's financial instruments are as follows:

                                                                        1997                           1996
                                                           ---------------------------     ----------------------------
                                                            Carrying            Fair        Carrying           Fair
                                                             Amount            Value         Amount            Value
                                                            --------           -----        --------           -----
                                                                    (in thousands)               (in thousands)
                  Financial assets:
                     Cash and short-term investments      $   14 684       $    14 684     $  16 287       $    16 287
                     Securities                              113 409           113 525       118 800           118 475
                     Loans                                   269 582           273 205       235 952           237 946
                     Less: allowance for loan losses          (3 753)             - -         (3 039)             - -
                                                          ----------       -----------     ---------       -----------
                        Total financial assets            $  393 922       $   401 414     $ 368 000       $   372 708
                                                          ==========       ===========     =========       ===========

                                                                      1997                             1996
                                                          ----------------------------     ---------------------------
                                                             Carrying          Fair         Carrying          Fair
                                                             Amount           Value          Amount           Value
                                                             --------         -----         --------          -----
                                                                    (in thousands)                  (in thousands)
                  Financial liabilities:
                     Deposits                             $    352 167     $   352 481     $  330 375      $   330 253
                     Securities sold under agreements
                        to repurchase                            4 960           4 960          3 110            3 110
                     Federal funds purchased                     4 550           4 550          5 000            5 000
                                                          ------------     -----------     ----------      -----------
                        Total financial liabilities       $    361 677     $   361 991     $  338 485      $   338 363
                                                          ============     ===========     ==========      ===========

Note 16.      Short-Term Borrowings

              The Corporation had unused lines of credit totaling $9,450,000 with nonaffiliated banks at December 31, 1997.

Note 17.      Unaudited Interim Financial Information

              The results of operations for each of the quarters during the two years ended December 31, 1997 and 1996 are summarized below (in thousands, except per share data). Per share data has been retroactively adjusted to reflect the 100% stock dividend declared and paid in 1997.

                                                                                    1997
                                                --------------------------------------------------------------------------
                                                                                Quarter Ended
                                                   March 31,            June 30,         September 30,        December 31,
                                                   ---------            --------         -------------        ------------
                   Interest income              $     6 935           $     7 097        $       7 412        $     7 624
                   Net interest income                3 814                 3 933                3 896              4 133
                   Income before
                      income taxes                    2 309                 1 931                1 895              2 220
                   Net income                         1 582                 1 328                1 303              1 522
                   Net income per share,
                     basic and diluted                 0.40                  0.33                 0.33               0.37

                                                                                    1996
                                                --------------------------------------------------------------------------
                                                                                 Quarter Ended
                                                   March 31,            June 30,         September 30,        December 31,
                                                   ---------            --------         -------------        ------------
                   Interest income              $     6 686           $     6 747        $       6 900        $     6 988
                   Net interest income                3 557                 3 597                3 689              3 794
                   Income before
                      income taxes                    2 244                 1 832                1 827              2 153
                   Net income                         1 539                 1 268                1 264              1 471
                   Net income per share,
                     basic and diluted                 0.39                  0.32                 0.32               0.36

                   Notes to Consolidated Financial Statements

Note 18.      Condensed Financial Information - Parent Company Only


                         VIRGINIA FINANCIAL CORPORATION
                           (Parent Corporation Only)

                                 Balance Sheet
                               December 31, 1997

              Assets
                     Cash on deposit with subsidiary bank                     $     106 268
                     Investments                                                  7 999 104
                     Accrued interest                                               112 139
                     Organizational expenses, net                                    27 793
                     Investment in subsidiaries, at cost, plus equity
                       in undistributed net income                               33 193 067
                                                                              -------------
                                                                              $  41 438 371
                                                                              =============

              Liabilities
                     Due to subsidiary                                        $     102 911
                                                                              -------------

              Stockholders' Equity
                     Common stock                                             $  20 000 000
                     Surplus                                                     13 554 034
                     Retained earnings                                            7 626 000
                     Unrealized gain on securities available for sale, net          155 426
                                                                              -------------
                                                                              $  41 335 460
                                                                              -------------
                                                                              $  41 438 371
                                                                              =============

                         VIRGINIA FINANCIAL CORPORATION
                           (Parent Corporation Only)

                              Statement of Income
                               December 31, 1997

              Income
                     Dividends from subsidiaries                                        $ 10 330 000
                     Interest on investments                                                  34 150
                                                                                        ------------
                                                                                        $ 10 364 150
                                                                                        ------------
              Expenses
                     Amortization                                                       $      6 948
                     Directors' fees                                                           6 160
                     Legal fees                                                               12 126
                     Stockholder accounting                                                   12 000
                     Other                                                                     6 214
                                                                                        ------------
                           Total expenses                                               $     43 448
                                                                                        ------------
              Income before income tax and distributions in excess of
                earnings of subsidiaries                                                $ 10 320 702

              Income tax (benefit)                                                            (1 578)
                                                                                        ------------
              Income before equity distributions in excess of earnings
                of subsidiaries                                                         $ 10 322 280

              Distributions in excess of earnings of subsidiaries                         (4 587 168)
                                                                                        ------------
                           Net income                                                   $  5 735 112
                                                                                        ============

                   Notes to Consolidated Financial Statements

                         VIRGINIA FINANCIAL CORPORATION
                           (Parent Corporation Only)

                            Statement of Cash Flows
                               December 31, 1997

              Cash Flows from Operating Activities
                     Net income                                                         $  5 735 112
                     Adjustments to reconcile net income to net cash
                       provided by operating activities:
                          Amortization                                                         6 948
                        Undistributed earnings of subsidiaries                            (3 371 823)
                        (Increase) in accrued interest                                        (7 650)
                        (Increase) in organization costs                                     (34 741)
                        (Decrease) in due to subsidiary                                       (1 578)
                                                                                        ------------
                     Net cash provided by operating activities                          $  2 326 268
                                                                                        ------------
                     Net cash provided by operating activities                          $  2 326 268
                                                                                        ------------
              Cash Flows from Financing Activities
                     cash dividends paid                                                $ (2 220 000)
                                                                                        ------------
              Increase in cash and cash equivalents                                     $    106 268
                        Beginning                                                                - -
                                                                                        ------------
                        Ending                                                          $    106 268
                                                                                        ============
              Supplemental schedule of noncash
                investing activities
                        dividend of securities from the subsidiary                      $  7 999 104
                                                                                        ============

                                                                    LOCATIONS
=============================================================================

                         VIRGINIA FINANCIAL CORPORATION
                             CORPORATE HEADQUARTERS
                              24 S. Augusta Street
                            Staunton, Virginia 24401
                                 (540) 885-1232

                   PLANTERS BANK & TRUST COMPANY OF VIRGINIA
                                OFFICE LOCATIONS

*  24 South Augusta St.                        * 5018 Lee Highway
   Staunton, Virginia  24401                     Verona, Virginia  24482
   (540) 885-1232    FAX: (540) 885-8530         (540) 248-7243  FAX: (540) 248-7246


*  2307 W. Beverley St.                          106 Sixth St.
   Staunton, Virginia  24401                     Grottoes, Virginia   24441
   (540) 885-6469   FAX: (540) 885-6432          (540) 249-3691  FAX:  (540) 249-5521


   2201 N. Augusta St.                         * 251 N. Poplar Ave.
   Staunton, Virginia  24401                     Waynesboro, Virginia  22980
   (540) 885-6730   FAX: (540) 885-4793          (540) 886-3328    FAX: (540) 943-1336
                                                 (540) 949-7145


   U.S. Rt. 250 & State Rt. 640                * 132 Greenville Ave.
   Fishersville, Virginia  22939                 Stuarts Draft, Virginia 24477
   (540) 887-9603   FAX: (540) 943-7024          (540) 337-1563  FAX: (540) 337-5436
   (540) 943-1161                                (540) 943-8110



*  1480 Greenville Ave.                        * 1135 Richmond Road
   Staunton, Virginia  24401                     Staunton, Virginia  24401
   (540) 885-6888  FAX:  (540) 886-1694          (540) 885-6501  FAX: (540) 885-1834

                               * ATM on Premises

PLANTERS MORTGAGE SERVICES:                        CASH MACHINE LOCATIONS:
113 Tinkling Springs Road                             FOOD LION
Fishersville, Virginia  22939                         600 N. Coalter St.
(540) 941-8400 OR 941-8060                            Staunton, Virginia  24401
Lexington Office: (540) 464-1538
FAX: (540) 885-2471 OR (540) 941-8060                 7-11 Convenience Store
                                                      305 Augusta St.
PLANTERS INVESTMENT SERVICES:                         Grottoes, Virginia 24441
24 S. Augusta Street, Staunton, Virginia 24401
(540) 885-1232   FAX: invest@cfw.com

                          YOU CAN ALSO CONTACT US AT:


TOLL FREE:  1-888-752-6825                     WEBSITE:  plantersofva.com
EMAIL: planters@cfw.com                        Trust Dept. EMAIL:  trust@cfw.com
24-HOUR BANKING BY PHONE:
1-888-286-1045  (540) 885-9882 or (540) 942-1491

         VIRGINIA FINANCIAL CORPORATION

BOARD OF DIRECTORS
----------------------------------------------------------------------------------------------------------------

Lee S. Baker - Owner-Manager, Staunton Tractor, Inc.          Jan S. Hoover - Vice President & Treasurer,
         Farm equipment dealership                                     Arehart Associates, Ltd. Certified Public
Benham M. Black - Attorney at Law;  Member of law firm                          Accounting  firm
         Black, Noland & Read, P.L.C.                         Martin F. Lightsey - President & CEO,
Harry V. Boney, Jr. -  Vice-Chairman of the Board, Planters            Specialty Blades, Inc.
         Bank & Trust Company of Virginia                     James S. Quarforth - President, CEO & Director
William P. Heath, Jr., - President & CEO Planters                      CFW Communications Company
         Bank & Trust Company  of Virginia



OFFICERS
----------------------------------------------------------------------------------------------------------------

Benham M. Black            Chairman of the Board              Fred D. Bowers    Secretary/Treasurer
William P. Heath, Jr.      President & CEO



         PLANTERS BANK & TRUST COMPANY OF VIRGINIA

BOARD OF DIRECTORS
------------------------------------------------------------------------

Lee S. Baker                                G. Raymond Ergenbright
Benham M. Black                             Jan S. Hoover
Harry V. Boney, Jr.                         Martin F. Lightsey
H. C. Stuart Cochran                        James S. Quarforth
Steven C. Corell                            Elizabeth M. Schreiber
William P. Heath, Jr.

EXECUTIVE OFFICERS
-------------------------------------------------------------------------------------------------------------------------

Benham M. Black                 Chairman of the Board             Joseph  Shomo                     Senior Vice President
Harry V. Boney, Jr.       Vice Chairman of  the Board             Fred D. Bowers          Senior Vice President & Cashier
William P. Heath, Jr.               President and CEO             Thomas A. Davis                    Senior Trust Officer

COMMERCIAL OFFICERS
--------------------------------------------------------------------------------------------------------------

Carl H. Craig, Jr.                 Vice President         JoAnn W. Bartley            Assistant Vice President
Merle M. Dodson                    Vice President         John P. Bowers              Assistant Vice President
Robert E. Harris                   Vice President         James H. Carper             Assistant Vice President
Bobbie E. Meyerhoeffer             Vice President         M. Paul Coleman             Assistant Vice President
Jackson E. Quick                   Vice President         Mark R. Dunsmore            Assistant Vice President
Donna H. Snyder                    Vice President         Elizabeth I. Early          Assistant Vice President
Larry F. Staples                   Vice President         Jeffery C. Jones            Assistant Vice President
Eric K. Moore                             Auditor         Brenda F. Moore             Assistant Vice President
George Ballew            Assistant Vice President         Edward L. Pursley           Assistant Vice President
David W. Balser          Assistant Vice President         Robert D. Thompson          Assistant Vice President
Charlie W. Barnes        Assistant Vice President         Alan J.  Sweet                        Branch Officer
Sheila  M. Price      Mortgage Operations Officer         Kelly S. Davis                      Training Officer
Kathy C. Floyd                    Systems Officer         Susan S. Brown               Loan Operations Officer
Davis A. Miers          Retail Investment Officer         Janice T. Johnson     Human Resources Admin. Officer

TRUST DEPARTMENT OFFICERS
--------------------------------------------------------------------------------------------------------------

Ruth C. Talmage                     Trust Officer         Richard A. Mosley             Business Trust Officer
Mollie K. Butler                    Trust Officer         Priscilla R. Stanley    Senior Pension Trust Officer
Glendon K. Gill                     Trust Officer         Mark J. Setaro              Trust Investment Officer
Gregory L. Owen             Pension Trust Officer         Dorothea S. Stewart         Trust Operations Officer