Form 10-K405, Exhibit 13
period 1998-12-31
VIRGINIA FINANCIAL CORP
filed 1999-03-30
CIK 1036070

Dear Fellow Stockholders:

It is my pleasure to report on the progress of both Virginia Financial Corporation and Planters Bank & Trust Company of Virginia for the year ending December 31, 1998.

First, I want to give credit to the officers and staff of the Bank whose work during 1998 has enabled us to have a banner year. To all of the people in the Planters family I say "Thanks for a job well done." I am proud to be associated with such a fine group of people dedicated to preserving the reputation and heritage of our bank. Our staff appreciates our customers and works hard every day to deliver great customer service.

In October we opened a branch office in Harrisonburg which is being managed by Jeff Smith, a native of Rockingham County. Jeff and his staff have made excellent progress in opening new accounts, calling on clients and building a strong loan portfolio. We are convinced there is much potential in the surrounding area for a bank that can deliver a full array of competitively priced products in a professional manner. Further expansion in the Harrisonburg market is being studied and I will keep you informed as to our plans.

As I write this letter we have a new branch office under construction on the corner of Rosser Avenue and Lucy Lane in Waynesboro. Construction will soon begin on a branch office in Lexington where we currently have many good customers and good prospective customers. With mergers and acquisitions taking place all around us we hear from people who welcome the opportunity to bank with a locally owned company. We are committed to being there when they are looking for a bank they can rely on in the future.

Internet banking will soon be available through Planters' new on-line service "Planet Banking." For those of you who use a personal computer and are on the Internet, many services will soon be at your fingertips.

During 1998, we invested many hours training our tellers in the use of a new computer system. This new system allows our tellers to access up-to-the-minute account information and enables us to keep pace with the many advancements in electronic banking.

You will find inside our Annual Report financial information related to Planters Mortgage Services and the Trust Department. These two divisions experienced the best and most profitable year in their history, with growth in the number of new customers and revenue. They established momentum in 1998 that has continued into the new year.

One of the most talked about issues in 1999 will be and already has been the Year 2000 (Y2K) issue. We have been working with the regulators, our vendors, our customers and staff to be positioned for whatever Y2K brings. We have tested our computer systems, updated all personal computers, established contingency plans and been examined by the FDIC. We encourage our customers to ask questions so they will have confidence in how we are dealing with this matter.

In conclusion, your corporation is growing, staying abreast of the latest technology, and developing new products and services while concentrating on the things which will determine our destiny - creating value and maintaining excellent customer service. Your support is greatly appreciated and I solicit your input as we grow together.

Sincerely,

/s/ William P. Heath, Jr.
-------------------------
William P. Heath, Jr.
President and Chief Executive Officer

[PHOTOS OF DIRECTORS OF VIRGINIA FINANCIAL CORPORATION AND PLANTERS BANK & TRUST COMPANY OF VIRGINIA]

[PHOTOS OF DIRECTORS OF PLANTERS BANK & TRUST COMPANY OF VIRGINIA]

Mission Statement of
Planters Bank & Trust Company of Virginia

Planters Bank & Trust Company of Virginia, an independent community bank, will:

     o be the premier financial institution in the communities and markets in which it serves

     o provide its individual and business customers superior, competitively priced, financial products and unequaled customer service

     o produce superior financial performance and quality growth, consistent with uncompromising dedication and commitment to sound business and banking practices

     o maintain an environment which promotes and rewards employee initiative, development and contributions; and

     o contributes to the economic and social well-being of its communities through community reinvestment and employee involvement.


Adopted by the Board of Directors, July 11, 1995

Contents

                                               Selected Financial Data    1
                                                Comments by Management    2
                                        Report of Independent Auditors   14
                                                        Balance Sheets   15
                                                  Statements of Income   16
                                              Statements of Cash Flows   18
                         Statements of Changes in Stockholders' Equity   20
                                         Notes to Financial Statements   22
                             Virginia Financial Corporation Management   40
                  Planters Bank & Trust Company of Virginia Management   41
                                                             Locations   42

Virginia Financial Corporation
and Subsidiary
provide a full range of banking services with eleven offices in Staunton, Waynesboro, Harrisonburg, and the counties of Augusta and Rockingham.


Selected Financial Data
(000's omitted on dollar items, except for Per Share amounts)


                                                         1998            1997          1996         1995         1994
Deposits                                              $ 370 432       $ 352 167   $ 330 375     $ 319 578        $ 297 006
Loans, Net                                            $ 275 357       $ 265 829   $ 232 913     $ 209 541        $ 194 054
Assets                                                $ 434 140       $ 403 999   $ 377 113     $ 356 068        $ 344 473
Stockholders' Equity                                  $  45 464       $  41 335   $  37 574     $  34 154        $  30 046
Interest Income                                       $  31 060       $  29 068   $  27 321     $  26 073        $  22 902
Net Interest Income                                   $  16 872       $  15 776   $  14 637     $  13 730        $  13 154
Provision for Loan Losses                             $   1 327       $     831   $     450     $     309        $     421
Other Expenses Net of Other Income                    $   6 475       $   6 590   $   6 131     $   6 108        $   5 875
Income Taxes                                          $   2 821       $   2 620   $   2 514     $   2 278        $   2 105
Net Income                                            $   6 248       $   5 735   $   5 542     $   5 035        $   4 753
Return on Average Assets (%)                               1.50            1.48        1.51          1.45             1.43
Return on Average Equity (%)                              14.37           14.48       15.34         15.48            16.30
Earnings Per Share, basic and diluted*                $    1.56       $    1.43   $    1.39     $    1.26        $    1.19
Book Value Per Share                                  $   11.37       $   10.33   $    9.39     $    8.54        $    7.51
Cash Dividends Per Share                              $    0.61       $    0.56   $    0.48     $    0.42        $    0.36
Average Shares Outstanding*                           4 000 000       4 000 000   4 000 000     4 000 000        4 000 000

*Adjusted for 100% stock dividends, December 1997

Comments By Management

Nature and Scope of Business

At a special meeting of Shareholders held November 14, 1996, the shareholders approved the agreement and plan of reorganization dated July 30, 1996 between Planters Bank & Trust Company of Virginia and Virginia Financial Corporation. The agreement provided for the reorganization of the Bank into a wholly-owned subsidiary of Virginia Financial Corporation, organized to serve as the holding company for the Bank. This reorganization became effective January 2, 1997.

Planters Bank & Trust Company of Virginia, a registered state bank with its main office and executive offices located at 24 South Augusta Street, Staunton, Virginia, was formed in 1977 by the merger of Planters Bank & Trust Company, Staunton, Virginia, organized in 1911, and Augusta Bank & Trust Company, organized in 1972. The Bank has eleven offices in Staunton, Waynesboro, Harrisonburg, and the counties of Augusta and Rockingham. Commercial banking and trust activities account for 100% of the Bank's business. Planters provides a full range of banking services, and as of December 31, 1998 has 186 full-time employees and 16 part-time employees. The composition of the Bank's business is reflected by the breakdown of current loans and deposits as shown.

The Bank, effective December 12, 1995, formed Planters Insurance Agency, Inc., a wholly-owned subsidiary of Planters Bank & Trust Company of Virginia. During January 1996 the agency began marketing title insurance, its only product, to the general public. During 1998, the Bank discontinued marketing title insurance through the agency and now markets title insurance through Bankers Title Shenandoah, LLC.

Loans:
Real Estate                    69.77%
Farmers                         0.93%
Commercial                     13.51%
Consumer                       15.66%
Other                           0.13%

Deposits:
Demand Deposits                16.90%
NOW                            12.40%
Money Market                   14.41%
Savings                        10.05%
Time Deposits                  46.24%


Stock

The Corporation issues one class of stock, Common, which is not listed for trading on a registered exchange or quoted on the National Association of Securities Dealers Automated Quotation System (NASDAQ), and so far as the Corporation is aware, there are no active market makers in the Corporations stock. Trades in the Corporations stock occur sporadically on a local basis. Local brokerage offices will "match" or "pair" buy and sell orders. Accordingly, there is no established public trade market for shares of the Corporations stock, and quotations do not necessarily reflect the price that would be paid in an active and liquid market.

On December 31, 1998, there were 1,160 stockholders. Cash dividends per share for 1998 were $0.61 and for 1997 were $0.56. Management expects to pay approximately $0.65 per share dividends in 1999.

Based upon sale prices furnished to the Corporation by the Staunton, Virginia office of a Virginia headquartered brokerage firm, the high and low sales prices of Corporation stock during 1996, 1997 and 1998 were as shown on the chart.


Dividend per Share(S)*       Per Share Sales Prices*     Stock Price per Share
                                                            Year-End (S)*
                                    High     Low
1994    0.36                 1996   18.50    15.50       1994         16.12
1995    0.42                 1997   25.00    18.50       1995         18.50
1996    0.48                 1998   29.50    25.00       1996         22.50
1997    0.56                                             1997         25.00
1998    0.61                                             1998         27.50

Managements Discussion and Analysis of Operations

During 1998, the Corporations net income was $6,248,230 compared to $5,735,112 for 1997 and $5,541,801 for 1996. The increase in net income comparing 1998 to 1997 was $513,118 or 8.95%, comparing 1997 to 1996 was $193,311 or 3.49% and comparing 1996 to 1995 was $507,194 or 10.07%.

Net interest income is the principal source of income for the Corporation. The changes in volume, interest rates and the mix of interest-earning assets and interest-bearing liabilities has a significant impact on net interest income.

Net interest income was $16.9 million for 1998 compared to $15.8 million for 1997 and $14.6 million for 1996. This represents increases of 7.0% in 1998, 7.8% in 1997 and 6.6% in 1996.


Net Income                               Net Income per Share ($)*
($ in Millions)
1996    5.542                                1996        1.39
1997    5.735                                1997        1.43
1998    6.248                                1998        1.56

Investment Securities

The average  maturity of the investment  portfolio was 4.1 years,  2.5 years and
1.9 years as of December 31, 1998, 1997 and 1996, respectively. Securities maturiting in one year or less were $16.1 million or 12.4% of the portfolio as of December 31, 1998, $36.2 million or 31.9% of the portfolio as of December 31, 1997 and $14.7 million or 12.4% of the portfolio as of December 31, 1996.

The portfolio increased during 1998 by $16.9 million. Funds for this growth were provided by increases in deposits, securities sold under agreement to repurchase and federal funds purchased less the growth in loans. The portfolio was reduced during 1997 by $5.4 million to fund loan growth, and reduced during 1996 by $6.6 million to also fund loan growth.

U.S. Treasury Securities were 8.6% of the portfolio as of December 31, 1998, 11.6% as of December 31, 1997 and 11.4% as of December 31, 1996. U.S. Government Agencies were 62.1% of the portfolio as of December 31, 1998, 72.9% as of December 31, 1997 and 72.7% as of December 31, 1996. Obligations of state and political subdivisions were 22.9% of the portfolio as of December 31, 1998, 15.5% as of December 31, 1997 and 15.7% as of December 31, 1996. Corporate and equity securities made 6.4% of the portfolio as of December 31, 1998.

As of December 31, 1998 investment securities classified as available for sale were $78.3 million, as of December 31, 1997 were $56.2 million and as of December 31, 1996 were $50.7 million. Securities classified as available for sale are reported at fair value and as of December 31, 1998 had an unrealized gain of $720,941, as of December 31, 1997 had an unrealized gain of $235,495 and as of December 31, 1996 had an unrealized loss of $138,052 which is shown net of deferred taxes as a separate component of stockholders' equity.

Investment Securities ($ in Millions)
1996      118.8
1997      113.4
1998      130.3

Loans

The loan portfolio increased during 1998 by $9.5 million, increased during 1997 by $32.9 million and during 1996 increased by $23.4 million. The percentage of net loans to total assets as of December 31, 1998 was 63.4%, as of December 31, 1997 was 65.8% and as of December 31, 1996 was 61.8%.

The demand for loans and the retention of loans, as indicated by overall growth and as a percentage of assets, was not as strong during 1998 as during 1997 or 1996. The primary trade area continues to provide diversity in the customer base, unemployment continues to be very low and economic activity continues to be strong.

During 1999 approximately $140.5 million of the loan portfolio will mature or have the ability to be repriced compared to $143.8 million in 1998 and $139.2 million during 1997.

Most mortgage loans placed in the loan portfolio are made with the provision to reprice on a one, three or five year basis. A significant number of commercial and personal loans are represented by demand notes which provide the ability to reprice.

Mortgage loan financing is offered through the secondary mortgage market which provides other sources of financing for the customer base. During 1998 about $53 million was placed through the secondary mortgage market, during 1997 about $30 million was placed and during 1996 about $35 million was placed.

Total non-earning loans which represent loans on which the accrual of interest has been discontinued were $1,973,000 as of December 31, 1998, $1,193,000 as of December 31, 1997 and $194,000 as of December 31, 1996. This increase is due, in part, to an increase of the total loan portfolio and to the deterioration of a select group of credits. Management believes the overall quality and collectability of the loan portfolio remains good.

Total Net Loans ($ in Millions)
1996       232.9
1997       265.8
1998       275.4

Allowance for Loan Losses

The allowance for loan losses is an estimate of an amount, by management, to provide for potential losses in the loan portfolio. Various factors, including charge-off experience, change in the mix and volume of loans, the level of under-performing loans, the ratio of outstanding loan balances to total loans and the perceived economic conditions in the primary trade area are taken into consideration in determining the amount of the provision for loan losses and the total amount of the loan loss reserve.

The reserve for loan losses was 1.15% of outstanding loans as of December 31, 1998, 1.39% as of December 31, 1997 and 1.29% as of December 31, 1996. Net charge-offs were $1,868,177 during 1998, $117,293 during 1997 and $196,833 during 1996. The percentage of net charge-offs to year end loans was 0.67% for 1998, 0.04% for 1997 and 0.08% for 1996. The balance of the reserve for loan losses was $3,211,782 as of December 31, 1998, $3,752,500 as of December 31, 1997 and $3,038,958 as of December 31, 1996. Several large lending relationships significantly deteriorated during the year and resulted in charge-offs to the allowance for loan losses.

Provisions &  Net Charge-Offs
($ in Thousands)

           Provisions          Net Charge-Offs
1996          450                   197
1997          831                   117
1998        1,327                 1,868

Total Deposits ($ in Millions)

1996        330.4
1997        352.2
1998        370.4

Deposits

During 1998 total deposits increased by $18.3 million or 5.2% when compared to December 31, 1997. All areas of deposits with the exception of money market accounts experienced growth. Non-interest checking increased by $8.2 million or 15.0%. NOW accounts increased by $3.0 million or 7.1%, savings accounts increased by $1.8 million or 4.9% and Certificates of Deposit increased by $9.9 million or 6.1%. Money market checking decreased by $4.6 million or 7.9%. Interest rates paid on money market checking were reduced during 1998, which contributed to this decrease.

During 1997 total deposits increased by $21.8 million or 6.6% compared to year end 1996. Certificates of Deposit increased during 1997 by about $13.7 million or 9.3% due to competitive interest rates on select maturities. NOW accounts increased by $3.2 million, money market checking accounts increased by $2.5 million and savings accounts decreased by $0.8 million. Non-interest checking also increased by $3.2 million due primarily to increased volume and customer base. A Visa debit card program was also introduced and promoted along with an image statement system which also contributed to the growth.

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



Assets

During 1998 total assets increased $30.1 million or 7.5%. The two major categories of assets are the loan and investment securities. The loan portfolio increased by $9.5 million and investment securities increased by $16.9 million. This growth in assets was funded by increases in deposits, securities sold under agreement to repurchase, federal funds purchased and by retained earnings.

During 1997 total assets increased $26.9 million or 7.1%. The loan portfolio increased about $32.9 million during the year and the security investment portfolio decreased about $5.4 million or 4.5%. This decrease in the investment portfolio along with the decrease in cash and due from banks along with the growth in deposits and securities sold under agreement to repurchase funded the loan growth. At year end 1997 the loan portfolio was 65.8% of assets and the investment portfolio was 28.1% of assets.

Total assets increased during 1996 by approximately $21 million or 5.9%. Securities during 1996 decreased about $6.6 million and the loan portfolio increased by about $23.4 million. The decrease in the investment portfolio, the increase in deposits of about $10.8 million and federal funds purchased of $5.0 million funded the loan growth. At year end 1996 loans were 61.8% of assets and the investment portfolio was 31.5% of assets.

Total Assets ($ in Millions)

1996          377.1
1997          404.0
1998          434.1

Stockholders' Equity

Stockholders' equity, during 1998, increased $4,128,624 or 9.99%. Reflected in this increase is $320,394 unrealized net gain on securities in the available for sale category. During 1997 stockholders equity increased $3,761,651 or 10.01%. Reflected in this increase is $246,539 unrealized net gain on securities in the available for sale category. During 1996 stockholders equity increased $3,420,220 or 10.01%. This increase reflects $201,581 unrealized net loss on securities held in the available for sale category. These increases represent retention of net income after the payment of dividends. Cash dividends paid increased by 9.91% in 1998, 15.63% in 1997 and 15.66% in 1996. Book value per share as of December 31, 1998 was $11.37, $10.33 as of December 31, 1997 and $9.39 as of December 31, 1996. Book value per share has been adjusted for the 100% stock dividend in December 1997.

Additional dividend information is provided under "Selected Financial Data" and on page 4 under "Stock." The Corporations Tier I risk based capital ratio as of December 31, 1998 was 17.02%, as of December 31, 1997 was 16.97% and as of December 31, 1996 was 17.20%. The total risk based capital ratio as of December 31, 1998 was 18.24%, as of December 31, 1997 was 18.22% and as of December 31, 1996 was 18.45%. Additional risk based capital information is provided under "Notes to Consolidated Financial Statements, Note 12, Regulatory Matters."

Dividends per Share ($)*

1996      0.48
1997      0.56
1998      0.61


Year-End Stockholders Equity
($ in Millions)

1996      37.60
1997      41.30
1998      45.50


Return on Average Equity (%)

1996      15.3
1997      14.5
1998      14.4

Results of Operations

Net income for 1998 was $6,248,230 for an increase of $513,118 or 8.95% when compared to 1997. Net income for 1997 increased by $193,311 or 3.49% when compared to 1996 and net income for 1996 increased $507,194 or 10.07% when compared to 1995.

Net Interest Income Net interest income represents the difference in interest received on interest earning assets and interest paid on interest bearing liabilities. Factors which have a significant impact on net interest income and the net interest margin are changes in volume and mix and their respective yields or rates on interest earning assets and interest bearing liabilities. Net interest income for 1998 was $16,872,086 for an increase of $1,096,556 or 6.95% when compared to 1997. Net interest income for 1997 $15,775,530 for an increase of $1,138,421 of 7.78% when compared to 1996. Net interest income for 1996 was $14,637,109 for an increase of $906,951 or 6.61% when compared to 1995. The net interest margins for 1998, 1997 and 1996 were 4.43%, 4.40% and 4.32%, respectively.


Net Interest Income
($ in Millions)

1996      14.6
1997      15.8
1998      16.9

Non-Interest Income Non-interest income increased $1,070,614 or 37.11% when compared to 1997. The major components making up this increase are the following areas: fiduciary income from the Trust department increased $153,921 or 14.89%. This increase was due to increases in business volume and a modest increase in the fee schedule for services. Service charges on deposit accounts increased $393,413 or 58.34%. This increase is due to a uniform program of accessing and collecting fees. Secondary mortgage fees increased $406,529 or 92.51%. This increase is due to the expansion of the department and the volume of business. The volume of business was affected by the level of interest rates creating opportunities to refinance. Fees generated from the investment department offering non-FDIC insured investment products increased $44,963 or 19.80%. This increase is due to increased volume and the lower level of interest rates of FDIC insured deposit accounts.

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

Non-Interest Income
($ in Thousands)

1996      2,542
1997      2,885
1998      3,9055

Non Interest Expense
($ in Millions)

1996       8.7
1997       9.5
1998      10.4

Non-Interest Expense
Non-interest expense increased during 1998 by $955,737 or 10.09% compared to 1997. Salaries and employee benefits increased by $523,829 or 9.47%. This increase is due to increases in individual salaries, the staffing of a new branch in Harrisonburg, Virginia, and additional employees in select areas. Premise and fixed asset expense increased by $97,052 or 8.59% due to the new Harrisonburg office, updating teller stations in all offices to an on-line system and the refurbishing of the Grottoes, Virginia office. Computer services increased by $154,222 or 25.64% due to updating the teller stations, and the equipment and communications to support these updates. Other areas of non-interest expense which increased during 1998 were advertising by $45,649 or 30.91%, consultant fees by $21,054 or 103.67%, legal fees by $16,055 or 34.20%, state bank exam fees by $17,583 or 33.12% and telephone expenses by $29,019 or 24.37%. The expansion by branching, new products and increased volume of business increased most areas of non-interest expense.

Non-interest expense increased during 1997 by $795,704 or 9.17% compared to 1996. Salaries and employee benefits increased by $252,437 or 4.78% comparing 1997 to 1996. This increase was due to an increase in the number of employees and to increases in individual salaries. Expense of premises and fixed assets increased by $190,992 or 20.34%. This increase is due to installing an image item processing system and image statement system along with two additional ATM and two cash machines. Computer expense increased by $44,487 due to additional volume and FDIC Insurance expense increased $39,185. Other non-interest expenses which increased in 1997 were advertising which increased by $49,757, ATM operating expenses which increased by $22,955 and supplies in the ongoing day to day operations which increased $75,293. This increase was also due to an increased volume of business activity.

Non-interest expense increased during 1996 compared to 1995 by $444,218 or 5.39%. Salaries and employee benefits increased by $579,717 or 12.34%. This increase was due to increases in individual salaries, employee benefits and the expansion of the officer staff. These additions were in preparation of pending retirements of executive and other officers. Most other operating expenses continued to increase due to increased prices and the increase in volume of business. Technological changes taking place in the financial industry at a rapid pace must be dealt with, and though over a period of time result in savings, have impact on other operating expenses, i.e. research, installation, educational training and equipment costs. Two areas of non-interest expense which had a rather significant decrease were advertising and FDIC Insurance. Advertising decreased about $61,000 and FDIC Insurance decreased about $347,000 due to premium decreases.




Market Risk Management

Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to changes in interest rates, exchange rates and equity prices. VFC's market risk is composed primarily of interest rate risk. Asset/Liability/Risk Committee ("ALCO") is responsible for reviewing the interest rate sensitivity position of VFC and establishing policies to monitor and limit exposure to interest rate risk. Guidelines established by ALCO are reviewed by VFC's Board of Directors.

Asset/Liability/Risk Management: The primary goals of asset/liability management are to maximize net interest income and the net value of VFC's future cash flows within the interest rate risk limits set by ALCO.

Interest Rate Risk Measurement
Interest rate risk is monitored through the use of three complementary measures: static gap analysis, earnings simulation modeling and net present value estimation. While each of the interest rate risk measurements has limitations, taken together they represent a reasonably comprehensive view of the magnitude of interest rate risk in the Corporation, the distribution of risk along the yield curve, the level or risk through time, and the amount of exposure to changes in certain interest rate relationships. To this point the ALCO Committee has relied on static gap and static gap shock. In the interest of better management of interest rate risk, the ALCO Committee will begin employing the above technique in future policy decisions.

Static Gap
Gap analysis measures the amount of repricing risk embedded in the balance sheet at a point in time. It does so by comparing the differences in the repricing characteristics of assets and liabilities. A gap is defined as the difference between the principal amount of assets and liabilities, adjusted for off-balance sheet instruments, which reprice within a specified time period. The cumulative one-year gap was -18.2% of total earning assets on December 31, 1998 and 1.7% of total earning assets on December 31, 1997. The policy limit for the one-year gap is plus or minus 15% of adjusted total earning assets.

Core deposits and loans with noncontractual maturities are included in the gap repricing distributions based upon historical patterns of balance attrition and pricing behavior which are reviewed at least annually.

The gap repricing distributions include principal cash flows from residential mortgage loans in the time frames in which they are expected to be received. Mortgage prepayments are estimated by applying industry median projections of prepayment speeds to portfolio segments based on coupon range and loan age.

Earnings Simulation
The earnings simulation model forecasts one year net income under a variety of scenarios that incorporate changes in the absolute level of interest rates, changes in the shape of the yield curve and changes in interest rate relationships. Management evaluates the effects on income of alternative interest rate scenarios against earnings in a stable interest rate environment. This type of analysis is also most useful in determining the short-run earnings exposures to changes in customer behavior involving loan payments and deposit additions and withdrawals.

The most recent earnings simulation model projects net income would increase by approximately 5.2% of stable-rate net income if rates immediately fall by two percentage points over the next year. It projects a decrease of approximately 6.5% if rates rise immediately by two percentage points. Management believes this reflects a liability-sensitive rate risk position for the one-year horizon. This one-year forecast is within the ALCO guideline of 15.0%.

This dynamic simulation model includes assumptions about how the balance sheet is likely to evolve through time, in different interest rate environments. Loan and deposit growth rate assumptions are derived from historical analysis and management's outlook, as are the assumptions used to project yields and rates for new loans and deposits. All maturities, calls and prepayments in the securities portfolio are assumed to be reinvested in like instruments. Mortgage loan prepayment assumptions are developed from industry median estimates of prepayment speeds for portfolios with similar coupon ranges and seasoning. Non contractual deposit growth rates and pricing are assumed to follow historical patterns. The sensitivities of key assumptions are analyzed at least annually and reviewed by ALCO.

Net Present Value
The Net Present Value ("NPV") of the balance sheet, at a point in time, is defined as the discounted present value of asset cash flows minus the discounted value of liability cash flows. Interest rate risk analysis using NPV involves changing the interest rates used in determining the cash flows and in discounting the cash flows. The resulting percentage change in NPV is an indication of the longer term repricing risk and options risk embedded in the balance sheet.

At year-end, a 200 basis point immediate increase in rates is estimated to reduce NPV by 11.4%. Additionally, NPV is projected to increase by 8.0% if rates fall immediately by 200 basis points. Analysis of the average quarterly change in the Treasury yield curve over the past ten years indicates that a parallel curve shift of 200 basis points or more is an event that has less than a .1% chance of occurrence.

As with gap analysis and earnings simulation modeling, assumptions about the timing and variability of balance sheet cash flows are critical in NPV analysis. Particularly important are the assumptions driving mortgage prepayments and the assumptions about expected attrition of the core deposit portfolios. These assumptions are applied consistently across the different rate risk measures.

Summary information about Interest rate risk measures is presented below:


                           Interest Rate Risk Measures

                                                                1998      1997
                                                                ----      ----
                  Static 1-Year Cumulative Gap                 -18.2%      1.7%
                  1-year Net Income Simulation projection
                       -200 bp Shock vs. Stable Rate             5.2%     -2.5%
                       +200 bp Shock vs. Stable Rate            -6.5%      1.2%
                  Static Net Present Value Change
                       -200 bp Shock vs. Stable Rate             8.0%     -0.2%
                       +200 bp Shock vs. Stable Rate           -11.4%     -4.5%


Due to borrowers' preferences for floating-rate loans and depositors' preferences for fixed-rate deposits, VFC's balance sheet tends to move toward more asset sensitivity with the passage of time. The earnings simulation model indicates that if all prepayments, calls and maturities of the securities portfolios expected over the next year were to remain uninvested, then the current liability sensitivity position would be reduced. Purchases of fixed rate securities have been made to offset the natural tendency toward a less liability sensitive interest rate risk position.

Management expects interest rates to be relatively stable during 1999 and believes that the current level of liability sensitivity is manageable.



Year 2000

The Year 2000 issue involves the risk that the computer programs and computer systems may not be able to perform without interruption into the Year 2000. If computer systems do not correctly recognize the date change from December 31, 1999 to January 1, 2000, computer applications that rely on the date field could fail or could create erroneous results. Such erroneous results could affect interest payments or due dates and could cause the temporary inability to process transactions and to engage in ordinary business activities. The failure of the Corporation, its suppliers, and its borrowers to address the Year 2000 issue could have a materially adverse effect on the Corporation's financial condition, results of operations, or liquidity.

In 1997, the Corporation initiated a review and assessment of all data processing systems, hardware and software to confirm that it will function properly in the year 2000. Based on this assessment, the Corporation's data processing systems, hardware and banking software are currently Year 2000 compliant. However, testing is required to confirm this. Testing began in the second quarter of 1998 and will continue through the second quarter of 1999. For certain other systems, the Corporation has replaced or modified, or will replace or modify, certain pieces of hardware and/or software so that the systems will properly function in the year 2000. For systems on which the Corporation relies on third party vendors, these vendors have been contacted and have indicated that the hardware and/or software will be Year 2000 compliant.

The Corporation has also initiated formal communications with all significant loan customers to determine the extent to which the Corporation is vulnerable to those third parties' failures to remedy their own Year 2000 issues. The Corporation believes that exposure to customers who are not Year 2000 compliant is minimal.

The Corporation plans to complete the majority of the Year 2000 project by June 30, 1999. To date, the Corporation has expensed $17,500 related to the assessment of, and efforts in connection with, the Year 2000 issue. Remaining expenditures are not expected to have material effects on the Corporation's consolidated financial statements.

The Corporation continues to assess its risk from other environmental factors over which it has little direct control, such as the electrical power supply, voice transmission and data transmission. However, because of the nature of these external factors, the Corporation is not actively engaged in any repair, replacement or testing efforts for these services. Based on its current assessments and remediation plans, which are based in part on certain representations of third party servicers, the Corporation does not expect that it will experience a significant disruption of its operations as a result of the change of date to the year 2000. The Corporation has no reason to conclude that a disruption or failure on the part of its electrical or voice and data transmission suppliers will occur; however, if such a disruption or failure does occur, the most likely result will be an inability on the part of those suppliers to provide power or data transmission services to a computer system or facility of the Corporation, in which case the Corporation will implement a contingency plan. The most reasonable outcome to expect from a disruption or failure on the part of the Corporation's electrical or voice and data transmission suppliers would entail a diminishment of service levels, some customer inconvenience, and any unanticipated costs associated with the implementation of the contingency plan.

For the computer systems and facilities that the Corporation has determined to be most critical, the Company expects to complete development of, test and adopt contingency plans by June 30,1999. These plans will conform to recently issued guidance from the FFIEC on business contingency planning for Year 2000 readiness. Contingency plans will include, among other actions, manual work arounds and the identification of resource requirements and alternative solutions for resuming critical business processes in the event of a Year 2000 related failure. While the Corporation will have contingency plans in place to address a temporary disruption or failure in these services, there can be no assurance that any disruption or failure will be only temporary, that the Corporation's contingency plans will function as anticipated, or that the results of operations or the financial condition or liquidity of the Corporation will not be adversely affected in the event of a prolonged disruption or failure.

Additionally, there can be no assurance that the FFIEC or other federal regulators will not issue new regulatory requirements that entail additional work by the Corporation and, if issued, that new regulatory requirements will not increase the cost or delay the completion of the Corporation's Year 2000 project.

The costs of the project and the date on which the Corporation's plans to complete the Year 2000 modifications are based are management's best estimates. These estimates are based on numerous assumptions of future events, including the continued availability of certain resources, the modification plans of third parties and other factors. There can, however, be no guarantee that these estimates are accurate. Actual costs and dates could differ materially from those estimated. Specific factors that might cause such material differences include, but are not limited to, the availability of personnel trained in this area, the ability of third party vendors to correct their software and hardware, the ability of significant customers to remedy their Year 2000 issues, and similar uncertainties.


Forecast

The economy in the Corporations trade area continued to expand during 1998, although not at the pace experienced during 1997, and the level of employment continued to be very strong.

During 1999, the economy for the area is expected to remain relatively strong with strong competition for employees as the unemployment percentage is expected to remain very low. Competition for deposits and loans is expected to remain strong. In April of 1999 the Bank will open a full service branch office at 100 Lucy Lane, Waynesboro, Virginia and in July 1999 will open a full service branch at 1197 North Lee Highway, Lexington, Virginia. The data software system which has been installed during 1998 will be completed in 1999 and the home banking program will be available the second quarter of 1999.

Virginia Financial Corporation and its subsidiary, Planters Bank & Trust Company of Virginia, continues to strive to be positioned to expand product offerings as appropriate and positioned for possible geographic expansion.

Unaudited Interim Financial Information

              The results of operations for each of the quarters during the two years ended December 31, 1998 and 1997 are summarized below (in thousands, except per share data). Per share data has been retroactively adjusted to reflect the 100% stock dividend declared and paid in 1997.

                                                                                          1998
                                                                                     Quarter Ended
                                                  March 31,              June 30,     September 30,           December 31,

                   Interest income              $     7 650           $     7 716        $       7 878        $     7 816
                   Net interest income                4 173                 4 181                4 264              4 254
                   Income before
                      income taxes                    2 398                 2 452                2 112              2 108
                   Net income                         1 632                 1 676                1 466              1 474
                   Net income per share,
                     basic and diluted                 0.41                  0.42                 0.37               0.36


                                                                                          1997
                                                                                     Quarter Ended
                                                  March 31,              June 30,        September 30,        December 31,

                   Interest income              $     6 935           $     7 097        $       7 412        $     7 624
                   Net interest income                3 814                 3 933                3 896              4 133
                   Income before
                      income taxes                    2 309                 1 931                1 895              2 220
                   Net income                         1 582                 1 328                1 303              1 522
                   Net income per share,
                     basic and diluted                 0.40                  0.33                 0.33               0.37


                                       12

                    [YOUNT, HYDE & BARBOUR, P.C. LETTERHEAD]

                          INDEPENDENT AUDITOR'S REPORT


To the Stockholders and Directors
Virginia Financial Corporation
  and Subsidiaries
Staunton, Virginia


     We have audited the accompanying consolidated balance sheets of Virginia Financial Corporation and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 1998, 1997, and 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Virginia Financial Corporation and Subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years ended December 31, 1998, 1997, and 1996, in conformity with generally accepted accounting principles.

/s/ Yount, Hyde & Barbour, P.C.
--------------------------------


Winchester, Virginia
January 8, 1999

                         VIRGINIA FINANCIAL CORPORATION
                                AND SUBSIDIARIES

                           Consolidated Balance Sheets
                           December 31, 1998 and 1997

                                                          1998            1997
                                                      ------------   ------------
Assets
  Cash and due from banks                             $ 17,557,042   $ 14,684,410
  Securities (fair value:  1998, $130,615,093;
    1997, $113,524,939)                                130,291,723    113,409,044
  Loans, net                                           275,356,880    265,828,579
  Bank premises and equipment, net                       5,781,813      4,793,779
  Accrued interest on loans and securities               3,277,532      3,236,457
  Intangibles                                              242,511        266,161
  Other real estate owned                                  278,900        258,000
  Other assets                                           1,353,860      1,522,237
                                                      ------------   ------------

         Total assets                                 $434,140,261   $403,998,667
                                                      ============   ============

Liabilities and Stockholders' Equity

Liabilities
  Demand deposits                                     $ 62,607,987   $ 54,456,838
  Negotiable orders of withdrawal                       45,937,568     42,896,782
  Money market deposit accounts                         53,393,627     57,949,660
  Regular savings                                       37,226,362     35,472,191
  Time certificates of deposit of $100,000 or more      25,061,579     22,589,613
  Time deposits                                        146,204,960    138,801,691
                                                      ------------   ------------

         Total deposits                               $370,432,083   $352,166,775

  Securities sold under agreements to repurchase         7,695,000      4,960,000
  Federal funds purchased                                9,475,000      4,550,000
  Other liabilities                                      1,074,094        986,432
                                                      ------------   ------------

         Total liabilities                            $388,676,177   $362,663,207
                                                      ------------   ------------

  Commitments and contingencies

Stockholders' Equity
  Common stock; $5 par value; 10,000,000 shares
    authorized; 4,000,000 shares issued and
    outstanding                                       $ 20,000,000   $ 20,000,000
  Surplus                                               13,554,034     13,554,034
  Retained earnings                                     11,434,230      7,626,000
  Accumulated other comprehensive income                   475,820        155,426
                                                      ------------   ------------

         Total stockholders' equity                   $ 45,464,084   $ 41,335,460
                                                      ------------   ------------

         Total liabilities and stockholders' equity   $434,140,261   $403,998,667
                                                      ============   ============

See Notes to Consolidated Financial Statements

                         VIRGINIA FINANCIAL CORPORATION
                                AND SUBSIDIARIES

                        Consolidated Statements of Income
                  Years Ended December 31, 1998, 1997 and 1996

                                                                  1998           1997         1996
                                                                  ----           ----         ----
Interest
 Income Interest and fee income on loans:
  Loans secured by real estate                                 $16,505,842   $15,113,716   $13,621,057
  Loans to finance agricultural production
    and other loans to farmers                                     299,281       278,000       290,222
  Commercial and industrial loans                                3,509,454     3,341,429     3,260,741
  Loans to individuals for household, family
    and other personal expenditures                              3,698,556     3,495,993     3,051,222
  Obligations of states and political subdivisions
    in the U.S.                                                     10,566        18,790        27,113
 Interest on investment securities:
  U.S. Treasury and U.S. Government
    Agency securities                                            1,468,021     2,469,621     3,353,388
  Corporate securities                                                  --         8,015        34,616
  Nontaxable interest income, state and municipal
    securities                                                     883,881       786,117       827,466
  Interest on securities available for sale:
    U.S. Treasury and U.S. Government
      Agency securities                                          4,045,087     3,419,348     2,763,960
  Corporate securities                                             171,755            --            --
  Nontaxable interest income, state and municipal securities       153,801            --            --
  Interest income on federal funds sold and
    securities purchased under agreements to resell                314,226       136,946        90,918
                                                               -----------   -----------   -----------
         Total interest income                                 $31,060,470   $29,067,975   $27,320,703
                                                               -----------   -----------   -----------

Interest Expense
  Interest on time certificates of deposit of $100,000
    or more                                                    $ 1,302,555   $ 1,202,135   $ 1,251,381
  Interest on other deposits                                    12,466,384    11,754,937    11,154,523
  Interest on federal funds purchased and securities
    sold under agreements to repurchase                            419,445       335,373       277,690
                                                               -----------   -----------   -----------

         Total interest expense                                $14,188,384   $13,292,445   $12,683,594
                                                               -----------   -----------   -----------

         Net interest income                                   $16,872,086   $15,775,530   $14,637,109

  Provision for loan losses (Note 5)                             1,327,459       830,835       450,000
                                                               -----------   -----------   -----------

  Net interest income after provision for loan losses          $15,544,627   $14,944,695   $14,187,109
                                                               -----------   -----------   -----------

Noninterest Income
  Trust department income                                      $ 1,187,305   $ 1,033,384   $   984,927
  Service charge on deposit accounts                             1,067,746       674,333       636,560
  Fees on loans sold                                               845,983       439,454       423,105
  Other noninterest income                                         854,220       737,469       497,231
                                                               -----------   -----------   -----------

         Total noninterest income                              $ 3,955,254   $ 2,884,640   $ 2,541,823
                                                               -----------   -----------   -----------

  Gains on securities                                          $        --   $        --   $     5,963
                                                               -----------   -----------   -----------


See Notes to Consolidated Financial Statements.

                         VIRGINIA FINANCIAL CORPORATION
                                AND SUBSIDIARIES

                        Consolidated Statements of Income
                                   (Continued)
                  Years Ended December 31, 1998, 1997 and 1996


                                                1998          1997          1996
                                            -----------   -----------   -----------
Noninterest Expense
  Salaries and employee benefits            $ 6,053,792   $ 5,529,963   $ 5,277,526
  Expense of premises and fixed assets        1,227,112     1,130,060       939,068
  Computer services                             755,744       601,522       557,035
  Other noninterest expense                   2,393,619     2,212,985     1,905,197
                                            -----------   -----------   -----------

         Total noninterest expense          $10,430,267   $ 9,474,530   $ 8,678,826
                                            -----------   -----------   -----------

  Income before income taxes                $ 9,069,614   $ 8,354,805   $ 8,056,069

  Applicable income taxes                     2,821,384     2,619,693     2,514,268
                                            -----------   -----------   -----------

         Net income                         $ 6,248,230   $ 5,735,112   $ 5,541,801
                                            ===========   ===========   ===========

  Earnings per share, basic and diluted *   $      1.56   $      1.43   $      1.39
  Average shares outstanding*                 4,000,000     4,000,000     4,000,000


*    Adjusted for 100% stock dividend, December 1997.


See Notes to Consolidated Financial Statements.

                         VIRGINIA FINANCIAL CORPORATION
                                AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows
                  Years Ended December 31, 1998, 1997 and 1996


                                                                    1998            1997            1996
                                                                ------------    ------------    ------------
Cash Flows from Operating Activities
  Interest received                                             $ 30,896,790    $ 28,816,153    $ 27,390,248
  Fees and other noninterest income                                3,922,557       2,861,488       2,534,371
  Interest paid                                                  (14,079,768)    (13,395,456)    (12,648,063)
  Origination of loans available for sale                        (52,984,711)    (28,472,859)    (11,504,489)
  Proceeds from sale of loans available for sale                  50,019,403      27,579,113      10,506,939
  Cash paid to suppliers and employees                            (9,750,330)     (8,695,381)     (8,251,920)
  Income taxes paid                                               (2,725,546)     (2,817,404)     (2,580,651)
                                                                ------------    ------------    ------------
       Net cash provided by operating activities                $  5,298,395    $  5,875,654    $  5,446,435
                                                                ------------    ------------    ------------

Cash Flows from Investing Activities
  Proceeds from maturities and calls of investment securities   $ 33,435,000    $ 15,255,000    $ 30,297,080
  Proceeds from maturities and calls of securities available
    for sale                                                      31,250,374      13,760,000       7,500,000
  Proceeds from sales of securities available for sale                    --              --       7,023,789
  Purchases of investment securities                             (28,192,791)     (4,631,609)     (9,764,647)
  Purchases of securities available for sale                     (52,791,023)    (18,616,475)    (28,787,127)
  Net (increase) in loans                                         (7,890,452)    (33,103,354)    (22,824,368)
  Proceeds from sale of equipment                                      1,000           7,800              --
  Capital expenditures                                            (1,567,746)     (1,045,119)       (575,017)
  Other real estate owned improvements                               (20,900)             --              --
  Purchase of other assets                                          (157,008)        (76,350)       (261,042)
                                                                ------------    ------------    ------------
       Net cash (used in) investing activities                  $(25,933,546)   $(28,450,107)   $(17,391,332)
                                                                ------------    ------------    ------------

Cash Flows from Financing Activities
  Net increase in certificates of deposit                       $  9,875,235    $ 13,676,434    $ 16,699,960
  Net increase (decrease) in demand and savings deposits           8,390,073       8,115,376      (5,902,782)
  Net increase (decrease) in federal funds purchased               4,925,000        (450,000)      5,000,000
  Net increase in securities sold under repurchase agreements      2,735,000       1,850,000       1,780,000
  Cash dividends paid                                             (2,417,525)     (2,220,000)     (1,920,000)
                                                                ------------    ------------    ------------
       Net cash provided by financing activities                $ 23,507,783    $ 20,971,810    $ 15,657,178
                                                                ------------    ------------    ------------

       Net increase (decrease) in cash and cash
         equivalents                                            $  2,872,632    $ (1,602,643)   $  3,712,281

  Cash and cash equivalents at beginning of year                  14,684,410      16,287,053      12,574,772
                                                                ------------    ------------    ------------

  Cash and cash equivalents at end of year                      $ 17,557,042    $ 14,684,410    $ 16,287,053
                                                                ============    ============    ============


See Notes to Consolidated Financial Statements.

                         VIRGINIA FINANCIAL CORPORATION
                                AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows
                                   (Continued)
                  Years Ended December 31, 1998, 1997 and 1996


                                                                  1998            1997            1996
                                                              ------------    ------------    ------------
Reconciliation of Net Income to Net Cash
  Provided by Operating Activities
    Net income                                                $  6,248,230    $  5,735,112    $  5,541,801
    Adjustments to reconcile net income to net
      cash provided by operating activities:
        Depreciation and amortization                              705,076         636,925         475,822
        Provision for loan losses                                1,327,459         830,835         450,000
        Deferred tax (benefit)                                     232,125        (249,245)        (77,777)
        Origination of loans available for sale                (52,984,711)    (28,472,859)    (11,504,489)
        Proceeds from sale of loans available for sale          50,019,403      27,579,113      10,506,939
        (Gain) on sale of securities                                    --              --          (5,963)
        (Gain) loss on sale of equipment                               945          (3,694)          5,886
        Changes in assets and liabilities:
          Increase (decrease) in taxes payable                     (60,696)         51,534           9,161
          (Increase) decrease in interest receivable               (45,007)       (248,508)         95,155
          Increase (decrease) in interest payable                  108,617        (103,011)         35,531
          (Increase) decrease in prepaid expenses                 (119,955)         24,396         (34,244)
          Increase (decrease) in accrued expenses                     (264)        (15,772)          8,276
          Premium amortization (discount accretion)
            on securities, net                                     (98,794)        111,749         (20,868)
          (Decrease) in deferred income                             (1,337)           (921)        (38,795)
          (Increase) in fees receivable                            (32,696)             --              --
                                                              ------------    ------------    ------------
              Net cash provided by operating activities       $  5,298,395    $  5,875,654    $  5,446,435
                                                              ============    ============    ============

Supplemental Schedule of Noncash
  Investing Activities
    Other real estate acquired in settlement of loans         $         --    $    258,000    $         --
                                                              ============    ============    ============
    Unrealized gain (loss) on securities available for sale   $    485,445    $    373,544    $   (305,430)
                                                              ============    ============    ============


See Notes to Consolidated Financial Statements.

                         VIRGINIA FINANCIAL CORPORATION
                                AND SUBSIDIARIES

           Consolidated Statements of Changes in Stockholders' Equity
                  Years Ended December 31, 1998, 1997 and 1996





                                                                         Common        Capital        Retained
                                                                         Stock         Surplus        Earnings
                                                                      ------------   ------------   ------------
Balance, December 31, 1995                                            $ 10,000,000   $ 13,554,034   $ 10,489,087
  Comprehensive income:
    Net income                                                                  --             --      5,541,801
    Other comprehensive income net of tax:
      Unrealized gain (loss) on securities available for sale:
       Unrealized holding (losses) arising during the period
         (net of tax, $102,549)                                                 --             --             --
       Less:  reclassification adjustment (net of tax, $1,296)                  --             --             --
    Other comprehensive income (net of tax, $103,845)                           --             --             --
    Total comprehensive income                                                  --             --             --
  Cash dividends ($0.48 per share)                                              --             --     (1,920,000)
                                                                     -------------   ------------   ------------
Balance, December 31, 1996                                            $ 10,000,000   $ 13,554,034   $ 14,110,888
  Comprehensive income:
    Net income                                                                  --             --      5,735,112
    Other comprehensive income net of tax:
      Unrealized gain (loss) on securities available for sale:
       Unrealized holding gains arising during the period
         (net of tax, $127,005)                                                 --             --             --
    Other comprehensive income (net of tax, $127,005)                           --             --             --
    Total comprehensive income                                                  --             --             --
  Cash dividends ($0.56 per share)                                              --             --     (2,220,000)
  Stock split effected in the form of a 100% stock dividend, at par     10,000,000             --    (10,000,000)
                                                                      ------------   ------------   ------------
Balance, December 31, 1997                                            $ 20,000,000   $ 13,554,034   $  7,626,000
  Comprehensive income:
    Net income                                                                  --             --      6,248,230

    Other comprehensive income, net of tax:
      Unrealized gain (loss) on securities available for sale:
       Unrealized holding gains arising during the period
         (net of tax, $165,051)                                                 --             --             --
    Other comprehensive income (net of tax, $165,051)                           --             --             --
    Total comprehensive income                                                  --             --             --
  Cash dividends ($0.61 per share)                                              --             --     (2,440,000)
                                                                      ------------   ------------   ------------
Balance, December 31, 1998                                            $ 20,000,000   $ 13,554,034   $ 11,434,230
                                                                      ============   ============   ============

See Notes to Consolidated Financial Statements.

                                       20


                                                                         Accumulated
                                                                           Other
                                                                        Comprehensive   Comprehensive
                                                                          Income            Income           Total
                                                                      ---------------   -------------     -------------
Balance, December 31, 1995                                            $    110,468                        $ 34,153,589
  Comprehensive income:
    Net income                                                                  --      $  5,541,801         5,541,801
                                                                                        ------------
    Other comprehensive income net of tax:
      Unrealized gain (loss) on securities available for sale:
       Unrealized holding (losses) arising during the period
         (net of tax, $102,549)                                                 --      $   (199,064)               --
       Less:  reclassification adjustment (net of tax, $1,296)                  --            (2,517)               --
                                                                                        ------------
    Other comprehensive income (net of tax, $103,845)                     (201,581)     $   (201,581)         (201,581)
                                                                                        ------------
    Total comprehensive income                                                  --      $  5,340,220                --
                                                                                        ============
  Cash dividends ($0.48 per share)                                              --                          (1,920,000)
                                                                      ------------                        ------------
Balance, December 31, 1996                                            $    (91,113)                       $ 37,573,809
  Comprehensive income:
    Net income                                                                  --      $  5,735,112         5,735,112
                                                                                        ------------
    Other comprehensive income net of tax:
      Unrealized gain (loss) on securities available for sale:
       Unrealized holding gains arising during the period
         (net of tax, $127,005)                                                 --      $    246,539                --
                                                                                        ------------
    Other comprehensive income (net of tax, $127,005)                      246,539      $    246,539           246,539
                                                                                        ------------
    Total comprehensive income                                                  --      $  5,981,651                --
                                                                                        ============
  Cash dividends ($0.56 per share)                                              --                          (2,220,000)
  Stock split effected in the form of a 100% stock dividend, at par             --                                  --
                                                                      ------------                         -----------
Balance, December 31, 1997                                            $    155,426                        $ 41,335,460

  Comprehensive income:
    Net income                                                                  --      $  6,248,230         6,248,230
    Other comprehensive income, net of tax:
      Unrealized gain (loss) on securities available for sale:
       Unrealized holding gains arising during the period
         (net of tax, $165,051)                                                 --      $    320,394                --
                                                                                        ------------
    Other comprehensive income (net of tax, $165,051)                      320,394      $    320,394           320,394
                                                                      ------------      ------------      ------------
    Total comprehensive income                                                  --      $  6,568,624                --
                                                                                        ============
  Cash dividends ($0.61 per share)                                              --                          (2,440,000)
                                                                      ------------                        ------------
Balance, December 31, 1998                                            $    475,820                        $ 45,464,084
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

     Upon consumption of the reorganization at January 2, 1997, each outstanding common share of Planters Bank and Trust Company of Virginia was exchanged for one share of Virginia Financial Corporation common stock, par value $5 per share. The exchange of shares was a tax-free transaction for federal income tax purposes. The merger was accounted for on the same basis as a pooling-of-interests and financial statements for prior periods are identical to the financial statements of the Bank. Stockholders' equity has been restated to reflect this transaction in all prior periods.

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

          Securities

          Securities are classified in three categories and accounted for as follows:

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

          c.   Trading Securities

               Trading securities, which are generally held for the short term in anticipation of market gains, are carried at fair value. Realized and unrealized gains and losses on trading account assets are included in interest income on trading account securities. The Corporation had no trading securities at December 31, 1998 and 1997.

          Loans

          Loans are stated at the amount of unpaid principal, reduced by unearned discount, unearned fees, and an allowance for loan losses. Interest on all loans is accrued daily on the outstanding balances. Commitment fees related to standby letters of credit are recognized over the commitment period.

          The impairment of loans that have been separately identified for evaluation is measured based on the present value of expected future cash flows or, alternatively, the observable market price of the loans or the fair value of the collateral. However, for those loans that are collateral dependent (that is, if repayment of those loans is expected to be provided solely by the underlying collateral) and for which management has determined foreclosure is probable, the measure of impairment of those loans is based on the fair value of the collateral.

          The Corporation considers all consumer installment loans and residential mortgage loans to be homogeneous loans. These loans are not subject to impairment. A loan is considered impaired when it is probable that the Corporation will be unable to collect all principal and interest amounts according to the contractual terms of the loan agreement. Factors involved in determining impairment include, but are not limited to, expected future cash flows, financial condition of the borrower, and the current economic conditions. A performing loan may be considered impaired, if the factors above indicate a need for impairment. A loan on nonaccrual status may not be impaired if in the process of collection or there is an insignificant shortfall in payment. An insignificant delay of less than 30 days or a shortfall of less than 5% of the required principal and interest payment generally does not indicate an impairment situation, if in management's judgment the loan will be paid in full. Loans that meet the regulatory definitions of doubtful or loss generally qualify as an impaired loan. Charge-offs for impaired loans occur when the loan, or portion of the loan is determined to be uncollectible, as is the case for all loans.

                   Notes to Consolidated Financial Statements


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

          Depreciation is computed by the straight-line and declining balance methods over the following estimated useful lives:

              Buildings and improvements                   10-50 years
              Furniture and equipment                       3-25 years
              Computer software                                3 years

          Trust Department Assets

          Securities and other property held by the Trust Department in a fiduciary or agency capacity are not assets of the Corporation and are not included in the accompanying financial statements.

                   Notes to Consolidated Financial Statements


          Deposit Intangibles

          The cost of purchased deposit relationships and other intangible assets, based on independent valuation, are being amortized over estimated remaining lives ranging from nine to fifteen years. Amortization expense charged to operations was $23,650 in 1998, and $23,652 in 1997 and 1996.

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

          Earnings Per Share

          The earnings per common share have been computed by dividing net income by the weighted average number of common shares outstanding.

          Weighted average shares were 4,000,000 for each of the years ended 1998, 1997, and 1996, respectively. The Corporation had no potential common stock as of December 31, 1998, 1997, and 1996.

          Pension Plan

          The Corporation has a trusteed, noncontributory, defined contribution pension plan covering substantially all full-time employees.

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

                   Notes to Consolidated Financial Statements


          Comprehensive Income

          As of January 1, 1998, the Corporation adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income". Statement 130 established new rules for the reporting and display of comprehensive income and its components; however, the adoption of this statement had no impact on the Corporation's net income or stockholders' equity. The Statement requires other comprehensive income to include unrealized gains and losses on securities available for sale, which prior to adoption were reported separately in stockholders' equity. The financial statements have been reclassified to conform to the requirements of Statement No. 130.

          Emerging Accounting Standards

          In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Statement establishes accounting and reporting standards for derivative financial instruments and other similar financial instruments and for hedging activities. The Statement also allows securities classified as held-to-maturity to be transferred to the available-for-sale category at the date of initial application of this standard. Statement 133 is effective for all fiscal years beginning after June 15, 1999. Management is currently reviewing this statement to determine the impact, if any, it will have since the Corporation does not currently employ such derivative instruments and does not intend to do so in the future.


Note 2. Restrictions on Cash

        To comply with Federal Reserve Regulations, the Bank is required to maintain certain average reserve balances. The daily average reserve requirement was $5,968,000 and $5,035,000 for the reserve periods including December 31, 1998 and 1997, respectively.


Note 3. Securities

        The amortized cost and fair value of the securities being held to maturity as of December 31, 1998 and 1997 are as follows:

                                                                   1998
                                        ------------------------------------------------------------
                                                          Gross                             Gross
                                         Amortized      Unrealized      Unrealized           Fair
                                           Cost           Gains          (Losses)            Value
                                        -----------     -----------     -----------      -----------
          U. S. Government Agencies     $32,190,103     $    65,519     $  (124,849)     $32,130,773
          State and Municipal            19,797,601         397,539         (14,839)      20,180,301
                                        -----------     -----------     -----------      -----------
             Total                      $51,987,704     $   463,058     $  (139,688)     $52,311,074
                                        ===========     ===========     ===========      ===========

                   Notes to Consolidated Financial Statements


                                                                    1997
                                        ------------------------------------------------------------
                                                          Gross           Gross
                                         Amortized      Unrealized      Unrealized           Fair
                                           Cost           Gains          (Losses)            Value
                                        -----------     -----------     -----------      -----------
          U. S. Government Agencies     $39,659,677     $    54,184     $  (110,088)     $39,603,773
          State and Municipal            17,590,097         187,140         (15,341)      17,761,896
                                        -----------     -----------     -----------      -----------
             Total                      $57,249,774     $   241,324     $  (125,429)     $57,365,669
                                        ===========     ===========     ===========      ===========

          The amortized cost and fair value of the securities being held to maturity as of December 31, 1998 and 1997 by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations without any penalties.


                                                       1998
                                           ---------------------------
                                            Amortized         Fair
                                              Cost            Value
                                           -----------     -----------
          Due in one year or less          $ 5,905,483     $ 5,926,499
          Due after one year through
            five years                      37,385,698      37,580,192
          Due after five years through
            ten years                        6,260,064       6,326,474
          Due after 10 years                 2,436,459       2,477,909
                                           -----------     -----------
             Total                         $51,987,704     $52,311,074
                                           ===========     ===========


          The amortized cost and fair values of securities available for sale as of December 31, 1998 and 1997, are as follows:

                                                                    1998
                                        ------------------------------------------------------------
                                                           Gross           Gross
                                         Amortized       Unrealized      Unrealized         Fair
                                            Cost           Gains          (Losses)          Value
                                        -----------     -----------      ----------      -----------
          U. S. Treasury                $11,139,105     $   115,305     $        --      $11,254,410
          U. S. Government Agencies      48,162,896         496,524         (13,425)      48,645,995
          State and Municipals            9,909,756         139,345         (18,189)      10,030,912
          Corporate                         973,081           1,381              --          974,462
          Other                           7,398,240              --              --        7,398,240
                                        -----------     -----------      ----------      -----------
             Total                      $77,583,078     $   752,555     $   (31,614)     $78,304,019
                                        ===========     ===========      ==========      ===========

                                                                    1997
                                        ------------------------------------------------------------
                                                           Gross           Gross
                                         Amortized       Unrealized      Unrealized         Fair
                                            Cost           Gains          (Losses)          Value
                                        -----------     -----------      ----------      -----------
          U. S. Treasury                $13,025,137     $   108,104     $    (3,160)     $13,130,081
          U. S. Government Agencies      42,898,638         186,289         (55,738)      43,029,189
                                        -----------     -----------     -----------      -----------
             Total                      $55,923,775     $   294,393     $   (58,898)     $56,159,270
                                        ===========     ===========     ===========      ===========

          The amortized cost and fair value of securities available for sale as of December 31, 1998 and 1997, by contractual maturity are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations without any penalties.

                   Notes to Consolidated Financial Statements


                                                       1998
                                           --------------------------
                                            Amortized         Fair
                                              Cost            Value
                                           -----------     -----------
          Due in one year or less          $10,140,544     $10,190,359
          Due after one year through
            five years                      48,143,530      48,697,078
          Due after five years through
            ten years                        2,629,646       2,653,740
          Due after ten years                8,298,038       8,390,140
          Corporate and other                8,371,320       8,372,702
                                           -----------     -----------
             Total                         $77,583,078     $78,304,019
                                           ===========     ===========


          Proceeds from calls and maturities of securities held to maturity during 1998, 1997, and 1996 were $33,435,000, $15,255,000, and
          $30,297,080, respectively. No gains or losses were realized on these transactions during 1998 or 1997. Gross gains of $2,150 were realized on calls in 1996.

          There were no sales of securities available for sale during 1998 or 1997. Proceeds from the sale of securities available for sale during 1996 were $7,023,789. Proceeds from calls and maturities of securities available for sale during 1998, 1997, and 1996 were $31,250,374, $13,760,000, and $7,500,000, respectively. No gains or losses were realized on these transactions during 1998 or 1997. Gross gains of $14,493 and gross losses of $10,680 were realized on the sale during 1996.

          The book value of securities pledged to secure deposits and for other purposes amounted to $26,509,694 and $19,751,457 at December 31, 1998 and 1997, respectively.


Note 4. Loans

     Loans at December 31, 1998 and 1997, are summarized as follows:

                                                        1998         1997
                                                      --------     --------
                                                          (In Thousands)
     Real estate loans:
       Construction                                   $ 20,065     $ 20,183
       Secured by farmland                               1,284        1,316
       Secured by 1-4 family residential               113,477      128,130
       Other real estate loans                          59,752       39,037
     Loans to farmers (except those
        secured by real estate)                          2,598        2,725
     Commercial and industrial loans
        (except those secured by real estate)           37,693       34,434
     Loans to individuals for household, family
         and other consumer expenditures                43,676       43,364
     All other loans (including overdrafts)                368          799
                                                      --------     --------
              Total loans                             $278,913     $269,988
     Less:  Unearned income                                344          406
            Allowance for loan losses                    3,212        3,753
                                                      --------     --------
                Net loans                             $275,357     $265,829
                                                      ========     ========

                   Notes to Consolidated Financial Statements


     Information about impaired loans as of and for the years ended December 31, 1998 and 1997 is as follows.

                                                         1998         1997
                                                       --------     --------
                                                          (In Thousands)
     Impaired loans for which an allowance
       has been provided                               $     --     $379,632
     Impaired loans for which no allowance
       has been provided                                944,461           --
                                                       --------     --------
             Total impaired loans                      $944,461     $379,632
                                                       ========     ========

     Allowance provided for impaired loans,
       included in allowance for loan losses           $     --     $379,632
                                                       ========     ========

     Average balance in impaired loans                 $455,291     $379,632
                                                       ========     ========

     Interest income recognized                        $ 14,199     $     --
                                                       ========     ========

     Nonaccrual loans excluded from impaired loan disclosure under FASB 114 amounted to $1,028,481, $813,395, and $193,876 at December 31, 1998, 1997
     and 1996, respectively. If interest on these loans had been accrued, such income would have approximated $142,108, $72,937, and $15,476 for 1998, 1997, and 1996, respectively.


Note 5. Allowance for Loan Losses

     Transactions in the allowance for loan losses for each of the three years ended December 31 are as follows:

                                             1998           1997           1996
                                          ----------     ----------     ----------
     Balance, beginning                   $3,752,500     $3,038,958     $2,785,791
     Recoveries                               75,428         40,514         70,955
     Provisions charged to operations      1,327,459        830,835        450,000
                                          ----------     ----------     ----------
           Total                          $5,155,387     $3,910,307     $3,306,746
     Loans charged off                     1,943,605        157,807        267,788
                                          ----------     ----------     ----------
     Balance, ending                      $3,211,782     $3,752,500     $3,038,958
                                          ==========     ==========     ==========


Note 6. Bank Premises and Equipment

     The major classes of bank premises and equipment and the total accumulated depreciation are as follows:

                                                 1998               1997
                                              -----------       -----------
     Land                                     $ 1,532,938       $ 1,162,221
     Buildings and improvements                 4,622,298         4,384,493
     Furniture and equipment                    5,066,795         4,370,443
                                              -----------       -----------
                                              $11,222,031       $ 9,917,157
     Accumulated depreciation                   5,440,218         5,123,378
                                              -----------       -----------
                                              $ 5,781,813       $ 4,793,779
                                              ===========       ===========

                   Notes to Consolidated Financial Statements

     Depreciation charged to operations was $577,768 in 1998, $515,835 in 1997, and $408,181 in 1996.


Note 7. Income Taxes

     Net deferred tax assets consist of the following components as of December 31, 1998 and 1997:

                                                   1998             1997
                                                ----------       ----------
     Deferred tax assets:
       Allowance for loan losses                $  858,765       $1,042,609
       Deferred loan fees                           74,690           90,593
       Other                                        56,409           4, 052
                                                ----------       ----------
                                                $  989,864       $1,178,254
                                                ----------       ----------
     Deferred tax liabilities:
       Bank premises                            $  176,104       $  133,330
       Securities available for sale               245,119           80,068
       Other                                         3,360            2,399
                                                ----------       ----------
                                                $  424,583       $  215,797
                                                ----------       ----------

                                                $  565,281       $  962,457
                                                ==========       ==========

     The provision for income taxes charged to operations for the years ended December 31, 1998, 1997 and 1996, consists of the following:

                                            1998           1997              1996
                                        -----------     -----------      -----------
     Current tax expense                $ 2,589,259     $ 2,868,938      $ 2,592,045
     Deferred tax expense (benefit)         232,125        (249,245)         (77,777)
                                        -----------     -----------      -----------
                                        $ 2,821,384     $ 2,619,693      $ 2,514,268
                                        ===========     ===========      ===========

     The income tax provision differs from the amount of income tax determined by applying the U. S. federal income tax rate to pretax income due to the following:

                                                1998             1997             1996
                                             -----------      -----------      -----------
     Computed "expected" tax expense         $ 3,083,669      $ 2,840,634      $ 2,739,063
     Increase (decrease) in income taxes
       resulting from:
         Tax-exempt interest income             (277,802)        (217,874)        (234,641)
         Other                                    15,517           (3,067)           9,846
                                             -----------      -----------      -----------
                                             $ 2,821,384      $ 2,619,693      $ 2,514,268
                                             ===========      ===========      ===========


Note 8. Deposits

     The aggregate amount of jumbo time deposits, each with a minimum denomination of $100,000 was $25,061,579 and $22,589,613 in 1998 and 1997,
     respectively.

                   Notes to Consolidated Financial Statements


     At December 31, 1998, the scheduled maturities of time deposits are as follows:

                    1999                       $144,448,213
                    2000                         15,374,798
                    2001                          4,036,816
                    2002                          5,780,443
                    2003 and thereafter           1,626,269
                                               ------------
                                               $171,266,539
                                               ============


Note 9. Related Party Transactions

     The Corporation has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, their immediate families and affiliated companies in which they are principal stockholders, all of which have been, in the opinion of management, on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others.

     Aggregate loan transactions with related parties were as follows:

                                                 1998               1997
                                              ---------          ---------
     Beginning balance                        $ 887,656          $ 690,591
     New loans                                  595,728            605,697
     Repayments                                (520,678)          (408,632)
                                              ---------          ---------
     Ending balance                           $ 962,706          $ 887,656
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

     A summary of the contract amount of the Corporation's exposure to off-balance-sheet risk as of December 31, 1998 and 1997 is as follows:


                                                       1998           1997
                                                     --------       --------
                                                         (in thousands)
     Financial instruments whose contract
      amounts represent credit risk:
        Commitments to extend credit                  $48,808       $48,537
        Standby letters of credit                       3,000         3,033

                   Notes to Consolidated Financial Statements


     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract and represent the undrawn portion of the total commitment. Collateral held is primarily, deeds of trust on real estate.

     Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Most commitments are extended for less than one year with the longest expiring in 2003. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The extent of collateral held for those commitments at December 31, 1998, varies from 0% to 100%; the average amount collateralized is 69%.

     The Corporation maintains cash accounts in other commercial banks. The amount on deposit at December 31, 1998 exceeded the insurance limits of the Federal Deposit Insurance Corporation by $6,762,740.


Note 11. Commitments and Contingencies

     The Corporation is party to various legal proceedings. Counsel is of the opinion that settlement of these items should not have a material effect on financial position.

     The Corporation is heavily dependent on computer processing in the conduct of its business activities and, therefore is susceptible to the Year 2000
     (Y2K) Issue. The Issue is whether computer systems will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. The Corporation has conducted a comprehensive review of its computer systems to identify the systems that could be affected by the Year 2000 Issue, and has developed and is implementing a remediation plan.


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

     Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 1998, that the Corporation meets all capital adequacy requirements to which it is subject.

     As of December 31, 1998, the most recent notification from the Federal Deposit Insurance Corporation categorized the Corporation as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Corporation must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                   Notes to Consolidated Financial Statements

     The Corporation's actual capital amounts and ratios are also presented in the table.



                                                                                                          To Be Well
                                                                                                       Capitalized Under
                                                                     For Capital                        Prompt Corrective
                                        Actual                    Adequacy Purposes                     Action Provisions
                                --------------------       -----------------------------         ----------------------------
                                 Amount        Ratio         Amount                Ratio            Amount             Ratio
                                 ------        -----         ------                -----            ------             -----
                                                                    (Amount in Thousands)
As of December 31, 1998:
  Total Capital (to Risk
    Weighted Assets):
        Consolidated            $ 47,958       18.29%       >$   20,981          >   8.0%          >       N/A
                                                            -                    -                 -
        Bank                    $ 36,176       13.98%       >$   20,695          >   8.0%          >$   25,868        >  10.0%
                                                            -                    -                 -                  -
  Tier 1 Capital (to Risk
    Weighted Assets):
        Consolidated            $ 44,746       17.06%       >$   10,491          >   4.0%          >       N/A
                                                            -                    -                 -
        Bank                    $ 32,965       12.74%       >$   10,347          >   4.0%          >$   15,521        >   6.0%
                                                            -                    -                 -                  -
  Tier 1 Capital (to
    Average Assets):
        Consolidated            $ 44,746       10.78%       >$   16,610          >   4.0%          >       N/A
                                                            -                    -                 -
        Bank                    $ 32,965        7.94%       >$   16,615          >   4.0%          >$   20,769        >   5.0%
                                                            -                    -                 -                  -

As of December 31, 1997:
  Total Capital (to Risk
    Weighted Assets):
      Consolidated              $ 44,508       18.22%       >$   19,544          >   8.0%          >       N/A
                                                            -                    -                 -
      Bank                      $ 35,812       14.77%       >$   19,403          >   8.0%          >$   24,254        >  10.0%
                                                            -                    -                 -                  -
  Tier 1 Capital (to Risk
    Weighted Assets):
       Consolidated             $ 41,446       16.97%       >$    9,772          >   4.0%          >       N/A
                                                            -                    -                 -
       Bank                     $ 32,771       13.51%       >$    9,701          >   4.0%          >$   14,552        >   6.0%
                                                            -                    -                 -                  -
  Tier 1 Capital (to
    Average Assets):
        Consolidated            $ 41,446       10.34%       >$   16,039          >   4.0%          >       N/A
                                                            -                    -                 -
        Bank                    $ 32,771        8.23%       >$   15,930          >   4.0%          >$   19,912        >   5.0%
                                                            -                    -                 -                  -


     Transfer of funds from the banking subsidiary to the Parent Corporation in the form of loans, advances and cash dividends, are restricted by federal and state regulatory authorities. As of December 31, 1998, the aggregate amount of unrestricted funds which could be transferred from the Corporation's subsidiary to the Parent Corporation, without prior regulatory approval, totaled $9,653,111 or 21.2% of the consolidated net assets.


Note 13. Employee Retirement Plan

     The Corporation has a defined contribution retirement plan which covers substantially all full-time salaried employees. Contributions are at the discretion of the Board of Directors. Contributions amounted to $346,377, $329,661, and $316,464 in 1998, 1997, and 1996, respectively.

                   Notes to Consolidated Financial Statements


Note 14. Leases

     The Bank leases its Terry Court banking facility located in the Terry Court Shopping Center on North Augusta Street, Staunton, Virginia. The lease provides for an original five (5) year term ending April 30, 1991, with options for three (3) five (5) year extensions. The second option for a five (5) year extension was exercised. The current monthly lease payment is $1,694 with annual increases of 2 1/2%.

     The Bank leases a banking facility in Harrisonburg, Virginia. The lease provides for an original ten (10) year term ending July 31, 2008, with options for one additional ten (10) year term or one five (5) year term with one additional five (5) year term. The current monthly lease payment is $1,500, with a 5% increase every two years.

     Rent expense was $50,536, $31,894 and $30,466 for the years ended December 31, 1998, 1997, and 1996, respectively.

     The future minimum annual lease payments are as follows:

             1999                                $   38,665
             2000                                    39,557
             2001                                    26,019
             2002                                    19,294
             2003                                    19,845
             2004 and thereafter                     97,008
                                                 ----------
                                                 $  240,388
                                                 ==========

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

                   Notes to Consolidated Financial Statements


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

     At December 31, 1998 and 1997, the carrying amounts and fair values of loan commitments and stand-by letters of credit were immaterial.

     The estimated fair values of the Corporation's financial instruments are as follows:

                                                    1998                      1997
                                            ---------------------    ----------------------
                                            Carrying      Fair       Carrying        Fair
                                             Amount       Value       Amount         Value
                                            --------     --------    --------      --------
                                                (in thousands)           (in thousands)
     Financial assets:
        Cash and short-term investments     $ 17,557     $ 17,557     $ 14,684     $ 14,684
        Securities                           130,292      130,615      113,409      113,525
        Loans                                275,357      285,587      265,829      273,205
                                            --------     --------     --------     --------
           Total financial assets           $423,206     $433,759     $393,922     $401,414
                                            ========     ========     ========     ========

                                                     1998                        1997
                                             ---------------------     ---------------------
                                             Carrying      Fair        Carrying        Fair
                                              Amount       Value        Amount         Value
                                             --------     --------     --------      -------
                                                 (in thousands)            (in thousands)
     Financial liabilities:
        Deposits                             $370,432     $372,240     $352,167     $352,481
        Securities sold under agreements
           to repurchase                        7,695        7,695        4,960        4,960
        Federal funds purchased                 9,475        9,475        4,550        4,550
                                             --------     --------     --------     --------
           Total financial liabilities       $387,602     $389,410     $361,677     $361,991
                                             ========     ========     ========     ========


Note 16. Short-Term Borrowings

     The Corporation had unused lines of credit totaling $4,525,000 with nonaffiliated banks at December 31, 1998.

                  Notes to Consolidated Financial Statements


Note 17. Condensed Financial Information - Parent Company Only


                         VIRGINIA FINANCIAL CORPORATION
                            (Parent Corporation Only)

                                 Balance Sheets
                           December 31, 1998 and 1997


                                                               1998             1997
                                                            -----------     -----------
Assets
       Cash on deposit with subsidiary bank                 $    25,750     $   106,268
       Investments                                           10,015,312       7,999,104
       Loans                                                  1,756,753              --
       Accrued interest                                          61,342         112,139
       Organizational expenses, net                              20,845          27,793
       Investment in subsidiaries, at cost, plus equity
         in undistributed net income                         33,646,341      33,193,067
                                                            -----------     -----------
                                                            $45,526,343     $41,438,371
                                                            ===========     ===========


Liabilities
       Due to subsidiary                                    $    20,917     $   102,911
       Dividends payable                                         22,475              --
       Deferred income taxes                                     18,867              --
                                                            -----------     -----------
            Total liabilities                               $    62,259     $   102,911
                                                            -----------     -----------


Stockholders' Equity
       Common stock                                         $20,000,000     $20,000,000
       Surplus                                               13,554,034      13,554,034
       Retained earnings                                     11,434,230       7,626,000
       Accumulated other comprehensive income                   475,820         155,426
                                                            -----------     -----------
            Total stockholders' equity                      $45,464,084     $41,335,460
                                                            -----------     -----------

            Total liabilities and stockholders' equity      $45,526,343     $41,438,371
                                                            ===========     ===========

                  Notes to Consolidated Financial Statements


                         VIRGINIA FINANCIAL CORPORATION
                            (Parent Corporation Only)

                              Statements of Income
                           December 31, 1998 and 1997

                                                                 1998             1997
                                                             ------------     ------------
Income
       Dividends from subsidiaries                           $  5,840,000     $ 10,330,000
       Interest on investments                                    404,194           34,150
       Interest on loans                                           39,775               --
                                                             ------------     ------------
          Total income                                       $  6,283,969     $ 10,364,150
                                                             ------------     ------------

Expenses
       Amortization                                          $      6,948     $      6,948
       Directors' fees                                              9,600            6,160
       Legal fees                                                   9,458           12,126
       Stockholder accounting                                      13,270           12,000
       Other                                                       24,350            6,214
                                                             ------------     ------------
          Total expenses                                     $     63,626     $     43,448
                                                             ------------     ------------

Income before income tax and distributions in excess of
  earnings of subsidiaries                                   $  6,220,343     $ 10,320,702

Income tax expense (benefit)                                      141,617           (1,578)
                                                             ------------     ------------

Income before equity distributions in excess of earnings
  of subsidiaries                                            $  6,078,726     $ 10,322,280

Equity in undistributed net income of subsidiaries                169,504               --

Distributions in excess of earnings of subsidiaries                    --       (4,587,168)
                                                             ------------     ------------

          Net income                                         $  6,248,230     $  5,735,112
                                                             ============     ============

                  Notes to Consolidated Financial Statements


                         VIRGINIA FINANCIAL CORPORATION
                            (Parent Corporation Only)

                            Statements of Cash Flows
                           December 31, 1998 and 1997


                                                                                1998              1997
                                                                            ------------      ------------
              Cash Flows from Operating Activities
                     Net income                                             $  6,248,230      $  5,735,112
                     Adjustments to reconcile net income to net cash
                       provided by operating activities:
                         Amortization (accretion), net                          (118,102)            6,948
                        Undistributed earnings of subsidiaries                  (169,504)       (3,371,823)
                        (Increase) decrease in accrued interest                   50,797            (7,650)
                        Increase in organization costs                                --           (34,741)
                        (Decrease) in due to subsidiary                          (81,994)           (1,578)
                                                                            ------------      ------------
                              Net cash provided by operating activities     $  5,929,427      $  2,326,268
                                                                            ------------      ------------

              Cash Flows from Investing Activities
                     Proceeds from maturities and calls of
                       investment securities                                $  8,000,000      $         --
                     Proceeds from maturities and calls of securities
                       available for sale                                      5,475,374                --
                     Purchases of securities available for sale              (15,311,041)               --
                     Net (increase) in loans receivable                       (1,756,753)               --
                                                                            ------------      ------------
                              Net cash (used in) investing activities       $ (3,592,420)     $         --
                                                                            ------------      ------------


              Cash Flows from Financing Activities,
                     cash dividends paid                                    $ (2,417,525)     $ (2,220,000)
                                                                            ------------      ------------

                              Increase (decrease) in cash and cash
                                equivalents                                 $    (80,518)     $    106,268

              Cash and Cash Equivalents
                        Beginning                                                106,268                --
                                                                            ------------      ------------

                        Ending                                              $     25,750      $    106,268
                                                                            ============      ============

              Supplemental Schedule of Noncash
                Investing Activities, dividend of securities
                from the subsidiary                                         $         --      $  7,999,104
                                                                            ============      ============

                               Virginia Financial
                                  Corporation



Board of Directors


Lee S. Baker                   Owner/Manager
                               Staunton Tractor, Inc.


Benham M. Black                Attorney at Law
                               Black, Noland, & Read, P.L.C.


Harry V. Boney, Jr.            Vice-Chairman of the Board
                               Planters Bank & Trust Company of Virginia


William P. Heath, Jr.          President & Chief Executive Officer
                               Planters Bank & Trust Company of Virginia


Jan S. Hoover                  Vice President and Treasurer
                               Arehart Associates, Ltd.


Martin F. Lightsey             President and Chief Executive Officer
                               Specialty Blades, Inc.


James S. Quarforth             President, Chief Executive Officer, and Director
                               CFW Communications Company




Officers

Benham M. Black                Chairman of the Board

William P. Heath, Jr.          President and Chief Executive Officer

Fred D. Bowers                 Secretary / Treasurer

PLANTERS BANK & TRUST COMPANY OF VIRGINIA

Board of Directors


Lee S. Baker
Benham M. Black
Harry V. Boney, Jr.
H.C. Stuart Cochran
Steven C. Corell
G. Raymond Ergenbright
William P. Heath, Jr.
Jan S. Hoover
Martin F. Lightsey
James S. Quarforth
Elizabeth M. Schreiber


Executive Officers


Benham M. Black                         Chairman of the Board


William P. Heath, Jr.                   President and Chief Executive Officer


Fred D. Bowers                          Senior Vice President and Cashier/
                                        Chief Financial Officer

Thomas A. Davis                         Senior Trust Officer


Joseph Shomo                            Senior Vice President/Lending




Commercial Officers

Taylor M. Cole                               Senior Vice President/Lending
Robert E. Harris                             Senior Vice President/ Branch Administration
Donna H. Snyder                              Senior Vice President/Senior Accounting Officer
Larry F. Staples                             Senior Vice President/Operations
George Ballew                                Vice President/Planters Mortgage Services
David W. Balser                              Vice President/Branch Manager
Boyd M. Beasley                              Vice President/City Executive
John P. Bowers                               Vice President/Commercial Loan Officer
M. Paul Coleman                              Vice President/Portfolio Support Manager
Carl H. Craig, Jr.                           Vice President/Senior Commercial Real Estate Officer
Kelly S. Davis                               Vice President/Marketing and Training
Mark R. Dunsmore                             Vice President/Branch Manager
Francis W. Irvine                            Vice President/City Executive
Paul K. Martin                               Vice President/Commercial Loan Officer
Bobbie E. Meyerhoeffer                       Vice President/Consumer Loan Officer
Brenda F. Moore                              Vice President/Branch Manager
Jeffery R. Smith                             Vice President/Area Manager
Donald F. Luttrell                           Auditor
Davis A. Miers                               Retail Investment Officer

Charlie W. Barnes                            Assistant Vice President/Consumer Loan Officer
Jo Ann W. Bartley                            Assistant Vice President/Branch Manager
Susan S. Brown                               Assistant Vice President/Loan Operations
Elizabeth I. Early                           Assistant Vice President/Retail Branch Manager
John M. Holmes                               Assistant Vice President/Branch Manager
Edward L. Pursley                            Assistant Vice President/Branch Manager
Alan J. Sweet                                Assistant Vice President/Commercial Loan Officer
Robert D. Thompson                           Assistant Vice President/Branch Manager
Eric K. Moore                                Consumer Loan Officer
Diana K. Bowers                              Branch Officer
S. D'Ann Burford                             Training Officer
Carolyn S. Curry                             Senior Mortgage Loan Originator
Kathy C. Floyd                               Senior Systems Officer
Janice T. Johnson                            Human Resources Administrative Officer
Daniel J. Morgan                             Systems Officer
Cathy C. Myers                               Customer  Support Officer
Sheila M. Price                              Mortgage Loan Operations Officer
Linda L. Thompson                            Senior Underwriting Officer




Trust Department Officers

Mollie K. Butler         Trust Officer
Glendon K. Gill          Trust New Business Development Officer
Jeffrey C. Jones         Assistant Trust Officer
Safiya Mahmoodian        Trust New Business Development Officer
Gregory L. Owen          Pension Trust Officer


Mark J. Setaro           Trust Investment Officer
Priscilla R. Stanley     Senior Pension Trust Officer
Dorothea S. Stewart      Trust Operations Officer
Ruth C. Talmage          Trust Officer

Locations

Virginia Financial Corporation
Corporate Headquarters
24 South Augusta Street
Staunton, Virginia 24401
(540) 885-1232  fax 885-8530


Planters Bank & Trust Company of Virginia


Main Office*
24 South Augusta Street
Staunton, Virginia 24401
(540) 885-1232  fax 885-8530

Richmond Road Office*
1135 Richmond Road
Staunton, Virginia 24401
(540) 885-6501  fax 885-1834

West Beverley Office*
2307 West Beverley Street
Staunton, Virginia  24401
(540) 885-6469  fax 885-6432

Northside Office
2201 North Augusta Street
Staunton, Virginia  24401
(540) 885-6730  fax 885-4793

Greenville Avenue Office*
1480 Greenville Avenue
Staunton, Virginia  24401
(540) 885-6888  fax 886-1694

Harrisonburg Office
375 North  Mason Street
Harrisonburg, Virginia 22801
(540) 432-9709  fax 438-8420

Lexington Office*
1197 Lee Highway
Lexington, Virginia 22450
(540) 464-6319
(opening in 1999)
Fishersville Office
VA Route 640 & US Route 250
Fishersville, Virginia 22939
(540) 943-1161  fax 943-7024

Waynesboro Office*
251 North Poplar Street
Waynesboro, Virginia  22980
(540) 949-7145  fax 943-1336

Stuarts Draft Office*
132 Greenville Road
Stuarts Draft, Virginia  24477
(540) 337-1563  fax 337-5436

Verona Office*
5018 Lee Highway
Verona, Virginia  24482
(540) 248-7243  fax 248-7246

Grottoes Office
106 Sixth Street
Grottoes, Virginia 24441
(540) 249-3691  fax 249-5521

Rosser Avenue Office*
100 Lucy Lane
Waynesboro, Virginia 22980
(540) 932-2600
(opening 2nd quarter 1999)

Cash Machines
Food Lion
600 North Coalter Street
Staunton, Virginia

7-11 Convenience Store
305 Augusta Street
Grottoes, Virginia
Planters Mortgage Services
24 South Augusta Street
Staunton, Virginia 24401
(540)885-1232 fax 885-2471

113 Tinkling Springs Road
Fishersville, Virginia 22939
(540) 941-8400  fax 941-8060

10 East Washington Street, Number 2
Lexington, Virginia 22450
(540) 464-1538 fax 464-1638

Planters Investment Services
24 South Augusta Street
Staunton, Virginia 24401
(540) 885-1232  fax 885-2471

Website
plantersofva.com

e-mail
planters@cfw.com

Trust Department e-mail
trust@cfw.com

Investment Services e-mail
invest@cfw.com

24-Hour Banking By Phone
1-888-286-1045
(540) 885-9882
(540) 942-1491

*ATM location