Form 10-K405, Exhibit 13
period 1999-12-31
VIRGINIA FINANCIAL CORP
filed 2000-03-28
CIK 1036070

                                      VFC
                        Virginia Financial Corporation






































                                                  Virginia Financial Corporation
                                                  1999 Annual Report

[PHOTO]

Dear Fellow Stockholders:

It is my pleasure to report on the progress of both Virginia Financial Corporation and Planters Bank & Trust Company of Virginia for the year ending December 31,1999.

Without reservation, 1999 was a unique year for Planters Bank as it was for the banking industry in general. We invested in four new branches, two being de novo and two purchased from Wachovia Bank. In the fourth quarter this expansion impacted our net earnings with the one-time costs involved in the purchase. In 2000 we will absorb the operating costs of the new offices and continue to build the infrastructure needed to effectively manage a bank approaching the one-half billion dollar plateau. From my perspective, we made good investments in 1999 that will pay good dividends in the future.

Preparing to deal with the Y2K issue made the year even more interesting. The good news is we brought in the New Year without difficulty. If there is any bad news, it relates to the cost of our preparation. All systems were checked and re-checked. We spent a great deal of time and money telling the public we were ready and that our systems had been approved by the appropriate regulators. We also established a significant cash reserve during the last two months of the year to respond to the potential of unusual cash withdrawals. As a point of interest, the day we expected to be extremely busy, December 31, turned out to be one of the lightest days of the year.

Many talented people worked hard to build the new branch offices and to get us ready for Y2K. I want to thank these dedicated employees at the Bank for a job well done. I am proud of each of them.

We are constantly looking for ways to enhance customer service with user-friendly technology. The most important challenge of technological evolution is to remain aware of what is available and then to use what our customers really want. For instance, this year we responded to our customer's wishes by implementing InterNet Banking. Technology will continue to play an important role in the continued success of Planters Bank.

As we look to the future the economy should remain strong, which can only benefit the Shenandoah Valley. We are currently enjoying relatively strong loan demand although deposit gathering is a challenge. Obviously, the competition is keen so we need to price our products in a manner that generates a reasonable return.

The Board of Virginia Financial Corporation is committed to orderly growth along the I-81 corridor. In that regard we will have discussions from time to time with banks who share the vision of providing excellent customer service in their communities while being affiliated with a larger organization to maximize shareholder value.

I feel your corporation is well positioned to prosper in the future. The management and staff appreciate your support and solicit your comments and suggestions as we strive to be the premier bank in the markets we serve. I encourage each of you to read this report for a clear understanding of the financial aspects of this past year.

In conclusion, I would be remiss if I did not mention Joe Shomo, who retired on December 31, 1999 after 42 years with the Bank. Joe was truly focused on treating customers the right way and we will continue with that attitude into the future. We wish Joe the best of everything in his retirement.

Sincerely,

/s/ William P. Heath, Jr.

William P. Heath, Jr.
President & CEO

                                                              VFC
                                                              VIRGINIA FINANCIAL
                                                              CORPORATION

Directors of Virginia Financial Corporation and
Planters Bank & Trust Company of Virginia
--------------------------------------------------------------------------------

[PHOTO]

Lee S. Baker
Vice Chairman of the Board
Planters Bank & Trust Company
of Virginia
Owner/Manager
Staunton Tractor, Inc.
Director since 1984

[PHOTO]

Benham M. Black
Attorney at Law
Black, Noland, & Read, P.L.C
Director since 1969

[PHOTO]

Harry V. Boney, Jr.
Chairman of the Board
Virginia Financial Corporation
Director since 1975

[PHOTO]

William P. Heath, Jr.
President & Chief Executive Officer
Virginia Financial Corporation and
Planters Bank & Trust Company of Virginia
Director since 1997

[PHOTO]

Jan S. Hoover
Vice President and Treasurer
Arehart Associates, Ltd.
Director since 1995

VFC
Virginia Financial
Corporation

Directors of Virginia Financial Corporation
-------------------------------------------------------------------------------

[PHOTO]

Martin F. Lightsey
President and Chief Executive Officer
Specialty Blades, Inc.
Director since 1995

[PHOTO]

James S. Quarforth
Chairman, Chief Executive Officer, and Director
CFW Communications Company
Director
American Illuminet, Inc.
Director since 1995

Directors of Planters Bank & Trust Company of Virginia
--------------------------------------------------------------------------------

[PHOTO]

H.C. Stuart Cochran
Chairman of the Board
Planters Bank & Trust Company
of Virginia
Vice President and Treasurer
Insurance Partners of Virginia
Director since 1994

[PHOTO]

G. Raymond Ergenbright
Commissioner of the Revenue
City of Staunton
Director since 1984

[PHOTO]

Elizabeth M. Schreiber
Vice President and Treasurer
Mocomp, Inc.
Director since 1997

                                                              VFC
                                                              VIRGINIA FINANCIAL
                                                              CORPORATION

Planters Bank & Trust Company of Virginia, an independent community bank, will be the premier financial institution in the communities and markets in which it operates;

will provide its individual and business customers superior, competitively priced financial products and unequaled customer service;

will produce superior financial performance and quality growth, consistent with uncompromising dedication and commitment to sound business and banking practices;

will maintain an environment which promotes and rewards employee initiative, development and contribution;

and will contribute to the economic and social well-being of its communities through community reinvestment and employee involvement.


                                                            Mission Statement of
                                       Planters Bank & Trust Company of Virginia
                              Adopted by the Board of Directors on July 11, 1995



VFC
Virginia Financial
Corporation

Contents
--------------------------------------------------------------------------------

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




                                                              VFC
                                                              Virginia Financial
                                                              Corporation

Virginia Financial Corporation
and Subsidiary
provide a full range of banking services with fifteen offices located throughout the Augusta County, Rockingham County and Rockbridge County areas of Virginia.
================================================================================



Selected Financial Data
--------------------------------------------------------------------------------
(000's omitted on dollar items, except for Per Share amounts)

                                           1999          1998           1997           1996          1995
Deposits                                $  397,365    $  370,432     $  352,167     $  330,375    $  319,578

Loans, Net                              $  291,513    $  275,357     $  265,829     $  232,913    $  209,541

Assets                                  $  473,381    $  434,140     $  403,999     $  377,113    $  356,068

Stockholders' Equity                    $   46,120    $   45,464     $   41,335     $   37,574    $   34,154

Interest Income                         $   31,373    $   31,060     $   29,068     $   27,321    $   26,073

Net Interest Income                     $   17,403    $   16,872     $   15,776     $   14,637    $   13,730

Provision for Loan Losses               $    1,100    $    1,327     $      831     $      450    $      309

Other Expenses Net of Other Income      $    8,498    $    6,475     $    6,590     $    6,131    $    6,108

Income Taxes                            $    2,251    $    2,821     $    2,620     $    2,514    $    2,278

Net Income                              $    5,554    $    6,248     $    5,735     $    5,542    $    5,035

Return on Average Assets (%)                  1.24          1.50           1.48           1.51          1.45

Return on Average Equity (%)                 11.90         14.37          14.48          15.34         15.48

Earnings Per Share, basic and diluted*  $     1.39    $     1.56     $     1.43     $     1.39    $     1.26

Book Value Per Share**                  $    11.53    $    11.37     $    10.33     $     9.39    $     8.54

Cash Dividends Per Share                $     0.65    $     0.61     $     0.56     $     0.48    $     0.42

Average Shares Outstanding*              3,999,101     4,000,000      4,000,000      4,000,000     4,000,000


*  Adjusted for 100% stock dividends, December 1997
** Weighted average outstanding

                                                              VFC
                                                              VIRGINIA FINANCIAL
                                                              CORPORATION

Comments By Management


Nature and Scope of Business
--------------------------------------------------------------------------------

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

Planters Bank & Trust Company of Virginia, a registered state bank with its main office and executive offices located at 24 South Augusta Street, Staunton, Virginia, was formed in 1977 by the merger of Planters Bank & Trust Company, Staunton, Virginia, organized in 1911, and Augusta Bank & Trust Company, organized in 1972. The Bank has fifteen offices located throughout the Augusta County, Rockingham County and Rockbridge County areas of Virginia. Commercial banking and trust activities account for 100% of the Bank's business. Planters provides a full range of banking services, and as of December 31, 1999 has 221 full-time employees and 21 part-time employees. The composition of the Bank's business is reflected by the breakdown of current loans and deposits as shown.

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


                    Loans:
                    Real Estate                 73.9%
                    Farmers                      1.0%
                    Commercial                  11.5%
                    Consumer                    13.5%
                    Other                        0.1%

                    Deposits:
                    Demand Deposits             16.1%
                    NOW                         12.7%
                    Money Market                13.6%
                    Savings                     10.6%
                    Time Deposits               47.0%


Stock
--------------------------------------------------------------------------------

The Corporation issues one class of stock, Common, which is not listed for trading on a registered exchange or quoted on the National Association of Securities Dealers Automated Quotation System (NASDAQ), and so far as the Corporation is aware, there are no active market makers in the Corporation's stock. The stock is listed on the OTC Bulletin Board under the symbol VFNL. Trades in the Corporation's stock occur sporadically on a local basis. Local brokerage offices will "match" or "pair" buy and sell orders. Accordingly, there is no established public trade market for shares of the Corporation's stock, and quotations do not necessarily reflect the price that would be paid in an active and liquid market.

On December 31, 1999, there were 3,997,198 shares of stock issued and outstanding which were held by 1,173 stockholders. During 1999, the Corporation repurchased 2,802 shares of common stock at a cost of $90,132. Cash dividends per share for 1999 were $0.65 and for 1998 were $0.61. Management expects to pay approximately $0.68 per share dividends in 2000.

Based upon sale prices furnished to the Corporation by the Staunton, Virginia office of a Virginia headquartered brokerage firm, the high and low sales prices of Corporation stock during 1997, 1998 and 1999 were as shown on the chart.

                                    [GRAPH]

                            Dividend per Share ($)*

                           1995                 0.42
                           1996                 0.48
                           1997                 0.56
                           1998                 0.61
                           1999                 0.65


                            Per Share Sales Prices*

                                      High     Low
                           1997       25.00    18.50
                           1998       29.50    25.00
                           1999       35.00    28.00

              *Adjusted for 100% stock dividends, December 1997.

                                    [GRAPH]

                             Stock Price per Share
                                 Year-End ($)*

                           1995                18.50
                           1996                22.50
                           1997                25.00
                           1998                27.50
                           1999                35.00

[LOGO OF VIRGINIA FINANCIAL CORPORATION]

Management's Discussion and Analysis of Operations
--------------------------------------------------------------------------------

During 1999, the Corporation's net income was $5,553,532 compared to $6,248,230 for 1998 and $5,735,112 for 1997. The decrease in net income comparing 1999 to 1998 was $694,698 or 11.1%. The decrease in net income in 1999 compared to 1998 was principally due to an increase in expenses associated with the investment in four new branches, two of which were started de novo and two of which were purchased from Wachovia, and expenses incurred in ensuring that the Corporation's computers and systems were Y2K compliant. The increase in net income comparing 1998 to 1997 was $513,118 or 9.0% and comparing 1997 to 1996 was $193,311 or 3.5%.

Net interest income is the principal source of income for the Corporation. The changes in volume, interest rates and the mix of interest-earning assets and interest-bearing liabilities has a significant impact on net interest income.

                                    [GRAPH]

                          Net Income ($ in Millions)

                          1997                   5.7
                          1998                   6.2
                          1999                   5.6


                                    [GRAPH]

                           Net Income per Share ($)*


                          1997                  1.43
                          1998                  1.56
                          1999                  1.39

               *Adjusted for 100% stock dividends, December 1997

Net interest income was $17.4 million for 1999 compared to $16.9 million for 1998 and $15.8 million for 1997. This represents increases of 3.2% in 1999, 7.0% in 1998 and 7.8% in 1997.

Investment Securities
--------------------------------------------------------------------------------

The average maturity of the investment portfolio was 5.0 years, 4.1 years and
2.5 years as of December 31, 1999, 1998 and 1997, respectively. Securities maturing in one year or less were $9.4 million or 6.8% of the portfolio as of December 31, 1999, $16.1 million or 12.4% of the portfolio as of December 31, 1998 and $36.2 million or 31.9% of the portfolio as of December 31, 1997.

                                    [GRAPH]

                             Investment Securities
                                ($ in Millions)

                          1997                 113.4
                          1998                 130.3
                          1999                 137.2

The portfolio increased during 1999 by $6.9 million. Funds for this growth were provided by deposits purchased with the two branches of Wachovia Bank, N.A. The portfolio increased during 1998 by $16.9 million. Funds for this growth were provided by increases in deposits, securities sold under agreements to repurchase and federal funds purchased less the growth in loans. The portfolio was reduced during 1997 by $5.4 million to fund loan growth.

U.S. Treasury Securities were 9.2% of the portfolio as of December 31, 1999, 8.6% as of December 31, 1998 and 11.6% as of December 31, 1997. U.S. Government Agencies were 54.7% of the portfolio as of December 31, 1999, 62.1% as of December 31, 1998 and 72.9% as of December 31, 1997. Obligations of state and political subdivisions were 32.5% of the portfolio as of December 31, 1999, 22.9% as of December 31, 1998 and 15.5% as of December 31, 1997. Corporate and equity securities made up 3.6% of the portfolio as of December 31, 1999.

As of December 31, 1999 investment securities classified as available for sale were $74.3 million, as of December 31, 1998 were $78.3 million and as of December 31, 1997 were $56.2 million. Securities classified as available for sale are reported at fair value and as of December 31, 1999 had an unrealized loss of $2,625,208, as of December 31, 1998 had an unrealized gain of $720,941 and as of December 31, 1997 had an unrealized gain of $235,495 which is shown net of deferred taxes as a separate component of stockholders' equity.

                                        [LOGO OF VIRGINIA FINANCIAL CORPORATION]

Loans
--------------------------------------------------------------------------------

The loan portfolio increased during 1999 by $16.2 million, increased during 1998 by $9.5 million and increased during 1997 by $32.9 million. The percentage of net loans to total assets as of December 31, 1999 was 61.6%, as of December 31, 1998 was 63.4% and as of December 31, 1997 was 65.8%.

The demand for loans during 1999 remained relatively strong although during the first nine months this demand was offset by the inducement to move from one, three and five year adjustable rate mortgages to permanent rate mortgages. During the fourth quarter, loan demand remained strong and with the upward movement of interest rates, the adjustable rate mortgage portfolio stabilized thereby creating the growth shown for the year.

During 2000 approximately $149.1 million of the loan portfolio will mature or have the ability to be repriced compared to $140.5 million during 1999 and $143.8 million in 1998.

Most mortgage loans placed in the loan portfolio are made with the provision to reprice on a one, three or five year basis. A significant number of commercial and personal loans are represented by demand notes which provide the ability to reprice.

Mortgage loan financing is offered through the secondary mortgage market which provides other sources of financing for the customer base. During 1999 about $63 million was placed through the secondary mortgage market, during 1998 about $53 million was placed and during 1997 about $30 million was placed.

                                Total Net Loans
                                ($ in Millions)

                                    [GRAPH]

                          1997                 265.8
                          1998                 275.4
                          1999                 291.5

Total non-earning loans which represent loans on which the accrual of interest has been discontinued were $1,064,000 as of December 31, 1999, $1,973,000 as of December 31, 1998 and $1,193,000 as of December 31, 1997. The increase in 1998 was due, in part, to an increase of the total loan portfolio and to the deterioration of a select group of credits. Management believes the overall quality and collectability of the loan portfolio remains good.


Allowance for Loan Losses
--------------------------------------------------------------------------------

The allowance for loan losses is an estimate, by management, of an amount to provide for potential losses in the loan portfolio. Various factors, including charge-off experience, change in the mix and volume of loans, the level of under-performing loans, the ratio of outstanding loan balances to total loans and the perceived economic conditions in the primary trade area are taken into consideration in determining the amount of the provision for loan losses and the total amount of the loan loss reserve.

The reserve for loan losses was 1.2% of outstanding loans as of December 31, 1999, 1.2% as of December 31, 1998 and 1.4% as of December 31, 1997. Net charge-offs were $842,356 during 1999, $1,868,177 during 1998 and $117,293 during 1997. The percentage of net charge-offs to year end loans was 0.3% for 1999, 0.7% for 1998 and 0.0% for 1997. The balance of the reserve for loan losses was $3,469,648 as of December 31, 1999, $3,211,782 as of December 31, 1998 and $3,752,500 as of December 31, 1997. During 1999 and 1998 several lending relationships significantly deteriorated and resulted in higher charge-offs than historically experienced by the bank.

                         Provisions & Net Charge-Offs
                               ($ in Thousands)

                                    [GRAPH]

                              Provisions     Net-Charge-Offs
                  1997             831              117
                  1998           1,327            1,868
                  1999           1,100              842


[LOGO OF VIRGINIA FINANCIAL CORPORATION]

Deposits
--------------------------------------------------------------------------------

                                    [GRAPH]

                        Total Deposits ($ in Millions)

                          1997                 352.2
                          1998                 370.4
                          1999                 397.4

During 1999 total deposits increased by $26.9 million or 7.3% when compared to December 31, 1998. This increase was due to deposits purchased with two branches of Wachovia Bank, N.A. on August 20, 1999. Non-interest checking increased by $1.4 million or 2.3%. NOW accounts increased by $4.5 million or 9.8%. Money market checking increased by $0.5 million or 0.8%, savings accounts increased by $5.0 million or 13.5% and Certificates of Deposit increased by $15.5 million or 9.1%.

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

Assets
--------------------------------------------------------------------------------

During 1999 total assets increased $39.2 million or 9.0%. Cash & due from banks increased $10.6 million or 60.4%. This increase was planned by management in order to adequately prepare for any depositor's concerns regarding Y2K. The loan portfolio increased $16.2 million or 5.9% and the investment portfolio increased $6.9 million or 5.3%. Bank premises, deposit intangibles and other assets increased $5.6 million or 51.0% due to the addition of four new branches. The growth in assets was funded by increases in deposits, securities sold under agreements to repurchase and other borrowed short term funds.

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

                                    [GRAPH]

                         Total Assets ($ in Millions)

                          1997                 404.0
                          1998                 434.1
                          1999                 473.4

                                        [LOGO OF VIRGINIA FINANCIAL CORPORATION]

Stockholders' Equity
--------------------------------------------------------------------------------

Stockholders' equity, during 1999, increased $655,845 or 1.4%. Reflected in this increase is $2,208,458 unrealized net loss net of tax on securities in the available for sale category. During 1998 stockholders' equity increased $4,128,624 or 10.0%. Reflected in this increase is $320,394 unrealized net gain net of tax on securities in the available for sale category. During 1997 stockholders' equity increased $3,761,651 or 10.0%. This increase reflects $246,539 unrealized net gain net of tax on securities held in the available for sale category. These increases represent retention of net income after the payment of dividends. Cash dividends paid increased by 6.5% in 1999, 9.9% in 1998 and 15.6% in 1997. Book value per share as of December 31, 1999 was $11.54, $11.37 as of December 31, 1998 and $10.33 as of December 31, 1997. Book value per share has been adjusted for the 100% stock dividend in December 1997.

Additional dividend information is provided under "Selected Financial Data" and on page 2 under "Stock." The Corporation's Tier I risk based capital ratio as of December 31, 1999 was 15.2%, as of December 31, 1998 was 17.0% and as of December 31, 1997 was 17.0%. The total risk based capital ratio as of December 31, 1999 was 16.3%, as of December 31, 1998 was 18.2% and as of December 31, 1997 was 18.2%. Additional risk based capital information is provided under "Notes to Consolidated Financial Statements, Note 12, Regulatory Matters."

                                    [GRAPH]

                           Dividends per Share ($)*

                          1997                 0.56
                          1998                 0.61
                          1999                 0.65

              * Adjusted for 100% stock dividends, December 1997.

                                    [GRAPH]

                         Year-End Stockholders Equity
                                ($ in Millions)


                          1997                 41.30
                          1998                 45.50
                          1999                 46.12

                                    [GRAPH]

                         Return on Average Equity (%)

                          1997                  14.5
                          1998                  14.4
                          1999                  11.9

[LOGO OF VIRGINIA FINANCIAL CORPORATION]

Results of Operations
--------------------------------------------------------------------------------

Net income for 1999 was $5,553,532 for a decrease of $694,698 or 11.1% when compared to 1998. Net income for 1998 increased by $513,118 or 9.0% when compared to 1997 and net income for 1997 increased $193,311 or 3.5% when compared to 1996.

Net Interest Income
 ($ in Millions)

1997     15.8
1998     16.9
1999     17.4

Net Interest Income

Net interest income represents the difference in interest received on interest earning assets and interest paid on interest bearing liabilities. Factors which have a significant impact on net interest income and the net interest margin are changes in volume and mix and their respective yields or rates on interest earning assets and interest bearing liabilities. Net interest income for 1999 was $17,403,241 for an increase of $531,155 or 3.2% when compared to 1998. Net interest income for 1998 was $16,872,086 for an increase of $1,096,556 or 7.0% when compared to 1997. Net interest income for 1997 was $15,775,530 for an increase of $1,138,421 or 7.8% when compared to 1996. The net interest margins were 4.4% for 1999, 1998 and 1997 respectively.

Non-Interest Income
  ($ in Millions)

1997      2.9
1998      4.0
1999      4.7

Non-Interest Income

Non-interest income increased during 1999 by $723,459 or 18.3% when compared to 1998. Trust department fiduciary income increased $210,552 or 17.7%. This increase is due to increases in business volume and a change in the method of employee benefit fee collection. Service charges on deposit accounts increased $167,848 or 15.7%. This increase is due to an increase in volume and a continuing uniform program of accessing and collecting fees. Other fee income increased $169,847 or 10.7%. The major portion of this increase is attributable to increases in secondary mortgage fees and investment services fees. Other non-interest income increased $175,212 or 159.1%. This increase is mainly due to proceeds from the condemnation of a very small portion of a bank owned property resulting in a damage payment and the sale of one property owned by the bank collectively amounting to $133,641.

Non-interest income increased during 1998 by $1,070,614 or 37.1% when compared to 1997. The major components making up this increase are the following areas: fiduciary income from the Trust department increased $153,921 or 14.9%. This increase was due to increases in business volume and a modest increase in the fee schedule for services. Service charges on deposit accounts increased $393,413 or 58.3%. This increase is due to a uniform program of accessing and collecting fees. Secondary mortgage fees increased $406,529 or 92.5%. This increase is due to the expansion of the department and the volume of business. The volume of business was affected by the level of interest rates creating opportunities to refinance. Fees generated from the investment department offering non-FDIC insured investment products increased $44,963 or 19.8%. This increase is due to increased volume and the lower level of interest rates of FDIC insured deposit accounts.

Non-interest income increased $342,817 or 13.5% during 1997 when compared to 1996. Trust department income increased by $48,457 or 4.9% during 1997 when compared to 1996. This increase in Trust department income is due primarily to increases in the volume of fee generating activity and to increases in the market values. Other non-interest income and fee income increased about $257,000 in the following areas: fees on ATM foreign transactions, Visa debit cards, printed check commissions and fees from the sale of non-FDIC insured investment products.

                                                              VFC
                                                              Virginia Financial
                                                              Corporation

Non-Interest Expense
   ($ in Millions)

1997     9.5
1998    10.4
1999    13.2

Non-Interest Expense

Non-interest expense increased during 1999 by $2,809,156 or 26.9% compared to 1998. Salaries and employee benefits increased by $1,389,858 or 23.0%. This increase is due to increases in individual salaries, the staffing of four new branches in Waynesboro, Lexington, Buena Vista and Natural Bridge Station, Virginia, a full year of personnel costs associated with the Harrisonburg branch opened in the fall of 1998 and additional employees in select areas. Premise and fixed asset expense increased by $332,886 or 27.1% due to the addition of four new branches and a full year of occupancy expense for the Harrisonburg branch. Computer services increased by $148,768 or 19.7% due to additional volume, branch expansion network connectivity, and expenses related to the new products; Planters Internet Banking and Planters Press & Pay Bill Payment Service. Other areas of non-interest expense which increased significantly during 1999 were advertising by $87,848 or 45.4%, legal fees by $121,495 or 167.7%, printed check charges by $54,016 or 137.0%, return check losses by $80,596 or 419.3% most of which was attributed to one customer relationship, and supplies by $77,623 or 24.4%. The expansion by four branches and a full year of operating expenses for the Harrisonburg branch were a major factor in these areas of non-interest expense along with the development of new products and the overall increase in the volume of business.

Non-interest expense increased during 1998 by $955,737 or 10.1% compared to 1997. Salaries and employee benefits increased by $523,829 or 9.5%. This increase is due to increases in individual salaries, the staffing of a new branch in Harrisonburg, Virginia, and additional employees in select areas. Premise and fixed asset expense increased by $97,052 or 8.6% due to the new Harrisonburg office, updating teller stations in all offices to an on-line system and the refurbishing of the Grottoes, Virginia office. Computer services increased by $154,222 or 25.6% due to updating the teller stations, and the equipment and communications to support these updates. Other areas of non-interest expense which increased during 1998 were advertising by $45,649 or 30.9%, consultant fees by $21,054 or 103.7%, legal fees by $16,055 or 34.2%, state bank exam fees by $17,583 or 33.1% and telephone expenses by $29,019 or 24.4%. The expansion by branching, new products and increased volume of business increased most areas of non-interest expense.

Non-interest expense increased during 1997 by $795,704 or 9.2% compared to 1996. Salaries and employee benefits increased by $252,437 or 4.8% comparing 1997 to 1996. This increase was due to an increase in the number of employees and to increases in individual salaries. Expense of premises and fixed assets increased by $190,992 or 20.4%. This increase is due to installing an image item processing system and image statement system along with two additional ATM and two cash machines. Computer expense increased by $44,487 due to additional volume and FDIC Insurance expense increased $39,185. Other non-interest expenses which increased in 1997 were advertising which increased by $49,757, ATM operating expenses which increased by $22,955 and supplies in the ongoing day to day operations which increased $75,293. This increase was also due to an increased volume of business activity.


Market Risk Management
--------------------------------------------------------------------------------

Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to changes in interest rates, exchange rates and equity prices. VFC's market risk is composed primarily of interest rate risk. The Asset/Liability/Risk Committee ("ALCO") is responsible for reviewing the interest rate sensitivity position of VFC and establishing policies to monitor and limit exposure to interest rate risk. Guidelines established by ALCO are reviewed by VFC's Board of Directors.

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


VFC
Virginia Financial
Corporation

Committee has relied on static gap and static gap shock. In the interest of better management of interest rate risk, the ALCO Committee will begin employing the above technique in future policy decisions.

Static Gap

Gap analysis measures the amount of repricing risk embedded in the balance sheet at a point in time. It does so by comparing the differences in the repricing characteristics of assets and liabilities. A gap is defined as the difference between the principal amount of assets and liabilities, adjusted for off-balance sheet instruments, which reprice within a specified time period. The cumulative one-year gap was -11.2% of total earning assets on December 31, 1999 and -18.2% of total earning assets on December 31, 1998. The policy limit for the one-year gap is plus or minus 15% of adjusted total earning assets.

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

The most recent earnings simulation model projects net income would decrease by approximately 1.2% of stable-rate net income if rates immediately fall by two percentage points over the next year. It projects a decrease of approximately 0.6% if rates rise immediately by two percentage points. Management believes this reflects a asset-sensitive rate risk position for the one-year horizon. This one-year forecast is within the ALCO guideline of 15.0%.

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

At year-end, a 200 basis point immediate increase in rates is estimated to reduce NPV by 11.9%. Additionally, NPV is projected to increase by 6.8% if rates fall immediately by 200 basis points. Analysis of the average quarterly change in the Treasury yield curve over the past ten years indicates that a parallel curve shift of 200 basis points or more is an event that has less than a 0.1% chance of occurrence.

As with gap analysis and earnings simulation modeling, assumptions about the timing and variability of balance sheet cash flows are critical in NPV analysis. Particularly important are the assumptions driving mortgage prepayments and the assumptions about expected attrition of the core deposit portfolios. These assumptions are applied consistently across the different rate risk measures.

                                                              VFC
                                                              Virginia Financial
                                                              Corporation

Summary information about Interest rate risk measures is presented below:

                          Interest Rate Risk Measures

                                                         1999            1998
                                                         ----            ----
Static 1-Year Cumulative Gap                            -11.2%          -18.2%
1-year Net Income Simulation projection
     -200 bp Shock vs. Stable Rate                      -1.2%             5.2%
     +200 bp Shock vs. Stable Rate                      -0.6%            -6.5%
Static Net Present Value Change
     -200 bp Shock vs. Stable Rate                       6.8%             8.0%
     +200 bp Shock vs. Stable Rate                      -11.9%           -11.4%

Due to borrowers' preferences for adjustable-rate loans and depositors' preferences for fixed-rate deposits, VFC's balance sheet tends to move toward more asset sensitivity with the passage of time. The earnings simulation model indicates that if all prepayments, calls and maturities of the securities portfolios expected over the next year were to remain uninvested, then the current asset sensitivity position would be increased.

Management expects interest rates to increase during 2000 and believes that the current level of asset sensitivity is manageable.


Forecast
--------------------------------------------------------------------------------

The economy in the trade area remains well diversified and continued growth is expected. The strong competition for employees will continue during the year 2000.

General banking activity for Planters Bank will continue to expand in the Rockbridge County and Harrisonburg areas. Due to the expansion and the increase in business activity, facilities will be developed to handle the operational aspects of this growth.

Virginia Financial Corporation and its subsidiary, Planters Bank & Trust Company of Virginia, continues to strive to be positioned to expand product offerings to meet customer needs and demands as the customer base availing themselves of these products expands. The Corporation and/or the Bank will remain positioned for possible geographic expansion.

VFC
Virginia Financial
Corporation

Unaudited Interim Financial Information

  The results of operations for each of the quarters during the two years ended December 31, 1999 and 1998 are summarized below (in thousands, except per share data).

                                                    1999
                                                    ----
                                                Quarter Ended
                          March 31,     June 30,    September 30,   December 31,
                          ---------     --------    -------------   ------------
Interest income          $   7 622     $   7 648      $   7 895      $   8 208
Net interest income          4 223         4 295          4 398          4 487
Income before
  income taxes               2 430         2 316          1 790          1 269
Net income                   1 689         1 618          1 309            938
Net income per share,
  basic and diluted           0.42          0.41           0.33           0.23

                                                    1998
                                                    ----
                                                Quarter Ended
                          March 31,     June 30,    September 30,   December 31,
                          ---------     --------    -------------   ------------
Interest income          $   7 650     $   7 716      $   7 878      $   7 816
Net interest income          4 173         4 181          4 264          4 254
Income before
  income taxes               2 398         2 452          2 112          2 108
Net income                   1 632         1 676          1 466          1 474
Net income per share,
  basic and diluted           0.41          0.42           0.37           0.36

                                                              VFC
                                                              Virginia Financial
                                                              Corporation

1999 Planters Bank Branch Additions
--------------------------------------------------------------------------------

[PHOTO]

Rosser Avenue Office
100 Lucy Lane, Waynesboro, Virginia



                                                                         [PHOTO]

                                                              Buena Vista Office
                                       2101 Forest Avenue, Buena Vista, Virginia

VFC
Virginia Financial
Corporation

                                                                         [PHOTO]

                                                           Natural Bridge Office
                           9 Lloyd Tolley Road, Natural Bridge Station, Virginia

[PHOTO]

Lexington Office
1197 Lee Highway, Lexington, Virginia

                                                              VFC
                                                              Virginia Financial
                                                              Corporation

                          INDEPENDENT AUDITOR'S REPORT

To the Stockholders and Directors
Virginia Financial Corporation
  and Subsidiaries
Staunton, Virginia


     We have audited the accompanying consolidated balance sheets of Virginia Financial Corporation and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 1999, 1998, and 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.


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


     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Virginia Financial Corporation and Subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years ended December 31, 1999, 1998, and 1997, in conformity with generally accepted accounting principles.





Winchester, Virginia
 January 7, 2000

                        VIRGINIA FINANCIAL CORPORATION
                               AND SUBSIDIARIES

                          Consolidated Balance Sheets
                          December 31, 1999 and 1998

                                                                     1999             1998
                                                              ---------------   --------------
Assets
  Cash and due from banks                                      $  28,158,395    $  17,557,042
  Securities (fair value: 1999, $ 135,434,258;
    1998, $130,615,093)                                          137,202,912      130,291,723
  Loans held for resale                                            1,016,980        4,449,106
  Loans, net of allowance for loan losses, 1999, $3,469,648;
    1998, $3,211,782                                             290,496,124      270,907,774
  Bank premises and equipment, net                                 7,616,815        5,781,813
  Accrued interest receivable                                      3,529,294        3,277,532
  Intangibles                                                      2,179,849          242,511
  Other real estate owned                                            328,200          278,900
  Other assets                                                     2,852,187        1,353,860
                                                              ---------------   --------------

    Total assets                                               $ 473,380,756    $ 434,140,261
                                                              ===============   ==============

  Liabilities and Stockholders' Equity

Liabilities
   Demand deposits                                             $  64,051,672    $  62,607,987
   Negotiable orders of withdrawal                                50,453,965       45,937,568
   Money market deposit accounts                                  53,834,722       53,393,627
   Regular savings                                                42,257,428       37,226,362
   Time deposits of $100,000 or more                              25,898,530       25,061,579
   Time deposits                                                 160,869,082      146,204,960
                                                              ---------------   --------------
     Total deposits                                            $ 397,365,399    $ 370,432,083

Securities sold under agreements to repurchase                     9,725,000        7,695,000
Federal funds purchased                                            3,900,000        9,475,000
Federal Home Loan Bank advances                                   15,000,000               --
Other liabilities                                                  1,270,428        1,074,094
                                                              ---------------   --------------
    Total liabilities                                          $ 427,260,827    $ 388,676,177
                                                              ---------------   --------------

Commitments and Contingencies

Stockholders' Equity
   Common stock; $5 par value; 10,000,000 shares
     authorized; 1999: 3,997,198 shares issued and
     outstanding; 1998: 4,000,000 shares issued and
     outstanding                                               $  19,985,990    $  20,000,000
   Surplus                                                        13,477,912       13,554,034
   Retained earnings                                              14,388,664       11,434,230
   Accumulated other comprehensive income (loss)                  (1,732,637)         475,820
                                                              ---------------   --------------
     Total stockholders' equity                                $  46,119,929    $  45,464,084
                                                              ---------------   --------------
     Total liabilities and stockholders' equity                $ 473,380,756    $ 434,140,261
                                                              ===============   ==============

See Notes to Consolidated Financial Statements.

                        VIRGINIA FINANCIAL CORPORATION
                               AND SUBSIDIARIES

                       Consolidated Statements of Income
                 Years Ended December 31, 1999, 1998 and 1997

                                                                               1999                  1998                  1997
                                                                           ------------          ------------          ------------

Interest Income
 Interest and fee income on loans:
  Loans secured by real estate                                             $16,437,501           $16,505,842           $15,113,716
  Loans to finance agricultural production
   and other loans to farmers                                                  258,914               299,281               278,000
  Commercial and industrial loans                                            3,475,617             3,509,454             3,341,429
  Loans to individuals for household, family
   and other personal expenditures                                           3,275,054             3,698,556             3,495,993
  Obligations of states and political subdivisions
   in the U.S. (nontaxable)                                                      2,805                10,566                18,790
  Other loans                                                                   22,826                    --                    --
 Interest from depository institutions                                         239,295                    --                    --
 Interest on investment securities:
  U.S. Treasury and U.S. Government
   Agency securities                                                         2,478,365             1,468,021             2,469,621
  Corporate securities                                                          13,012                    --                 8,015
  Nontaxable interest income, state and municipal
   securities                                                                  688,291               738,034               693,569
  Taxable interest income, state and municipal
   securities                                                                  195,514               145,847                92,548
 Interest and dividends on securities available for sale:
  U.S. Treasury and U.S. Government
   Agency securities                                                         2,862,940             4,045,087             3,419,348
  Corporate securities                                                          36,693               171,755                    --
  Equity                                                                       316,450                    --                    --
  Nontaxable interest income, state and municipal securities                   767,491               153,801                    --
  Taxable interest income, state and municipal securities                       86,378                    --                    --
 Interest income on federal funds sold and
  securities purchased under agreements to resell                              215,474               314,226               136,946
                                                                           ------------          ------------          ------------

     Total interest income                                                 $31,372,620           $31,060,470           $29,067,975
                                                                           ------------          ------------          ------------
 Interest Expense
  Interest on time deposits of $100,000
   or more                                                                 $ 1,312,903           $ 1,302,555           $ 1,202,135
 Interest on other deposits                                                 11,990,806            12,466,384            11,754,937
 Interest on federal funds purchased and securities
  sold under agreements to repurchase                                          566,533               419,445               335,373
 Other short-term borrowings                                                    99,137                    --                    --
                                                                           ------------          ------------          ------------

     Total interest expense                                                $13,969,379           $14,188,384           $13,292,445
                                                                           ------------          ------------          ------------
     Net interest income                                                   $17,403,241           $16,872,086           $15,775,530

  Provision for loan losses                                                  1,100,222             1,327,459               830,835
                                                                           ------------          ------------          ------------
     Net interest income after provision for loan losses                   $16,303,019           $15,544,627           $14,944,695
                                                                           ------------          ------------          ------------


See Notes to Consolidated Financial Statements.

                        VIRGINIA FINANCIAL CORPORATION
                               AND SUBSIDIARIES

                       Consolidated Statements of Income
                                  (Continued)
                 Years Ended December 31, 1999, 1998 and 1997


                                                          1999             1998             1997
                                                      ------------     ------------     -----------
Noninterest Income
 Trust department income                            $ 1,397,857      $ 1,187,305      $ 1,033,384
 Service charge on deposit accounts                   1,235,594        1,067,746          674,333
 Other fee income                                     1,759,932        1,590,085        1,053,347
 Other noninterest income                               285,330          110,118          123,576
                                                    ------------     ------------     -------------
   Total noninterest income                         $ 4,678,713      $ 3,955,254      $ 2,884,640
                                                    ------------     ------------     -------------

 Gains on securities                                $    62,407      $        --      $        --
                                                    ------------     ------------     -------------

Noninterest Expense
 Salaries and employee benefits                     $ 7,443,650      $ 6,053,792      $ 5,529,963
 Expense of premises and fixed assets                 1,559,998        1,227,112        1,130,060
 Computer services                                      904,512          755,744          601,522
 Other noninterest expense                            3,331,263        2,393,619        2,212,985
                                                    ------------     ------------     -------------
   Total noninterest expense                        $13,239,423      $10,430,267      $ 9,474,530
                                                    ------------     ------------     -------------

   Income before income taxes                       $ 7,804,716      $ 9,069,614      $ 8,354,805

 Provision for income taxes                           2,251,184        2,821,384        2,619,693
                                                    ------------     ------------     -------------
   Net income                                       $ 5,553,532      $ 6,248,230      $ 5,735,112
                                                    ============     ============     =============

Earnings per share, basic and diluted *             $      1.39      $      1.56      $     1.43
Average shares outstanding *                          3,999,101        4,000,000        4,000,000

* Adjusted for 100% stock dividend, December 1997.




See Notes to Consolidated Financial Statements.

                         VIRGINIA FINANCIAL CORPORATION
                                AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows
                  Years Ended December 31, 1999, 1998 and 1997

                                                                                 1999                  1998                1997
                                                                             -----------          ------------         ------------
Cash Flows from Operating Activities
Interest received                                                            $ 30,959,681         $ 30,896,790         $ 28,816,153
Fees and other noninterest income                                               4,557,944            3,922,557            2,861,488
Interest paid                                                                 (13,816,696)         (14,079,768)         (13,395,456)
Origination of loans available for sale                                       (58,904,288)         (52,984,711)         (28,472,859)
Proceeds from sale of loans available for sale                                 62,336,414           50,019,403           27,579,113
Cash paid to suppliers and employees                                          (12,269,987)          (9,750,330)          (8,695,381)
Income taxes paid                                                              (2,536,375)          (2,725,546)          (2,817,404)
                                                                             ------------         ------------         ------------
 Net cash provided by operating activities                                   $ 10,326,693         $  5,298,395         $  5,875,654
                                                                             ------------         ------------         ------------
Cash Flows from Investing Activities
Proceeds from maturities and calls of investment
 securities                                                                  $ 18,685,506         $ 33,435,000         $ 15,255,000
Proceeds from maturities of securities available
 for sale                                                                      11,147,973           31,250,374           13,760,000
Proceeds from sales and calls of securities available
 for sale                                                                      40,621,716                   --                   --
Purchases of investment securities                                            (30,699,708)         (28,192,791)          (4,631,609)
Purchases of securities available for sale                                    (49,792,092)         (52,791,023)         (18,616,475)
Net (increase) in loans                                                       (21,277,372)          (7,890,452)         (33,103,354)
Proceeds from sale of equipment                                                   228,686                1,000                7,800
Capital expenditures                                                           (2,707,173)          (1,567,746)          (1,045,119)
Other real estate owned improvements                                                   --              (20,900)                  --
Purchase of other assets                                                       (1,612,640)            (157,008)             (76,350)
                                                                             ------------         ------------         ------------
 Net cash (used in) investing activities                                     $(35,405,104)        $(25,933,546)        $(28,450,107)
                                                                             ------------         ------------         ------------
Cash Flows from Financing Activities
Net increase in certificates of deposit                                      $ 15,501,073         $  9,875,235         $ 13,676,434
Net increase in demand and savings deposits                                    11,432,243            8,390,073            8,115,376
Net increase (decrease) in federal funds purchased                             (5,575,000)           4,925,000             (450,000)
Net increase in securities sold under repurchase
 agreements                                                                     2,030,000            2,735,000            1,850,000
Proceeds from Federal Home Loan Bank advances                                  15,000,000                   --                   --
Payments to repurchase common stock                                               (90,132)                  --                   --
Cash dividends paid                                                            (2,618,420)          (2,417,525)          (2,220,000)
                                                                             ------------         ------------         ------------
 Net cash provided by financing activities                                   $ 35,679,764         $ 23,507,783         $ 20,971,810
                                                                             ------------         ------------         ------------
Net increase (decrease) in cash and cash
 equivalents                                                                 $ 10,601,353         $  2,872,632         $ (1,602,643)
Cash and cash equivalents at beginning of year                                 17,557,042           14,684,410           16,287,053
                                                                             ------------         ------------         ------------
Cash and cash equivalents at end of year                                     $ 28,158,395         $ 17,557,042         $ 14,684,410
                                                                             ============         ============         ============

See Notes to Consolidated Financial Statements.

                         VIRGINIA FINANCIAL CORPORATION
                                AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows
                                  (Continued)
                  Years Ended December 31, 1999, 1998 and 1997

Reconciliation of Net Income to Net Cash                                   1999              1998             1997
                                                                       ------------     ------------     ------------
 Provided by Operating Activities
  Net income                                                           $  5,553,532     $  6,248,230     $  5,735,112
  Adjustments to reconcile net income to net
   cash provided by operating activities:
   Depreciation and amortization                                          1,002,374          705,076          636,925
   Provision for loan losses                                              1,100,222        1,327,459          830,835
   Deferred tax expense (benefit)                                            52,065          232,125         (249,245)
   Origination of loans available for sale                              (58,904,288)     (52,984,711)     (28,472,859)
   Proceeds from sale of loans available for sale                        62,336,414       50,019,403       27,579,113
   (Gain) on sale of securities                                             (62,407)              --               --
   (Gain) loss on sale of equipment                                        (146,413)             945           (3,694)
   Changes in assets and liabilities:
    Increase (decrease) in taxes payable                                          --          (60,696)          51,534
    (Increase) in interest receivable                                       (247,829)         (45,007)        (248,508)
    Increase (decrease) in interest payable                                  152,683          108,617         (103,011)
    (Increase) decrease in prepaid expenses                                 (443,819)        (119,955)          24,396
    Increase (decrease) in accrued expenses                                   73,625             (264)         (15,772)
    Premium amortization (discount accretion)
     on securities, net                                                     (173,326)         (98,794)         111,749
    (Increase) decrease in other assets                                       33,860          (34,033)            (921)
                                                                        ------------     ------------     ------------
      Net cash provided by operating activities                         $ 10,326,693     $  5,298,395     $  5,875,654
                                                                        ------------     ------------     ------------

Supplemental Schedule of Noncash
 Investing Activities
  Other real estate acquired in settlement of loans                     $    588,800     $         --     $    258,000
                                                                        ------------     ------------     ------------

  Unrealized gain (loss) on securities available for sale               $ (3,346,147)    $    485,445     $    373,544
                                                                        ------------     ------------     ------------

See Notes to Consolidated Financial Statements.

                        VIRGINIA FINANCIAL CORPORATION
                               AND SUBSIDIARIES

           Consolidated Statements of Changes in Stockholders' Equity
                  Years Ended December 31, 1999, 1998 and 1997

                                                                                                                     Accumulated
                                                                                                                        Other
                                                                                                                       Compre-
                                                        Common               Capital              Retained             hensive
                                                         Stock               Surplus              Earnings           Income (Loss)
                                                      ------------         ------------         ------------         ------------
Balance, December 31, 1996                            $ 10,000,000         $ 13,554,034         $ 14,110,888         $    (91,113)
Comprehensive income:
  Net income                                                   - -                  - -            5,735,112                  - -
    Other comprehensive income net of tax:
      Unrealized holding gains arising during the
        period (net of tax, $127,005)                          - -                  - -                  - -              246,539
    Total comprehensive income                                 - -                  - -                  - -                  - -
  Cash dividends ($0.56 per share)                             - -                  - -           (2,220,000)                 - -
  Stock split effected in the form of a 100%
    stock dividend, at par                              10,000,000                  - -          (10,000,000)                 - -
                                                      ------------         ------------         ------------         ------------
Balance, December 31, 1997                            $ 20,000,000         $ 13,554,034         $  7,626,000         $    155,426
Comprehensive income:
  Net income                                                   - -                  - -            6,248,230                  - -
    Other comprehensive income, net of tax:
      Unrealized holding gains arising during the
        period (net of tax, $165,051)                          - -                  - -                  - -              320,394
    Total comprehensive income                                 - -                  - -                  - -                  - -
  Cash dividends ($0.61 per share)                             - -                  - -           (2,440,000)                 - -
                                                      ------------         ------------         ------------         ------------
Balance, December 31, 1998                            $ 20,000,000         $ 13,554,034         $ 11,434,230         $    475,820
Comprehensive income:
  Net income                                                   - -                  - -            5,553,532                  - -
    Other comprehensive income, net of tax:
      Unrealized holding (losses) arising
        during the period (net of tax, $1,137,690)             - -                  - -                  - -           (2,208,457)
    Total comprehensive income                                 - -                  - -                  - -                  - -
  Cash dividends ($0.65 per share)                             - -                  - -           (2,599,098)                 - -
  Stock repurchase of 2,802 shares                         (14,010)             (76,122)                 - -                  - -
                                                      ------------         ------------         ------------         ------------
Balance, December 31, 1999                            $ 19,985,990         $ 13,477,912         $ 14,388,664         $ (1,732,637)
                                                      ============         ============         ============         ============


                                                           Compre-
                                                           hensive
                                                           Income               Total
                                                      ------------         ------------
Balance, December 31, 1996                                                 $ 37,573,809
Comprehensive income:
  Net income                                               5,735,112          5,735,112
    Other comprehensive income net of tax:
      Unrealized holding gains arising during the
        period (net of tax, $127,005)                        246,539            246,539
    Total comprehensive income                          $  5,981,651                - -
                                                        ============
  Cash dividends ($0.56 per share)                                           (2,220,000)
  Stock split effected in the form of a 100%
    stock dividend, at par                                                          - -
                                                                           ------------
Balance, December 31, 1997                                                 $ 41,335,460
Comprehensive income:
  Net income                                            $  6,248,230          6,248,230
    Other comprehensive income, net of tax:
      Unrealized holding gains arising during the
        period (net of tax, $165,051)                        320,394            320,394
                                                        ------------
    Total comprehensive income                          $  6,568,624                - -
                                                        ============
  Cash dividends ($0.61 per share)                                           (2,440,000)
                                                                           ------------
Balance, December 31, 1998                                                 $ 45,464,084
Comprehensive income:
  Net income                                            $  5,553,532          5,553,532
    Other comprehensive income, net of tax:
      Unrealized holding (losses) arising
        during the period (net of tax, $1,137,690)        (2,208,457)        (2,208,457)
                                                        ------------
    Total comprehensive income                          $  3,345,075                - -
                                                        ============
  Cash dividends ($0.65 per share)                                           (2,599,098)
  Stock repurchase of 2,802 shares                                              (90,132)
                                                                           ------------
Balance, December 31, 1999                                                 $ 46,119,929
                                                                           ============


See Notes to Consolidated Financial Statements

                   Notes to Consolidated Financial Statements

Amortized costs and fair values of securities available for sale as of December 31, 1999 and 1998 are as follows:

                                                                         1999
                                          ----------------------------------------------------------------------
                                                                  Gross              Gross
                                            Amortized           Unrealized         Unrealized           Fair
                                              Cost                Gains             (Losses)            Value
                                          ------------       -------------      -------------       ------------
U. S. Treasury                            $  8,257,013       $         --       $   (129,511)       $  8,127,502
U. S. Government Agencies                   34,580,543             22,611           (859,754)         33,743,400
State and Municipals                        28,873,814                 --         (1,478,610)         27,395,204
Corporate                                      750,000                 --            (20,228)            729,772
Other                                        4,438,726             39,788           (199,504)          4,279,010
                                          ------------       ------------       ------------        ------------
  Total                                   $ 76,900,096       $     62,399       $ (2,687,607)       $ 74,274,888
                                          ============       ============       ============        ============

                                                                         1998
                                          ----------------------------------------------------------------------
                                                                  Gross              Gross
                                            Amortized           Unrealized         Unrealized           Fair
                                              Cost                Gains              (Losses)           Value
                                          ------------       --------------     --------------      ------------
U. S. Treasury                            $ 11,139,105       $    115,305       $         --        $ 11,254,410
U. S. Government Agencies                   48,162,896            496,524            (13,425)         48,645,995
State and Municipals                         9,909,756            139,345            (18,189)         10,030,912
Corporate                                      973,081              1,381                 --             974,462
Other                                        7,398,240                 --                 --           7,398,240
                                          ------------       ------------       ------------        ------------
  Total                                   $ 77,583,078       $    752,555       $    (31,614)       $ 78,304,019
                                          ============       ============       ============        ============

The amortized cost and fair value of the securities available for sale as of December 31, 1999 by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations without any penalties.


                                                                 1999
                                                     ---------------------------
                                                      Amortized          Fair
                                                        Cost             Value
                                                     -----------     -----------

Due in one year or less                              $ 2,319,842     $ 2,319,842
Due after one year through five years                 35,562,210      34,717,625
Due after five years through ten years                14,791,990      14,278,543
Due after ten years                                   19,787,328      18,679,869
Other                                                  4,438,726       4,279,009
                                                     -----------     -----------
  Total                                              $76,900,096     $74,274,888
                                                     ===========     ===========

Proceeds from the sales and calls of securities available for sale during 1999 were $40,621,716. Gross gains of $79,300 and gross losses of $2,582 were realized on sales and calls of securities available for sale in 1999. There were no sales of securities available for sale during 1998 or 1997.

                         VIRGINIA FINANCIAL CORPORATION
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements





Note 1. Summary of Significant Accounting Policies

          Principles of Consolidation

          The consolidated financial statements of Virginia Financial Corporation and Subsidiaries, Planters Bank & Trust Company of Virginia and Planters Insurance Agency, Inc., include the accounts of all three companies. All material intercompany balances and transactions have been eliminated in consolidation.

          Statement of Cash Flow

          For purposes of reporting cash flows, cash and due from banks includes cash on hand, amounts due from banks and cash items in process of collection. Cash flows from deposits, federal funds purchased and renewals and extensions of loans are reported net.

          Securities

          Debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and recorded at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as "available for sale" and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

          Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

          Loans

          The Corporation grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans throughout the Augusta County, Rockingham County and Rockbridge County areas of Virginia. The ability of the Corporation's debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

                   Notes to Consolidated Financial Statements


          Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances less the allowance for loan losses and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

          The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Loans are placed on nonaccrual at an earlier date or charged off if collection of principal or interest is considered doubtful.

          All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

          Loans Held For Sale

          Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

          Allowance for Loan Losses

          The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

          The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

          The impairment of loans that have been separately identified for evaluation is measured based on the present value of expected future cash flows or, alternatively, the observable market price of the loans or the fair value of the collateral. However, for those loans that are collateral dependent (that is, if repayment of those loans is expected to be provided solely by the underlying collateral) and for which management has determined foreclosure is probable, the measure of impairment of those loans is to be based on the fair value of the collateral. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Corporation does not separately identify individual consumer and residential loans for impairment disclosures.

                  Notes to Consolidated Financial Statements

          Bank Premises and Equipment

          Bank premises and equipment are stated at cost less accumulated depreciation and amortization. Repairs and maintenance are expensed as incurred. Gains and losses on routine dispositions are reflected in current operations.

          Depreciation and amortization is computed by the straight-line and declining-balance methods over the following estimated useful lives:

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

          Deposit Intangibles

          The cost of purchased deposit relationships and other intangible assets, based on independent valuation, are being amortized over estimated remaining lives ranging from nine to fifteen years. Amortization expense charged to operations was $66,259 in 1999, $23,650 in 1998, and $23,652 in 1997.

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

          Weighted average shares were 3,999,101 for the year ended 1999, and 4,000,000 for each of the years ended 1998 and 1997, respectively. The Corporation had no potential common stock as of December 31, 1999, 1998 and 1997.

                   Notes to Consolidated Financial Statements

          Pension Plan

          The Corporation has a trusteed, noncontributory, defined contribution pension plan covering substantially all full-time employees.

          Use of Estimates

          In preparing consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate and deferred tax assets.

          Advertising Costs

          The Corporation follows the policy of charging the production costs of advertising to expense as incurred.

          Other Real Estate Owned

          Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at the lower of the outstanding loan balance at the time of foreclosure or the estimated fair value. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in loss on foreclosed real estate.

          Comprehensive Income

          As of January 1, 1998, the Corporation adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income". Statement 130 established new rules for the reporting and display of comprehensive income and its components; however, the adoption of this statement had no impact on the Corporation's net income or stockholders' equity. The Statement requires other comprehensive income to include unrealized gains and losses on securities available for sale, which prior to adoption were reported separately in stockholders' equity. The financial statements for prior periods have been reclassified to conform to the requirements of Statement No. 130.


Note 2.   Restrictions on Cash

          To comply with Federal Reserve Regulations, the Bank is required to maintain certain average reserve balances. The daily average reserve requirement was $7,000,000 and $5,968,000 for the reserve periods including December 31, 1999 and 1998, respectively.

                  Notes to Consolidated Financial Statements

Note 3. Securities

        The amortized cost and fair value of the securities being held to maturity as of December 31, 1999 and 1998 are as follows:

                                                                                         1999
                                                     -------------------------------------------------------------------------------
                                                                               Gross                 Gross
                                                        Amortized            Unrealized            Unrealized                Fair
                                                          Cost                 Gains                (Losses)                 Value
                                                      -----------           -----------           -----------            -----------
U. S. Treasury                                        $ 4,488,901           $        --           $   (57,656)           $ 4,431,245
U.S. Government Agencies                               41,284,946                 5,812            (1,457,443)            39,833,315
State and Municipal                                    17,154,177                19,298              (278,665)            16,894,810
                                                      -----------           -----------           -----------            -----------
  Total                                               $62,928,024           $    25,110           $(1,793,764)           $61,159,370
                                                      ===========           ===========            ===========           ===========

                                                                                        1998
                                                      ------------------------------------------------------------------------------
                                                                               Gross                 Gross
                                                        Amortized            Unrealized            Unrealized               Fair
                                                          Cost                 Gains                (Losses)                Value
                                                      -----------           -----------           -----------            -----------
U.S. Government Agencies                              $32,190,103           $    65,519           $  (124,849)           $32,130,773
State and Municipal                                    19,797,601               397,539               (14,839)            20,180,301
                                                       ----------           -----------           -----------             ----------
  Total                                               $51,987,704           $   463,058           $  (139,688)           $52,311,074
                                                      ===========           ===========            ===========           ===========

       The amortized cost and fair value of the securities being held to maturity as of December 31, 1999 by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations without any penalties.

                                                                1999
                                                     ---------------------------
                                                      Amortized         Fair
                                                        Cost            Value
                                                     -----------     -----------

  Due in one year or less                            $ 7,031,819     $ 7,027,341
  Due after one year through five years               49,989,078      48,520,832
  Due after five years through ten years               5,275,070       4,579,531
  Due after ten years                                    632,057       1,031,666
                                                     -----------     -----------
                                                     $62,928,024     $61,159,370
                                                     ===========     ===========

                   Notes to Consolidated Financial Statements

Amortized costs and fair values of securities available for sale as of December 31, 1999 and 1998 are as follows:

                                                                         1999
                                          ----------------------------------------------------------------------
                                                                  Gross              Gross
                                            Amortized           Unrealized         Unrealized           Fair
                                              Cost                Gains             (Losses)            Value
                                          ------------       -------------      -------------       ------------
U. S. Treasury                            $  8,257,013       $         --       $   (129,511)       $  8,127,502
U. S. Government Agencies                   34,580,543             22,611           (859,754)         33,743,400
State and Municipals                        28,873,814                 --         (1,478,610)         27,395,204
Corporate                                      750,000                 --            (20,228)            729,772
Other                                        4,438,726             39,788           (199,504)          4,279,010
                                          ------------       ------------       ------------        ------------
  Total                                   $ 76,900,096       $     62,399       $ (2,687,607)       $ 74,274,888
                                          ============       ============       ============        ============

                                                                         1998
                                          ----------------------------------------------------------------------
                                                                  Gross              Gross
                                            Amortized           Unrealized         Unrealized           Fair
                                              Cost                Gains              (Losses)           Value
                                          ------------       --------------     --------------      ------------
U. S. Treasury                            $ 11,139,105       $    115,305       $         --        $ 11,254,410
U. S. Government Agencies                   48,162,896            496,524            (13,425)         48,645,995
State and Municipals                         9,909,756            139,345            (18,189)         10,030,912
Corporate                                      973,081              1,381                 --             974,462
Other                                        7,398,240                 --                 --           7,398,240
                                          ------------       ------------       ------------        ------------
  Total                                   $ 77,583,078       $    752,555       $    (31,614)       $ 78,304,019
                                          ============       ============       ============        ============

The amortized cost and fair value of the securities available for sale as of December 31, 1999 by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations without any penalties.


                                                                 1999
                                                     ---------------------------
                                                      Amortized          Fair
                                                        Cost             Value
                                                     -----------     -----------

Due in one year or less                              $ 2,319,842     $ 2,319,842
Due after one year through five years                 35,562,210      34,717,625
Due after five years through ten years                14,791,990      14,278,543
Due after ten years                                   19,787,328      18,679,869
Other                                                  4,438,726       4,279,009
                                                     -----------     -----------
  Total                                              $76,900,096     $74,274,888
                                                     ===========     ===========

Proceeds from the sales and calls of securities available for sale during 1999 were $40,621,716. Gross gains of $79,300 and gross losses of $2,582 were realized on sales and calls of securities available for sale in 1999. There were no sales of securities available for sale during 1998 or 1997.

                  Notes to Consolidated Financial Statements

       Held to maturity securities with a book value of $4,569,311 were called in 1999. Gross losses of $14,311 were realized on these calls.

       The book value of securities pledged to secure deposits and for other purposes amounted to $25,907,647 and $26,509,694 at December 31, 1999 and 1998, respectively.

Note 4. Loans

                                                                  1999          1998
                                                               ------------  ------------
                                                                    (In Thousands)
        Real estate loans:
         Construction                                           $  8,674      $ 20,065
         Secured by farmland                                       3,915         1,284
         Secured by 1-4 family residential                       122,411       109,144
         Other real estate loans                                  82,281        59,752
        Loans to farmers (except those
         secured by real estate)                                   2,883         2,598
        Commercial and industrial loans
         (except those secured by real estate)                    33,874        37,693
        Loans to individuals for household, family
         and other consumer expenditures                          39,974        43,560
        All other loans (including overdrafts)                       277           368
                                                                --------      --------
           Total loans                                          $294,289      $274,464
         Less: Unearned income                                       323           344
             Allowance for loan losses                             3,470         3,212
                                                                --------      --------
           Net loans                                            $290,496      $270,908
                                                                ========      ========

       Information about impaired loans as of and for the years ended December 31, 1999 and 1998 is as follows:

                                                                  1999          1998
                                                               -----------   -----------
        Impaired loans for which no allowance
         has been provided                                      $178,872      $944,461
                                                                ========      ========

        Average balance in impaired loans                       $301,128      $455,291
                                                                ========      ========

        Interest income recognized                              $  9,007      $ 14,199
                                                                ========      ========

       Nonaccrual loans excluded from impaired loan disclosure under FASB 114 amounted to $885,128, $1,028,481, and $813,395 at December 31, 1999, 1998
       and 1997, respectively. If interest on these loans had been accrued, such income would have approximated $86,130, $142,108, and $72,937 for 1999, 1998, and 1997, respectively.

                  Notes to Consolidated Financial Statements

Note 5. Allowance for Loan Losses

        Transactions in the allowance for loan losses for the years ended December 31, 1999, 1998 and 1997 were as follows:

                                                     1999          1998          1997
                                                 ------------  ------------  ------------
        Balance, beginning                       $ 3,211,782   $ 3,752,500   $ 3,038,958
        Recoveries                                    81,368        75,428        40,514
        Provisions charged to operations           1,100,222     1,327,459       830,835
                                                 -----------   -----------   -----------
        Total                                    $ 4,393,372   $ 5,155,387   $ 3,910,307
        Loans charged off                            923,724     1,943,605       157,807
                                                 -----------   -----------   -----------
        Balance, ending                          $ 3,469,648   $ 3,211,782   $ 3,752,500
                                                 ===========   ===========   ===========

Note 6. Bank Premises and Equipment

        The major classes of bank premises and equipment and the total accumulated depreciation are as follows:

                                                     1999          1998
                                                -------------  ------------

        Land                                    $  1,537,938   $ 1,532,938
        Buildings and leasehold improvements       5,981,124     4,622,298
        Furniture and equipment                    6,266,837     5,066,795
                                                ------------   -----------
                                                $ 13,785,899   $11,222,031
        Less accumulated depreciation              6,169,084     5,440,218
                                                ------------   -----------
                                                $  7,616,815   $ 5,781,813
                                                ============   ===========

       Depreciation charged to operations was $780,731 in 1999, $577,768 in 1998, and $515,835 in 1997. Amortization expense on computer software was $134,539 in 1999, $103,658 in 1998, and $90,490 in 1997.

                  Notes to Consolidated Financial Statements

Note 7. Income Taxes

        Net deferred tax assets consist of the following components as of December 31, 1999 and 1998:

                                                       1999             1998
                                                   -------------    ------------
        Deferred tax assets:
         Allowance for loan losses                  $  946,439       $  858,765
         Deferred loan fees                                 --           74,690
         Securities available for sale                 892,571               --
         Other                                          64,586           56,409
                                                    ----------       ----------
                                                    $1,903,596       $  989,864
                                                    ----------       ----------

        Deferred tax liabilities:
         Bank premises                              $  244,110       $  176,104
         Securities available for sale                      --          245,119
         Other                                           8,581            3,360
                                                    ----------       ----------
                                                    $  252,691       $  424,583
                                                    ----------       ----------

                                                    $1,650,905       $  565,281
                                                    ==========       ==========

        The provision for income taxes charged to operations for the years ended December 31, 1999, 1998 and 1997 consists of the following:

                                              1999              1998             1997
                                        ---------------   --------------  --------------
        Current tax expense               $ 2,199,119      $ 2,589,259      $ 2,868,938
        Deferred tax expense (benefit)         52,065          232,125         (249,245)
                                          -----------      -----------    -------------
                                          $ 2,251,184      $ 2,821,384      $ 2,619,693
                                          ===========      ===========      ===========

       The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income due to the following:

                                                 1999           1998             1997
                                           --------------  -------------   -------------
        Computed "expected" tax expense     $ 2,653,603     $ 3,083,669     $ 2,840,634
        Increase (decrease) in income taxes
         resulting from:
          Tax-exempt interest income           (466,310)       (277,802)       (217,874)
           Other                                 63,891          15,517          (3,067)
                                            -----------     -----------     -----------
                                            $ 2,251,184     $ 2,821,384     $ 2,619,693
                                            ===========     ===========     ===========

                   Notes to Consolidated Financial Statements

Note 8.   Deposits

          The aggregate amount of jumbo time deposits, each with a minimum denomination of $100,000 was $25,898,530 and $25,061,579 in 1999 and
          1998, respectively.

          At December 31, 1999, the scheduled maturities of time deposits are as follows:

                   2000                   $ 112,632,183
                   2001                      51,073,083
                   2002                       8,229,174
                   2003                      13,228,119
                   2004 and thereafter        1,605,053
                                          -------------
                                          $ 186,767,612
                                          =============



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

          Aggregate loan transactions with related parties were as follows:

                                             1999                1998
                                        -------------       -------------

          Beginning balance             $     962,706       $     887,656
          New loans                         1,102,654             595,728
          Repayments                       (1,049,469)           (520,678)
                                        -------------       -------------
          Ending balance                $   1,015,891       $     962,706
                                        =============       =============


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

                  Notes to Consolidated Financial Statements

          A summary of the contract amount of the Corporation's exposure to off-balance-sheet risk as of December 31, 1999 and 1998 is as follows:

                                                           1999         1998
                                                         ---------   ---------
                                                             (In Thousands)
            Financial instruments whose contract
              amounts represent credit risk:
                 Commitments to extend credit            $  63,229   $  48,808
                 Standby letters of credit                   3,119       3,000

          Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract and represent the undrawn portion of the total commitment. Collateral held is primarily, deeds of trust on real estate.

          Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Most commitments are extended for less than one year with the longest expiring in 2003. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The extent of collateral held for those commitments at December 31, 1999, varies from 0% to 100%; the percentage of commitments collateralized is 32%.

          The Corporation maintains cash accounts in other commercial banks. The amount on deposit at December 31, 1999 exceeded the insurance limits of the Federal Deposit Insurance Corporation by $11,346,551.


Note 11.  Commitments and Contingencies

          The Corporation is party to various legal proceedings. Counsel is of the opinion that settlement of these items should not have a material effect on financial position.


Note 12.  Regulatory Matters

          The Corporation is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

          Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 1999, that the Corporation meets all capital adequacy requirements to which it is subject.

                  Notes to Consolidated Financial Statements

       As of December 31, 1999, the most recent notification from the State Corporation Commission categorized the Corporation as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Corporation must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

       The Corporation's actual capital amounts and ratios are presented in the table.

                                                                             For Capital
                                  Actual                                 Adequacy Purposes
                          --------------------  ---------------------------------------------------------------------
                            Amount     Ratio               Amount                                   Ratio
                          ---------  --------   ----------------------------               --------------------------
                                                                          (Amount in Thousands)
As of December 31, 1999:
 Total Capital (to Risk
  Weighted Assets):
   Consolidated               $49,037     16.3%    equal to or greater than $ 24,068      equal to or greater than 8.0%
   Bank                       $36,724     12.4%    equal to or greater than $ 23,784      equal to or greater than 8.0%
Tier 1 Capital (to Risk
 Weighted Assets):
  Consolidated               $45,567     15.2%    equal to or greater than $ 12,034      equal to or greater than 4.0%
  Bank                       $33,255     11.2%    equal to or greater than $ 11,892      equal to or greater than 4.0%
Tier 1 Capital (to
 Average Assets):
  Consolidated               $45,567      9.7%    equal to or greater than $ 18,790      equal to or greater than 4.0%
  Bank                       $33,255      7.2%    equal to or greater than $ 18,445      equal to or greater than 4.0%
As of December 31, 1998:
 Total Capital (to Risk
  Weighted Assets):
   Consolidated               $47,958     18.2%    equal to or greater than $ 20,981      equal to or greater than 8.0%
   Bank                       $36,176     14.0%    equal to or greater than $ 20,695      equal to or greater than 8.0%
Tier 1 Capital (to Risk
 Weighted Assets):
   Consolidated               $44,746     17.0%    equal to or greater than $ 10,491      equal to or greater than 4.0%
   Bank                       $32,965     12.7%    equal to or greater than $ 10,347      equal to or greater than 4.0%
Tier 1 Capital (to
 Average Assets):
   Consolidated               $44,746     10.8%    equal to or greater than $ 16,610      equal to or greater than 4.0%
   Bank                       $32,965      7.9%    equal to or greater than $ 16,615      equal to or greater than 4.0%



                                                            To Be Well
                                                         Capitalized Under
                                                         Prompt Corrective
                                                         Action Provisions
                              --------------------------------------------------------------------
                                         Amount                                Ratio
                              ----------------------------------   -------------------------------
As of December 31, 1999:
 Total Capital (to Risk
  Weighted Assets):
   Consolidated               equal to or greater than      N/A
   Bank                       equal to or greater than $ 29,730    equal to or greater than 10.0%
Tier 1 Capital (to Risk
 Weighted Assets):
  Consolidated               equal to or greater than      N/A
  Bank                       equal to or greater than $ 17,838     equal to or greater than  6.0%
Tier 1 Capital (to
 Average Assets):
  Consolidated               equal to or greater than      N/A
  Bank                       equal to or greater than $ 23,055     equal to or greater than  5.0%

As of December 31, 1998:
 Total Capital (to Risk
  Weighted Assets):
   Consolidated               equal to or greater than      N/A
   Bank                       equal to or greater than $ 25,868     equal to or greater tha  10.0%
Tier 1 Capital (to Risk
 Weighted Assets):
  Consolidated               equal to or greater than      N/A
  Bank                       equal to or greater than $ 15,521     equal to or greater than  6.0%
Tier 1 Capital (to
 Average Assets):
  Consolidated               equal to or greater than      N/A
  Bank                       equal to or greater than $ 20,769     equal to or greater than  5.0%

       Transfer of funds from the banking subsidiary to the Parent Corporation in the form of loans, advances and cash dividends, are restricted by federal and state regulatory authorities. As of December 31, 1999, the aggregate amount of unrestricted funds which could be transferred from the Corporation's subsidiary to the Parent Corporation, without prior regulatory approval, totaled $11,880,606 or 25.8% of the consolidated net assets.

                  Notes to Consolidated Financial Statements

Note 13.  Employee Retirement Plan

          The Corporation has a defined contribution retirement plan which covers substantially all full-time salaried employees. Contributions are at the discretion of the Board of Directors. Contributions amounted to $403,980, $346,377, and $329,661 in 1999, 1998, and 1997,
          respectively.


Note 14.  Leases

          The Bank leases its Terry Court banking facility located in the Terry Court Shopping Center on North Augusta Street, Staunton, Virginia. The lease provides for an original five-year term ending April 30, 1991, with options for three five-year extensions. The second option for a five-year extension was exercised. The current monthly lease payment is $1,736 with annual increases of 2 1/2%.

          The Bank leases a banking facility in Harrisonburg, Virginia. The lease provides for an original ten-year term ending July 31, 2008, with options for one additional ten-year term or one five-year term with one additional five-year term. The current monthly lease payment is $1,500, with a 5% increase every two years.

          Rent expense was $68,168, $50,536, and $31,894 for the years ended December 31, 1999, 1998, and 1997, respectively.

          The future minimum annual lease payments are as follows:

                 2000                                $    39,557
                 2001                                     40,612
                 2002                                     41,548
                 2003                                     42,656
                 2004 and thereafter                     152,409
                                                     -----------
                                                     $   316,782
                                                     ===========


Note 15.  Disclosures About Fair Value of Financial Instruments

          The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

          Cash and Short-Term Investments

          For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

          Securities

          For securities, fair values are based on quoted market prices or dealer quotes.

                  Notes to Consolidated Financial Statements

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

          Accrued Interest

          The carrying amounts of accrued interest approximate fair value.

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

          At December 31, 1999 and 1998, the carrying amounts and fair values of loan commitments and stand-by letters of credit were immaterial.

                          Notes to Consolidated Financial Statements

       The estimated fair values of the Corporation's financial instruments are as follows:

                                                                         1999                                     1998
                                                           -------------------------------------------------------------------------
                                                            Carrying              Fair                Carrying               Fair
                                                             Amount               Value                Amount                Value
                                                           ----------           ----------           ----------           ----------
                                                                   (In Thousands)                            (In Thousands)
Financial assets:
       Cash and short-term investments                     $   28,158           $   28,158           $   17,557           $   17,557
       Securities                                             137,203              135,434              130,292              130,615
       Loans                                                  291,513              293,103              275,357              285,587
                                                           ----------           ----------           ----------           ----------
         Total financial assets                            $  456,874           $  456,695           $  423,206           $  433,759
                                                           ==========           ==========           ==========           ==========

                                                                         1999                                     1998
                                                           -------------------------------------------------------------------------
                                                            Carrying              Fair                Carrying               Fair
                                                             Amount               Value                Amount                Value
                                                           ----------           ----------           ----------           ----------
                                                                   (In Thousands)                            (In Thousands)
Financial liabilities:
       Deposits                                            $  397,365           $  395,882           $  370,432           $  372,240
       Securities sold under
        agreements to repurchase                                9,725                9,725                7,695                7,695
       Federal funds purchased                                  3,900                3,900                9,475                9,475
       Federal Home Loan Bank
        advances                                               15,000               15,000                   --                   --
                                                           ----------           ----------           ----------           ----------
         Total financial liabilities                       $  425,990           $  424,507           $  387,602           $  389,410
                                                           ==========           ==========           ==========           ==========

Note 16. Short-Term Borrowings

       The Corporation had unused lines of credit totaling $12,100,000 with nonaffiliated banks at December 31, 1999.

       Securities sold under agreements to repurchase, which are classified as secured borrowings, generally mature within one to four days from the transaction date. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction. The Corporation may be required to provide additional collateral based on the fair value of the underlying securities.

       The Corporation has available a $73,800,000 line of credit with the Federal Home Loan Bank of Atlanta. Borrowings are secured by the Corporation's 1-4 family residential loan portfolio. There was $15,000,000 in outstanding borrowings on this line of credit at December 31, 1999. There were no outstanding borrowings as of December 31, 1998.

                   Notes to Consolidated Financial Statements

Note 17. Condensed Financial Information - Parent Corporation Only


                         VIRGINIA FINANCIAL CORPORATION
                            (Parent Corporation Only)

                                 Balance Sheets
                           December 31, 1999 and 1998


                                                        1999            1998
                                                    ------------    ------------
  Assets
Cash on deposit with subsidiary bank                $     24,727    $     25,750
Investments                                           11,810,902      10,015,312
Loans                                                         --       1,756,753
Accrued interest                                         131,988          61,342
Organizational expenses, net                                  --          20,845
Investment in subsidiaries                            34,009,141      33,646,341
Other assets                                             162,667              --
                                                    ------------    ------------
    Total assets                                    $ 46,139,425    $ 45,526,343
                                                    ============    ============

  Liabilities
Due to subsidiary                                   $     16,124    $     20,917
Dividends payable                                          3,153          22,475
Income taxes payable                                         219              --
Deferred income taxes                                         --          18,867
                                                    ------------    ------------
    Total liabilities                               $     19,496    $     62,259
                                                    ============    ============

  Stockholders' Equity
Common stock                                        $ 19,985,990    $ 20,000,000
Surplus                                               13,477,912      13,554,034
Retained earnings                                     14,388,664      11,434,230
Accumulated other comprehensive income (loss)         (1,732,637)        475,820
                                                    ------------    ------------
    Total stockholders' equity                      $ 46,119,929    $ 45,464,084
                                                    ------------    ------------

    Total liabilities and stockholders' equity      $ 46,139,425    $ 45,526,343
                                                    ============    ============

                   Notes to Consolidated Financial Statements

                         VIRGINIA FINANCIAL CORPORATION
                            (Parent Corporation Only)

                              Statements of Income
                  Years Ended December 31, 1999, 1998 and 1997

                                                                              1999               1998                 1997
                                                                          ------------        ------------        ------------
Income
 Dividends from subsidiaries                                              $  3,000,000        $  5,840,000        $ 10,330,000
 Interest on investments                                                       535,097             404,194              34,150
 Interest on loans                                                              10,052              39,775                  --
 Gain on sale of securities                                                     10,000                  --                  --
                                                                          ------------        ------------        ------------
    Total income                                                          $  3,555,149        $  6,283,969        $ 10,364,150
                                                                          ------------        ------------        ------------

Expenses
 Amortization                                                             $     20,845        $      6,948        $      6,948
 Directors' fees                                                                30,000               9,600               6,160
 Legal fees                                                                      8,031               9,458              12,126
 Stockholder accounting                                                         12,000              13,270              12,000
 Other                                                                          34,842              24,350               6,214
                                                                          ------------        ------------        ------------
    Total expenses                                                        $    105,718        $     63,626        $     43,448
                                                                          ------------        ------------        ------------
    Income before income tax expense (benefit) and equity in
      undistributed net income of subsidiaries (distributions in
     excess of earnings of subsidiaries)                                  $  3,449,431        $  6,220,343        $ 10,320,702

 Income tax expense (benefit)                                                 123,394             141,617               (1,578)
                                                                          ------------        ------------        ------------
    Income before equity in undistributed net income of subsidiaries
     (distributions in excess of earnings of subsidiaries)                $  3,326,037        $  6,078,726        $ 10,322,280

 Equity in undistributed net income of subsidiaries                          2,227,495             169,504                  --

 Distributions in excess of earnings of subsidiaries                                --                  --          (4,587,168)
                                                                          ------------        ------------        ------------

Net income                                                                $  5,553,532        $  6,248,230        $  5,735,112
                                                                          ============        ============        ============

                   Notes to Consolidated Financial Statements

                         VIRGINIA FINANCIAL CORPORATION
                           (Parent Corporation Only)

                            Statements of Cash Flows
                  Years Ended December 31, 1999, 1998 and 1997

                                                                          1999            1998            1997
                                                                      ------------    ------------    ------------
Cash Flows from Operating Activities
 Net income                                                           $  5,553,532    $  6,248,230    $  5,735,112
 Adjustments to reconcile net income to net cash
  provided by operating activities:
    Amortization (accretion), net                                         (216,620)       (125,050)             --
    Amortization expenses                                                   20,845           6,948           6,948
    Gain on sale of securities                                             (10,000)             --              --
    Undistributed earnings of subsidiaries                              (2,227,495)       (169,504)     (3,371,823)
    (Increase) decrease in accrued interest                                (70,646)         50,797          (7,650)
    Increase in organization costs                                              --              --         (34,741)
    (Increase) in prepaid taxes                                             (4,444)             --              --
    (Decrease) in due to subsidiary                                         (4,793)        (81,994)         (1,578)
    Increase in income taxes payable                                           219              --              --
                                                                      ------------    ------------    ------------
      Net cash provided by operating activities                       $  3,040,598    $  5,929,427    $  2,326,268
                                                                      ------------    ------------    ------------
Cash Flows from Investing Activities
 Proceeds from maturities and calls of
  investment securities                                               $         --    $  8,000,000    $         --
 Proceeds from maturities and calls of securities
  available for sale                                                     1,147,973       5,475,374              --
 Proceeds from sales of securities available for sale                   13,960,835              --              --
 Purchases of securities available for sale                            (17,198,630)    (15,311,041)             --
 Net (increase) decrease in loans receivable                             1,756,753      (1,756,753)             --
                                                                      ------------    ------------    ------------
      Net cash (used in) investing activities                         $   (333,069)   $ (3,592,420)   $         --
                                                                      ------------    ------------    ------------

Cash Flows from Financing Activities
 Cash dividends paid                                                  $ (2,618,420)   $ (2,417,525)   $ (2,220,000)
 Stock repurchase                                                          (90,132)             --              --
                                                                      ------------    ------------    ------------
      Net cash (used in) financing activities                         $ (2,708,552)   $ (2,417,525)   $ (2,220,000)
                                                                      ------------    ------------    ------------

      Increase (decrease) in cash and cash
       equivalents                                                    $     (1,023)   $    (80,518)   $    106,268

Cash and Cash Equivalents
 Beginning                                                                  25,750         106,268              --
                                                                      ------------    ------------    ------------

 Ending                                                               $     24,727    $     25,750    $    106,268
                                                                      ------------    ------------    ------------

Supplemental Schedule of Noncash Investing Activities,
 dividend of securities from the subsidiary                           $         --    $         --    $  7,999,104
                                                                      ------------    ------------    ------------

                               Virginia Financial
                                   Corporation

Board of Directors
--------------------------------------------------------------------------------

               Lee S. Baker      Owner/Manager
                                 Staunton Tractor, Inc.

            Benham M. Black      Attorney at Law
                                 Black, Noland, & Read, P.L.C.

        Harry V. Boney, Jr.      Retired President & Chief Executive Officer
                                 Planters Bank & Trust Company of Virginia

      William P. Heath, Jr.      President & Chief Executive Officer
                                 Planters Bank & Trust Company of Virginia

              Jan S. Hoover      Vice President and Treasurer
                                 Arehart Associates, Ltd.

         Martin F. Lightsey      President and Chief Executive Officer
                                 Specialty Blades, Inc.

         James S. Quarforth      Chairman, Chief Executive Officer, and Director
                                 CFW Communications Company


Officers
--------------------------------------------------------------------------------

        Harry V. Boney, Jr.      Chairman of the Board

      William P. Heath, Jr.      President and Chief Executive Officer

             Fred D. Bowers      Secretary / Treasurer

VFC
VIRGINIA FINANCIAL
CORPORATION

                                   PLANTERS
                       BANK & TRUST COMPANY OF VIRGINIA

Board of Directors
--------------------------------------------------------------------------------
Lee S. Baker

Benham M. Black

Harry V. Boney, Jr.

H.C. Stuart Cochran

G. Raymond Ergenbright

William P. Heath, Jr.

Jan S. Hoover

Elizabeth M. Schreiber


Executive Officers
--------------------------------------------------------------------------------
H.C. Stuart Cochran          Chairman of the Board

Lee S. Baker                 Vice Chairman of the Board

William P. Heath, Jr.        President and Chief Executive Officer

Fred D. Bowers               Executive Vice President/
                             Chief Financial Officer

Donna H. Snyder              Senior Vice President and Cashier/
                             Senior Accounting Officer

Thomas A. Davis              Senior Trust Officer


Commercial Officers
--------------------------------------------------------------------------------
Taylor M. Cole            Senior Vice President/Lending
Carl H. Craig, Jr.        Senior Vice President/
                          Senior Commercial Real Estate Officer
Robert E. Harris          Senior Vice President/ Branch Administration
Larry F. Staples          Senior Vice President/Operations
David W. Balser           Vice President/Branch Manager
Boyd M. Beasley           Vice President/Area Manager
John P. Bowers            Vice President/Commercial Loan Officer
Susan S. Brown            Vice President/Loan Operations
M. Paul Coleman           Vice President/Portfolio Support Manager
Kelly S. Davis            Vice President/Marketing and Training
Mark R. Dunsmore          Vice President/Branch Manager
Kathy C. Floyd            Vice President/Senior Systems Officer
Francis W. Irvine         Vice President/Area Manager
Paul K. Martin            Vice President/Commercial Loan Officer
Bobbie E. Meyerhoeffer    Vice President/Consumer Loan Officer
Brenda F. Moore           Vice President/Branch Manager
Eric K. Moore             Vice President/Consumer Loan Officer
Jeffrey R. Smith          Vice President/Area Manager
Alan J. Sweet             Vice President/Commercial Loan Officer
Donald F. Luttrell        Auditor
Davis A. Miers            Retail Investment Officer
Charlie W. Barnes         Assistant Vice President/Branch Manager
Jo Ann W. Bartley         Assistant Vice President/Classic Club Coordinator
Elizabeth I. Early        Assistant Vice President/Retail Branch Manager
Julia W. Faidley          Assistant Vice President/Branch Manager
John M. Holmes            Assistant Vice President/Branch Manager
Daniel J. Morgan          Assistant Vice President/Systems Officer
Sheila M. Price           Assistant Vice President/
                          Secondary Mortgage Operations Officer

Edward L. Pursley         Assistant Vice President/Branch Manager
Robert D. Thompson        Assistant Vice President/Branch Manager
Mary Jane Yeager          Assistant Vice President/Branch Officer
Diana K. Bowers           Branch Officer
S. D'Ann Burford          Training Officer
Carolyn S. Curry          Senior Mortgage Loan Originator
Janice T. Johnson         Human Resources Administrative Officer
Debra M. Kerr             Consumer Banker
David B. McDaniel         Consumer Banker
Cathy C. Myers            Customer Support Officer
Trevania F. Petrie        Branch Manager
Tina M. Rexrode           Branch Officer
Rebecca V. Rhodes         Branch Officer
Gina M. Scott             Settlement Services Manager
Linda L. Thompson         Senior Underwriting Officer
Celena K. Tomlin          Branch Officer


Trust Department Officers
--------------------------------------------------------------------------------
Mollie K. Butler          Trust Officer
Glendon K. Gill           Trust Officer
Jeffrey C. Jones          Assistant Trust Officer
Safiya Mahmoodian         Trust Officer
Gregory L. Owen           Pension Trust Officer
Mark J. Setaro            Trust Investment Officer
Priscilla R. Stanley      Senior Pension Trust Officer
Dorothea S. Stewart       Trust Operations Officer

                                                              VFC
                                                              VIRGINIA FINANCIAL
                                                              CORPORATION

Locations
--------------------------------------------------------------------------------

Virginia Financial Corporation

Corporate Headquarters
24 South Augusta Street
Staunton, Virginia 24401
(540) 885-1232 fax 887-2595

Planters Bank & Trust Company of Virginia

Main Office*
24 South Augusta Street
Staunton, Virginia 24401
(540) 885-1232 fax 885-8530

Richmond Road Office*
1135 Richmond Road
Staunton, Virginia 24401
(540) 885-6501 fax 885-1834

West Beverley Office*
2307 West Beverley Street
Staunton, Virginia 24401
(540) 885-6469 fax 885-6432

Northside Office
2201 North Augusta Street
Staunton, Virginia 24401
(540) 885-6730 fax 885-4793

Fishersville Office
State Route 640 & US Route 250
Fishersville, Virginia 22939
(540) 943-1161 fax 943-7024

Waynesboro Office*
251 North Poplar Street
Waynesboro, Virginia 22980
(540) 949-7145 fax 943-1336

Stuarts Draft Office*
132 Greenville Road
Stuarts Draft, Virginia 24477
(540) 337-1563 fax 337-5436

Verona Office*
5018 Lee Highway
Verona, Virginia 24482
(540) 248-7243 fax 248-7246

Greenville Avenue Office*
1480 Greenville Avenue
Staunton, Virginia 24401
(540) 885-6888 fax 886-1694

Grottoes Office
106 Sixth Street
Grottoes, Virginia 24441
(540) 249-3691 fax 249-5521

Harrisonburg Office
375 North Mason Street
Harrisonburg, Virginia 22801
(540) 432-9709 fax 438-8420

Rosser Avenue Office*
100 Lucy Lane
Waynesboro, Virginia 22980
(540) 932-2600

Buena Vista Office*
2101 Forest Avenue
Buena Vista, Virginia 24416
(540)261-2102 fax 261-7624

Natural Bridge Office
9 Lloyd Tolley Road
Natural Bridge Station, Virginia 24579
(540) 291-2196 fax 291-2529

Lexington Office*
1197 Lee Highway
Lexington, Virginia 22450
(540) 464-6319 fax 464-1539

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

Stop In #44
113 North Main Street
Lexington, Virginia

Website
plantersofva.com

e-mail
planters@cfw.com

Trust Department e-mail
trust@cfw.com

Investment Services e-mail
invest@cfw.com

24-Hour Banking By Phone
1-888-286-1045
(540) 885-9882
(540) 942-1491


 *ATM location

VFC
VIRGINIA FINANCIAL
CORPORATION