Form 10-K405, Exhibit 13
period 2000-12-31
VIRGINIA FINANCIAL CORP
filed 2001-03-28
CIK 1036070

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

                                                                  * ATM location

[LOGO OF VIRGINIA FINANCIAL]
 CORPORATION]

Dear Fellow Stockholders:

It is a pleasure to report to you the progress of Virginia Financial Corporation and Planters Bank & Trust Company of Virginia for the year ending December 31, 2000.

Each of Planters' fifteen offices experienced good growth during the year and at year-end its goal of $500 million in assets was achieved. We have experienced phenomenal loan growth of $40,495,000 or 13.9% and deposit growth of $27,876,000 or 7 %. Earnings per share increased 17 cents or 12.2%. This "good growth" was accomplished under the direction of Bill Heath who recently relocated to the Virginia Peninsula. He had built a team of officers and staff dedicated to the tradition of Planters Bank where the future is bright. Your investment in this Corporation should continue to grow in value.

 In October 2000 we had the ground breaking at our new operations center in Staunton's Green Hills Industrial Park. The new facility should be completed in June of this year and will house the loan processing department, customer support department, mortgage loan processing department, ATM support group and several other functions.

As the invasion of North Carolina banks continues and electronic banking evolves, we at Planters must change focus to be a financial services provider while emphasizing the one thing that Planters does well, namely customer service.

In conclusion, we encourage each of you to read this report and feel free to ask questions about the direction of both Virginia Financial Corporation and Planters Bank. Your feedback has proven to be valuable over the years. Your support is always appreciated.

Sincerely yours,





Harry V. Boney, Jr.
President

                                                    [LOGO OF VIRGINIA FINANCIAL]
                                                     CORPORATION]

Directors








         Lee S. Baker                              Benham M. Black                          Harry V. Boney, Jr.
  Director of Virginia Financial             Director of Virginia Financial                Chairman of the Board
  Corporation and Planters Bank              Corporation and Planters Bank             Virginia Financial Corporation
   Vice Chairman of the Board                                                            Director of Planters Bank
       of Planters Bank





     H.C. Stuart Cochran                       G. Raymond Ergenbright                      William P. Heath, Jr.
    Chairman of the Board                     Director of Planters Bank              President & Chief Executive Officer
      of Planters Bank                                                              of Virginia Financial Corporation and
                                                                                              Planters Bank



[LOGO OF VIRGINIA FINANCIAL]
 CORPORATION]





         Jan S. Hoover                             Martin F. Lightsey                   William B. McClung
  Director of Virginia Financial              Director of Virginia Financial         Director of Planters Bank
Corporation and Planters Bank                         Corporation





                               James S. Quarforth                     Elizabeth M. Schreiber
                        Director of Virginia Financial               Director of Planters Bank
                                Corporation



                                                    [LOGO OF VIRGINIA FINANCIAL]
                                                     CORPORATION]

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


                                                            Mission Statement of
                                       Planters Bank & Trust Company of Virginia
                              Adopted by the Board of Directors on July 11, 1995




[LOGO OF VIRGINIA FINANCIAL]
 CORPORATION]

Contents
--------------------------------------------------------------------------------

                             Selected Financial Data                          1


                              Comments by Management                          2


                      Report of Independent Auditors                         14


                                      Balance Sheets                         15


                                Statements of Income                         16


                            Statements of Cash Flows                         18


       Statements of Changes in Stockholders' Equity                         20


                       Notes to Financial Statements                         21


           Virginia Financial Corporation Management                         40


Planters Bank & Trust Company of Virginia Management                         41


                                           Locations                         42


                                                    [LOGO OF VIRGINIA FINANCIAL]
                                                     CORPORATION]

Virginia Financial Corporation and Subsidiary

provide a full range of banking services with fifteen offices located throughout the Augusta County, Rockingham County and Rockbridge County areas of Virginia.
================================================================================



Selected Financial Data
--------------------------------------------------------------------------------
(000's omitted on dollar items, except for Per Share amounts)

                                                       2000          1999           1998           1997         1996
Deposits                                            $  425,241     $  397,365    $  370,432    $  352,167    $  330,375

Loans, Net                                          $  332,008     $  291,513    $  275,357    $  265,829    $  232,913

Assets                                              $  499,802     $  473,381    $  434,140    $  403,999    $  377,113

Stockholders' Equity                                $   50,926     $   46,120    $   45,464    $   41,335    $   37,574

Interest Income                                     $   35,382     $   31,373    $   31,060    $   29,068    $   27,321

Net Interest Income                                 $   18,653     $   17,403    $   16,872    $   15,776    $   14,637

Provision for Loan Losses                           $      696     $    1,100    $    1,327    $      831    $      450

Other Expenses Net of Other Income                  $    9,363     $    8,498    $    6,475    $    6,590    $    6,131

Income Taxes                                        $    2,391     $    2,251    $    2,821    $    2,620    $    2,514

Net Income                                          $    6,203     $    5,554    $    6,248    $    5,735    $    5,542

Return on Average Assets (%)                              1.28           1.24          1.50          1.48          1.51

Return on Average Equity (%)                             13.00          11.90         14.37         14.48         15.34

Earnings Per Share, basic and diluted**             $     1.56     $     1.39    $     1.56    $     1.43    $     1.39

Book Value Per Share                                $    12.79     $    11.54    $    11.37    $    10.33    $     9.39

Cash Dividends Per Share                            $     0.68     $     0.65    $     0.61    $     0.56    $     0.48

Average Shares Outstanding*                          3,983,594      3,999,101     4,000,000     4,000,000     4,000,000

 *  Adjusted for 100% stock dividends, December 1997
 ** Weighted average outstanding

                                                     [LOGO OF VIRGINIA FINANCIAL
                                                      CORPORATION]

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

Planters Bank & Trust Company of Virginia, a registered state bank with its main office and executive offices located at 24 South Augusta Street, Staunton, Virginia, was formed in 1977 by the merger of Planters Bank & Trust Company, Staunton, Virginia, organized in 1911, and Augusta Bank & Trust Company, organized in 1972. The Bank has fifteen offices located throughout the Augusta County, Rockingham County and Rockbridge County areas of Virginia. Commercial banking and trust activities account for 100% of the Bank's business. Planters provides a full range of banking services, and as of December 31, 2000 has 224 full-time employees and 19 part-time employees. The composition of the Bank's business is reflected by the breakdown of current loans and deposits as shown.

-----------------------------------
Loans:
Real Estate                  75.3%
Farmers                       0.8%
Commercial                   13.6%
Consumer                      8.9%
Other                         1.4%

Deposits:
Demand Deposits              16.7%
NOW                          12.7%
Money Market                 12.9%
Savings                       9.5%
Time Deposits                48.2%
-----------------------------------

On November 12, 1999, President Clinton signed into law the financial services reform bill (called the "Gramm-Leach-Bliley Act"). Subsequent to the change in the law, the Virginia Bankers Insurance Center, L.L.C. ("VBIC") was formed to allow banks in the State of Virginia to sell certain types of insurance products.

Since the law was changed, sixty five (65) banks have joined the VBIC and four insurance agencies have been purchased (in Staunton, Fredericksburg, Portsmouth and Wytheville) to sell insurance products in a manner consistent with the sale of other financial products. Each bank has been assigned an agent who will work with the banks as they begin to organize their sales strategies. Planters Bank is a member of the VBIC and will begin selling insurance products after completing adequate training and organizing the initiative throughout its branch network.

[LOGO OF VIRGINIA FINANCIAL
 CORPORATION]

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

On December 31, 2000, there were 3,981,008 shares of stock issued and outstanding which were held by 1,182 stockholders. During 2000, the Corporation repurchased 16,190 shares of common stock at a cost of $532,160. During 1999, the Corporation repurchased 2,802 shares of common stock at a cost of $90,132. Cash dividends per share for 2000 were $0.68 and for 1999 were $0.65. Management expects to pay approximately $0.68 per share dividends in 2001.

Based upon sale prices furnished to the Corporation by the Staunton, Virginia office of a Virginia headquartered brokerage firm, the high and low sales prices of Corporation stock during 1998, 1999 and 2000 were as shown on the chart.

--------------------------------------------------------------------------------
           [GRAPH]                                          [GRAPH]

         Dividend per              Per Share             Stock Price per
          Share ($)              Sales Prices           Share Year-End ($)

         1996   0.48                High        Low        1996  22.50
         1997   0.56       1998     29.50       25.00      1997  28.00
         1998   0.61       1999     35.00       28.00      1998  27.50
         1999   0.65       2000     33.50       26.00      1999  35.00
         2000   0.68                                       2000  27.75
--------------------------------------------------------------------------------

                                                     [LOGO OF VIRGINIA FINANCIAL
                                                      CORPORATION]

Management's Discussion and Analysis of Operations
--------------------------------------------------------------------------------

During 2000, the Corporation's net income was $6,203,168 compared to $5,553,532 for 1999 and $6,248,230 for 1998. The increase in net income comparing 2000 to 1999 was $649,636 or 11.7%. The decrease in net income comparing 1999 to 1998 was $694,698 or 11.1%. The decrease in net income in 1999 compared to 1998 was principally due to an increase in expenses associated with the investment in four new branches, two of which were started de nova and two of which were purchased from Wachovia, and expenses incurred in ensuring that the Corporation's computers and systems were Y2K compliant. The increase in net income comparing 1998 to 1997 was $513,119 or 9.0%.

Net interest income was $18.7 million for 2000 compared to $17.4 million for 1999 and $16.9 million for 1998. This represents increases of 7.2% in 2000, 3.2% in 1999 and 7.0% in 1998.

                      Net Income              Net Income
                   ($ in Millions)          per Share ($)

                        [GRAPH]               [GRAPH]

                      1998    6.2           1998    1.56
                      1999    5.6           1999    1.39
                      2000    6.2           2000    1.56


Investment Securities
--------------------------------------------------------------------------------

The average maturity of the investment portfolio was 4.6 years, 5.0 years and
4.1 years as of December 31, 2000, 1999 and 1998, respectively. Securities maturing in one year or less were $8.4 million or 6.3% of the portfolio as of December 31, 2000, $9.4 million or 6.8% of the portfolio as of December 31, 1999 and $16.1 million or 12.4% of the portfolio as of December 31, 1998.

The portfolio decreased during 2000 by $3.6 million. Funds provided from this decrease were used to fund loan growth. The portfolio increased during 1999 by $6.9 million. Deposits purchased with two branches of Wachovia Bank, N.A, provided funds for this growth. The portfolio increased during 1998 by $16.9 million. Funds for this growth were provided by increases in deposits, securities sold under agreements to repurchase and federal funds purchased less the growth in loans.

                     Investment Securities ($ in Millions)

                                    [GRAPH]

                                 1998   190.9
                                 1999   137.2
                                 2000   133.6

U.S. Treasury Securities were 8.0% of the portfolio as of December 31, 2000, 9.2% of the portfolio as of December 31, 1999 and 8.6% as of December 31, 1998. U.S. Government Agencies were 55.3% of the portfolio as of December 31, 2000, 54.7% as of December 31, 1999 and 62.1% as of December 31, 1998. Obligations of state and political subdivisions were 31.6% of the portfolio as of December 31, 2000, 32.5% as of December 31, 1999 and 22.9% as of December 31, 1998. Corporate and equity securities made up 5.1% of the portfolio as of December 31, 2000.

As of December 31, 2000, investment securities classified as available for sale were $77.8 million, as of December 31, 1999 were $74.3 million and as of December 31, 1998 were $78.3 million. Securities classified as available for sale are reported at fair value and as of December 31, 2000 had an unrealized gain of $169,556, as of December 31, 1999 had an unrealized loss of $2,625,208 and as of December 31, 1998 had an unrealized gain of $720,941 which is shown net of deferred taxes as a separate component of stockholders' equity.


[LOGO OF VIRGINIA FINANCIAL
 CORPORATION]

Loans
--------------------------------------------------------------------------------

The loan portfolio increased during 2000 by $40.5 million, increased during 1999 by $16.2 million and increased during 1998 by $9.5 million. The percentage of net loans to total assets as of December 31, 2000 was 66.4%, as of December 31, 1999 was 61.6% and as of December 31, 1998 was 63.4%.

Loan demand during 2000 remained strong with particular strength shown in commercial real estate and loans to small business. This growth was encouraging in light of the rising rate environment experienced through the third quarter. Loans to consumers continued to slow throughout the year reflecting national trends. The first year success of Planters Visa was a highlight. Demand for fixed-rate mortgages strengthened considerably during the third and fourth quarters as market rates moved lower.

During 2001 approximately $145.2 million of the loan portfolio will mature or have the ability to be repriced compared to $149.1 million during 2000 and $140.5 million during 1999.

Mortgage loan financing is offered through the secondary mortgage market which provides other sources of financing for the customer base. During 2000 about $36 million was placed through the secondary mortgage market, during 1999 about $63 million was placed and during 1998 about $53 million was placed.

Total non-earning loans, which represent loans on which the accrual of interest has been discontinued, were $965,000 as of December 31, 2000, $1,064,000 as of December 31, 1999 and $1,973,000 as of December 31, 1998. Management believes the overall quality and collectability of the loan portfolio remains good.

                                Total Net Loans
                                ($ in Millions)

                                    [GRAPH]

                                 1998   275.4
                                 1999   291.5
                                 2000   332.0


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

The reserve for loan losses was 1.2% of outstanding eligible loans as of December 31, 2000, 1999 and 1998 respectively. Net charge-offs were $271,476 during 2000, $842,356 during 1999 and $1,868,177 during 1998. The percentage of net charge-offs to year end loans was 0.1% for 2000, 0.3% for 1999 and 0.7% for 1998. The balance of the reserve for loan losses was $3,894,340 as of December 31, 2000, $3,469,648 as of December 31, 1999 and $3,211,782 as of December 31,
1998. During 1999 and 1998 several lending relation ships significantly deteriorated and resulted in higher charge-offs than historically experienced by the bank.

                         Provisions & Net Charge-Offs
                               ($ in Thousands)

                                    [GRAPH]

                                     Prov   Net CO
                                     ----   ------

                               1998  1327     1868
                               1999  1100      842
                               2000   696      271

                                                     [LOGO OF VIRGINIA FINANCIAL
                                                      CORPORATION]

                        Total Deposits ($ in Millions)

                                    [GRAPH]

                                 1998   370.4
                                 1999   397.4
                                 2000   425.2

Deposits
--------------------------------------------------------------------------------

During 2000 total deposits increased by $27.9 million or 7.0% when compared to December 31, 1999. Non-interest checking increased by $7.1 million or 11.3%. NOW accounts increased by $3.4 million or 6.8%. Money market checking increased by $1.2 million or 2.2% and Certificates of Deposit increased by $18.0 million or 9.6%. Savings accounts decreased by $1.8 million or 4.4%.

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


Assets
--------------------------------------------------------------------------------

During 2000 total assets increased $26.4 million or 5.6%. The loan portfolio increased $40.5 million or 13.9% during the year. Cash and due from banks decreased $10.0 million or 35.4% and the investment portfolio decreased $3.6 million or 2.6%. These sources of funds along with increases in deposits, securities sold under agreements to repurchase, and federal funds purchased were used to fund loan growth and to pay down other borrowed short term funds.

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

                         Total Assets ($ in Millions)

                                    [GRAPH]

                                 1998   434.1
                                 1999   473.4
                                 2000   499.8

[LOGO OF VIRGINIA FINANCIAL
 CORPORATION]

Stockholders' Equity
--------------------------------------------------------------------------------

Stockholders' equity, during 2000, increased $4,805,715 or 10.4%. Reflected in this increase is $1,844,544 unrealized gain net of tax on securities in the available for sale category. During 1999 stockholders' equity increased $655,845 or 1.4%. Reflected in this increase is $2,208,458 unrealized loss net of tax on securities in the available for sale category. During 1998 stockholders' equity increased $4,128,624 or 10.0%. This increase reflects $320,394 unrealized gain net of tax on securities in the available for sale category. These increases represent retention of net income after the payment of dividends. Cash dividends paid increased by 4.6% in 2000, 6.5% in 1999 and 9.9% in 1998. Book value per share as of December 31, 2000 was $12.79, $11.54 as of December 31, 1999 and $11.37 as of December 31, 1998.

Additional dividend information is provided under "Selected Financial Data" and on page 2 under "Stock". The Corporation's Tier I risk based capital ratio as of December 31, 2000 was 14.4%, as of December 31, 1999 was 15.2% and as of December 31, 1998 was 17.0%. The total risk based capital ratio as of December 31, 2000 was 15.5%, as of December 31, 1999 was 16.3% and as of December 31, 1998 was 18.2%. Additional risk based capital information is provided under "Notes to Consolidated Financial Statements, Note 12, Regulatory Matters."

                            Dividends per Share ($)

                                    [GRAPH]

                                  1998   0.61
                                  1999   0.65
                                  2000   0.68


                         Year-End Stockholders Equity
                                ($ in Millions)

                                    [GRAPH]

                                 1998   45.50
                                 1999   46.12
                                 2000   50.93


                         Return on Average Equity (%)

                                    [GRAPH]

                                  1998   14.4
                                  1999   11.9
                                  2000   13.0

                                                     [LOGO OF VIRGINIA FINANCIAL
                                                      CORPORATION]

Results of Operations
--------------------------------------------------------------------------------

Net income for 2000 was $6,203,168 for an increase of $649,636 or 11.7% when compared to 1999. Net income for 1999 decreased by $694,698 or 11.1% when compared to 1998 and net income for 1998 increased by $513,118 or 9.0% when compared to 1997.

Net Interest Income
Net interest income represents the difference in interest received on interest earning assets and interest paid on interest bearing liabilities. Factors which have a significant impact on net interest income and the net interest margin are changes in volume and mix and their respective yields or rates on interest earning assets and interest bearing liabilities. Net interest income for 2000 was $18,652,875 for an increase of $1,249,634 or 7.2% when compared to 1999. Net interest income for 1999 was $17,403,241 for an increase of $531,155 or 3.2% when compared to 1998. Net interest income for 1998 was $16,872,086 for an increase of $1,096,556 or 7.0% when compared to 1997. The net interest margins were 4.3% for 2000, and 4.4% for 1999 and 1998 respectively.


                              Net Interest Income
                                ($ in Millions)

                                    [GRAPH]

                                 1998    16.9
                                 1999    17.4
                                 2000    18.7


Non-Interest Income
Non-interest income increased during 2000 by $70,320 or 1.5% when compared to 1999. Trust department fiduciary income increased $90,448 or 6.5%. Service charges on deposit accounts increased $292,374 or 23.7%. This increase is due to an increase in the fee charged for returned checks and overdrafts. Other fee income decreased $247,166 or 14.0%. This decrease is due to a decrease in secondary mortgage fees. Other non-interest income decreased $65,336 or 22.9%. This decrease is due to proceeds received during 1999 from the condemnation of and sale of bank owned properties collectively amounting to $133,641.

                              Net Interest Income
                                ($ in Millions)

                                    [GRAPH]

                                 1998     4.0
                                 1999     4.7
                                 2000     4.7

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

[LOGO OF VIRGINIA FINANCIAL
 CORPORATION]

                             Non-Interest Expense
                                ($ in Millions)

                                    [GRAPH]

                                  1998   10.4
                                  1999   13.2
                                  2000   14.2

Non-Interest Expense
Non-interest expense increased during 2000 by $919,041 or 6.9% compared to 1999. Salaries and employee benefits increased by $474,035 or 6.4%. This increase is due to a small increase in the number of employees, increases in individual salaries and a full year of personnel costs associated with the four new branches opened in 1999 in Waynesboro, Lexington, Buena Vista and Natural Bridge Station, Virginia. Expense of premises and fixed assets increased by $326,578 or 20.9% due to a full year of occupancy expense for the four new branches. Computer services increased by $201,636 or 22.3% due to additional volume and a full year of costs associated with branch expansion network connectivity. Other non-interest expenses which increased significantly in 2000 were amortization expense of intangible deposits which increased by $90,971 or 137.3% and loss on sale of other real estate owned which increased by $176,853 or 100.0%. These increases were offset by general expense controls and decreases in various expenses associated with the opening of the four new branches during 1999.

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

                                                     [LOGO OF VIRGINIA FINANCIAL
                                                      CORPORATION]

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

Static Gap
Gap analysis measures the amount of repricing risk embedded in the balance sheet at a point in time. It does so by comparing the differences in the repricing characteristics of assets and liabilities. A gap is defined as the difference between the principal amount of assets and liabilities, adjusted for off-balance sheet instruments, which reprice within a specified time period. The cumulative one-year gap was -12.4% of total earning assets on December 31, 2000 and -11.2% of total earning assets on December 31, 1999. The policy limit for the one-year gap is plus or minus 15% of adjusted total earning assets.

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

The most recent earnings simulation model projects net income would decrease by approximately 7.7% of stable-rate net income if rates immediately fall by two percentage points over the next year. It projects an increase of approximately 5.6% if rates rise immediately by two percentage points. Management believes this reflects a asset-sensitive rate risk position for the one-year horizon. This one-year forecast is within the ALCO guideline of 15.0%.

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

[LOGO OF VIRGINIA FINANCIAL
 CORPORATION]

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

At year-end, a 200 basis point immediate increase in rates is estimated to reduce NPV by 7.0%. Additionally, NPV is projected to increase by 4.7% if rates fall immediately by 200 basis points. Analysis of the average quarterly change in the Treasury yield curve over the past ten years indicates that a parallel curve shift of 200 basis points or more is an event that has less than a 0.1% chance of occurrence.

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

                          Interest Rate Risk Measures

                                                          2000       1999
                                                          ----       ----
          Static 1-Year Cumulative Gap                  -12.4%      -11.2%
          1-year Net Income Simulation projection
                   -200 bp Shock vs. Stable Rate         -7.7%       -1.2%
                   +200 bp Shock vs. Stable Rate          5.6%       -0.6%
          Static Net Present Value Change
                   -200 bp Shock vs. Stable Rate          4.7%        6.8%
                   +200 bp Shock vs. Stable Rate         -7.0%      -11.9%

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

Management expects interest rates to decrease during 2001 and believes that the current level of asset sensitivity is manageable.


Forecast
--------------------------------------------------------------------------------

The economy in the trade area continues to be well diversified and the continued growth is not expected to be as strong as the year 2000. Interest rates are expected to experience a modest decline during 2001 which will motivate the customer base to further diversify their financial holdings outside of the traditional bank products which will continue the pressure experienced by financial institutions for deposit growth. Loan demand continues to be strong although this growth will be tempered if an economic downturn is experienced.

During the year 2001, the Corporation will complete an operations center to handle the continued growth in the processing area due to expansion of the branch network and increases in volume. This center will be located in the Green Hills Industrial and Technology Park located in Staunton, Virginia. The Bank will upgrade to state of the art data processing software that is scheduled to be in place at the end of the first quarter.

The Bank expects to continue experiencing difficulty in being able to attract and retain qualified, experienced personnel due to the strong competition from all segments of the economy.

                                                    [LOGO OF VIRGINIA FINANCIAL]
                                                     CORPORATION]

Unaudited Interim Financial Information

The results of operations for each of the quarters during the two years ended December 31, 2000 and 1999 are summarized below (in thousands, except per share data).


                                                               2000
                                                               ----
                                                           Quarter Ended
                                    March 31,       June 30,       September 30,     December 31,
                                    ---------       --------       -------------     ------------
Interest income                      $ 8339         $ 8722           $ 9060            $ 9261
Net interest income                    4552           4646             4652              4803
Income before
     income taxes                      2227           1997             2196              2174
Net income                             1602           1450             1591              1560
Net income per share,
   basic and diluted                   0.40           0.36             0.40              0.39


                                                               1999
                                                               ----
                                                            Quarter Ended
                                     March 31,       June 30,     September 30,      December 31,
                                     ---------       --------     -------------      ------------
Interest income                      $ 7622         $ 7648           $ 7895            $ 8208
Net interest income                    4223           4295             4398              4487
Income before
     income taxes                      2430           2316             1790              1269
Net income                             1689           1618             1309               938
Net income per share,
   basic and diluted                   0.42           0.41             0.33              0.23



[LOGO OF VIRGINIA FINANCIAL
 CORPORATION]

                      THIS PAGE INTENTIONALLY LEFT BLANK

                         INDEPENDENT AUDITOR'S REPORT


To the Stockholders and Directors
Virginia Financial Corporation
 and Subsidiaries
Staunton, Virginia


     We have audited the accompanying consolidated balance sheets of Virginia Financial Corporation and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 2000, 1999, and 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Virginia Financial Corporation and Subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years ended December 31, 2000, 1999, and 1998, in conformity with generally accepted accounting principles.


Winchester, Virginia
January 5, 2001

                        VIRGINIA FINANCIAL CORPORATION
                               AND SUBSIDIARIES

                          Consolidated Balance Sheets
                          December 31, 2000 and 1999

                                                                                 2000               1999
                                                                            --------------     --------------
Assets
   Cash and due from banks                                                  $   18,199,312     $   28,158,395
   Securities (fair value: 2000, $133,402,174;
     1999, $135,434,258)                                                       133,640,219        137,202,912
   Loans held for resale                                                         2,383,316          1,016,980
   Loans, net of allowance for loan losses, 2000, $3,894,340;
     1999, $3,469,648                                                          329,624,747        290,496,124
   Bank premises and equipment, net                                              7,738,948          7,616,815
   Accrued interest receivable                                                   3,775,175          3,529,294
   Intangibles                                                                   2,022,618          2,179,849
   Other real estate owned                                                         226,500            328,200
   Other assets                                                                  2,191,415          2,852,187
                                                                            --------------     --------------
        Total assets                                                        $  499,802,250     $  473,380,756
                                                                            ==============     ==============

   Liabilities and Stockholders' Equity

Liabilities
   Demand deposits                                                          $   71,114,093     $   64,051,672
   Negotiable orders of withdrawal                                              53,899,807         50,453,965
   Money market deposit accounts                                                55,042,879         53,834,722
   Regular savings                                                              40,416,177         42,257,428
   Time deposit $100,000 or more                                                33,756,960         25,898,530
   Time deposits                                                               171,011,452        160,869,082
                                                                            --------------     --------------
        Total deposits                                                      $  425,241,368     $  397,365,399

   Securities sold under agreements to repurchase                               12,495,000          9,725,000
   Federal funds purchased                                                       6,000,000          3,900,000
   Federal Home Loan Bank advances                                               3,000,000         15,000,000
   Other liabilities                                                             2,140,238          1,270,428
                                                                            --------------     --------------
        Total liabilities                                                   $  448,876,606     $  427,260,827
                                                                            ==============     ==============
Commitments and Contingencies

Stockholders' Equity
   Common stock; $5 par value; 10,000,000 shares
     authorized; 2000: 3,981,008 shares issued and
     outstanding; 1999: 3,997,198 shares issued and
     outstanding                                                            $   19,905,040     $   19,985,990
   Surplus                                                                      13,026,702         13,477,912
   Retained earnings                                                            17,881,995         14,388,664
   Accumulated other comprehensive income (loss)                                   111,907         (1,732,637)
                                                                            --------------     --------------
        Total stockholders' equity                                          $   50,925,644     $   46,119,929
                                                                            --------------     --------------
        Total liabilities and stockholders' equity                          $  499,802,250     $  473,380,756
                                                                            ==============     ==============

See Notes to Consolidated Financial Statements.

                        VIRGINIA FINANCIAL CORPORATION
                               AND SUBSIDIARIES

                       Consolidated Statements of Income
                 Years Ended December 31, 2000, 1999 and 1998


                                                                                2000                1999               1998
                                                                            -------------      -------------        -------------
Interest Income
   Interest and fee income on loans:
     Loans secured by real estate                                           $  20,250,833      $  16,437,501        $  16,505,842
     Loans to finance agricultural production
        and other loans to farmers                                                243,941            258,914              299,281
     Commercial and industrial loans                                            3,889,389          3,475,617            3,509,454
     Loans to individuals for household, family
        and other personal expenditures                                         3,024,476          3,275,054            3,698,556
     Credit card loans                                                             20,988                - -                  - -
     Obligations of states and political subdivisions
        in the U.S. (nontaxable)                                                  128,305              2,805               10,566
     Other loans                                                                      - -             22,826                  - -
   Interest from depository institutions                                           36,192            239,295                  - -
   Interest on investment securities:
     U.S. Treasury and U.S. Government
        Agency securities                                                       2,728,994          2,478,365            1,468,021
     Corporate securities                                                             - -             13,012                  - -
     Nontaxable interest income, state and municipal securities                   505,238            688,291              738,034
     Taxable interest income, state and municipal securities                      188,342            195,514              145,847
   Interest and dividends on securities available for sale:
     U.S. Treasury and U.S. Government
        Agency securities                                                       2,593,231          2,862,940            4,045,087
     Corporate securities                                                          43,239             36,693              171,755
     Equity                                                                       212,162            316,450                  - -
     Nontaxable interest income, state and municipal securities                 1,212,797            767,491              153,801
     Taxable interest income, state and municipal securities                      218,769             86,378                  - -
   Interest income on federal funds sold and
     securities purchased under agreements to resell                               85,012            215,474              314,226
                                                                            -------------      -------------        -------------
          Total interest income                                             $  35,381,908      $  31,372,620        $  31,060,470
                                                                            -------------      -------------        -------------
Interest Expense
   Interest on time deposits of 100,000
     or more                                                                $   1,638,807      $   1,312,903        $   1,302,555
   Interest on other deposits                                                  13,640,758         11,990,806           12,466,384
   Interest on federal funds purchased and securities
     sold under agreements to repurchase                                          841,851            566,533              419,445
   Other short-term borrowings                                                    607,617             99,137                  - -
                                                                            -------------      -------------        -------------
          Total interest expense                                            $  16,729,033      $  13,969,379        $  14,188,384
                                                                            -------------      -------------        -------------

          Net interest income                                               $  18,652,875      $  17,403,241        $  16,872,086

   Provision for loan losses                                                      696,167          1,100,222            1,327,459
                                                                            -------------      -------------        -------------
          Net interest income after provision for loan losses               $  17,956,708      $  16,303,019        $  15,544,627
                                                                            -------------      -------------        -------------


See Notes to Consolidated Financial Statements.

                        VIRGINIA FINANCIAL CORPORATION
                               AND SUBSIDIARIES

                       Consolidated Statements of Income
                                  (Continued)
                 Years Ended December 31, 2000, 1999 and 1998

                                                                   2000                   1999                1998
                                                      ------------------------       ---------------      ------------
Noninterest Income
 Trust department income                              $              1,488,305       $    1,397,857       $    1,187,305
 Service charge on deposit accounts                                  1,527,968            1,235,594            1,067,746
 Other fee income                                                    1,512,766            1,759,932            1,590,085
 Other noninterest income                                              219,994              285,330              110,118
                                                      ------------------------       --------------       --------------
     Total noninterest income                         $              4,749,033       $    4,678,713       $    3,955,254
                                                      ------------------------       --------------       --------------

 Gains on securities available for sale               $                 46,649       $       62,407       $          - -
                                                      ------------------------       --------------       --------------

Noninterest Expense
 Salaries and employee benefits                       $              7,917,685       $    7,443,650       $    6,053,792
 Expense of premises and fixed assets                                1,886,576            1,559,998            1,227,112
 Computer services                                                   1,106,148              904,512              755,744
 Other noninterest expense                                           3,248,055            3,331,263            2,393,619
                                                      ------------------------       --------------       --------------
     Total noninterest expense                        $             14,158,464       $   13,239,423       $   10,430,267
                                                      ------------------------       --------------       --------------

     Income before income taxes                       $              8,593,926       $    7,804,716       $    9,069,614

 Provision for income taxes                                          2,390,758            2,251,184            2,821,384
                                                      ------------------------       --------------       --------------

     Net income                                       $              6,203,168       $    5,553,532       $    6,248,230
                                                      ========================       ==============       ==============

   Earnings per share, basic and diluted              $                   1.56       $         1.39       $         1.56
   Average shares outstanding                                        3,983,594            3,999,101            4,000,000


See Notes to Consolidated Financial Statements.

                        VIRGINIA FINANCIAL CORPORATION
                               AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows
                  Years Ended December 31, 2000, 1999 and 1998

                                                                             2000             1999           1998
                                                                         ------------    -------------   ------------
Cash Flows from Operating Activities
 Interest received                                                       $ 34,916,004    $  30,959,681   $ 30,896,790
 Fees and other noninterest income                                          4,728,791        4,557,944      3,922,557
 Interest paid                                                            (16,324,400)     (13,816,696)   (14,079,768)
 Origination of loans available for sale                                  (33,065,952)     (58,904,288)   (52,984,711)
 Proceeds from sale of loans available for sale                            31,699,616       62,336,414     50,019,403
 Cash paid to suppliers and employees                                     (12,362,247)     (12,269,987)    (9,750,330)
 Income taxes paid                                                         (2,280,021)      (2,536,375)    (2,725,546)
                                                                         ------------    -------------   ------------
     Net cash provided by operating activities                           $  7,311,791    $  10,326,693   $  5,298,395
                                                                         ------------    -------------   ------------
Cash Flows from Investing Activities
 Proceeds from maturities and calls of investment securities             $  7,101,300    $  18,685,506   $ 33,435,000
 Proceeds from maturities of securities available for sale                  3,513,906       11,147,973     31,250,374
 Proceeds from sales and calls of securities available for sale             3,296,769       40,621,716             --
 Purchases of investment securities                                                --      (30,699,708)   (28,192,791)
 Purchases of securities available for sale                                (7,301,322)     (49,792,092)   (52,791,023)
 Net (increase) in loans                                                  (40,189,230)     (21,277,372)    (7,890,452)
 Proceeds from sale of equipment                                                  100          228,686          1,000
 Capital expenditures                                                      (1,043,481)      (2,707,173)    (1,567,746)
 Other real estate owned improvements                                              --               --        (20,900)
 Proceeds from sale of other real estate                                      289,287               --             --
 Purchase of other assets                                                    (442,646)      (1,612,640)      (157,008)
                                                                         ------------    -------------   ------------
     Net cash (used in) investing activities                             $(34,775,317)   $ (35,405,104)  $(25,933,546)
                                                                         ------------    -------------   ------------
Cash Flows from Financing Activities
 Net increase in certificates of deposit                                 $ 18,000,800    $  15,501,073   $  9,875,235
 Net increase in demand and savings deposit                                 9,875,169       11,432,243      8,390,073
 Net increase (decrease) in federal funds purchased                         2,100,000       (5,575,000)     4,925,000
 Net increase in securities sold under repurchase agreements                2,770,000        2,030,000      2,735,000
 Net borrowings (payments) on Federal Home Loan
  Bank advances                                                           (12,000,000)      15,000,000             --
 Payments to repurchase common stock                                         (532,160)         (90,132)            --
 Cash dividends paid                                                       (2,709,366)      (2,618,420)    (2,417,525)
                                                                         ------------    -------------   ------------
     Net cash provided by financing activities                           $ 17,504,443    $  35,679,764   $ 23,507,783
                                                                         ------------    -------------   ------------

     Net increase (decrease) in cash and cash equivalents                $ (9,959,083)   $  10,601,353   $  2,872,632

 Cash and cash equivalents at beginning of year                            28,158,395       17,557,042     14,684,410
                                                                         ------------    -------------   ------------
 Cash and cash equivalents at end of year                                $ 18,199,312    $  28,158,395   $ 17,557,042
                                                                         ============    =============   ============

See Notes to Consolidated Financial Statements.

                        VIRGINIA FINANCIAL CORPORATION
                               AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows
                                  (Continued)
                 Years Ended December 31, 2000, 1999 and 1998

Reconciliation of Net Income to Net Cash                                  2000                    1999               1998
                                                                      ------------           ------------        ------------
   Provided by Operating Activities
     Net income                                                       $  6,203,168           $  5,553,532        $  6,248,230
     Adjustments to reconcile net income to net
        cash provided by operating activities:
          Depreciation and amortization                                  1,225,910              1,002,374             705,076
          Provision for loan losses                                        696,167              1,100,222           1,327,459
          Deferred tax expense (benefit)                                  (146,529)                52,065             232,125
          Origination of loans available for sale                      (33,065,952)           (58,904,288)        (52,984,711)
          Proceeds from sale of loans available for sale                31,699,616             62,336,414          50,019,403
          (Gain) on sale of securities                                     (46,649)               (62,407)                 --
          (Gain) loss on sale of equipment                                 180,278               (146,413)                945
          Changes in assets and liabilities:
             (Increase) in interest receivable                            (245,881)              (247,829)            (45,007)
             Increase in interest payable                                  404,633                152,683             108,617
             (Increase) decrease in prepaid expenses                       169,112               (443,819)           (119,955)
             Increase (decrease) in accrued expenses                       478,655                 73,625             (60,960)
             Premium amortization (discount accretion)
               on securities, net                                         (206,546)              (173,326)            (98,794)
             (Increase) decrease in other assets                           (33,719)                33,860             (34,033)
                                                                      ------------           ------------        ------------
                  Net cash provided by operating activities           $  7,312,263           $ 10,326,693        $  5,298,395
                                                                      ============           ============        ============
Supplemental Schedule of Noncash
   Investing Activities

     Other real estate acquired in settlement of loans                $    364,440           $    588,800        $         --
                                                                      ============           ============        ============

     Unrealized gain (loss) on securities available for sale          $  2,796,764           $ (3,346,147)       $    485,445
                                                                      ============           ============        ============

See Notes to Consolidated Financial Statements.

                        VIRGINIA FINANCIAL CORPORATION
                               AND SUBSIDIARIES

          Consolidated Statements of Changes in Stockholders' Equity
                 Years Ended December 31, 2000, 1999 and 1998


                                                                                          Accumulated
                                                                                             Other
                                                                                            Compre-         Compre-
                                                     Common      Capital      Retained      hensive         hensive
                                                      Stock      Surplus      Earnings   Income (Loss)      Income         Total
                                                  -----------  -----------  ------------ -------------  -------------  -----------
Balance, December 31, 1997                        $20,000,000  $13,554,034  $  7,626,000  $  155,426                   $41,335,460
Comprehensive income:
 Net income                                               - -          - -     6,248,230         - -     $  6,248,230    6,248,230
    Other comprehensive income, net of tax,
     unrealized holding gains arising during the
     period (net of tax, $165,051)                        - -          - -           - -      320,394         320,394      320,394
                                                                                                         ------------
    Total comprehensive income                            - -          - -           - -          - -    $  6,568,624          - -
                                                                                                         ============
 Cash dividends ($0.61 per share)                         - -          - -    (2,440,000)         - -                   (2,440,000)
                                                  -----------  -----------  ------------ -------------                 -----------
Balance, December 31, 1998                        $20,000,000  $13,554,034  $ 11,434,230  $   475,820                  $45,464,084
Comprehensive income:
 Net income                                               - -          - -     5,553,532          - -       5,553,532    5,553,532
    Other comprehensive income, net of tax:
      Unrealized (losses) arising during
       the period (net of tax, $1,158,908)                - -          - -           - -          - -      (2,249,646)         - -
      Reclassification adjustment
       (net of tax, $21,218)                              - -          - -           - -          - -         (41,189)
                                                                                                        -------------
      Other comprehensive income
       (net of tax, $1,137,690)                           - -          - -           - -   (2,208,457)     (2,208,457)  (2,208,457)
                                                                                                         ------------
    Total comprehensive income                            - -          - -           - -          - -    $  3,345,075          - -
                                                                                                         ============
 Cash dividends ($0.65 per share)                         - -          - -    (2,599,098)         - -                   (2,599,098)
 Stock repurchase of 2,802 shares                     (14,010)     (76,122)          - -          - -                      (90,132)
                                                  -----------  -----------  ------------ ------------                  -----------
Balance, December 31, 1999                        $19,985,990  $13,477,912  $ 14,388,664  $(1,732,637)                 $46,119,929
Comprehensive income:
 Net income                                               - -          - -     6,203,168          - -    $  6,203,168    6,203,168
     Other comprehensive income, net of tax:
      Unrealized holding gains arising
       during the period (net of tax, $966,080)           - -          - -           - -                    1,875,332
      Reclassification adjustment
       (net of tax, $15,861)                              - -          - -           - -          - -         (30,788)         - -
                                                                                                         ------------
     Other comprehensive income
       (net of tax, $952,220)                             - -          - -           - -    1,844,544       1,844,544    1,844,544
                                                                                                         ------------
     Total comprehensive income                           - -          - -           - -          - -    $  8,047,712          - -
                                                                                                         ============
 Cash dividends ($0.68 per share)                         - -          - -    (2,709,837)         - -                   (2,709,837)
 Stock repurchase of 16,190 shares                    (80,950)    (451,210)          - -          - -                     (532,160)
                                                  -----------  -----------  ------------ ------------                  -----------
Balance, December 31, 2000                        $19,905,040  $13,026,702  $ 17,881,995 $    111,907                  $50,925,644
                                                  ===========  ===========  ============ ============                  ===========



See Notes to Consolidated Financial Statements.

VIRGINIA FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1.  Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Virginia Financial Corporation (the "Corporation") and its wholly-owned subsidiary, Planters Bank & Trust Company of Virginia (the "Bank"). The Bank has one wholly owned subsidiary, Planters Insurance Agency, Inc. All material intercompany balances and transactions have been eliminated in consolidation.

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

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

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

VIRGINIA FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements


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

A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Corporation does not separately identify individual consumer and residential loans for impairment disclosures.

VIRGINIA FINANCIAL CORPORATION AND SUBSIDIARIES

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

Deposit Intangibles

The cost of purchased deposit relationships and other intangible assets, based on independent valuation, are being amortized over three estimated lives ranging from nine to fifteen years. Amortization expense charged to operations was $157,230 in 2000, $66,259 in 1999, and $23,650 in 1998.

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

Weighted average shares were 3,983,594 for the year 2000, 3,999,101 for the year ended 1999, and 4,000,000 for the year 1998. The Corporation had no potential common shares that may be issued as of December 31, 2000, 1999 and 1998 which would have a dilutive effect on earnings per share.

VIRGINIA FINANCIAL CORPORATION AND SUBSIDIARIES

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

Other Real Estate Owned

Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at the fair value at the time of foreclosure, establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in loss on foreclosed real estate.

Note 2.  Restrictions on Cash

To comply with Federal Reserve Regulations, the Bank is required to maintain certain average reserve balances. The daily average reserve requirement was $7,961,000 and $7,000,000 for the reserve periods including December 31, 2000 and 1999, respectively.

VIRGINIA FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements


Note 3. Securities

The amortized cost and fair value of the securities being held to maturity as of December 31, 2000 and 1999 are as follows:

                                                                              2000
                                                  ------------------------------------------------------------
                                                                     Gross           Gross
                                                   Amortized       Unrealized      Unrealized         Fair
                                                      Cost           Gains          (Losses)         Value
                                                  ------------    ------------    ------------    ------------
     U.S. Treasury                                $  4,493,184    $     24,708    $     (3,061)   $  4,514,831
     U.S. Government Agencies                       39,790,662          28,705        (316,322)     39,503,045
     State and Municipal                            11,528,224          49,251         (21,326)     11,556,149
                                                  ------------    ------------    ------------    ------------
        Total                                     $ 55,812,070    $    102,664    $   (340,709)   $ 55,574,025
                                                  ============    ============    ============    ============

                                                                              1999
                                                  ------------------------------------------------------------
                                                                     Gross           Gross
                                                   Amortized       Unrealized      Unrealized         Fair
                                                      Cost           Gains          (Losses)         Value
                                                  ------------    ------------    ------------    ------------
     U.S. Treasury                                $  4,488,901    $         --    $    (57,656)   $  4,431,245
     U.S. Government Agencies                       41,284,946           5,812      (1,457,443)     39,833,315
     State and Municipal                            17,154,177          19,298        (278,665)     16,894,810
                                                  ------------    ------------    ------------    ------------
        Total                                     $ 62,928,024    $     25,110    $ (1,793,764)   $ 61,159,370
                                                  ============    ============    ============    ============

The amortized cost and fair value of the securities being held to maturity as of December 31, 2000 by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations without any penalties.

                                                                     2000
                                                        -------------------------------
                                                         Amortized             Fair
                                                            Cost              Value
                                                        ------------       ------------
     Due in one year or less                            $  5,442,235       $  5,437,813
     Due after one year through five years                46,443,301         46,205,908
     Due after five years through ten years                3,926,534          3,930,304
                                                        ------------       ------------
                                                        $ 55,812,070       $ 55,574,025
                                                        ============       ============

VIRGINIA FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Amortized cost and fair value of securities available for sale as of December 31, 2000 and 1999 are as follows:

                                                                              2000
                                                  ------------------------------------------------------------
                                                                     Gross           Gross
                                                   Amortized       Unrealized      Unrealized         Fair
                                                      Cost           Gains          (Losses)         Value
                                                  ------------    ------------    ------------    ------------
     U.S. Treasury                                $  5,947,241    $    211,997    $         --    $  6,159,238
     U.S. Government Agencies                       34,069,365          74,570         (85,510)     34,058,425
     State and Municipals                           30,520,405         409,615        (199,958)     30,730,062
     Corporate                                         750,000              --          (4,643)        745,357
     Other                                           6,371,583          50,640        (287,156)      6,135,067
                                                  ------------    ------------    ------------    ------------
        Total                                     $ 77,658,594    $    746,822    $   (577,267)   $ 77,828,149
                                                  ============    ============    ============    ============

                                                                              1999
                                                  ------------------------------------------------------------
                                                                     Gross           Gross
                                                   Amortized       Unrealized      Unrealized         Fair
                                                      Cost           Gains          (Losses)         Value
                                                  ------------    ------------    ------------    ------------
     U.S. Treasury                                $  8,257,013    $         --    $   (129,511)   $  8,127,502
     U.S. Government Agencies                       34,580,543          22,611        (859,754)     33,743,400
     State and Municipals                           28,873,814              --      (1,478,610)     27,395,204
     Corporate                                         750,000              --         (20,228)        729,772
     Other                                           4,438,726          39,788        (199,504)      4,279,010
                                                  ------------    ------------    ------------    ------------
        Total                                     $ 76,900,096    $     62,399    $ (2,687,607)   $ 74,274,888
                                                  ============    ============    ============    ============

The amortized cost and fair value of the securities available for sale as of December 31, 2000 by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations without any penalties.

                                                                     2000
                                                        -------------------------------
                                                         Amortized             Fair
                                                            Cost              Value
                                                        ------------       ------------
     Due in one year or less                            $  3,005,475       $  3,003,191
     Due after one year through five years                36,105,424         36,207,298
     Due after five years through ten years               22,302,171         22,378,180
     Due after ten years                                   9,873,941         10,104,413
     Other                                                 6,371,583          6,135,067
                                                        ------------       ------------
        Total                                           $ 77,658,594       $ 77,828,149
                                                        ============       ============

Gross gains of $60,552 and $79,300 and gross losses of $13,903 and $2,582 were realized on sales during 2000 and

VIRGINIA FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

1999, respectively. There were no sales of securities during 1998.

Held to maturity securities with a book value of $4,569,311 were called in 1999. Gross losses of $14,311 were realized on these calls.

The book value of securities pledged to secure deposits and for other purposes amounted to $30,156,158 and $26,509,694 at December 31, 2000 and 1999,
respectively.

Note 4. Loans

                                                           2000          1999
                                                        -----------   ---------
                                                             (In Thousands)
           Mortgage loans on real estate:
            Construction                                $    22,633   $   8,674
            Secured by farmland                               3,738       3,915
            Secured by 1-4 family residential               129,510     122,411
            Other real estate loans                          94,893      82,281
           Loans to farmers (except those
            secured by real estate)                           2,534       2,883
           Commercial and industrial loans
            (except those secured by real estate)            45,836      33,874
           Consumer installment loans                        29,916      39,974
           All other loans (including overdrafts)             4,783         277
                                                        -----------   ---------
                 Total loans                            $   333,843   $ 294,289
            Less: Unearned income                               324         323
                  Allowance for loan losses                   3,894       3,470
                                                        -----------   ---------
                Net loans                               $   329,625   $ 290,496
                                                        ===========   =========

Information about impaired loans as of and for the years ended December 31, 2000 and 1999 is as follows:

                                               2000         1999         1998
                                            ----------   -----------  ----------
Impaired loans without a specific
   valuation allowance                      $2,782,109   $  178,872   $  944,461
                                            ==========   ==========   ==========

Average balance in impaired loans           $2,778,765   $  301,128   $  455,291
                                            ==========   ==========   ==========

Interest income recognized                  $  130,296   $    9,007   $   14,199
                                            ==========   ==========   ==========

Nonaccrual loans excluded from impaired loan disclosure under FASB 114 amounted to $964,881, $885,128, and $1,028,481 at December 31, 2000, 1999, and 1998,
respectively. If interest on these loans had been accrued, such income would have approximated $69,019, $86,130, and $142,108 for 2000, 1999, and 1998,
respectively.

VIRGINIA FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 5. Allowance for Loan Losses

Transactions in the allowance for loan losses for the years ended December 31, 2000, 1999, and 1998 were as follows:

                                              2000         1999         1998
                                           -----------  -----------  -----------

        Balance, beginning                 $ 3,469,648  $ 3,211,782  $ 3,752,500
        Recoveries                              94,601       81,368       75,428
        Provisions charged to operations       696,167    1,100,222    1,327,459
                                           -----------  -----------  -----------
           Total                           $ 4,260,416  $ 4,393,372  $ 5,155,387
        Loans charged off                      366,076      923,724    1,943,605
                                           -----------  -----------  -----------
        Balance, ending                    $ 3,894,340  $ 3,469,648  $ 3,211,782
                                           ===========  ===========  ===========

Note 6. Bank Premises and Equipment

The major classes of bank premises and equipment and the total accumulated depreciation are as follows:

                                                           2000         1999
                                                        -----------  -----------

        Land                                            $ 1,664,993  $ 1,537,938
        Buildings and leasehold improvements              6,460,907    5,981,124
        Furniture and equipment                           6,701,104    6,266,837
                                                        -----------  -----------
                                                        $14,827,004  $13,785,899
        Less accumulated depreciation                     7,088,056    6,169,084
                                                        -----------  -----------
                                                        $ 7,738,948  $ 7,616,815
                                                        ===========  ===========

Depreciation charged to operations was $921,348 in 2000, $780,731 in 1999, and $577,768 in 1998. Amortization expense on computer software was $147,332 in 2000, $134,539 in 1999, and $103,658 in 1998.

VIRGINIA FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 7. Income Taxes

Net deferred tax assets consist of the following components as of December 31, 2000 and 1999:

                                                     2000          1999
                                                  ----------   ----------
      Deferred tax assets:
         Allowance for loan losses                $1,090,834   $  946,439
         Securities available for sale                    --      892,571
         Other                                        51,558       64,586
                                                  ----------   ----------
                                                  $1,142,392   $1,903,596
                                                  ----------   ----------

      Deferred tax liabilities:
           Bank premises                          $  221,982   $  244,110
           Securities available for sale              57,649           --
           Other                                      15,548        8,581
                                                  ----------   ----------
                                                  $  295,179   $  252,691
                                                  ----------   ----------

                                                  $  847,213   $1,650,905
                                                  ==========   ==========

The provision for income taxes charged to operations for the years ended December 31, 2000, 1999, and 1998 consists of the following:

                                             2000         1999         1998
                                          -----------  -----------  -----------

     Current tax expense                 $ 2,537,286  $ 2,199,119  $ 2,589,259
      Deferred tax expense (benefit)         (146,528)      52,065      232,125
                                          -----------  -----------  -----------
                                          $ 2,390,758  $ 2,251,184  $ 2,821,384
                                          ===========  ===========  ===========

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income due to the following:

                                              2000         1999         1998
                                          -----------  -----------  -----------

      Computed "expected" tax expense       2,921,935  $ 2,653,603  $ 3,083,669
      Increase (decrease) in income taxes
         resulting from:
           Tax-exempt interest income        (536,914)    (466,310)    (277,802)
           Other                                5,737       63,891       15,517
                                          -----------  -----------  -----------
                                          $ 2,390,758  $ 2,251,184  $ 2,821,384
                                          ===========  ===========  ===========

VIRGINIA FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 8. Deposits

At December 31, 2000, the scheduled maturities of time deposits are as follows:

                  2001                         $    167,015,876
                  2002                               22,404,583
                  2003                               13,150,227
                  2004                                1,740,458
                  2005 and thereafter                   457,268
                                               ----------------
                                               $    204,768,412
                                               ================
Note 9. Related Party Transactions

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

Aggregate loan transactions with related parties were as follows:

                                           2000           1999
                                      -----------    -----------
               Beginning balance      $ 1,015,891    $   962,706
               New loans                  611,330      1,102,654
               Repayments                (771,940)    (1,049,469)
                                      -----------    -----------
               Ending balance         $   855,281    $ 1,015,891
                                      ===========    ===========

VIRGINIA FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

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

A summary of the contract amount of the Corporation's exposure to off-balance-sheet risk as of December 31, 2000 and 1999 is as follows:

                                                    2000     1999
                                                   ------   ------
                                                    (In Thousands)
          Financial instruments whose contract
            amounts represent credit risk:
             Commitments to extend credit         $70,841  $63,229
             Standby letters of credit              2,586    3,119

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract and represent the undrawn portion of the total commitment. Collateral held is primarily deeds of trust on real estate.

Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Most commitments are extended for less than one year with the longest expiring in 2003. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The extent of collateral held for those commitments at December 31, 2000, varies from 0% to 100%; the average percentage of commitments collateralized is 43%.

The Corporation sells all of the residential mortgage loans it originates to third party investors, some of whom require the repurchase of loans in the event of early default or faulty documentation. Mortgage loans and their related servicing rights are sold under agreements that define certain eligibility criteria for the mortgage loan. If the eligibility criteria are not met, the Corporation is required to repurchase the mortgage loan or indemnify the investor for losses incurred during foreclosure proceedings. Recourse periods vary from 90 days up to one year and conditions for repurchase vary with the investor. Mortgages subject to recourse are collateralized by single family residences, have loan-to-value ratios of 80% or less, or have private mortgage insurance or are insured or guaranteed by an agency of the United States government.

The Corporation maintains cash accounts in other commercial banks. The amount on deposit at December 31, 2000 exceeded the insurance limits of the Federal Deposit Insurance Corporation by $12,086,543.

VIRGINIA FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 11.  Commitments and Contingencies

The Corporation is party to various legal proceedings. Counsel is of the opinion that settlement of these items should not have a material effect on financial position.

The Corporation has entered into a contract for the total amount of $1,532,079 for the construction of a new operations center. At December 31, 2000, $445,799 had been paid under this contract.

Note 12.  Regulatory Matters

The Corporation is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2000, that the Corporation meets all capital adequacy requirements to which it is subject.

As of December 31, 2000, the most recent notification from the Federal Deposit Insurance Corporation categorized the Corporation as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Corporation must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

VIRGINIA FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The Corporation's actual capital amounts and ratios are presented in the table.

                                                                                                To Be Well
                                                                                             Capitalized Under
                                                                    For Capital              Prompt Corrective
                                            Actual               Adequacy Purposes           Action Provisions
                               --------------------------    ---------------------      ----------------------------
                                 Amount          Ratio         Amount      Ratio           Amount         Ratio
                               ---------      -----------    ---------   ---------      ------------  -------------
                                                             (Amount in Thousands)
As of December 31, 2000:
  Total Capital (to Risk
    Weighted Assets):
        Consolidated             $52,529            15.5%     *$27,043       *8.0%          *    N/A
        Bank                     $40,120            12.0%     *$26,705       *8.0%          *$33,381         *10.0%
  Tier 1 Capital (to Risk
    Weighted Assets):
        Consolidated             $48,635            14.4%     *$13,522       *4.0%          *    N/A
        Bank                     $36,225            10.9%     *$13,352       *4.0%          *$20,029         * 6.0%
  Tier 1 Capital (to
    Average Assets):
        Consolidated             $48,635             9.8%     *$19,790       *4.0%          *    N/A
        Bank                     $36,225             7.5%     *$19,392       *4.0%          *$24,240         * 5.0%

As of December 31, 1999:
  Total Capital (to Risk
    Weighted Assets):
        Consolidated             $49,037            16.3%     *$24,068       *8.0%          *    N/A
        Bank                     $36,724            12.4%     *$23,784       *8.0%          *$29,730         *10.0%
  Tier 1 Capital (to Risk
    Weighted Assets):
        Consolidated             $45,567            15.2%     *$12,034       *4.0%          *    N/A
        Bank                     $33,255            11.2%     *$11,892       *4.0%          *$17,838         * 6.0%
  Tier 1 Capital (to
    Average Assets):
        Consolidated             $45,567             9.7%     *$18,790       *4.0%          *    N/A
        Bank                     $33,255             7.2%     *$18,445       *4.0%          *$23,055         * 5.0%

* denotes greater than or equal to.

Transfer of funds from the banking subsidiary to the Parent Corporation in the form of loans, advances and cash dividends, are restricted by federal and state regulatory authorities. As of December 31, 2000, the aggregate amount of unrestricted funds which could be transferred from the Corporation's subsidiary to the Parent Corporation, without prior regulatory approval, totaled $5,193,247 or 10.2% of the consolidated net assets.

VIRGINIA FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 13.  Employee Retirement Plan

The Corporation has a defined contribution retirement plan which covers substantially all full-time salaried employees. Contributions are at the discretion of the Board of Directors. Contributions amounted to $454,971, $403,980, and $346,377 in 2000, 1999, and 1998, respectively.

Note 14.  Leases

The Bank leases its Terry Court banking facility located in the Terry Court Shopping Center on North Augusta Street, Staunton, Virginia. The lease provides for an original five-year term ending April 30, 1991, with options for three five-year extensions. The second option for a five-year extension was exercised. The current monthly lease payment is $1,780 with annual increases of 2 1/2%.

The Bank leases a banking facility in Harrisonburg, Virginia. The lease provides for an original ten-year term ending July 31, 2008, with options for one additional ten-year term or one five-year term with one additional five-year term. The current monthly lease payment is $1,575, with a 5 % increase every two years.

Rent expense was $83,452, $68,168,and $50,536 for the years ended December 31, 2000, 1999, and 1998, respectively.

The future minimum annual lease payments are as follows:

               2001                  $ 40,612
               2002                    41,548
               2003                    42,656
               2004                    43,639
               2005                    44,803
               2006 and thereafter     63,967
                                     --------
                                     $277,225
                                     ========

Note 15.  Fair Value of Financial Instruments and Interest Rate Risk

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Short-Term Investments

For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

Securities

For securities, fair values are based on quoted market prices or dealer quotes.

VIRGINIA FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Loans Held for Sale

Fair values of mortgage loans held for sale are based on commitments on hand from investors.

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

At December 31, 2000 and 1999, the carrying amounts of loan commitments and stand-by letters of credit were deemed to approximate fair value.

VIRGINIA FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The estimated fair values of the Corporation's financial instruments are as follows:

                                                                 2000                                1999
                                                  ----------------------------------    -------------------------------
                                                     Carrying             Fair           Carrying             Fair
                                                      Amount              Value           Amount              Value
                                                  ------------       ---------------    ----------       --------------
                                                             (In Thousands)                      (In Thousands)
          Financial assets:
           Cash and short-term investments          $   18,199          $    18,199     $   28,158           $   28,158
           Securities                                  133,640              133,402        137,203              135,434
           Loans                                       332,008              338,265        291,513              293,103
           Accrued interest receivable                   3,775                3,775          3,529                3,529

          Financial liabilities:
           Deposits                                 $  425,241          $   426,465     $  397,365           $  395,882
           Securities sold under
            agreements to repurchase                    12,495               12,495          9,725                9,725
           Federal funds purchased                       6,000                6,000          3,900                3,900
           Federal Home Loan Bank advances               3,000                3,000         15,000               15,000
           Accrued interest payable

The Corporation assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations. As a result, the fair values of the Corporation's financial instruments will change when interest rate levels change and that change may be either favorable or unfavorable to the Corporation. Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed rate obligations are less likely to prepay in a rising rate environment and more likely to prepay in a falling rate environment.
Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Corporation's overall interest rate risk.

Note 16.  Short-Term Borrowings

The Corporation had unused lines of credit totaling $10,000,000 with nonaffiliated banks at December 31, 2000.

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

The Corporation has available a $78,600,000 line of credit with the Federal Home Loan Bank of Atlanta. Borrowings are secured by the Corporation's 1-4 family residential loan portfolio. There was $3,000,000 in outstanding borrowings on this line of credit at December 31, 2000. There were $15,000,000 in outstanding borrowings as of December 31, 1999.

VIRGINIA FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 17. Condensed Financial Information - Parent Corporation Only

                        VIRGINIA FINANCIAL CORPORATION
                           (Parent Corporation Only)

                                Balance Sheets
                          December 31, 2000 and 1999

                                                    2000           1999
                                                ------------   ------------
   Assets
Cash on deposit with subsidiary bank            $     93,663   $     24,727
Securities                                        12,110,503     11,810,902
Accrued interest receivable                          134,314        131,988
Investment in subsidiaries                        38,521,557     34,009,141
Other assets                                          83,355        162,667
                                                ------------   ------------
    Total assets                                $ 50,943,392   $ 46,139,425
                                                ============   ============



   Liabilities
Due to subsidiary                               $      5,885   $     16,124
Dividends payable                                      3,624          3,153
Income taxes payable                                   8,239            219
                                                ------------   ------------
    Total liabilities                           $     17,748   $     19,496
                                                ------------   ------------


   Stockholders' Equity
Common stock                                    $ 19,905,040   $ 19,985,990
Surplus                                           13,026,702     13,477,912
Retained earnings                                 17,881,995     14,388,664
Accumulated other comprehensive income (loss)        111,907     (1,732,637)
                                                ------------   ------------
    Total stockholders' equity                  $ 50,925,644   $ 46,119,929
                                                ------------   ------------

    Total liabilities and stockholders' equity  $ 50,943,392   $ 46,139,425
                                                ============   ============

VIRGINIA FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

                        VIRGINIA FINANCIAL CORPORATION
                           (Parent Corporation Only)

                             Statements of Income
                 Years Ended December 31, 2000, 1999 and 1998

                                                           2000            1999            1998
                                                       ------------    ------------    ------------
Income
  Dividends from subsidiaries                          $  3,000,000    $  3,000,000    $  5,840,000
  Interest on investments                                   571,661         535,097         404,194
  Interest on loans                                           5,142          10,052          39,775
  Gain on sale of securities                                 46,649          10,000              --
                                                       ------------    ------------    ------------
     Total income                                      $  3,623,452    $  3,555,149    $  6,283,969
                                                       ------------    ------------    ------------

Expenses

  Amortization                                         $        --     $     20,845    $      6,948
  Directors' fees                                           37,197           30,000           9,600
  Legal fees                                                 7,963            8,031           9,458
  Stockholder accounting                                    13,929           12,000          13,270
  Other                                                     34,256           34,842          24,350
                                                       -----------     ------------    ------------
     Total expenses                                    $    93,345     $    105,718    $     63,626
                                                       -----------     ------------    ------------

     Income before income tax expense and equity in
       undistributed net income of subsidiaries        $ 3,530,107     $  3,449,431    $  6,220,343

  Income tax expense                                       140,141          123,394         141,617
                                                       -----------     ------------    ------------

     Income before equity in undistributed net income
       of subsidiaries                                 $ 3,389,966     $  3,326,037    $  6,078,726

  Equity in undistributed net income of subsidiaries     2,813,202        2,227,495         169,504
                                                       -----------     ------------    ------------
     Net income                                        $ 6,203,168     $  5,553,532    $  6,248,230
                                                       ===========     ============    ============

VIRGINIA FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

                        VIRGINIA FINANCIAL CORPORATION
                           (Parent Corporation Only)

                           Statements of Cash Flows
                 Years Ended December 31, 2000, 1999 and 1998

                                                                          2000                   1999                1998
                                                                      ------------           ------------       ------------
Cash Flows from Operating Activities
   Net income                                                         $  6,203,168           $  5,553,532       $  6,248,230
   Adjustments to reconcile net income to net cash
     provided by operating activities:
        Amortization (accretion), net                                     (189,141)              (216,620)          (125,050)
        Amortization expenses                                                   --                 20,845              6,948
        Gain on sale of securities                                         (46,649)               (10,000)                --
        Undistributed earnings of subsidiaries                          (2,813,202)            (2,227,495)          (169,504)
        (Increase) decrease in accrued interest                             (2,326)               (70,646)            50,797
        (Increase) in prepaid taxes                                          4,444                 (4,444)                --
        (Decrease) in due to subsidiary                                    (10,239)                (4,793)           (81,994)
        Increase in income taxes payable                                     8,020                    219                 --
                                                                      ------------           ------------       ------------
          Net cash provided by operating activities                   $  3,154,075           $  3,040,598       $  5,929,427
                                                                      ------------           ------------       ------------

Cash Flows from Investing Activities
   Proceeds from maturities and calls of
     investment securities                                            $         --           $         --       $  8,000,000
   Proceeds from maturities and calls of securities
     available for sale                                                  2,513,906              1,147,973          5,475,374
   Proceeds from sales of securities available for sale                  3,296,769             13,960,835                 --
   Purchases of securities available for sale                           (5,654,288)           (17,198,630)       (15,311,041)
   Net (increase) decrease in loans receivable                                  --              1,756,753         (1,756,753)
                                                                      ------------           ------------       ------------
          Net cash provided by (used in) investing activities         $    156,387           $   (333,069)      $ (3,592,420)
                                                                      ------------           ------------       ------------

Cash Flows from Financing Activities
   Cash dividends paid                                                $ (2,709,366)          $ (2,618,420)      $ (2,417,525)
   Stock repurchase                                                       (532,160)               (90,132)                --
                                                                      ------------           ------------       ------------
          Net cash (used in) financing activities                     $ (3,241,526)          $ (2,708,552)      $ (2,417,525)
                                                                      ------------           ------------       ------------

          Increase (decrease) in cash and cash
             equivalents                                              $     68,936           $     (1,023)      $    (80,518)

Cash and Cash Equivalents
   Beginning                                                                24,727                 25,750            106,268
                                                                      ------------           ------------       ------------
   Ending                                                             $     93,663           $     24,727       $     25,750
                                                                      ============           ============       ============

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


  Harry V. Boney, Jr.          Retired President & Chief Executive Officer
                               Planters Bank & Trust Company of Virginia


William P. Heath, Jr.          President & Chief Executive Officer
                               Planters Bank & Trust Company of Virginia


        Jan S. Hoover          Vice President and Treasurer
                               Arehart Associates, Ltd.


   Martin F. Lightsey          President and Chief Executive Officer
                               Specialty Blades, Inc.


  James S. Quarforth           Chief Executive Officer and Director
                               nTelos, Inc.

Officers
--------------------------------------------------------------------------------

  Harry V. Boney, Jr.          Chairman of the Board

William P. Heath, Jr.          President and Chief Executive Officer

      Fred D. Bowers           Secretary / Treasurer




[LOGO OF VIRGINIA FINANCIAL
 CORPORATION]

                                   PLANTERS
                       BANK & TRUST COMPANY OF VIRGINIA


Board of Directors                          Executive Officers
------------------                          ------------------
                                            H.C. Stuart Cochran        Chairman of the Board
Lee S. Baker
Benham M. Black                             Lee S. Baker               Vice Chairman of the Board
Harry V. Boney, Jr.
H.C. Stuart Cochran                         William P. Heath, Jr.      President and Chief Executive Officer
G. Raymond Ergenbright
William P. Heath, Jr.                       Donna H. Snyder            Senior Vice President and Cashier
Jan S. Hoover
William B. McClung                          Thomas A. Davis            Senior Trust Officer
Elizabeth M. Schreiber


Commercial Officers
--------------------------------------------------------------------------------

Taylor M. Cole            Senior Vice President/Lending
Carl H. Craig, Jr.        Senior Vice President/
                          Senior Commercial Real Estate Officer
Robert E. Harris          Senior Vice President/ Branch Administration
Larry F. Staples          Senior Vice President/Operations
David W. Balser           Vice President/Consumer Loan Officer
Charlie W. Barnes         Vice President/Branch Manager
Boyd M. Beasley           Vice President/Area Manager
John P. Bowers            Vice President/Area Manager
Susan S. Brown            Vice President/Loan Operations
M. Paul Coleman           Vice President/Portfolio Support Manager
Kelly S. Davis            Vice President/Marketing and Training
Mark R. Dunsmore          Vice President/Branch Manager
Francis W. Irvine         Vice President/Area Manager
Paul K. Martin            Vice President/Commercial Loan Officer
Brenda F. Moore           Vice President/Branch Manager
Eric K. Moore             Vice President/Consumer Loan Officer
Angel Negron, Jr.         Vice President/Commercial Loan Officer
Jeffrey R. Smith          Vice President/Area Manager
Alan J. Sweet             Vice President/Commercial Loan Officer
Robert D. Thompson        Vice President/Branch Manager
Roger L. Bible            Investment Officer
John M. Holmes            CRA/Compliance Officer
Donald F. Luttrell        Auditor
Thomas W. Rose            Human Resources Director
Jo Ann W. Bartley         Assistant Vice President/Classic Club Coordinator
Elizabeth I. Early        Assistant Vice President/Retail Branch Manager
Julia W. Faidley          Assistant Vice President/Branch Manager
Kimberly G. Howerton      Assistant Vice President/Branch Manager
Daniel J. Morgan          Assistant Vice President/Systems Officer

Trevania F. Petrie        Assistant Vice President/Branch Manager
Sheila M. Price           Assistant Vice President/
                          Secondary Mortgage Operations Officer
Edward L. Pursley         Assistant Vice President/Branch Manager
Mary Jane Yeager          Assistant Vice President/Branch Officer
David B. McDaniel         Branch Manager
Diana K. Bowers           Branch Officer
Timothy R. Cash           Branch Officer
Debra M. Kerr             Branch Officer
Tina M. Rexrode           Branch Officer
Rebecca V. Rhodes         Branch Officer
Celena K. Tomlin          Branch Officer
S. D'Ann Burford          Training Officer
Carolyn S. Curry          Senior Mortgage Loan Originator
Janice T. Johnson         Human Resources Administrative Officer
Cathy C. Myers            Customer Support Officer
Stephen B. Pittman        Assistant Cashier
Linda L. Thompson         Senior Underwriting Officer


Trust Department Officers
--------------------------------------------------------------------------------
J. Wayne Alley            Trust Officer
Mollie K. Butler          Trust Officer
Jeffrey C. Jones          Trust Officer
Safiya Mahmoodian         Trust Officer
Gregory L. Owen           Pension Trust Officer
Mark J. Setaro            Trust Investment Officer
Priscilla R. Stanley      Senior Pension Trust Officer
Dorothea S. Stewart       Trust Operations Officer


                                                    [LOGO OF VIRGINIA FINANCIAL]
                                                     CORPORATION]
                                      41