Form 10-K, Exhibit 13
period 2002-12-31
VIRGINIA FINANCIAL GROUP INC
filed 2003-03-31
CIK 1036070

Building on Relationships

[GRAPHIC APPEARS HERE]

Virginia Financial Group, Inc.

Annual Report 2002

Community Locations

1.	Staunton
2.	Waynesboro
3.	Fishersville
4.	Stuarts Draft
5.	Verona
6.	Grottoes
7.	Lexington
8.	Natural Bridge
9.	Caroline
10.	Buena Vista
11.	Harrisonburg
12.	Madison
13.	Culpeper
14.	Orange
15.	Fredericksburg
16.	Stafford

[GRAPHIC APPEARS HERE]

Company Profile

     Virginia Financial Group, Inc. is a multi-bank holding company for financial enterprises serving individual and business customers in central, western and southern Virginia. Our three community banks—Planters Bank & Trust in Staunton, Second Bank & Trust in Culpeper and Virginia Heartland Bank in Fredericksburg—provide a full range of high quality retail and commercial banking products and services. Our fourth entity, Virginia Commonwealth Trust Company, offers wealth management, trust and estate-planning services through all three community banks. The size afforded by our combined assets of more than $1 billion enables us to provide sophisticated, technologically advanced products and services comparable to those of large money center banks, without sacrificing the hands-on, personal service which customers of our community banks have come to expect.

[GRAPHIC APPEARS HERE]

Total Assets

(in millions)
’99	$889
’00	$959
’01	$1,041
’02	$1,115

Total Deposits

(in millions)
’99	$759
’00	$815
’01	$897
’02	$960

Net Income

(in thousands)
’99	$10,177
’00	$11,114
’01	$9,881
’02	$12,335

Operating Income

(in thousands)
’99	$10,177
’00	$11,114
’01	$11,241
’02	$12,741

Financial Highlights

(in thousands)	2002	2001	Percent Increase (Decrease )

At year end
Total assets	$1,114,905	$1,040,704	7.13%
Total loans	718,889	684,971	4.95%
Total deposits	959,822	897,459	6.95%
Total shareholders’ equity	114,371	106,707	7.18%
For the year
Net interest income	$40,707	$36,977	10.09%
Noninterest income	12,721	10,677	19.14%
Noninterest expense	35,115	32,081	9.46%
Net income	12,335	9,881	24.84%
Per Common Share
Book Value	$15.94	$14.64	8.88%
Net Income (Basic)	$1.70	$1.35	25.93%
Net Income (Diluted)	$1.69	$1.35	25.19%
Dividends	$0.72	$0.68	5.88%
Performance Ratios
Return on average assets*	1.19%	1.14%	4.39%
Return on average equity*	11.45%	11.92%	–3.94%
Net interest margin	4.30%	4.23%	1.65%

*Excludes merger and integration charges

To Our Shareholders, Customers and Friends:

[PHOTO OF O. R. BARHAM, JR., PRESIDENT & CEO]

     Virginia Financial Group, Inc. turned in a strong performance in 2002, its first year in its present form. As the Financial Highlights table makes clear, we made gains in such key measures as assets, deposits, loans, net income, earnings per share, return on average assets and return on average equity, among others. We believe these results reflect the successful integration of our operating units’ separate cultures and systems into the overall holding company framework provided by Virginia Financial Group, Inc. (VFGI).

     Our success and good prospects for continuing growth were recognized in the marketplace as well, as our share price rose to $29.80 at year-end, a gain of 33.9% from the end of 2001. This combined with dividends of $.72 per share, amounted to a 37.2% rate of return for shareholders.

     At a time when the banking industry nationally is consolidating and Virginia’s largest banking institutions are being acquired by out-of-state interests, we are often asked whether we intend to remain independent, and whether we can prosper if we do. Our answer is: yes, we can remain independent, and we have in place a strategy that will enable us to thrive as an independent community banking enterprise.

     We do not aspire to size for its own sake, nor have we forgotten our roots in the countryside. We believe the future is bright for community banking institutions that can effectively serve the cities, towns and rural areas of central, western and southern Virginia that out-of-state banking giants all too often ignore. By effectively, we mean providing the hands-on, personal service that has long been the hallmark of our four banking entities, coupled with the sophisticated products and services and expanded lending capacity that our overall size makes possible.

     Our three banks and our trust company know their customers and their communities extremely well. They are an integral part of the social fabric of their communities, strong contributors of time and money to community activities and causes.

     Those characteristics are reinforced by another feature that our customers value highly—local control. Our banking institutions are locally run, with strong local managements and local boards of directors that have the authority to make decisions about such

We do not aspire to size for its own sake,
nor have we forgotten
our roots in the countryside.

[PHOTO OF HARRY V. BONEY, JR., CHAIRMAN]

fundamental matters as loans, loan pricing and interest rates in their own markets. We consider local control to be a key part of our strategy. We rely on our local management teams to be skillful and enterprising in figuring out what is best for their community and for the bank. Our management incentive programs are heavily keyed to the performance of each institution, not based solely on distant, corporate measurements. We want each of our institutions to retain its own identity, its special personality.

     One of our major achievements of 2002 was an upgrade of our core processing system, providing significant additional capacity for future growth, facilitating product enhancements and enabling all four of our institutions to operate on a single, common system. The new system allows all the back office functions to be handled centrally, letting our community bankers focus on serving the customer.

     At the corporate level, in addition to core processing, we provide general oversight, development and execution of strategic initiatives, planning and execution of acquisitions, handling of matters relating to our stock, and overall finance, internal audit, credit review and human resources functions.

     We intend to grow, but carefully. We are receptive to adding new community banks to our Virginia banking family and will consider potential acquisitions in the central, western and southern regions of the state, but not, for example, in heavily over-banked northern Virginia. Meanwhile, we are encouraging our local managements to find ways to expand north or south along the I-81, Route 29 and I-95 corridors by adding new branches to our 30-branch network.

     Our outlook for the future is distinctly positive. As a larger, albeit decentralized, enterprise, we can make larger loans to business customers while providing the same services as large banks; yet we retain and value the personal touch and longtime relationships that reflect community banking at its best. Our management teams are local, knowledgeable, and energetic and—with our blessing—filled with entrepreneurial spirit. We think that is a winning formula for VFGI and for the communities it is our privilege to serve. Accordingly—and particularly if the economy improves—we look for further growth and another strong performance in 2003.

/s/ O. R. B ARHAM, J R	/s/ H ARRY V. B ONEY, J R

O. R. Barham, Jr. President & CEO	Harry V. Boney, Jr. Chairman of the Board

The VFGI Family of Banks

We take care
of the people who
do business with us.

“We do 95% of our business with Planters. It’s a hometown bank that is very friendly to everyone who walks through the door. The people are professional, courteous and quick to respond. Processing is fast, and I can reach every mortgage lender directly, without going through the switchboard—that’s value-added service.

—”Melvin E. Sweeney
real estate developer
and president of
RE/MAX Advantage,
a real estate brokerage in
Staunton and Waynesboro

[PHOTO OF WILLIAM D. STEGALL, PRESIDENT & CEO]

[PHOTO OF H.C. STUART COCHRAN, CHAIRMAN]

Serving Its Communities First

     Planters Bank & Trust has played a central role in the business, financial and civic life of Staunton and the Shenandoah Valley since its founding in 1914. The largest of VFGI’s banks, Planters occupies a key strategic position at the center of a strong, stable and diversified regional economy. Planters’ 15 branches—with a 16th branch under construction in Fishersville, Virginia—provide world class banking products with a hometown, personal touch to commercial and individual customers. The bank has built a strong reputation through quality service, local decision-making and consistent, caring community leadership.

     Aided by a local television station, the bank recently completed a highly successful “Coats for Kids” campaign, in which bank employees collected over 3,000 winter coats for distribution to needy children. Planters established a $50,000 revolving fund that provides no-interest loans to nonprofit civic organizations, and has further demonstrated its commitment by sponsoring or contributing to programs for Big Brothers Big Sisters, the YMCA and the Arts Council of the Valley, among others.

[PHOTO OF BRENDA C. WRIGHT, VAULT TELLER]

The VFGI Family of Banks

As the region’s oldest community bank,
personal service is what banking is about.

“They do all my banking and I’m extremely happy with them. They’re friendly and efficient and know you by name, and they go beyond what is expected. They initiated a refinancing for the golf course that is saving us money. “ They are just really nice people.”

— Bobby Lewis
Vice President
Meadows Farms Golf Course
Locust Grove, Virginia

[PHOTO OF PATRICIA A. BANKS, ASSISTANT VICE PRESIDENT, BRANCH SALES & SERVICE MANAGER]

Building Relationships Through Quality and Service

     Second Bank & Trust has been serving commercial and individual customers in the piedmont region for more than a century. Headquartered in Culpeper, it operates seven branches in its traditional markets of Culpeper, Madison and Orange counties, where the bulk of its customers are located and where it ranks among the top three in market share of deposits. Moving south along the Route 29 corridor, where much of its future growth is expected, the bank has gained a foothold in the vibrant Charlottesville market. A tradition of superior personal service, coupled now with increased loan capacity and advanced products comparable to those offered by the biggest banks, are enabling the bank to continue to expand its strong customer base.

     Second Bank’s strong community role is exemplified by its 100 Club program, in which bank employees were encouraged to give 100 hours a year to community service of some kind. A year after the program’s June 2001 start, bank employees had contributed over 9,900 hours and raised large sums for community causes, making the bank the United Way’s second largest corporate participant in the region. The bank subsequently received the Culpeper Chamber of Commerce’s Sam Walton Award for service to customers, employees and the community, and Madison County’s 2002 Business of the Year Award for customer service.

[PHOTO OF CHRISTOPHER J. HONENBERGER, PRESIDENT & CEO]

[PHOTO OF CHARLES K. GYORY, CHAIRMAN]

The VFGI Family of Banks

The community sees Heartland as its community bank,
where lending decisions are made locally
—that’s powerful.

 “I’ve been with Heartland since it was founded, and all my company and personal accounts are with them. They know me, and I know them—I’m not just a number. They treat me like family.”

— Jim Berry
President and owner
B & H Wood Products, Inc.
Hartwood, Virginia

[PHOTO OF RONALD E. DAVIS, PRESIDENT]

[PHOTO OF EDWARD V. ALLISON, CHAIRMAN & CEO]

Successfully Serving A High-Growing Region

     Virginia Heartland Bank, serving commercial and individual customers in Fredericksburg and vicinity for 15 years, is strategically located in a fast-growing area where controlling growth is a contentious local issue. Within commuting distance of Washington but retaining its rural lifestyle, the region is particularly attractive to federal workers and employees of government contractors. Viewed as the area’s principal community bank, Virginia Heartland has a strong presence in the City of Fredericksburg and adjacent Spotsylvania County, and in Caroline County, after a smooth merger with a local savings bank. It also has a branch in Stafford County.

     In a crowded banking marketplace, the bank competes effectively by providing big-bank services cost-effectively and with a hometown, personal touch. It is also a strong and supportive participant in community affairs, and its officers and employees are actively involved in local charitable or civic activities and causes.

[PHOTO OF CANDY K. GILLETTE, SENIOR CUSTOMER SERVICE ASSOCIATE]

The VFGI Family of Banks

“I like their personal touch. When you do have an issue, you’re talking not to a computer but to a person. And it’s not someone in North Carolina, it’s someone who’s right here. They take care of your concerns.”

—Frederick J. Getty
Attorney
Lake of the Woods

[PHOTO OF J. QUINTIN MULLINS, PRESIDENT & CEO]

[PHOTO OF W. ROBERT JEBSON, JR., CHAIRMAN]

Providing Comprehensive Wealth Management Services

     Virginia Commonwealth Trust Company, the trust arm of VFGI, provides comprehensive wealth management services with a local touch to help customers—primarily individuals—build, manage, preserve and pass on their assets. For VFGI bank clients, as well as outside clients, the company provides financial and estate-planning advice, along with the full range of services needed to reach their goals. Its focus is on helping identify each client’s problem, finding a solution, selecting an account officer to execute it, and following up to assure that goals are achieved. This requires a team effort, starting with trained and experienced financial and estate planners and investment managers, and may include outside attorneys and accountants. Often clients appoint the company as trustee or administrator for personal, retirement or trust assets, or executor of an estate. The company’s hands-on service and strong local presence in its communities, including Fredericksburg, Harrisonburg and Charlottesville, have helped to boost asset volumes. Virginia Commonwealth Trust has more than $400 million in assets under administration, and $80 million in brokerage assets.

We’re in the advice business,
and that’s our focus for the future.

[PHOTO OF RICHARD T. HARRINGTON, VICE PRESIDENT & TRUST OFFICER]

Committed to Virginia

[GRAPHIC APPEARS HERE]

In Memoriam

Dr. Lewis P. Armstrong (1953-2003) was a distinguished Culpeper dentist and businessman, a leader in his community and his profession, and a 13-year member of the Board of Directors of Second Bank & Trust. His leadership and wise counsel will be missed.

[PHOTO OF JEFFREY W. FARRAR, EXECUTIVE VICE PRESIDENT & CFO]

Strengthening Corporate Governance

     VFGI took important steps in 2002 to assure that our organization and its banking enterprises continue to meet the highest standards of accuracy and integrity in financial reporting and corporate governance.

     Banking is one of the country’s most highly regulated industries. Our activities are overseen by an alphabet soup of agencies and regulators, including the Federal Reserve, FDIC, SEC, State Banking Commission, NASDAQ and FASB. While we have long prided ourselves on our prudent financial controls and governance practices, our approach has been proactive in light of recent corporate accounting scandals.

     We have created a Governance Committee of the Board of Directors to focus on governance issues, and established a Code of Ethics for directors to prevent any semblance of conflicts of interest. We have also developed a governance handbook to guide our directors and employees. We hope that these steps will enhance the confidence of our shareholders, customers and the public in the integrity and character of our enterprise and its dedicated employees.

Appropriate controls and straightforward financial reporting build investor and customer confidence
in our company’s integrity.

Virginia Financial Group, Inc.
Selected Financial Data

The following is selected financial data for the five-year period ending December 31, 2002.

	Years Ended December 31,

(In thousands, except per share data)	2002	2001	2000	1999	1998

Statement of Operations Data:
Interest Income	$63,808	$69,132	$68,404	$61,278	$60,094
Interest Expense	23,101	32,155	32,110	27,282	27,335
Net Interest Income	40,707	36,977	36,294	33,996	32,759
Provision for Loan Losses	1,602	1,378	1,366	1,937	2,242
Total Noninterest Income	12,721	10,677	8,258	8,068	6,889
Total Noninterest Expense	35,115	32,081	27,785	25,888	21,832
Net Income	12,335	9,881	11,114	10,177	10,795

Performance Ratios:
Return on Average Assets	1.15%	1.00%	1.21%	1.19%	1.36%
Return on Average Equity	11.09%	9.48%	11.29%	10.87%	12.24%
Net Interest Margin	4.30%	4.23%	4.39%	4.46%	4.55%
Efficiency Ratio(1)	61.97%	61.87%	61.40%	59.10%	53.55%

Per Share Data:
Net Income—Primary	$1.70	$1.35	$1.51	$1.38	$1.46
Net Income—Diluted	1.69	1.35	1.51	1.38	1.46
Cash Dividends.	0.72	0.68	0.68	0.65	0.61
Book Value	15.94	14.64	13.80	12.63	12.44
Cash Dividend Payout Ratio	42.65%	55.20%	43.68%	46.80%	39.05%

Balance Sheet Data:
Assets	$1,114,905	$1,040,704	$959,023	$888,960	$830,693
Loans, net of Unearned Income	700,979	666,682	633,828	567,413	522,923
Securities	299,262	267,496	241,847	243,213	240,710
Deposits	959,822	897,459	815,137	758,702	712,203
Stockholders’ Equity	114,371	106,707	100,886	93,308	91,869

Asset Quality Ratios:
Total allowance for loan losses to total loans outstanding	1.31%	1.24%	1.16%	1.15%	1.10%
Nonperforming assets to year-end loans and other property owned	1.19%	0.76%	0.45%	0.47%	0.70%

1)	Efficiency ratio is computed by dividing noninterest expense, net of nonrecurring expenses, by the sum of net interest income on a tax-equivalent basis and noninterest income

Virginia Financial Group, Inc.
Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion provides management’s analysis of the consolidated financial results of operations, financial condition, liquidity and capital resources of Virginia Financial Group, Inc. and its affiliates (VFGI). This discussion and analysis should be read in conjunction with the audited financial statements and footnotes appearing elsewhere in this report. Critical accounting policies discussed in Note 1 include securities, loans and the allowance for loan losses.

     In addition to historical information, Management’s Discussion and Analysis contains forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from historical results, or those anticipated. The risks and uncertainties that may affect VFGI include, but are not limited to: the growth in the economy, interest rate movements, timely development by VFGI of technology enhancements for its products and operating systems, the impact of competitive products and the internet, services and pricing, customer needs and banking legislation. When we use words such as “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date thereof.

Results of Operations

Overview

Net income for 2002 totaled $12.3 million or $1.69 per diluted share, an increase of 24.8% over 2001 earnings of $9.9 million or $1.35 per diluted share. Excluding nonrecurring after tax merger and system integration expenses to convert to a common core processing system of $406 thousand in 2002 and $1.4 million in 2001 in connection with the merger of equals with Virginia Commonwealth Financial Corporation, 2002 earnings amounted to $12.7 million or $1.75 per diluted share, an increase of 13.3% over 2001 operating earnings of $11.2 million or $1.54 per diluted share.

     Returns on average equity, excluding merger and integration charges, were 11.45% in 2002, 10.79% in 2001 and 11.35% in 2000. Returns on average assets, excluding merger and integration charges, totaled 1.19% in 2002, 1.14% in 2001 and 1.12% in 2000.

     The following table provides a reconciliation of GAAP earnings to recurring earnings:

	Year Ended December 31,

(In thousands)	2002	2001	2000

GAAP earnings	$12,335	$9,881	$11,114
Nonrecurring expenses (net of tax):
Charter and system conversions	406	—	—
Merger expenses	—	1,359	56
Recurring earnings	$12,741	$11,240	$11,170

Net Interest Income

The primary source of VFGI’s traditional banking revenue is net interest income, which represents the difference between interest income on earning assets and interest expense on liabilities used to fund those assets. Earning assets include loans, securities, and federal funds sold. Interest bearing funds include deposits and borrowings. To compare the tax-exempt yields to taxable yields, amounts are adjusted to pretax equivalents based on a 35% Federal corporate income tax rate.

     Net interest income is affected by changes in interest rates, volume of interest bearing assets and liabilities, and the composition of those assets and liabilities. The “interest rate spread” and “net interest margin” are two common statistics related to changes in net interest income. The interest rate spread represents the difference between the yields earned on interest earning assets and the rates paid for interest bearing liabilities. The net interest margin is defined as the percentage of net interest income to average earning assets. Earning assets obtained through noninterest bearing sources of funds such as regular demand deposits and stockholders’ equity result in a net interest margin that is higher than the interest rate spread.

     The following table presents net interest income on a fully taxable equivalent basis, interest rate spread and net interest margin for the years ending December 31, 2002, 2001 and 2000. The next table analyzes the changes in net interest income for the periods broken down by their rate and volume components.

	Year ended December 31, 2002

Dollars in thousands	Average Balance	Income/ Expense	Average Rate

Assets
Loans receivable, net(1)	675,416	50,425	7.47%
Investment securities
Taxable	213,592	9,680	4.53%
Tax exempt	76,501	5,307	6.94%

Total investments	290,093	14,987	5.17%
Interest bearing deposits	399	7	1.75%
Federal funds sold	29,193	468	1.60%

Total earning assets	995,101	65,887	6.62.	% Tax Eql
Allowance for loan losses	(8,799)
Total nonearning assets	82,777

Total assets	1,069,079

Liabilities and Stockholders’ Equity
Interest bearing deposits
Interest checking	119,041	1,196	1.00%
Money market	137,401	2,368	1.72%
Savings	102,220	1,533	1.50%
Time deposits
Less than $100,000	322,346	13,273	4.12%
$100,000 and more	85,695	3,646	4.25%

Total interest bearing deposits	766,703	22,016	2.87%
Federal funds purchased & repurchase agreements	18,077	266	1.47%
Other borrowings	804	8	1.00%
Federal Home Loan Bank advances	12,332	811	6.58%

Total interest bearing liabilities	797,916	23,101	2.90%
Demand deposits	155,061
Other liabilities	4,847

Total liabilities	957,824
Stockholders’ equity	111,255

Total liabilities and stockholders’ equity	1,069,079

Net interest income (tax equivalent)		42,786

Average interest rate spread			3.72%
Interest expense as a percent of average earning assets			2.32%
Net interest margin			4.30%

	Year ended December 31, 2001

Dollars in thousands	Average Balance	Income/ Expense	Average Rate

Assets
Loans receivable, net(1)	659,234	55,777	8.46%
Investment securities
Taxable	160,611	9,467	5.89%
Tax exempt	66,509	4,615	6.94%

Total investments	227,120	14,082	6.20%
Interest bearing deposits	1,582	75	4.74%
Federal funds sold	29,817	1,052	3.53%

Total earning assets	917,753	70,986	7.73	% Tax Eql.
Allowance for loan losses	(7,721)
Total nonearning assets	78,413

Total assets	988,445

Liabilities and Stockholders’ Equity
Interest bearing deposits
Interest checking	100,024	1,777	1.78%
Money market	107,962	3,189	2.95%
Savings	89,307	2,442	2.73%
Time deposits
Less than $100,000	330,659	18,275	5.53%
$100,000 and more	85,757	4,880	5.69%

Total interest bearing deposits	713,709	30,563	4.28%
Federal funds purchased & repurchase agreements	16,782	608	3.62%
Other borrowings	641	22	3.43%
Federal Home Loan Bank advances	14,333	962	6.71%

Total interest bearing liabilities	745,465	32,155	4.31%
Demand deposits	132,211
Other liabilities	6,555

Total liabilities	884,231
Stockholders’ equity	104,214

Total liabilities and stockholders’ equity	988,445

Net interest income (tax equivalent)		38,831

Average interest rate spread			3.42%
Interest expense as a percent of average earning assets			3.50%
Net interest margin			4.23%

	Year ended December 31, 2000

Dollars in thousands	Average Balance	Income/ Expense	Average Rate

Assets
Loans receivable, net(1)	608,967	53,909	8.85%
Investment securities
Taxable	178,497	10,819	6.06%
Tax exempt	62,474	4,437	7.10%

Total investments	240,971	15,256	6.33%
Interest bearing deposits	3,982	258	6.48%
Federal funds sold	11,464	720	6.28%

Total earning assets	865,384	70,143	8.11	% Tax Eql.
Allowance for loan losses	(7,008)
Total nonearning assets	65,199

Total assets	923,575

Liabilities and Stockholders’ Equity
Interest bearing deposits
Interest checking	92,932	2,141	2.30%
Money market	103,562	3,672	3.55%
Savings	82,771	2,555	3.09%
Time deposits
Less than $100,000	318,570	17,540	5.51%
$100,000 and more	72,245	3,991	5.52%

Total interest bearing deposits	670,080	29,899	4.46%
Federal funds purchased & repurchase agreements	15,222	890	5.85%
Other borrowings	531	31	5.84%
Federal Home Loan Bank advances	19,079	1,290	6.76%

Total interest bearing liabilities	704,912	32,110	4.56%
Demand deposits	115,441
Other liabilities	4,819

Total liabilities	825,172
Stockholders’ equity	98,403

Total liabilities and stockholders’ equity	923,575

Net interest income (tax equivalent)		38,033

Average interest rate spread			3.55%
Interest expense as a percent of average earning assets			3.71%
Net interest margin			4.39%

(1) Includes nonaccrual loans

Virginia Financial Group, Inc.
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

	2002 vs. 2001 Increase (Decrease ) Due to changes in:			2001 vs. 2000 Increase (Decrease) Due to changes in:

(Dollars in thousands)	Volume	Rate	Total	Volume	Rate	Total

Interest Income:
Loans	$1,412	$(6,764)	$(5,352)	$4,026	$(2,158)	$1,868
Securities, taxable	712	(499)	213	(1,061)	(291)	(1,352)
Securities, tax-exempt	693	(1)	692	276	(98)	178
Interest bearing bank deposits	(68)	—	(68)	(183)	—	(183)
Federal funds sold	(22)	(562)	(584)	457	(125)	332

Total Interest Income	$2,727	$(7,826)	$(5,099)	$3,515	$(2,672)	$843

Interest Expense:
Time and savings deposits:
Interest checking	$452	$(1,033)	$(581)	$182	$(546)	$(364)
Money market	1,556	(2,377)	(821)	165	(648)	(483)
Savings	428	(1,337)	(909)	253	(366)	(113)
Time deposits
Less than $100,000	(449)	(4,553)	(5,002)	668	67	735
$100,000 and more	(4)	(1,230)	(1,234)	766	123	889

Total time and savings deposits	1,983	(10,530)	(8,547)	2,034	(1,370)	664
Federal funds and repurchase agreements	51	(393)	(342)	104	(386)	(282)
Federal Home Loan Bank advances	(132)	(19)	(151)	(319)	(9)	(328)
Other short term borrowings	8	(22)	(14)	9	(18)	(9)

Total Interest Expense	$1,910	$(10,964)	$(9,054)	$1,828	$(1,783)	$45

Net Interest Income	$817	$3,138	$3,955	$1,687	$(889)	$798

Note:

the combined effect on interest due to changes in both volume and rate, which cannot be separately identified, has been allocated proportionately to the change due to volume and the change due to rate.

     Tax equivalent net interest income in 2002 was $42.8 million compared to $38.8 million in 2001 and $38.0 million in 2000. VFGI has been able to increase its net interest income in 2002 versus 2001 primarily due to margin and spread improvement, whereas the increase in 2001 over 2000 was through an increase in average earning assets. The interest rate spread and net interest margin improved in 2002 as compared to 2001, and experienced compression in 2001 as compared to 2000. The average interest rate spread was 3.72% in 2002, up from 3.42% in 2001 versus 3.55% in 2000. The net interest margin was 4.30% in 2002, up from 4.23% in 2001 and down from 4.39% in 2000. Several factors influenced this change. First, VFGI was in an asset sensitive interest rate risk position during the period, and in a rapidly falling rate environment like that experienced in 2001, interest earning assets tend to reprice quicker than interest bearing liabilities, as a greater portion of assets are variable rate. Therefore, VFGI experienced a drop in both spread and margin in 2001 compared to 2000. As rates stabilized in 2002, VFGI’s cost of funds was able to absorb the rate declines and thus lowered more rapidly than asset yields, improving both spread and margin over 2001.

     Average earning assets increased $77.3 million to $995.1 million at December 31, 2002, an increase of 8.4% over $917.8 million in 2001. Average earning assets in 2001 increased 6.1% from $865.4 million in 2000. The increase in average earning assets can be attributed to loan and securities growth funded with retail deposit growth and short-term borrowings.

Noninterest Income

Noninterest income increased to $12.7 million in 2002, an increase of $2.0 million or 19.1% compared to 2001. For 2001, noninterest income increased to $10.7 million, an increase of $2.4 million or 29.3% compared to 2000.

     Service charges from deposit accounts increased to $4.3 million, an increase of $825 thousand or 23.7% from 2001. For 2001, service charges on deposit accounts increased to $3.5 million, an increase of $270 thousand or 8.4%. Increased fees associated with deposit growth and improved fee structure associated with new products accounted for this increase.

     Gain on sale of mortgage loans from mortgage banking activities increased to $3.2 million, an increase of $528 thousand or 20.1%. Mortgage banking income has been favorably influenced by rate and volume trends in the financial services industry, which has seen record volume in mortgage loan originations/refinancing. This volume is a direct result of lower interest rates in 2002 versus 2001 and 2001 versus 2000. This lower rate environment has also accelerated prepayment speeds.

Noninterest Expense

The following table presents the components of noninterest expense:

	2002 vs. 2001			2001 vs. 2000

(In thousands)	2002	2001	%	2001	2000	%

Compensation and employee benefits	$20,019	$17,624	13.6%	$17,624	$15,596	13.0%
Net occupancy	1,939	1,761	10.1%	1,761	1,537	14.6%
Supplies and equipment	3,457	3,177	8.8%	3,177	3,660	–13.2%
Data processing	959	1,081	–11.3%	1,081	1,106	–2.3%
Merger and integration costs	548	1,359	–59.7%	1,359	56	100%
Other	8,193	7,079	15.7%	7,079	5,830	21.4%

Total	$35,115	$32,081	9.5%	$32,081	$27,785	15.5%

     Commissions and fees from fiduciary activities associated with our trust and wealth management activities increased to $3.0 million in 2002, an increase of $110 thousand or 3.8% from 2001. 2001 fees of $2.9 million represented an increase of $636 thousand or 28.4% over 2000. The rate of revenue growth in 2002 was impacted by the broad decline in equity market valuations witnessed in 2002, which affected the valuation of assets under management. Brokerage services, which function as a division of the trust operations, experienced an increase in fees to $453 thousand in 2002, an increase of $121 thousand or 36.4% over 2001.

     Other operation income increased to $1.5 million in 2002, an increase of $233 thousand or 18.0% compared to 2001. For 2001, income was $1.3 million, a decrease of $35 thousand or 2.6% compared to 2000. The increase in 2002 is attributable to increased customer debit card usage, fees from cash management services and fees from noncustomer ATM charges

     Noninterest expenses increased to $35.1 million in 2002 an increase of $3.0 million or 9.5% associated primarily with increases in compensation and benefits. The increase in salaries and benefits during 2002 is attributable to the following factors:

•	Merit increases for employees.
•	Increased cost of $509 thousand associated with VFGI incentive plan initiated in 2002.
•	Restricted share awards of $187 thousand which vested in connection with merger of equals with Virginia Commonwealth.
•	Increased overtime and temporary help incurred as a result of efforts required to convert one bank and upgrade systems for two banks to a common platform system.
•	Increases in employee benefit costs, particularly pension and health and welfare plans, consistent with the increase in health care cost trends nationwide.

     Noninterest expenses increased to $32.1 million in 2001, an increase of $4.3 million or 15.5% associated primarily with merger and merger related costs of $1.3 million in connection with the merger of equals with Virginia Commonwealth.

     Net occupancy expenses increased to $1.9 million in 2002, an increase of $178 thousand or 10.1% associated primarily with increased costs from branch openings, renovations to existing branches and increases associated with utilities.

     Included in 2002 merger and integration costs are nonrecurring integration expenses of $548 thousand consisting of costs associated with professional fees, termination fees related to service contracts and asset write-offs related to conversion of the banking subsidiaries into a common core processing system. VFGI expects to achieve net operating savings during 2003 from this system conversion and resulting reduction in workforce. Merger expenses in 2001 were almost exclusively professional fees associated with legal, accounting, investment banking and filing fees associated with the Virginia Commonwealth merger.

     Other operating expenses increased $1.1 million or 15.7% to $8.2 million in 2002, after increasing $1.2 million or 21.4% in 2001. Significant components in this line item include bank franchise taxes,

Virginia Financial Group, Inc
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

marketing and advertising, and postage, all of which experienced increases year to year due primarily to the growth of VFGI.

Income Taxes

For the year ended December 31, 2002, income taxes were $4.4 million, compared $4.3 million in 2001 and $4.3 million in 2000. VFGI’s effective tax rate for the period was 26.2% in 2002, 30.4% in 2001 and 27.8% in 2000. The increase in taxes in 2001 was attributable to $1.4 million in nondeductible merger expenses. The improvement in 2002 is also attributable to more effective use of tax-exempt securities.

Allowance for Loan Losses

VFGI’s affiliate Banks conduct an analysis of the loan portfolio on a regular basis. This analysis is used in assessing the sufficiency of the allowance for loan losses and in the determination of the necessary provision for loan losses. The review process generally begins with lenders identifying problem loans to be reviewed on an individual basis for impairment. In addition to loans identified by lenders, all commercial loans also meet the Banks’ criteria for individual impairment testing. Impairment testing includes consideration of the current collateral value of the loan, as well as any known internal or external factors that may affect collectibility. When a loan has been identified as impaired, then a specific reserve may be established based on the Banks’ calculation of the loss embedded in the individual loan. In addition to impairment testing, the Banks have a seven point grading system for each loan in the portfolio. The loans meeting the criteria for special mention, substandard, doubtful and loss, as well as, impaired loans are segregated from performing loans within the portfolio. Loans are then grouped by loan type (i.e. commercial, installment) and by risk rating (i.e. substandard, doubtful). Each loan type is assigned an allowance factor based on the associated risk, complexity and size of the individual loans within the particular loan category. Classified loans are assigned a higher allowance factor than nonrated loans within a particular loan type due to management’s concerns regarding collectibility or management’s knowledge of particular elements surrounding the borrower. Allowance factors grow with the degree of classification. Allowance factors used for unclassified loans are based on management’s analysis of charge-off history and management’s judgment based on the overall analysis of the lending environment including the general economic conditions. The total of specific reserves, the calculated reserve required for classified loans, by category, and the general reserves for each portfolio type is then compared to the recorded allowance for loan losses. This is the methodology used to determine the sufficiency of the allowance for loan losses and the amount of the provision for loan losses.

     The allowance for loan losses is an estimate of an amount, by management, to provide for losses inherent in the loan portfolio. Various factors, including charge-off experience, change in the mix and volume of loans, the level of under-performing loans, the ratio of outstanding loan balances to total loans and the perceived economic conditions in the primary trade area are taken into consideration in determining the amount of the provision for loan losses and the total amount of the loan loss reserve.

The following table summarizes activity in the allowance for loan losses for the years indicated.

	December 31,

(In thousands)	2002	2001	2000	1999	1998

Allowance for loan losses, January 1	$8,266	$7,383	$6,550	$5,750	$5,965
Loans Charged Off
Real estate—construction	6	—	—	—	—
Real estate—mortgage	200	414	95	21	713
Commercial, financial and agricultural	330	143	55	400	973
Consumer loans	427	546	565	317	942
All other loans	—	—	—	562	—

Total Loans Charged Off	963	1,103	715	1,300	2,628

Recoveries
Real estate—construction	—	—	—	—	—
Real estate—mortgage	89	13	44	12	2
Commercial, financial and agricultural	14	350	25	25	10
Consumer loans	172	245	113	126	159
All other loans	—	—	—	—	—

Total Recoveries	275	608	182	163	171

Net Charge-Off’s	688	495	533	1,137	2,457
Provision for Loan Losses	1,602	1,378	1,366	1,937	2,242

Allowance for loan losses, December 31	$9,180	$8,266	$7,383	$6,550	$5,750

Ratio of allowance for loan losses to total loans outstanding at end of year	1.31%	1.24%	1.16%	1.15%	1.10%

Ratio of net charge offs (recoveries) to average loans outstanding during the year	0.10%	0.08%	0.09%	0.21%	0.49%

     The reserve for loan losses was 1.31% of outstanding loans as of December 31, 2002. 1.24% as of December 31, 2001 and 1.16% as of December 31, 2000. Net charge-offs were $688 thousand during 2002. $495 thousand during 2001 and $533 thousand during 2000. The percentage of net charge-offs to year-end loans was 0.10% for 2002. 08% for 2001 and 0.09% for 2000. The balance of the reserve for loan losses was $9.2 million as of December 31, 2002, compared to $8.3 million in 2001 and $7.4 million in 2000. The increase in the allowance for loan losses as a percentage of loans during 2002 is attributable to increased levels of impaired loans from $5.9 million at December 31, 2001 to $8.3 million at December 31, 2002 (as described more fully in Note 6 of the Consolidated Financial Statements) and also due to general economic conditions.

     The following table summarizes the allocation of the allowance for loan losses by loan type.

(In thousands)	December 31,

	2002	2001	2000	1999	1998

Allocation of allowance for possible loan losses, end of year
Real estate—construction	$319	$415	$454	$48	$168
Real estate—mortgage	4,759	2,050	1,745	1,187	1,962
Commercial, financial and agricultural	2,603	2,592	1,869	959	546
Consumer Loans	710	2,004	1,558	1,305	471
All Other Loans	47	65	—	8	12
Unallocated	465	920	1,757	3,043	2,351
Off balance sheet items	277	220	—	—	240

Total allowance for loan losses	$9,180	$8,266	$7,383	$6,550	$5,750

Ratio of loans to total year-end loans
Real estate—construction	8.13%	9.27%	7.98%	5.13%	8.16%
Real estate—mortgage	73.61%	68.73%	68.41%	70.61%	65.79%
Commercial, financial and agricultural	9.14%	11.64%	11.14%	10.54%	11.07%
Consumer Loans	7.80%	9.01%	11.05%	13.08%	14.15%
All Other Loans	1.32%	1.35%	1.42%	0.64%	0.83%

	100.00%	100.00%	100.00%	100.00%	100.00%

     The largest allowance allocation is to the real estate-mortgage loan portfolio, which represents approximately 51.8% of the allowance balance at December 31, 2002. The increase in 2002 is a result of risk rating changes which necessitated an increased allocation. The real estate—mortgage category represents 73.6% of total loans outstanding, and 42% of this category is a nonhomogeneous portfolio consisting of loans collateralized by commercial real estate.

     The following table presents information concerning the aggregate amount of nonperforming assets.

(In thousands)	December 31,

	2002	2001	2000	1999	1998

Nonaccrual loans	$940	$3,185	$1,873	$1,463	$2,646
Troubled-debt restructurings	6,547	1,307	—	—	—
Real estate owned	894	547	1,009	1,230	1,041

Total nonperforming assets	$8,381	$5,039	$2,882	$2,693	$3,687

Loans past due 90 days accruing interest	$104	$121	$936	$853	$1,639

Nonperforming assets to total assets	0.75%	0.48%	0.30%	0.30%	0.44%

Nonperforming assets to year-end loans and other property owned	1.19%	0.76%	0.45%	0.47%	0.70%

Virginia Financial Group, Inc.
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

     Nonperforming assets consist of VFGI’s nonaccrual loans, troubled-debt restructurings, and real estate owned. Loans are generally placed on nonaccrual status when the collection of principal and interest is ninety days or more past due, or earlier, if collection is uncertain based on an evaluation of the net realizable value of the collateral and the financial strength of the borrower. For those loans, which are carried on nonaccrual status, interest is recognized on a cash basis. At December 31, 2002, total nonperforming assets totaled $8.4 million, an increase of $3.3 million from 2001. The increase is due to the restructuring of $5.2 million in loans during 2002 and the reduction of $2.2 million in nonaccrual loans. All restructured loans are performing as agreed. The decrease in nonaccrual loans is primarily the result of two larger credits that moved out of nonaccrual status during 2002. One credit paid off and the other has performed according to terms for much of 2002.

     As of December 31, 2002, VFGI had no potential problem loans not reflected in nonperforming assets in which management has serious doubts regarding the borrowers ability to comply with the present loan repayment terms.

Financial Condition

Securities

The following table shows the maturities of available for sale debt and equity securities at amortized cost as of December 31, 2002 and approximate weighted average yields of such securities. Yields on states and political subdivision securities are shown on a tax equivalent basis, assuming a 35% federal income tax rate. VFGI attempts to maintain diversity in its portfolio, maintain durations that are consistent with its asset/liability management and hold a significant allocation of securities in states and political subdivisions that provide tax benefits. Please see Note 4 to the Consolidated Financial Statements for further information on gross unrealized gains and losses on both securities being held to maturity and securities available for sale.

(Dollars in thousands)	Book Value	Market Value	Weighted Average Maturity	Weighted Average TE Yield

US Treasury Securities
Within one year	$1,001	$1,008	.16 years	5.03%
After one year to five years	9,089	9,802	2.86 years	5.21%
After five years to ten years	—	—
After ten years	—	—

Total	10,090	10,810	2.59 years	5.19%

Federal Agencies
Within one year	$43,925	$44,282	.29 years	2.88%
After one year to five years	68,054	70,935	2.37 years	4.18%
After five years to ten years	—	—
After ten years	—	—

Total	111,979	115,217	1.55 years	3.67%

Collateralized Mortgage Obligations
Within one year	$6,626	$6,688	.35 years	2.22%
After one year to five years	13,649	14,039	1.99 years	4.86%
After five years to ten years	—	—
After ten years	—	—

Total	20,275	20,727	1.45 years	4.00%

Mortgage Backed Securities
Within one year	$14	$14	.83 years	6.41%
After one year to five years	3,191	3,307	3.48 years	5.34%
After five years to ten years	11,048	11,921	7.07 years	4.81%
After ten years	13,560	13,573	19.11 years	5.77%

Total	27,813	28,815	12.53 years	5.34%

State and Municipals
Within one year	$2,354	$2,400	.61 years	6.44%
After one year to five years	24,771	26,095	2.95 years	6.48%
After five years to ten years	57,868	60,668	7.18 years	6.40%
After ten years	10,684	11,302	13.47 years	7.05%

Total	95,677	100,465	6.62 years	6.49%

Corporate Bonds
Within one year	$5,492	$5,557	.43 years	6.44%
After one year to five years	8,544	9,069	2.72 years	5.41%
After five years to ten years	1,506	1,595	5.40 years	5.27%
After ten years	—	—

Total	15,542	16,221	2.17 years	5.76%

Total Fixed Income Securities
Within one year	$59,412	$59,949	.14 years	3.31%
After one year to five years	127,298	133,247	1.53 years	4.89%
After five years to ten years	70,422	74,184	3.75 years	6.13%
After ten years	24,244	24,875	7.19 years	6.34%

Total	281,376	292,255	2.28 years	5.00%
Equity Securities	2,950	2,750
Restricted Stock	3,634	3,634
Other Securities	1,377	1,377

Total Securities	$289,337	$300,016

Virginia Financial Group, Inc.
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

     There is no issuer of securities in which the aggregate book value of that issuer, other than securities of the U.S. Treasury, U.S. Government agencies or corporations, exceeds 10% of stockholders, equity.

Loan Portfolio

At December 31, 2002, loans, net of unearned income and the allowance for loan losses, totaled $691.8 million, an increase of $33.4 million or 5.1% from $658.4 million in 2001. The commercial real estate portfolio, which is a component of the real estate—mortgage portfolio, experienced strong growth during the period. This portfolio amounted to $295.8 million at December 31, 2002 and now represents 42% of the total portfolio. At December 31, 2002, off balance sheet unused loan commitments and standby letters of credit amounted to $171.5 million. These commitments may be secured or unsecured. On December 31, 2002, VFGI had no concentration of loans to any one industry in excess of 10% of its loan portfolio.

    The following table summarizes the loan receivable portfolio by loan type:

December 31,
(In thousands)	2002	2001	2000	1999	1998

Real estate—construction	$57,032	$61,899	$50,654	$29,171	$42,752
Real estate—mortgage	516,512	458,795	434,258	401,286	344,504
Commercial, financial and agricultural	64,146	77,672	70,709	59,909	57,971
Consumer loans	54,738	60,180	70,128	74,329	74,099
All other loans	9,233	9,041	9,009	3,647	4,361

Total loans before deduction of unearned income	701,661	667,587	634,758	568,342	523,687
Less: Unearned Income	(682)	(905)	(930)	(929)	(764)

Total loans before allowance for loan losses	700,979	666,682	633,828	567,413	522,923
Less: allowance for loan losses	(9,180)	(8,266)	(7,383)	(6,550)	(5,750)

Net loans	$691,799	$658,416	$626,445	$560,863	$517,173

     The following tables set forth the maturity of the loan portfolio as of December 31, 2002:

(In thousands)	One year or less	After one but less than five years	After five years	Total

Real estate—construction	$35,686	$11,612	$9,734	$57,032
Real estate—mortgage	61,800	161,006	293,706	516,512
Commercial, financial and agricultural	24,661	31,526	7,959	64,146
Consumer loans	9,647	40,412	4,679	54,738
All other loans	2,465	1,723	5,045	9,233

Total loans(1)	$134,259	$246,279	$321,123	$701,661

(1) Excluding loans held for sale and before deduction of unearned income

For maturities over one year:
Fixed rates	$370,873
Variable rates	196,529

$567,402

Deposits

Deposits at December 31, 2002 amounted to $959.8 million, an increase of $62.4 million or 6.9% from $897.5 million in 2002. Funds provided by the increase in deposits allowed VFGI to fund its balance sheet growth with retail deposits, limit the use of short term assets and higher cost borrowings, and better leverage its capital base in 2002. Noninterest bearing deposits increased by $24.6 million or 16.7% in 2002, which helped offset the drop in asset yields during the period. The over all cost of deposit funds decreased to 2.87% in 2002, compared to 4.28% in 2001 and 4.46% in 2000.

The following table illustrates average outstanding deposits and rates paid.

(In thousands)	2002		2001		2000

	Amount	Rate	Amount	Rate	Amount	Rate

Noninterest bearing demand deposits	$155,061	—	$132,211	—	$115,441	—
Interest bearing deposits:
Interest checking	119,041	1.01%	100,024	1.78%	92,932	2.30%
Money market	137,401	1.72%	107,962	2.95%	103,562	3.55%
Savings	102,220	1.50%	89,307	2.73%	82,771	3.09%
Time deposits:
Less than $100,000	322,346	4.12%	330,659	5.53%	318,570	5.51%
$100,000 and more	85,695	4.25%	85,757	5.69%	72,245	5.52%

Total interest bearing deposits	766,703	2.87%	713,709	4.28%	670,080	4.46%

Total average deposits	$921,764		$845,920		$785,521

Maturities of time deposits of $100,000 and over:

(In thousands)

At December 31, 2002
Within three months	$12,069
Three to six months	9,510
Six to twelve months	11,573
Over twelve months	54,941

$88,093

Capital Adequacy

The management of capital in a regulated financial services industry must properly balance return on equity to stockholders while maintaining sufficient capital levels and related risk-based capital ratios to satisfy regulatory requirements. Additionally, capital management must also consider acquisition opportunities that may exist, and the resulting accounting treatment. VFGI’s capital management strategies have been developed to provide attractive rates of returns to stockholders, while maintaining its “well-capitalized” position at each of the banking subsidiaries.

     The primary source of additional capital to VFGI is earnings retention, which represents net income less dividends declared. During 2002, VFGI retained $7.1 million, or 57.3%, of its net income. Stockholders’ equity also increased as a result of $4.3 million in other comprehensive income, which relates primarily to unrealized gains on securities available-for-sale.

     During the first quarter of 2002, the Board of Directors of VFGI authorized the repurchase of up to 365,000 shares of its outstanding common stock. Through December 31, 2002, approximately 130,000 shares have been repurchased under this program at an average price of $31.15.

     VFGI and its banking subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on VFGI and the subsidiary banks’ financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, VFGI and its banking subsidiaries must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and reclassifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require VFGI and its banking subsidiaries to maintain minimum amounts and ratios of total and Tier 1 capital to average assets. Management believes, as of December 31, 2002, and 2001 that VFGI and the subsidiary banks met all minimum capital adequacy requirements to which they are subject and are categorized as “well capitalized.” There are no conditions or events since the notification that management believes have changed the subsidiary banks’ category.

Liquidity

Liquidity is identified as the ability to generate or acquire sufficient amounts of cash when needed and at a reasonable cost to accommodate withdrawals, payments of debt, and increased loan demand. These events may occur daily or other short-term intervals in the normal operation of the business. Experience helps management predict time cycles in the amount of cash required. In assessing liquidity, management gives consideration to relevant factors including stability of deposits, quality of assets, economy of market served, concentrations of business and industry, competition, and VFGI’s overall financial condition. VFGI’s primary source of liquidity is cash, due from banks, Federal funds sold and securities in our available for sale portfolio. In addition, the Banks have substantial lines of credit from their correspondent banks and access to the Federal Reserve discount window and Federal Home Loan Bank of Atlanta to support liquidity as conditions dictate.

     The liquidity of the parent company also represents an important aspect of liquidity management. The parent company’s cash outflows consist of dividends to shareholders and unallocated corporate expenses. The main source of funding for the parent company is the dividends it

Virginia Financial Group, Inc.
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

receives from its banking and trust subsidiaries. During 2002, the banking subsidiaries and the nonbank subsidiary transferred $6.6 million to the Parent Corporation as working capital. As of December 31, 2002, the aggregate amount of additional unrestricted funds, which could be transferred from the banking subsidiaries to the Parent Corporation without prior regulatory approval totaled $25.9 million or 22.63% of the consolidated net assets.

     In the judgment of management, VFGI maintains the ability to generate sufficient amounts of cash to cover normal requirements and any additional needs, which may arise, within realistic limitations.

Interest Rate Sensitivity

Financial institutions can be exposed to several market risks that may impact the value or future earnings capacity of an organization. These risks involve interest rate risk, foreign currency exchange risk, commodity price risk and equity market price risk. VFGI’s primary market risk is interest rate risk. Interest rate risk is inherent because as a financial institution, VFGI derives a significant amount of its operating revenue from “purchasing” funds (customer deposits and borrowings) at various terms and rates. These funds are then invested into earning assets (loans, leases, investments, etc.) at various terms and rates. This risk is further discussed below.

     Equity market risk is not a significant risk to VFGI as equity investments on a cost basis comprise less than 1% of corporate assets. VFGI does not have any exposure to foreign currency exchange risk or commodity price risk.

     Interest rate risk is the exposure to fluctuations in VFGI’s future earnings (earnings at risk) and value (value at risk) resulting from changes in interest rates. This exposure results from differences between the amounts of interest earning assets and interest bearing liabilities that reprice within a specified time period as a result of scheduled maturities and repayment and contractual interest rate changes.

     The primary objective of VFGI’s asset/liability management process is to maximize current and future net interest income within acceptable levels of interest rate risk while satisfying liquidity and capital requirements. Management recognizes that a certain amount of interest rate risk is inherent and appropriate, yet is not essential to VFGI’s profitability. Thus the goal of interest rate risk management is to maintain a balance between risk and reward such that net interest income is maximized while risk is maintained at a tolerable level.

     Management endeavors to control the exposures to changes in interest rates by understanding, reviewing and making decisions based on its risk position. The corporate and bank subsidiaries asset/liability committees are responsible for these decisions. VFGI primarily uses the securities portfolios and FHLB advances to manage its interest rate risk position. Additionally, pricing, promotion and product development activities are directed in an effort to emphasize the loan and deposit term or repricing characteristics that best meet current interest rate risk objectives. At present, the use of off-balance sheet instruments is not significant.

     The committees operate under management policies defining guidelines and limits on the level of risk. These policies are approved by the Boards of Directors.

     VFGI uses simulation analysis to assess earnings at risk and net present value analysis to assess value at risk. These methods allow management to regularly monitor both the direction and magnitude of VFGI’s interest rate risk exposure. These modeling techniques involve assumptions and estimates that inherently cannot be measured with complete precision. Key assumptions in the analyses include maturity and repricing characteristics of both assets and liabilities, prepayments on amortizing assets, other imbedded options, nonmaturity deposit sensitivity and loan and deposit pricing. These assumptions are inherently uncertain due to the timing, magnitude and frequency of rate changes and changes in market conditions and management strategies, among other factors. However, the analyses are useful in quantifying risk and provide a relative gauge of VFGI’s interest rate risk position over time.

Earnings at Risk

Simulation analysis evaluates the effect of upward and downward changes in market interest rates on future net interest income. The analysis involves changing the interest rates used in determining net interest income over the next twelve months. The resulting percentage change in net interest income in various rate scenarios is an indication of VFGI’s shorter-term interest rate risk. The analysis utilizes a “static” balance sheet approach. The measurement date balance sheet composition (or mix) is maintained over the simulation time period with maturing and repayment dollars being rolled back into like instruments for new terms at current market rates. Additional assumptions are applied to modify volumes and pricing under the various rate scenarios. These include prepayment assumptions on mortgage assets, the sensitivity of nonmaturity deposit rates, and other factors deemed significant.

     The simulation analysis results are presented in the following table. These results, as of December 31, 2002, indicate that VFGI would expect net interest income to increase over the next twelve months by 1.5% assuming an immediate upward shift in market interest rates of 200 basis points and to decrease by 6.9% if rates shifted downward in the same manner. This profile reflects an asset sensitive position and is well within the guidelines set by policy.

Value at Risk

The net present value analysis provides information on the risk inherent in the balance sheet that might not be taken into account in the simulation analysis due to the shorter time horizon used in that analysis. The net present value of the balance sheet is defined as the discounted present value of expected asset cash flows minus the discounted present value of the expected liability cash flows. The analysis involves changing the interest rates used in determining the expected cash flows and in discounting the cash flows. The resulting percentage change in net present value in various rate scenarios is an indication of the longer term repricing risk and options embedded in the balance sheet.

     The net present value analysis results are presented in the graph. These results as of December 31, 2002 indicate that the net present value would decrease 1.8% assuming an immediate upward shift in market interest rates of 200 basis points and to decrease7% if rates shifted downward in the same manner. The risk position of VFGI is within the guidelines set by policy.

Net Interest Income Projections			Present Value Equity

Changes in Basis Points	% Change		Changes in Basis Point	%Change

–200	–6.9%		–200	–.7%
0	–0	–	0	–0	–
200	1.5%		200	–1.8%

Virginia Financial Group, Inc.
Stock and Dividend Information

     On January 22, 2002, the Company’s stock began trading on the Nasdaq National Market, and currently trades under the trading symbol VFGI. Prior to that date, shares of Company Common Stock traded on the OTC Bulletin Board and thus were not traded on a national or regional exchange. Trading was generally as a result of private negotiation. Listed below are the high and low prices for the common stock and dividends paid for the last eight quarters ended December 31, 2002.

	Sales Price				Dividends Per Share

	2002		2001		2002	2001

	High	Low	High	Low

1st Quarter	$22.95	$20.15	$29.50	$22.00	$0.18	$0.17
2nd Quarter	32.79	22.05	26.50	22.00	0.18	0.17
3rd Quarter	33.39	27.60	25.25	20.50	0.18	0.17
4th Quarter	33.34	28.50	24.00	20.50	0.18	0.17

Virginia Financial Group, Inc. and Subsidiaries
Consolidated Balance Sheets
December 31, 2002 and 2001

(Dollars in Thousands)	2002	2001

Assets
Cash and due from banks	$44,790	$42,454
Federal funds sold	26,270	20,908
Interest bearing deposits in banks	487	343
Securities (market value: 2002, $300,016; 2001, $267,805)	299,262	267,496
Loans held for sale	17,228	17,384
Loans, net of allowance for loan losses, 2002, $9,180; 2001, $8,266	691,799	658,416
Bank premises and equipment, net	22,089	20,703
Interest receivable	5,618	5,655
Core deposit intangibles	1,708	1,866
Other real estate owned	894	547
Other assets.	4,760	4,932
Total assets.	$1,114,905	$1,040,704
Liabilities and Stockholders’ Equity
Liabilities
Noninterest bearing	$171,412	$146,850
Interest bearing	788,410	750,609
Total deposits	$959,822	$897,459
Federal funds purchased and securities sold under agreement to repurchase	19,155	16,930
Short-term borrowings	1,040	1,052
Federal Home Loan Bank advances	12,220	12,300
Interest payable	1,928	2,579
Other liabilities	6,369	3,677
Commitments and contingent liabilities	—	—
Total liabilities	$1,000,534	$933,997
Stockholders’ Equity
Preferred stock; no par value; 5,000,000 shares authorized: no shares issued and outstanding:	$—	$—
Common stock: $5 par value; 25,000,000 shares authorized; 2002: 7,176,741 shares issued and outstanding; 2001: 7,287,269 shares issued and outstanding	35,884	36,436
Surplus	8,143	11,329
Retained earnings	64,134	57,060
Accumulated other comprehensive income	6,210	1,882
Total stockholders’ equity	$114,371	$106,707
Total liabilities and stockholders’ equity	$1,114,905	$1,040,704

See Notes to Consolidated Financial Statements

Virginia Financial Group, Inc. and Subsidiaries
Consolidated Statements of Income
For the Three Years Ended December 31, 2002

(Dollars in Thousands, except per share data)	2002	2001	2000

Interest Income
Interest and fees on loans	$50,170	$55,525	$53,728
Interest on deposits in other banks	7	75	258
Interest on investment securities:
Taxable	655	641	3,050
Tax-exempt	—	—	1,527
Interest and dividends on securities available for sale:
Taxable	8,692	8,406	7,521
Tax-exempt	3,502	3,046	1,352
Dividends	314	387	248
Interest income on federal funds sold	468	1,052	720
Total interest income	$63,808	$69,132	$68,404
Interest Expense
Interest on deposits	$22,016	$30,563	$29,899
Interest on federal funds purchased and securities sold under agreements to repurchase	266	608	890
Interest on FHLB advances	811	962	1,290
Interest on short-term borrowings	8	22	31
Total interest expense	$23,101	$32,155	$32,110
Net interest income	$40,707	$36,977	$36,294
Provision for loan losses	1,602	1,378	1,366
Net interest income after provision for loan losses	$39,105	$35,599	$34,928
Noninterest Income
Service charges on deposit accounts	$4,300	$3,475	$3,205
Commissions and fees from fiduciary activities	2,988	2,878	2,242
Investment fee income	453	332	541
Other operating income	1,524	1,291	1,326
Gain (loss) on sale of fixed assets	11	(84)	—
Gain on sale of securities available for sale	231	219	151
Gain (loss) on sale of other real estate owned	55	(65)	(284)
Gain on sale of mortgage loans	3,159	2,631	1,077
Total noninterest income	$12,721	$10,677	$8,258
Noninterest Expense
Compensation and employee benefits	$20,019	$17,624	$15,596
Net occupancy expense	1,939	1,761	1,537
Supplies and equipment expenses	3,457	3,177	3,660
Data processing	959	1,081	1,106
Merger and integration expenses	548	1,359	56
Other operating expense	8,193	7,079	5,830
Total noninterest expense	$35,115	$32,081	$27,785
Income before income taxes	$16,711	$14,195	$15,401
Provision for income taxes	4,376	4,314	4,287
Net income	$12,335	$9,881	$11,114
Earnings per share, basic	$1.70	$1.35	$1.51
Earnings per share, assuming dilution	$1.69	$1.35	$1.51

See Notes to Consolidated Financial Statements.

Virginia Financial Group, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For the Three Years Ended December 31, 2002

(Dollars in Thousands)	2002	2001	2000

Cash Flows from Operating Activities
Net income	$12,335	$9,881	$11,114
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,620	2,372	2,283
Provision for loan losses	1,602	1,378	1,366
Write-downs of other real estate	—	30	—
Deferred tax benefit	(584)	(401)	(394)
Pension expense	257	112	32
(Gain) loss on other real estate owned	(55)	65	284
(Gain) loss on sale of fixed assets	(11)	84	—
(Gain) on sale of securities available for sale	(231)	(219)	(151)
Gain on sale of mortgage loans	(3,159)	(2,631)	(1,077)
Proceeds from sale of mortgage loans	169,298	153,595	57,586
Origination of mortgage loans for sale	(165,983)	(157,868)	(57,875)
Amortization of security premiums and accretion of discounts, net	500	294	(179)
Changes in assets and liabilities:
Decrease (increase) in interest receivable	37	1,437	(583)
Decrease (increase) in other assets	23	564	(468)
(Decrease) increase in interest payable	(651)	(894)	1,064
Increase in other liabilities	857	793	583
Net cash provided by operating activities	$16,855	$8,592	$13,585
Cash Flows from Investing Activities
Proceeds from maturities and calls of investment securities	$750	$15,815	$10,029
Proceeds from maturities and principal payments of securities available for sale	86,813	86,921	14,575
Proceeds from sales and calls of securities available for sale	39,001	14,890	6,655
Purchases of investment securities	—	(2,619)	(1,463)
Purchases of securities available for sale	(151,546)	(136,887)	(24,771)
Net increase in loans	(35,676)	(33,667)	(71,569)
Proceeds from sale of fixed assets	65	188	—
Purchase of premises and equipment	(4,248)	(4,010)	(2,357)
Proceeds from sale of other real estate	774	685	712
Additions to other real estate	(375)	—	—
(Increase) in cash surrender value of life insurance	(68)	(6)	(35)
Purchase of other assets	—	(127)	(443)
Net cash used in investing activities	$(64,510)	$(58,817)	$(68,667)

See Notes to Consolidated Financial Statements.

Virginia Financial Group, Inc. and Subsidiaries
Consolidated Statements of Cash Flows (continued)
For the Three Years Ended December 31, 2002

(Dollars in Thousands)	2002	2001	2000

Cash Flows from Financing Activities
Net increase in demand, money market and savings deposits	$74,317	$78,670	$16,602
Net (decrease) increase in certificates of deposit	(11,954)	3,652	39,831
Net increase (decrease) in federal funds purchased and securities sold under agreement to repurchase	2,225	(1,565)	4,474
Net (decrease) increase in short-term borrowings	(12)	284	(139)
Proceeds from Federal Home Loan Bank advances	—	—	12,000
Principal payments on Federal Home Loan Bank advances	(80)	(5,080)	(12,100)
Acquisition of common stock	(4,033)	(793)	(1,479)
Proceeds from exercise of stock options	130	159	—
Restricted common stock issued	187	—	—
Cash paid in lieu of fractional shares	(22)	—	(19)
Cash dividends paid	(5,261)	(5,107)	(5,084)
Net cash provided by financing activities	$55,497	$70,220	$54,086
Increase (decrease) in cash and cash equivalents	7,842	19,995	(996)
Cash and Cash Equivalents
Beginning	63,705	43,710	44,706
Ending	$71,547	$63,705	$43,710
Supplemental Disclosures of Cash Flow Information
Cash payments for:
Interest	$23,752	$33,050	$31,047
Income taxes	$5,075	$4,510	$4,420
Supplemental Schedule of Noncash Activities
Other real estate acquired in settlement of loans	$691	$318	$468
Unrealized gain on securities available for sale	$7,031	$2,548	$4,616
Transfer of securities from held to maturity to available for sale	$—	$69,646	$—
Restricted common stock issued	$187	$—	$—
Minimum pension liability adjustment	$(372)	$—	$—

See Notes to Consolidated Financial Statements.

Virginia Financial Group, Inc. and Subsidiaries
Consolidated Statements of Changes in Stockholders’ Equity
For the Three Years Ended December 31, 2002

(Dollars in Thousands)	Common Stock	Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Comprehensive Income	Total

Balance, December 31, 1999	$36,942	$12,955	$46,256	$(2,845)		$93,308
Comprehensive income:
Net income	—	—	11,114	—	$11,114	11,114
Other comprehensive income, net of tax:
Unrealized holding gains arising during the period (net of tax, $1,621)	—	—	—	—	3,146	—
Reclassification adjustment (net of tax, $51)	—	—	—	—	(100)	—
Other comprehensive income	—	—	—	3,046	$3,046	3,046
Total comprehensive income	—	—	—	—	$14,160	—
Cash dividends	—	—	(5,084)	—		(5,084)
Cash paid in lieu of shares	(1)	(18)	—	—		(19)
Repurchase of common stock	(380)	(1,099)	—	—		(1,479)
Balance, December 31, 2000	$36,561	$11,838	$52,286	$201		$100,886
Comprehensive income:
Net income	—	—	9,881	—	$9,881	9,881
Other comprehensive income, net of tax:
Unrealized holding gains arising during the period (net of tax, $941)	—	—	—	—	1,826	—
Reclassification adjustment (net of tax, $74)	—	—	—	—	(145)	—
Other comprehensive income	—	—	—	1,681	$1,681	1,681
Total comprehensive income	—	—	—	—	$11,562	—
Cash dividends	—	—	(5,107)	—		(5,107)
Exercise of stock options	69	90	—	—		159
Repurchase of common stock	(194)	(599)	—	—		(793)
Balance, December 31, 2001	$36,436	$11,329	$57,060	$1,882		$106,707
Comprehensive income:
Net income			12,335		$12,335	12,335
Other comprehensive income, net of tax:
Unrealized holding gains arising during the period (net of tax, $2,542)	—	—	—	—	4,720	—
Reclassification adjustment (net of tax, $81)	—	—	—	—	(150)	—
Minimum pension liability adjustment (net of tax of $130)	—	—	—	—	(242)	—
Other comprehensive income	—	—	—	4,328	$4,328	4,328
Total comprehensive income	—	—	—	—	$16,663	—
Cash dividends	—	—	(5,261)	—		(5,261)
Issuance of common stock	42	145	—	—		187
Exercise of stock options	49	81	—	—		130
Cash paid in lieu of shares	(4)	(18)	—	—		(22)
Repurchase of common stock	(639)	(3,394)	—	—		(4,033)
Balance, December 31, 2002	$35,884	$8,143	$64,134	$6,210		$114,371

See Notes to Consolidated Financial Statements.

Virginia Financial Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Dollars in Thousands, except per share data)

Note 1. Significant Accounting Policies

General

Virginia Financial Group, Inc. (the “Corporation”) is a Virginia multi-bank holding company headquartered in Culpeper and Staunton, Virginia. The Corporation owns Second Bank & Trust and its subsidiary, Second Service Company; Virginia Heartland Bank and its subsidiaries, Virginia Heartland Service Corporation and Caroline Financial Services Corporation; Planters Bank & Trust Company of Virginia and its subsidiary, Planters Insurance Agency, Inc.; and Virginia Commonwealth Trust Company. The consolidated statements include the accounts of the Corporation and its wholly-owned subsidiaries. All significant intercompany accounts have been eliminated.

     The Corporation, through its member banks, provides a full array of banking services through twenty eight retail offices serving the counties of Augusta, Culpeper, Orange, Madison, Rockbridge, Rockingham, Spotsylvania, Caroline and Stafford. Among such services are those traditionally offered by banks including commercial and consumer demand and time deposit accounts, mortgage, commercial and consumer loans. The Corporation also provides a network of automated transaction locations, phone banking and a transactional internet banking product.

     Virginia Commonwealth Trust Company provides comprehensive wealth management, financial and estate-planning services through all three community banks.

     In June 2002, all branches of Caroline Savings Bank, a former banking subsidiary of the Corporation, were merged into Virginia Heartland Bank.

Risks and Uncertainties

In its normal course of business, the Corporation encounters two significant types of risk: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Corporation is subject to interest rate risk to the degree that its interest bearing liabilities mature or reprice more rapidly or on a different basis than its interest-earning assets. Credit risk is the risk of default on the Corporation’s loan portfolio that results from the borrowers’ inability or unwillingness to make contractually-required payments. Market risk reflects changes in the value of collateral underlying loans receivable, securities and the valuation of real estate held by the Corporation.

     The determination of the allowance for loan losses and the valuation of real estate are based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that, as of December 31, 2002, the allowance for loan losses and the valuation of real estate are adequate based on information currently available. A worsening or protracted economic decline or substantial increase in interest rates would increase the likelihood of losses due to credit and market risks and could create the need for substantial increases in the allowance for loan losses.

     The Corporation is subject to the regulations of various regulatory agencies, which can change significantly from year to year. In addition, the Corporation undergoes periodic examinations by regulatory agencies, which may subject it to further changes based on the regulators’ judgments about information available to them at the time of their examinations.

Basis of Presentation

The accounting and reporting policies of the Corporation conform to accounting principles generally accepted in the United States of America and to accepted practice within the banking industry. The following is a description of the more significant of those policies and practices.

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

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

Loans

The Corporation, through its banking subsidiaries, grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans. The ability of the Corporation’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in the Corporation’s market area.

     Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

     The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Installment loans and other personal loans are typically charged off no later than 180 days past due. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

     All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-

Virginia Financial Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in Thousands, except per share data)

recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

     The Corporation’s affiliate Banks conduct an analysis of the loan portfolio on a regular basis. This analysis is used in assessing the sufficiency of the allowance for loan losses and in the determination of the necessary provision for loan losses. The review process generally begins with lenders identifying problem loans to be reviewed on an individual basis for impairment. In addition to loans identified by lenders, all commercial loans also meet the Banks’ criteria for individual impairment testing. Impairment testing includes consideration of the current collateral value of the loan, as well as any known internal or external factors that may affect collectibility. When a loan has been identified as impaired, then a specific reserve may be established based on the Bank’s calculation of the loss embedded in the individual loan. In addition to impairment testing, the Banks have a seven point grading system for each loan in the portfolio. The loans meeting the criteria for special mention, substandard, doubtful and loss, as well as, impaired loans are segregated from performing loans within the portfolio. Loans are then grouped by loan type (i.e. commercial, installment) and by risk rating. Each loan type is assigned an allowance factor based on the associated risk, complexity and size of the individual loans within the particular loan category. Classified loans are assigned a higher allowance factor than nonrated loans within a particular loan type due to management’s concerns regarding collectibility or management’s knowledge of particular elements surrounding the borrower. Allowance factors grow with the degree of classification. Allowance factors used for unclassified loans are based on management’s analysis of charge-off history and management’s judgment based on overall analysis of the lending environment including the general economic conditions. The total of specific reserves, the calculated reserve required for classified loans, by category, and the general reserves for each portfolio type is then compared to the recorded allowance for loan losses. This is the methodology used to determine the sufficiency of the allowance for loan losses and the amount of the provision for loan losses. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

     A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Loans Held For Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate.

Bank Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization. Premises and equipment are depreciated over their estimated useful lives ranging from three years to thirty-nine years; leasehold improvements are amortized over the lives of the respective leases or the estimated useful life of the leasehold improvement, whichever is less. Software is amortized over three years. Depreciation and amortization are recorded on the straight-line method.

     Costs of maintenance and repairs are charged to expense as incurred. Costs of replacing structural parts of major units are considered individually and are expensed or capitalized as the facts dictate. Gains and losses on routine dispositions are reflected in current operations.

Income Taxes

Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Retirement Plans

The VCFC affiliates, Second Bank & Trust and Virginia Heartland Bank and their subsidiaries, and Virginia Commonwealth Trust Company have a noncontributory, defined benefit pension plan covering all employees meeting certain age and service requirements. The Corporation computes the net periodic pension cost of the plan in accordance with FASB No. 87, “Employers’ Accounting for Pensions.”

     The VFC affiliates, Planters Bank & Trust Company of Virginia and its subsidiary, have a defined contribution retirement plan which covers substantially all full-time salaried employees. Contributions are at the discretion of the Board of Directors.

Stock Compensation Plan

At December 31, 2002, the Corporation has a stock-based employee compensation plan which is described more fully in Note 11. The Corporation accounts for the plan under the recognition and measurement principles of APB Opinion 25. Accounting for Stock Issued to Employees, and related interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under the plan had an exercise price equal to the market value of the underlying common stock on the date of the grant. The following table illustrates the effect on net income and earnings per share if the Corporation had applied the fair value recognition provisions of FASB Statement No. 123. Accounting for Stock-Based Compensation, to stock-based compensation.

	2002	2001	2000

Net income, as reported	$12,335	$9,881	$11,114
Deduct: Total stock-based employee compensation expense determined based on fair value for all awards	(10)	(197)	(99)
Pro forma net income	$12,325	$9,684	$11,015

Earnings per share:
Basic—as reported	$1.70	$1.35	$1.51
Basic—pro forma	$1.70	$1.33	$1.50

Diluted—as reported	$1.69	$1.35	$1.51
Diluted—pro forma	$1.69	$1.32	$1.49

Earnings Per Share

Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common stock had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Corporation relate solely to outstanding stock options and restricted stock and are determined using the treasury method.

Dividend Reinvestment Plan

The Corporation has in effect a Dividend Reinvestment Plan, which provides an automatic conversion of dividends into common stock for enrolled stockholders. It is based on the stock’s fair market value on each dividend record date, and allows for voluntary contributions to purchase stock.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are purchased and sold for one day periods.

Trust Assets

Securities and other property held by the Virginia Commonwealth Trust Company in a fiduciary or agency capacity are not assets of the Corporation and are not included in the accompanying consolidated financial statements.

Other Real Estate

Real estate acquired through, or in lieu of, foreclosure are held for sale and are initially recorded at the lower of the loan balance or fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of the carrying amount or fair value less cost to sell. Revenues and expenses from operations and changes in the valuation are included in other operating expenses.

Deposit Intangibles

The cost of purchased deposit relationships and other intangible assets, based on independent valuation, are being amortized over their estimated lives not to exceed fifteen years. Amortization expense charged to operations was $158 thousand in 2002, and $157 thousand in 2001 and 2000.

Advertising

The Corporation follows the policy of charging the costs of advertising to expense as incurred. Advertising expense of $519 thousand, $444 thousand, and $388 thousand were incurred in 2002, 2001 and 2000, respectively.

Reclassifications

Certain reclassifications have been made to prior period balances to conform to the current year presentation.

Use of Estimates

In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate and deferred tax assets.

Recent Accounting Pronouncements

In December 2001, the American Institute of Certified Public Accountants (“AICPA”) issued Statement of Position 01-6, Accounting by Certain Entities (Including Entities with Trade Receivables) That Lend to or Finance the Activities of Others, to reconcile and conform the accounting and financial reporting provisions established by various AICPA industry audit guides. This Statement is effective for annual and interim financial statements issued for fiscal years beginning after

Virginia Financial Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(Dollars in Thousands, except per share data)

December 15, 2001, and did not have a material impact on the Corporation’s consolidated financial statements.

     On March 13, 2002, the Financial Accounting Standard Board determined that commitments for the origination of mortgage loans that will be held for sale must be accounted for as derivatives instruments, effective for fiscal quarters beginning after April 10, 2002. The Corporation enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding. Such rate lock commitments on mortgage loans to be sold in the secondary market are considered derivatives. Accordingly, these commitments, including any fees received from the potential borrower, are recorded at fair value in derivative assets or liabilities, with changes in fair value recorded in the net gain or loss on sale of mortgage loans. Fair value is based on fees currently charged to enter into similar agreements, and for fixed-rate commitments, also considers the difference between current levels of interest rates and the committed rates. The cumulative effect of adopting Statement No. 133 for rate lock commitments as of December 31, 2002, was not material. The Corporation originally adopted Statement No. 133, Accounting for Derivative Instruments and Hedging Activities on January 1, 2001.

     In April 2002, the Financial Accounting Standards Board issued Statement 145, Rescission of FASB No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. The amendment to Statement 13 eliminates an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The provisions of this Statement related to the rescission of Statement 4 shall be applied in fiscal years beginning after May 15, 2002. The provisions of this Statement related to Statement 13 are effective for transactions occurring after May 15, 2002, with early application encouraged.

     In June 2002, the Financial Accounting Standards Board issued Statement 146, Accounting for Costs Associated with Exit or Disposal Activities. This Statement requires recognition of a liability, when incurred, for costs associated with an exit or disposal activity. The liability should be measured at fair value. The provisions of the Statement are effective for exit or disposal activities initiated after December 31, 2002.

     Effective January 1, 2002, the Corporation adopted Financial Accounting Standards Board Statement No. 142, Goodwill and Other Intangible Assets. Accordingly, goodwill is no longer subject to amortization over its estimated useful life, but is subject to at least an annual assessment for impairment by applying a fair value based test. Additionally, Statement 142 requires that acquired intangible assets (such as core deposit intangibles) be separately recognized if the benefit of the asset can be sold, transferred, licensed, rented, or exchanged, and amortized over their estimated useful life. Branch acquisition transactions were outside the scope of the Statement and therefore any intangible asset arising from such transactions remained subject to amortization over their estimated useful life.

     In October 2002, the Financial Accounting Standards Board issued Statement No. 147, Acquisitions of Certain Financial Institutions. The Statement amends previous interpretive guidance on the application of the purchase method of accounting to acquisitions of financial institutions, and requires the application of Statement No. 141, Business Combinations, and Statement No. 142 to branch acquisitions if such transactions meet the definition of a business combination. The provisions of the Statement do not apply to transactions between two or more mutual enterprises. In addition, the Statement amends Statement No. 144, Accounting for the Impairment of Long-Lived Assets, to include in its scope core deposit intangibles of financial institutions. Accordingly, such intangibles are subject to a recoverability test based on undiscounted cash flows, and to the impairment recognition and measurement provisions required for other long-lived assets held and used.

     The adoption of Statement No. 145, 146 and 147 did not have a material impact on the Corporation’s consolidated financial statements.

     The Financial Accounting Standards Board issued Statement No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of Statement No. 123, in December 2002. The Statement amends Statement No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, the Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Finally, this Statement amends APB Opinion No. 28, Interim Financial Reporting, to require disclosure about the effects of stock options in interim financial information. The amendments to Statement No. 123 are effective for financial statements for fiscal years ending after December 15, 2002. The amendments to APB No. 28 are effective for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002. Early application is encouraged for both amendments. The Corporation continues to record stock options under APB Opinion No. 25, Accounting for Stock Issued to Employees, and has not adopted the alternative methods allowable under Statement No. 148.

Note 2. Business Combination

On January 18, 2002, the Corporation effected a business combination with Virginia Commonwealth Financial Corporation (VCFC) by exchanging approximately 3,307,786 shares of its common stock for all of the common stock of VCFC. VCFC was the holding company for Second Bank and Trust, Virginia Heartland Bank, Caroline Savings Bank and Virginia Commonwealth Trust Company. Immediately following the merger, the Corporation changed its name from Virginia Financial

Corporation to Virginia Financial Group, Inc. The combination has been accounted for as a pooling of interests and, accordingly, all prior financial statements have been restated to include Virginia Commonwealth Financial Corporation. The results of operations of the separate companies for periods prior to the combination are summarized as follows:

	Total Assets	Net Interest Income	Net Income

As of and for the year ended December 31, 2001
Virginia Financial Corporation	$535,531	$18,433	$4,903
Virginia Commonwealth Financial Corporation	505,173	18,544	4,978
	$1,040,704	$36,977	$9,881

As of and for the year ended December 31, 2000
Virginia Financial Corporation	$499,802	$18,653	$6,203
Virginia Commonwealth Financial Corporation	459,221	17,641	4,911
	$959,023	$36,294	$11,114

Note 3. Restrictions on Cash

To comply with Federal Reserve Regulations, the subsidiary banks are required to maintain certain average reserve balances. The daily average reserve requirement was $10.9 million and $13.3 million for December 31, 2002 and 2001, respectively.

Note 4. Securities

The amortized cost and estimated fair value of the securities being held to maturity, with gross unrealized gains and losses, as of December 31, 2002 and 2001, are as follows:

	2002

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Estimated Fair Value

State and municipal	$7,050	$754	$—	$7,804

	2001

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Estimated Fair Value

U. S. Treasury	$2,497	$92	$—	$2,589
State and municipal	7,789	234	(17)	8,006
Total	$10,286	$326	$(17)	$10,595

     The amortized cost and estimated fair value of the securities being held to maturity as of December 31, 2002, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations without any penalties.

	2002

	Amortized Cost	Estimated Fair Value

Due in one year or less	$225	$231
Due after one year through five years	2,737	3,017
Due after five years through ten years	3,125	3,372
Due after ten years	963	1,184
Total	$7,050	$7,804

	2002

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Estimated Fair Value

U. S. Treasury	$10,090	$720	$—	$10,810
U. S. Government agencies	111,979	3,240	(2)	115,217
State and municipals	88,627	4,059	(25)	92,661
Corporate bonds	15,542	689	(10)	16,221
Collateralized mortgage obligations	20,275	464	(12)	20,727
Mortgage backed securities	27,813	1,002	—	28,815
Equity securities	2,950	200	(400)	2,750
Restricted stock	3,634	—	—	3,634
Other	1,377	—	—	1,377
Total	$282,287	$10,374	$(449)	$292,212

Virginia Financial Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(Dollars in Thousands, except per share data)

	2001

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Estimated Fair Value

U. S. Treasury	$8,459	$435	$—	$8,894
U. S. Government agencies	46,562	1,313	(22)	47,853
State and municipals	78,493	1,091	(491)	79,093
Corporate bonds	12,964	242	(67)	13,139
Collateralized mortgage obligations	48,632	173	(132)	48,673
Mortgage backed securities	32,351	359	(133)	32,577
Equity securities	2,596	443	(340)	2,699
Restricted stock	2,182	—	—	2,182
Other	22,100	—	—	22,100
Total	$254,339	$4,056	$(1,185)	$257,210

     The amortized cost and estimated fair value of the securities available for sale as of December 31, 2002, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations without any penalties.

	2002

	Amortized Cost	Estimated Fair Value

Due in one year or less	$59,173	$59,704
Due after one year through five years	121,370	126,923
Due after five years through ten years	56,249	58,891
Due after ten years	9,721	10,118
Equity securities	2,950	2,750
Mortgage-backed securities	27,813	28,815
Restricted stock	3,634	3,634
Other	1,377	1,377
Total	$282,287	$292,212

     Proceeds from sales and calls of securities available for sale were $39.0 million, $14.9 million and $6.7 million for the years ended December 31, 2002, 2001 and 2000 respectively. Gross gains of $275 thousand, $230 thousand and $213 thousand and gross losses of $44 thousand, $11 thousand and $62 thousand were realized on these sales during 2002, 2001 and 2000 respectively. The tax provision applicable to these net realized gains amounted to $81 thousand, $74 thousand, and $51 thousand, respectively.

     There were no sales of securities held to maturity during 2002, 2001 or 2000.

     The book value of securities pledged to secure deposits and for other purposes amounted to $42.7 million and $41.9 million at December 31, 2002 and 2001, respectively.

Note 5. Loans

A summary of the balances of loans follows:

	December 31,

	2002	2001

Mortgage loans on real estate:
Construction and land development	$57,032	$61,899
Farmland	3,004	2,698
1-4 family residential	217,673	248,877
Multifamily, nonresidential and junior liens	295,835	207,220
Loans to farmers (except those secured by real estate)	1,655	2,615
Commercial and industrial loans (except those secured by real estate)	62,491	75,057
Consumer installment loans	54,738	60,180
Deposit overdrafts	1,283	1,480
All other loans	7,950	7,561
Total loans	$701,661	$667,587
Less: Unearned income	682	905
Allowance for loan losses	9,180	8,266
Net loans	$691,799	$658,416

Note 6. Allowance for Loan Losses

Changes in the allowance for loan losses for the years ended December 31, 2002, 2001 and 2000 were as follows:

	2002	2001	2000

Balance, beginning	$8,266	$7,383	$6,550
Recoveries	275	608	182
Provisions for loan losses	1,602	1,378	1,366
Total	$10,143	$9,369	$8,098
Loans charged off	(963)	(1,103)	(715)
Balance, ending	$9,180	$8,266	$7,383

     Information about impaired loans as of and for the years ended December 31, 2002, 2001 and 2000, is as follows:

	2002	2001	2000

Impaired loans for which an allowance has been provided	$8,299	$5,936	$4,299
Impaired loans for which no allowance has been provided	89	542	288
Total impaired loans	$8,388	$6,478	$4,587
Allowance provided for impaired loans, included in the allowance for loan losses	$1,836	$1,155	$1,319
Average balance in impaired loans	$7,977	$4,842	$4,427
Interest income recognized on impaired loans	$579	$342	$323
Interest income recognized on a cash basis on impaired loans	$553	$344	$317

     Nonaccrual loans excluded from the impaired loan disclosure under FASB 114 amounted to $443 thousand, $814 thousand and $1.8 million at December 31, 2002, 2001 and 2000, respectively. If interest on these loans had been accrued, such income would have approximated $37 thousand, $121 thousand and $204 thousand for 2002, 2001 and 2000, respectively.

     Loans past due greater than 90 days and still accruing interest were $104 thousand, $121 thousand and $1.5 million for the years ended December 31, 2002, 2001 and 2000, respectively.

Note 7. Bank Premises and Equipment

A summary of the cost and accumulated depreciation and amortization of bank premises, equipment and software follows:

	2002	2001

Land	$3,897	$3,429
Buildings and leasehold improvements	17,718	17,400
Furniture, equipment and software	18,981	16,086
Construction in progress	35	21
Total	$40,631	$36,936
Less accumulated depreciation and amortization	18,542	16,233
Total	$22,089	$20,703

     Depreciation and amortization expense amounted to $2.5 million in 2002, $2.2 million in 2001 and $2.1 million in 2000.

Note 8. Deposits

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2002 and 2001 was $88.1 million and $87.1 million, respectively.

     At December 31, 2002, the scheduled maturities of time deposits were as follows:

2003	$178,187
2004	63,793
2005	77,047
2006	37,484
2007	45,161
Total	$401,672

Note 9. Short-Term Borrowings

Second Bank & Trust has an agreement with the Federal Reserve Bank where it can borrow funds deposited by customers. This agreement calls for variable interest and is payable on demand. U.S. Government securities are pledged as collateral. The targeted threshold maximum amount available under this agreement is $1.0 million. The balance outstanding at December 31, 2002 and 2001 was $1.0 million and $1.1 million, respectively.

     The Corporation, through its subsidiary banks, has uncollateralized, unused lines of credit totaling $58.7 million with nonaffiliated banks at December 31, 2002.

     Securities sold under agreements to repurchase, which are classified as secured borrowings, generally mature within one to four days from the transaction date. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction. Additional collateral may be required based on the fair value of the underlying securities.

     Federal funds purchased generally mature within one to four days from the transaction date. There were no federal funds purchased at December 31, 2002. At December 31, 2001, there were federal funds purchased of $500 thousand.

Note 10. Federal Home Loan Bank Advances

The Corporation’s fixed-rate, long-term debt of $12.2 million at December 31, 2002 matures through 2010. At December 31, 2002, the interest rates on fixed-rate, long-term debt ranged from 4.93% to 7.07%. One advance totaling $220 thousand at December 31, 2002 requires quarterly principal payments totaling $80 thousand annually plus interest. The remainder of the advances requires quarterly interest payments with principal due upon maturity. The average interest rate was 6.38% at December 31, 2001 with a balance outstanding of $12.3 million.

     The banking subsidiaries have available a combined $123.7 million line of credit with the Federal Home Loan Bank of Atlanta. Advances on the line are secured by a blanket lien on the 1 to 4 family dwelling loan portfolios of Second Bank & Trust, Virginia Heartland Bank and Planters Bank & Trust Company of Virginia, which totaled $217.7 million at December 31, 2002.

Virginia Financial Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(Dollars in Thousands, except per share data)

     The contractual maturities of long-term debt are as follows:

2003	$3,080
2004	80
2005	4,060
2010	5,000
Total	$12,220

Note 11. Stock-Based Compensation

In 2002, the Corporation adopted an incentive stock option plan under which options may be granted to key employees and directors for purchase of the Corporation’s common stock. The plan reserves for issuance 750,000 shares of the Corporation’s common stock with a ten-year term. The plan requires that options be granted at an exercise price equal to at least 100% of the fair market value of the common stock on the date of the grant. Such options vest over a five-year period. The options will expire in no more than ten years after the date of grant.

     Options associated with VCFC were adjusted to reflect the merger exchange. VCFC’s plan was terminated through the merger and the options are reflected in the Corporation’s plan.

     The fair value of each grant is estimated at the grant date using the Black-Scholes option-pricing model with the following weighted average assumptions for grants in 2002 and 2000, respectively: price volatility of 31.40% and 23.80%, risk-free interest rates of 4.12% and 6.49%, dividend rate of 2.30% and 3.52% and expected lives of 10 years. There were no options granted in 2001.

     A summary of the status of the plan at December 31, 2002, 2001 and 2000 and changes during the years ended on those dates is as follows:

	2002		2001		2000

	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price

Outstanding at beginning of year	63,093	$14.32	88,371	$13.95	16,032	$11.35
Granted	14,600	31.48	—	—	72,339	14.55
Forfeited	—	—	(11,570)	—	—	—
Exercised	(9,818)	13.58	(13,708)	11.67	—	—
Outstanding at end of year	67,875	$18.12	63,093	$14.32	88,371	$13.95
Exercisable at end of year	53,275		63,093		40,141
Weighted-average fair value per option of options granted during the year	$10.86		$—		$4.09

     A further summary about the options outstanding and exercisable at December 31, 2002 is as follows:

Options Outstanding			Options Exercisable

Weighted Average Remaining Contractual Life	Range of Exercise Price	Number Outstanding	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price

9 years	$28.95–$32.80	14,600	$31.48	—	$—
7.75 years	$13.90–$14.99	52,583	$14.51	52,583	$14.51
5 years	$10.82	692	$10.82	692	$10.82

Note 12. Employee Benefit Plans

The Corporation and its banking subsidiaries maintain several tax qualified and nonqualified employee benefit plans for employees, which benefit plans are described below.

     The VCFC affiliates have a noncontributory pension plan which conforms to the Employee Retirement Income Security Act of 1974 (ERISA). The amount of benefits payable under the plan is determined

     Information about the plan follows:

	2002	2001	2000

Change in Benefit Obligation
Benefit obligation, beginning	$3,470	$3,147	$3,198
Service cost	320	259	192
Interest cost	254	229	209
(Gain) due to Plan Amendment	(56)	—	(172)
Actuarial (gain) loss	156	89	(82)
Benefits paid	(261)	(254)	(198)
Benefit obligation, ending	$3,883	$3,470	$3,147

Change in Plan Assets
Fair value of plan assets, beginning	$3,772	$4,210	$4,110
Actual return on plan assets	(471)	(184)	298
Benefits paid	(261)	(254)	(198)
Fair value of plan assets, ending	$3,040	$3,772	$4,210

Funded status	$(843)	$302	$1,063
Unrecognized net actuarial gain	895	(46)	(687)
Unrecognized net obligation at transition	(43)	(86)	(129)
Unrecognized prior service cost	135	227	263
Prepaid benefit cost included in other assets	$144	$397	$510

Amount Recognized in Consolidated Balance Sheets
Prepaid benefit cost	$144	$397	$510
Accrued benefit liability	(507)	—	—
Intangible asset	135	—	—
Deferred tax asset	130	—	—
Accumulated other comprehensive income, net	242	—	—
Net amount recognized	$144	$397	$510

Components of Net Periodic Benefit Cost
Service cost	$320	$259	$192
Interest cost	254	229	209
Expected return on plan assets	(313)	(350)	(341)
Amortization of prior service cost	36	36	36
Amortization of net obligation at transition	(43)	(43)	(43)
Recognized net actuarial gain	—	(19)	(17)
Net periodic benefit cost	$254	$112	$36

Weighted-Average Assumptions as of December 31
Discount rate	7.00%	7.50%	7.50%
Expected return on plan assets	8.50%	8.50%	8.50%
Rate of compensation increase	4.00%	5.00%	5.00%

by an employee’s period of credited service. The amount of normal retirement benefit will be determined based on a Pension Equity Credit formula. The employee receives credits based on their age and years of service. The plan provides for early retirement for participants with five years of service and the attainment of age 55. A participant who terminates employment with 2 or more years of service will be entitled to a benefit. The benefits are payable in single or joint/survivor annuities as well as a lump sum payment upon retirement or separation of service.

     The VFC affiliates have a defined contribution retirement plan. Contributions amounted to $473 thousand, $518 thousand, and $455 thousand in 2002, 2001 and 2000, respectively.

     The VCFC affiliates have a 401(k) Savings Plan. The plan’s primary purpose is to allow employees to save for retirement on a pre-tax basis. The plan provides for matching contributions by the Corporation equal to 50% of the first 6% of salary reduction contributions made by the employee. The plan also provides for discretionary contributions to be made by the Corporation and allocated to participant accounts in proportion to the participant’s compensation. The Corporation contributed a matching contribution of $158 thousand, $150 thousand and $106 thousand for the years ended December 31, 2002, 2001 and 2000, respectively. Effective January 1, 2003, all employees of the Corporation are eligible to participate in the 401 (k) Savings Plan with matching contributions equal to 5% of the first 6% of salary reduction contributions made by the employee.

     The VCFC affiliates have an Employee Stock Ownership Plan (“ESOP”) under section 401(e) of the Internal Revenue Code. Funds contributed by the Corporation to the plan are allocated to participants in the plan using the ratio in which the compensation of each participant bears to the total compensation of all the participants. Effective October 17, 2002, the ESOP plan was terminated and participants will receive distributions in 2003.

     The Corporation has a Nonqualified Directors Deferred Compensation Plan. This plan allows for the deferral of pre-tax income associated with payment of director fees. Directors may elect to defer all or a portion of their annual directors fees. Monthly board fees are contributed directly to a trust with various investment options, and are held until such time the director is entitled to receive a distribution.

     The Corporation also has a nonqualified Executive Deferred Compensation Plan for key employees. Pursuant to the plan, the President and any other employees selected by the Board of Directors may defer receipt of a certain amount of pre-tax income and cash incentive compensation for a period of no less than three years or until retirement, subject to termination of employment or certain other events, including an imminent change in control. The Board may make contributions at its discretion. The deferred compensation charged to expense totaled $25 thousand, $11 thousand and $12 thousand for the three years ended December 31, 2002, respectively.

Virginia Financial Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(Dollars in Thousands, except per share data)

     The Corporation implemented an incentive plan in 2002 under which employees receive compensation directly related to affiliate and Corporation profitability and budget performance. Compensation under the plan is calculated under pre-determined guidelines set by the Holding Company Board of Directors. The amount charged to operations was $1.3 million in 2002. Amounts paid under affiliate profit sharing plans for 2001 and 2000 were $582 thousand and $435 thousand, respectively.

     Virginia Heartland Bank has entered into supplemental retirement agreements with the Bank’s former Chairman and President which provide benefits payable over fifteen years to begin at age sixty and sixty-five, respectively. The agreement calls for Virginia Heartland Bank to pay each $45,000 for fifteen years upon retirement. The present value of the estimated liability under the agreements is being accrued using a discount rate of 10% and 7.5%, respectively, ratably over the remaining years to the date of eligibility for benefits. The deferred compensation expense charged to expense totaled $149 thousand, $16 thousand and $38 thousand for the three years ended December 31, 2002.

Note 13. Income Taxes

The components of the net deferred tax asset (liability), included in the Consolidated Balance Sheets, are as follows:

	December 31,

	2002	2001

Deferred tax assets:
Allowance for loan losses	$2,607	$2,157
Nonaccrual loan interest	50	29
Deferred compensation	497	384
Minimum pension liability	130	—
Other	32	150
	$3,316	$2,720
Deferred tax liabilities:
Accrued pension asset	$50	$136
Premises and equipment	371	395
Securities available for sale	3,474	994
FHLB stock dividend	59	57
Other	62	65
	$4,016	$1,647
Net deferred tax (liability) asset	$(700)	$1,073

     The income tax expense charged to operations for the years ended December 31, 2002, 2001 and 2000 consists of the following:

	2002	2001	2000

Current tax expense	$4,960	$4,715	$4,681
Deferred tax benefit	(584)	(401)	(394)
	$4,376	$4,314	$4,287

     The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income due to the following:

	2002		2001		2000

	Amount	Rate	Amount	Rate	Amount	Rate

Computed “expected” tax expense	$5,849	35.0%	$4,827	34.0%	$5,236	34.0%
Increase (decrease) in income taxes resulting from:
Tax-exempt interest income, net	(1,320)	–7.9%	(1,049)	–7.4%	(948)	–6.2%
Merger expenses	—	—	462	3.3%	19	0.1%
Other	15	0.1%	74	0.5%	(20)	–0.1%
Reduction for taxable income <$10 million	(168)	–1.0%	—	—	—	—
Actual tax expense	$4,376	26.2%	$4,314	30.4%	$4,287	27.8%

Note 14. Related Party Transactions

In the ordinary course of business, the Banks grant loans to principal officers, directors and affiliates of the Corporation.

     Aggregate loan transactions with related parties were as follows:

	2002	2001

Beginning balance	$10,671	$7,796
New loans	15,070	7,586
Repayments	(15,965)	(4,711)
Ending balance	$9,776	$10,671

Note 15. Earnings Per Share

The following shows the weighted average number of shares used in computing earnings per share and the effect on weighted average number of shares of diluted potential common stock. Weighted average number of shares for all years reported have been restated giving effect to the business combination with Virginia Commonwealth Financial Corporation explained in Note 2. Potential dilutive common stock had no effect on income available to common stockholders.

	2002		2001		2000

	Shares	Per Share Amount	Shares	Per Share Amount	Shares	Per Share Amount

Basic earnings per share	7,268,797	$1.70	7,301,257	$1.35	7,369,814	$1.51
Effect of dilutive securities:
Restricted stock	1,949		—		—
Stock options	26,280		19,517		5,782
Diluted earnings per share	7,297,026	$1.69	7,320,774	$1.35	7,375,596	$1.51

     In 2002 and 2000, stock options representing 2,400 and 34,639 shares, respectively, were not included in the calculation of earnings per share as their effect would have been anti-dilutive. None of the stock options were anti-dilutive during the year ended December 31, 2001.

Note 16. Commitments and Contingent Liabilities

The Corporation has noncancellable leases covering certain premises and equipment.

     Total rent expense applicable to operating leases was $327 thousand, $360 thousand and $299 thousand for 2002, 2001 and 2000, respectively, and was included in occupancy expense.

     The following is a schedule by year of future minimum lease requirements required under the long-term noncancellable lease agreements:

2003	$322
2004	325
2005	335
2006	283
2007	246
Thereafter	2,111

Total	$3,622

     In the normal course of business there are outstanding various commitments and contingent liabilities, which are not reflected in the accompanying financial statements. Management does not anticipate any material losses as a result of these transactions.

     See Note 18 with respect to financial instruments with off-balance sheet risk.

Note 17. Restrictions on Transfers to Parent

Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Banks to the Corporation.

     During 2002, the banking subsidiaries and the nonbank subsidiary transferred $6.6 million to the Parent Corporation as working capital. As of December 31, 2002, the aggregate amount of additional unrestricted funds, which could be transferred from the banking subsidiaries to the Parent Corporation without prior regulatory approval totaled $25.9 million or 22.63% of the consolidated net assets.

     In addition, dividends paid by the Banks to the Corporation would be prohibited if the effect thereof would cause the Banks’ capital to be reduced below applicable minimum capital requirements.

Note 18. Financial Instruments With Off-Balance-Sheet Risk

The Corporation, through its banking subsidiaries, is party to credit-related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheet. The contract amount of those instruments reflects the extent of involvement the Corporation has in particular classes of financial instruments.

     The Corporation’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Virginia Financial Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(Dollars in Thousands, except per share data)

     At December 31, 2002 and 2001 the following financial instruments were outstanding whose contract amounts represent credit risk:

	2002	2001

Commitments to extend credit	$161,080	$131,745
Standby letters of credit	10,454	9,925
Mortgage loans sold with potential recourse	70,223	78,585

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Corporation, is based on management’s credit evaluation of the customer.

     Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit are usually uncollateralized and do not always contain a specified maturity date and may not be drawn upon to the total extent to which the Corporation is committed.

     Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation generally holds collateral supporting those commitments, if deemed necessary.

     The Corporation, through its banking subsidiaries, originates loans for sale to secondary market investors subject to contractually specified and limited recourse provisions. In 2002, the Corporation originated $166.0 million and sold $166.1 million to investors, compared to $157.9 million originated and $151.0 million sold in 2001. Most contracts with investors contain certain recourse language which may vary from 90 days up to nine months. The Corporation may have an obligation to repurchase a loan if the mortgagor has defaulted early in the loan term. Mortgages subject to recourse are collateralized by single-family residences, have loan-to-value ratios of 80% or less, or have private mortgage insurance or are insured or guaranteed by an agency of the United States government.

     The Corporation maintains cash accounts in other commercial banks. The amount on deposit at December 31, 2002 exceeded the insurance limits of the Federal Deposit Insurance Corporation by $24.2 million.

Note 19. Fair Value of Financial Instruments and Interest Rate Risk

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Corporation’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Corporation.

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Short-Term Investments

For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

Securities

For securities and marketable equity securities held for investment purposes, fair values are based on quoted market prices or dealer quotes. For other securities held as investments, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans Held for Sale

Loans originated or intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

Loans

For variable-rate loans that reprice frequently and with no significant changes in credit risk, fair values are based on carrying values. The fair values for other loans were estimated using discounted cash flow analyses, using interest rates currently being offered.

Deposit Liabilities

The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

Short-Term Borrowings

The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within 90 days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses on the Corporation’s current incremental borrowing rates for similar types of borrowing arrangements.

Federal Home Loan Bank Advances

The fair values of the Corporation’s Federal Home Loan Bank advances are estimated using discounted cash flow analyses based on the Corporation’s current incremental borrowing rates for similar types of borrowing arrangements.

Accrued Interest

The carrying amounts of accrued interest approximate fair value.

     The estimated fair values of the Corporation’s financial instruments are as follows:

	2002		2001

	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Financial assets:
Cash and short-term investments	$71,547	$71,547	$63,705	$63,705
Securities	299,262	300,016	267,495	267,805
Loans held for sale	17,228	17,228	17,384	17,384
Loans, net	691,799	707,191	658,416	684,028
Interest receivable	5,618	5,618	5,655	5,655
Financial liabilities:
Deposits	$959,822	$954,621	$897,459	$881,454
Federal funds purchased and securities sold under agreements to repurchase	19,155	19,155	16,430	16,430
Short-term borrowings	1,040	1,040	1,532	1,531
Federal Home Loan Bank advances	12,220	13,623	12,300	12,806
Interest payable	1,928	1,928	2,579	2,579

     The Corporation assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations. As a result, the fair values of the Corporation’s financial instruments will change when interest rate levels change and that change may be either favorable or unfavorable to the Corporation. Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed rate obligations are less likely to prepay in a rising rate environment and more likely to prepay in a falling rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Corporation’s overall interest rate risk.

Off-Balance-Sheet Financial Instruments

The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

     The fair value of stand-by letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

     At December 31, 2002 and 2001, the carrying amounts of loan commitments and stand-by letters of credit approximate fair value.

Note 20. Regulatory Matters

The Corporation (on a consolidated basis) and the subsidiary banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s and subsidiary banks’ financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the subsidiary banks must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Virginia Financial Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(Dollars in Thousands, except per share data)

     Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the subsidiary banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2002 and 2001, that the Corporation and subsidiary banks met all capital adequacy requirements to which they are subject.

     As of December 31, 2002, the most recent notification from the Federal Reserve Bank and the Federal Deposit Insurance Corporation categorized the subsidiary banks as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the institutions must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the institutions’ category.

	Actual		Minimum Capital Requirement		Minimum To Be Well- Capitalized Under Prompt Corrective Action Provisions

(Amount in Thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2002:
Total Capital (to Risk Weighted Assets):
Consolidated	$115,256	14.30%	$64,500	8.0%	N/A
Second Bank & Trust	$36,843	16.07%	$18,337	8.0%	$22,921	10.0%
Virginia Heartland Bank	$19,339	12.70%	$12,178	8.0%	$15,222	10.0%
Planters Bank & Trust	$46,063	11.11%	$33,170	8.0%	$41,463	10.0%
Tier 1 Capital (to Risk Weighted Assets):
Consolidated	$106,076	13.16%	$32,250	4.0%	N/A
Second Bank & Trust	$34,053	14.86%	$9,168	4.0%	$13,753	6.0%
Virginia Heartland Bank	$17,384	11.42%	$6,089	4.0%	$9,133	6.0%
Planters Bank & Trust	$41,671	10.05%	$16,585	4.0%	$24,878	6.0%
Tier 1 Capital (to Average Assets):
Consolidated	$106,076	9.63%	$44,048	4.0%	N/A
Second Bank & Trust	$34,053	10.02%	$13,590	4.0%	$16,988	5.0%
Virginia Heartland Bank	$17,384	9.04%	$7,694	4.0%	$9,618	5.0%
Planters Bank & Trust	$41,671	7.51%	$22,183	4.0%	$27,729	5.0%
As of December 31, 2001:
Total Capital (to Risk Weighted Assets):
Consolidated	$111,060	15.10%	$58,832	8.0%	N/A
Second Bank & Trust	$34,110	15.66%	$17,431	8.0%	$21,789	10.0%
Virginia Heartland Bank	$17,896	12.79%	$11,193	8.0%	$13,992	10.0%
Planters Bank & Trust	$43,275	11.30%	$30,526	8.0%	$38,157	10.0%
Tier 1 Capital (to Risk Weighted Assets):
Consolidated	$102,793	13.98%	$29,416	4.0%	N/A
Second Bank & Trust	$31,807	14.60%	$8,715	4.0%	$13,073	6.0%
Virginia Heartland Bank	$16,041	11.46%	$5,597	4.0%	$8,395	6.0%
Planters Bank & Trust	$39,004	10.20%	$15,263	4.0%	$22,894	6.0%
Tier 1 Capital (to Average Assets):
Consolidated	$102,793	10.05%	$40,929	4.0%	N/A
Second Bank & Trust	$31,807	10.16%	$12,525	4.0%	$15,656	5.0%
Virginia Heartland Bank	$16,041	8.74%	$7,340	4.0%	$9,175	5.0%
Planters Bank & Trust	$39,004	7.60%	$20,604	4.0%	$25,756	5.0%

Note 21. Parent Corporation Only Financial Statements

Virginia Financial Group, Inc. (Parent Corporation Only)
Balance Sheets
December 31, 2002 and 2001

	2002	2001

Assets
Cash and due from banks	$461	$758
Securities available for sale	9,581	15,006
Investment in subsidiaries	102,438	91,589
Premises and equipment, net	2,055	121
Income taxes receivable	219	195
Accrued interest receivable	126	119
Other assets	1,819	896
Total assets	$116,699	$108,684
Liabilities
Other liabilities	$2,328	$1,977
Stockholders’ Equity
Preferred stock	$—	$—
Common stock	35,884	36,436
Surplus	8,143	11,329
Retained earnings	64,134	57,060
Accumulated other comprehensive income	6,210	1,882
Total stockholders’ equity	$114,371	$106,707
Total liabilities and stockholders’ equity	$116,699	$108,684

Virginia Financial Group, Inc. (Parent Corporation Only)
Statements of Income
Years Ended December 31, 2002, 2001 and 2000

	2002	2001	2000

Income
Dividends from subsidiaries	$6,555	$7,355	$6,950
Interest on investments
Taxable	162	160	399
Nontaxable	184	164	164
Dividends	82	266	95
Interest on loans	—	—	5
Management fee income	2,018	324	—
Miscellaneous income	—	1	—
(Loss) gain on sale of securities	(37)	5	46
Total	$8,964	$8,275	$7,659
Expenses
Salaries and employee benefits	$2,164	$914	$355
Supplies and equipment	507	52	93
Professional fees	185	139	91
Integration expense	140	51	—
Director fees	261	143	99
Merger expense	—	1,359	43
Other	441	303	197
Total	$3,698	$2,961	$878
Net income before income tax benefit and undistributed equity of subsidiaries	$5,266	$5,314	$6,781
Income tax benefit	604	273	133
Net income before undistributed equity in subsidiaries	$5,870	$5,587	$6,914
Undistributed equity in subsidiaries	6,465	4,294	4,200
Net income	$12,335	$9,881	$11,114

Virginia Financial Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
(Dollars in Thousands, except per share data)

Virginia Financial Group, Inc. (Parent Corporation Only)
Statements of Cash Flows
Years Ended December 31, 2002, 2001 and 2000

	2002	2001	2000

Cash Flows from Operating Activities
Net income	$12,335	$9,881	$11,114
Adjustments to reconcile net income to net cash provided by operating activities:
Accretion of discounts on securities purchased, net	24	(170)	(188)
Depreciation and amortization expense	389	14	—
Deferred tax benefit	(242)	(8)	(46)
Loss on other real estate	—	3	—
Loss (gain) on sale of securities	37	(5)	(46)
(Undistributed) earnings of subsidiaries	(6,465)	(4,294)	(4,200)
(Increase) in taxes receivable	(24)	(35)	(39)
(Increase) decrease in accrued interest	(7)	49	(2)
(Increase) decrease in other assets	(250)	27	(460)
(Decrease) in due to subsidiary	—	(6)	(10)
(Decrease) increase in taxes payable	—	(8)	8
(Decrease) increase in other liabilities	(15)	784	157
Net cash provided by operating activities	$5,782	$6,232	$6,288

Cash Flows from Investing Activities
Proceeds from maturities and calls of securities available for sale	$—	$3,247	$2,514
Proceeds from sales of securities available for sale	5,990	3,668	3,296
Purchases of securities available for sale	(429)	(7,258)	(6,050)
Purchase of other real estate	(318)	—	(147)
Purchase of furniture and equipment	(2,337)	(135)	—
Proceeds from sale of equipment	14	—	—
Proceeds from sale of other real estate	—	143	—
Net cash provided by (used in) investing activities	$2,920	$(335)	$(387)

Cash Flows from Financing Activities
Cash dividends paid	$(5,261)	$(5,107)	$(5,084)
Cash paid in lieu of fractional shares	(22)	—	(6)
Proceeds from exercise of stock options	317	159	—
Acquisition of common stock	(4,033)	(793)	(1,479)
Net cash (used in) financing activities	$(8,999)	$(5,741)	$(6,569)

Increase (decrease) in cash and cash equivalents	$(297)	$156	$(668)
Cash and Cash Equivalents
Beginning	758	602	1,270
Ending	$461	$758	$602

Note 22. Unaudited Interim Financial Information

The results of operations for each of the quarters during the two years ended December 31, 2002 and 2001 are summarized below:

	2002 Quarter Ended

	March 31,	June 30,	September 30,	December 31,

Interest income	$16,018	$15,805	$16,038	$15,947
Interest expense	6,179	5,915	5,653	5,354
Net interest income	9,839	9,890	10,385	10,593
Provision for loan losses	401	400	401	400
Total net interest income after provision	9,438	9,490	9,984	10,193
Noninterest income	2,861	3,105	3,147	3,608
Noninterest expense	8,033	8,670	8,850	9,562
Income before income taxes	4,266	3,925	4,281	4,239
Provision for income taxes	1,104	1,000	1,133	1,139
Net income	3,162	2,925	3,148	3,100
Net income per share
basic	0.43	0.41	0.43	0.43
diluted	0.43	0.40	0.43	0.43

	2001 Quarter Ended

	March 31,	June 30,	September 30,	December 31,

Interest income	$17,612	$17,414	$17,335	$16,771
Interest expense	8,422	8,378	8,049	7,306
Net interest income	9,190	9,036	9,286	9,465
Provision for loan losses	355	461	322	240
Total net interest income after provision	8,835	8,575	8,964	9,225
Noninterest income	2,342	2,708	2,829	2,798
Noninterest expense	7,270	7,741	7,956	9,114
Income before income taxes	3,907	3,542	3,837	2,909
Provision for income taxes	1,082	951	1,243	1,038
Net income	2,825	2,591	2,594	1,871
Net income per share
basic	0.39	0.35	0.35	0.26
diluted	0.39	0.35	0.35	0.26

Independent Auditor’s Report

To the Stockholders and Directors
Virginia Financial Group, Inc.
and Subsidiaries
Culpeper and Staunton, Virginia

     We have audited the accompanying consolidated balance sheets of Virginia Financial Group, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the three years ended December 31, 2002. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Virginia Financial Group, Inc. and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for the three years ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ Yount Hyde & Barbour, P.C.

Winchester, Virginia
January 31, 2003

Virginia Financial Group, Inc.
Shareholder Reference

Board of Directors

Lee S. Baker
Manager/Owner,
Staunton Tractor, Inc.

O. R. Barham, Jr.
President & CEO,
Virginia Financial Group, Inc.

Benham M. Black
Attorney-at-Law,
Black, Noland & Read, P.L.C.

Harry V. Boney, Jr.
Chairman,
Virginia Financial Group, Inc.

Fred D. Bowers
Secretary,
Virginia Financial Group, Inc.

E. Page Butler
President,
Butler Construction Co., Inc.

Gregory L. Fisher
President/Owner,
Eddins Ford, Inc.

Taylor E. Gore
Vice-Chairman,
Virginia Financial Group, Inc.

Christopher M. Hallberg
President,
Hallberg & O’Malley Financial Group

Jan S. Hoover
Vice President & Treasurer,
Arehart Associates Ltd.

W. Robert Jebson, Jr.
President,
Environmental Systems Service Ltd.

Martin F. Lightsey
Chairman,
Specialty Blades, Inc.

P. William Moore, Jr.
Chairman,
Moore Brothers Co., Inc.

H. Wayne Parrish
Owner,
Parrish Appraisal Service

James S. Quarforth
Chairman & CEO,
Ntelos, Inc.

Thomas F. Williams, Jr.
Partner,
Franklin, Williams & Cowan

Principal Officers

Harry V. Boney, Jr.
Chairman

O. R. Barham, Jr.
President & CEO

Jeffrey W. Farrar
Executive Vice President & CFO

Corporate Headquarters

102 South Main Street
Culpeper, Virginia  22701

24 South Augusta Street
Staunton, Virginia  24401

540) 829-1633
(540) 825-0834 (Fax)

www.vfgi.net

Investor Relations
Shareholders, analysts, and others seeking information about Virginia Financial Group, Inc. are invited to contact:

Lee M. Kerns
Administrative Assistant
(540) 829-1633
(540) 825-0834 (Fax)
mcnemar-kernsl@vfgi.net

Copies of the Company’s earnings releases and other financial publications, including the Annual Report on SEC Form 10-K filed with the U.S. Securities and Exchange Commission, are available without charge upon request.

Information about the Company’s financial performance may also be found at www.vfgi.net. Earnings releases, dividend announcements, and other press releases are typically available at this site within 10 minutes of issuance. In addition, shareholders wishing to receive e-mail notification each time a news release, corporate event, or SEC filing has been posted may arrange to do so by visiting the web site and following the instructions listed under “E-mail Notification.”

Shareholder Account Inquiries
To expedite changes of address, the transfer of shares, the consolidation of accounts, or the replacement of stock certificates or dividend checks, shareholders are asked to contact the Company’s stock registrar, transfer agent, and dividend disbursement agent directly:

Registrar and Transfer Company
Attention: Investor Relations
10 Commerce Drive
Cranford, New Jersey 07016
(800) 368-5948
info@rtco.com
www.rtco.com

In all correspondence with Registrar and Transfer Company, be sure to mention Virginia Financial Group, Inc. and to provide your name as it appears on your stock certificate, along with your social security number, daytime phone number, and current address.

In addition, individual investors may report a change of address, request a shareholder account transcript, place a stop on a certificate, or obtain a variety of forms, including a duplicate 1099, by logging onto www.rtco.com and clicking on “Investor Services.”

Dividend Reinvestment and Stock Purchase Plan
Under the Company’s Dividend Reinvestment and Stock Purchase Plan, registered shareholders may purchase additional shares of Virginia Financial Group, Inc. by reinvesting their cash dividends and by making optional cash contributions up to twelve times a year. For more information about the Plan, contact the Plan Administrator, Registrar and Transfer Company, at (800) 368-5948 or log onto www.vfgi.net and click on “Stock Purchase Program” to download the Plan Prospectus and an enrollment form.

Annual Meeting of Shareholders
The Company’s Annual Meeting of Shareholders will be held at 10:00 a.m. Eastern Time on Monday, April 28, 2003, at the Omni Hotel, 235 West Main Street, Charlottesville, Virginia. Shareholders of record as of March 17, 2003 are eligible to vote.

Independent Auditors
Yount, Hyde & Barbour, P.C.
50 South Cameron Street
Winchester, Virginia 22601

Stock Listing
Shares of Virginia Financial Group, Inc. are traded under the symbol “VFGI” on The Nasdaq National Market®. Price information appears daily in major regional newspapers under similar abbreviations of the Company’s name and can be viewed at www.vfgi.net.

Designed by Curran and Connors, Inc. / www.curran-connors.com

[GRAPHIC APPEARS HERE]