Form 10-K, Exhibit 13
period 2003-12-31
VIRGINIA FINANCIAL GROUP INC
filed 2004-03-12
CIK 1036070

Building for the Long Term

Annual Report 2003

virginia

FINANCIAL GROUP

Corporate Profile

Virginia Financial Group, Inc. is a $1.4 billion financial services holding company serving individual and business customers in central, western and southern Virginia through its three community banks—Planters Bank & Trust in Staunton, Second Bank & Trust in Culpeper and Virginia Heartland Bank in Fredericksburg. Its fourth enterprise, Virginia Commonwealth Trust Company, provides wealth management, and trust and estate-planning services through the three banks.

Locations

• Bowling Green • Buena Vista • Cedar Bluff • Charlottesville • Covington • Culpeper • Farmville • Fishersville • Fredericksburg

• Grottoes • Harrisonburg • Ladysmith • Lexington • Locust Grove • Madison • Natural Bridge • Orange • Rocky Mount

• Spotsylvania • Stafford • Staunton • Stuarts Draft • Tazewell • Verona • Waynesboro • Wirtz • Woodstock

Virginia Financial Group, Inc.	2003 Annual Report

Financial Highlights

(in thousands)	2003	2002	Percent Increase (Decrease)
At year end
Total Assets	$1,387,211	$1,114,905	24.42%
Total Loans	928,559	718,889	29.17%
Total Deposits	1,210,774	959,822	26.15%
Total Shareholders’ Equity	119,830	114,371	4.77%
For the year
Net Interest Income	$43,611	$40,707	7.13%
Noninterest Income	15,227	12,721	19.70%
Noninterest Expense	39,007	35,115	11.08%
Net Income	13,492	12,335	9.38%
Per Common Share
Book Value	$16.75	$15.94	5.08%
Net Income (Basic)	$1.89	$1.70	11.18%
Net Income (Diluted)	$1.88	$1.69	11.24%
Dividends	$0.75	$0.72	4.17%
Performance Ratios
Return on Average Assets*	1.17%	1.19%	-1.68%
Return on Average Equity*	11.91%	11.45%	4.02%
Net Interest Margin	4.16%	4.30%	-3.26%

*	Excludes net of tax merger and integration charges of $516 and $398 thousand, respectively.

O. R. Barham, Jr. President and CEO	Harry V. Boney, Jr. Chairman of the Board

To Our Shareholders, Customers and Friends:

Virginia Financial Group made significant progress in 2003, growing in size, increasing profits and shareholder value, and most important, enhancing the convenience of our branch network.

First, we bought eight well located branches that First Virginia Bank opted to sell in contemplation of being acquired by BB&T, increasing our branch total to 37. In addition, we opened two new loan production offices, one in Charlottesville and the other in Lynchburg.

Second, through our new branding initiative, we will make banking even more convenient, beginning in early spring 2004, by enabling all customers to bank at any one of those banks—wherever they see our new logo. The logo, which we began advertising and promoting in the fourth quarter of 2003, identifies the branches of each bank as part of this network. This step will effectively triple the size of the branch network available to customers of any one of our banks and trust company, while creating a common brand for all.

As part of this branding initiative, we worked with each bank to analyze and in many cases upgrade its products and services so we could achieve a commonality of offerings across the entire network.

All of these steps were accomplished with a keen desire to maintain the distinct identity of our individual banks. Each bank will continue to run its own affairs just as before, making its own lending decisions, soliciting new customers, participating in the life of its communities. Most important, each bank will continue to provide the hands-on, personal service its customers expect.

In short, we are not changing our style, but are taking advantage of our overall size to strengthen our business and improve the banking experience for our customers.

Solid Financial Progress

In its second year as a bank holding company, VFG earned $13,492,000, or $1.88 per diluted share, a gain of 9% over the $12,335,000, or $1.69 per diluted share, earned in 2002.

Total assets rose from $1.11 billion to $1.39 billion, a 24.5% increase. Total deposits increased from $959.8 million to $1.21 billion, a gain of 26.2%. Total loans rose an impressive 29.2%, from $718.9 million to $928.6 million. These gains were attributable in part to the eight branches we acquired along with the excellent efforts of our two new loan production offices, as well as to the unceasing efforts of our banking institutions to build their businesses.

We had favorable results in two key measures of performance. Excluding the effects of non-operating costs associated with the branch purchase, Return on Average Equity (ROE) increased to 11.91% from 11.45% in 2002. Return on Average Assets (ROA) dipped slightly to 1.17% versus 1.19% in 2002, reflecting the fact that it takes time to integrate newly acquired assets. The year ahead should see

Virginia Financial Group, Inc.	2003 Annual Report

continuing improvement in ROE, the more important of these key measures.

From a shareholder standpoint, we recorded a second solid year, as our stock price rose from $29.80 at year-end 2002 to $35.52 at year-end 2003, a gain of more than 19%. Factoring in dividends of $.75, the overall return for the year was 21.7%, after a 37% return in 2002.

Building the Franchise

We are very proud of the way we do business, and we intend to continue doing it that way. To the entities in our organization—three commercial banks and a trust company—knowing our customers and serving them well and personally is what our business is all about.

VFG was established as a holding company in the belief that this would enable us to maintain the friendliness and quality of service that a small bank can offer, while letting us achieve the size to provide the efficiencies and scope of products and services that are the biggest banks’ strengths. And we are accomplishing that. Our heavy investments in 2002 and 2003 in technology and bricks-and-mortar expansion—two loan production offices and acquisition of eight new branches—are already paying off in earnings growth, enhanced customer convenience, and increased shareholder value.

We will continue to build our franchise in central, southern and western Virginia. We will make opportunistic acquisitions where we can find profitable, well run banks whose values and approach to customer service are consistent with ours. We may also extend our reach by buying additional branches.

Our successful loan production offices—established in Harrisonburg in 1997 and Charlottesville and Lynchburg in 2003—also provide a model for growth. We can establish such offices in promising markets with a minimum of capital investment up front, building a revenue stream before we have to invest in the people and premises that a full-fledged branch or a new bank requires. It gives us a chance to identify the community’s ablest bankers, the ones who can make the difference between success and failure in a local franchise. We have hired many such people in recent years. Often they left much bigger banks to join us because they had found they were no longer able to give customers the kind of personal service that we are so determined to provide.

A Bright Future

We are confident that the strategies we have put in place and begun to execute will result in strong and profitable growth in 2004 and years beyond. Our focus is Virginia, and we intend to grow with the communities we serve, even as we expand carefully into promising new markets. We will leverage our size and financial strength to provide efficient and technologically advanced central services but, as always, will rely on our individual banks, their directors and their staffs, to keep their customers happy and their business growing.

We believe there is a bright future for banks that are big enough to provide customers with a wide array of excellent, cost-effective products and services, yet small enough to deliver them with a personal touch. That is the kind of banking that we strive to provide every day, and that our new logo is intended to symbolize.

If we do this well, our customers, employees and shareholders will all benefit, and our communities as well. In the meantime, we are grateful for the loyalty of our customers, the dedication of our work force, and the confidence of our shareholders as we build our franchise and our brand.

“We believe there is a bright future for banks that are big enough to provide customers with a wide array of excellent, cost-effective products and services, yet small enough to deliver them with a personal touch.”

O. R. Barham, Jr., President and CEO

Harry V. Boney, Jr., Chairman of the Board

The CEO Round Table provides VFG’s top managers a forum for discussion of key issues. The group, which meets monthly to address operational, policy and strategic issues, includes: O. R. Barham, Jr., President and CEO, Virginia Financial Group, Inc.; Jeffrey W. Farrar, Executive Vice President and CFO; Robert G. McCarthy, Director of Human Resources; George L. Pulliam, Director of Marketing; Christopher J. Honenberger, President and CEO, Second Bank & Trust; Ronald E. Davis, President and CEO, Virginia Heartland Bank; William D. Stegall, President and CEO, Planters Bank & Trust Company of Virginia; and H. Edward Neely, President and CEO, Virginia Commonwealth Trust Company.

A New Look for the Long Term

The four banking institutions that comprise Virginia Financial Group added an important new feature in 2003: a new logo. This distinctive logo, the product of our year-long branding initiative, has far-reaching implications for our customers.

The new logo belongs to each of those institutions, as well as to the parent company, VFG. It is important because it symbolizes the fundamental values, management philosophy and customer focus they share, not just their common ownership. It reflects the establishment of a common set of products and services throughout our organization, offered by the individual banking units but supported by a robust, state-of-the-art central information system.

Making It Convenient for Customers

Perhaps even more important, the new logo signals a big step forward in customer convenience. Customers of any of our banks can soon take care of their banking needs at any of the other banks’ branches as well—anywhere the logo is displayed. In effect, we will dramatically increase the number of branches available to a given customer.

The Power of a Brand

Virginians, like other consumers, have long been intimately familiar with the power of brands. At their best, brands make the purchasing process simpler and easier for the buyer, who equates the brand name with a known level of quality. The customer knows what to expect and gets it.

The same is true with our VFG brand, symbolized by the logo. Our customers have high expectations, based on their own experience and the reputations of our banking institutions. And all our units are determined to see that we meet those expectations.

Strategy and Service

In today’s crowded but consolidating banking marketplace, both business and individual customers have many options. Banks, too, have various strategies for attracting the customers they want.

Virginia Financial Group, Inc.	2003 Annual Report

Robert G. McCarthy

Director of Human Resources

New Look

Virginia’s biggest banks grew by making repeated acquisitions—and all have themselves been acquired by even larger banks based in other states. Big banks typically seek to benefit from sheer size and economies of scale in targeting multinational corporations and individuals and businesses in major cities and the more populous suburbs. Personal service is seldom part of the equation.

Our strategy, by contrast, is straightforward, consistent and customer-oriented. Our focus is—and will remain—on providing superior, personal service to business and individual customers in the smaller cities, towns and rural areas of central Virginia, where our roots are. Each one of our institutions knows its customers well and has known them for a long time—generations, in some cases. We keep those customers by understanding and meeting their unique needs, knowing that if we fail to do so, they can easily go elsewhere. Part of meeting their needs involves providing a wide range of sophisticated products and services comparable to those offered by the biggest banks, accessible through an expanded branch network. That is what our branding initiative was designed to achieve.

The Best of Both Worlds

Like others, we have grown both organically and by acquisition. When opportunities occur, we intend to acquire additional banks, provided they meet our criteria. We look for banks that operate profitably in areas like ours, that have high standards of quality, and that are managed by people whose business philosophy is similar to ours. After acquisition, such banks will continue to operate autonomously, as do our other banks. And their customers, like our existing customers, will benefit from the best of both worlds of banking: the small-bank personal service we have traditionally offered, coupled with high quality products and services that our larger size makes possible. That combination is what our new logo—our brand of banking—represents.

Photo: Charlottesville/Albemarle Convention & Visitors Bureau, www.SoVeryVirginia.com

Local Decision-Making for the Long Term

Local decision-making lies at the heart of our approach to banking. Not only is it the way the banking institutions that comprise Virginia Financial Group have traditionally operated, but it is also, in our view, a critical ingredient in our success.

Even as VFG has broadened the availability of products and services, we have made sure that our individual banks retain their direct and personal relationships with their customers. The management of each bank understands its markets, knows its customers well (often for generations), and is therefore best positioned to make sound lending and pricing decisions involving those customers.

We believe our business and individual customers alike place a high value on having such decisions made locally, rather than at some distant headquarters. They like having ready access to bank managers whom they know and respect, who have real decision-making authority, and who take a long-term view of their customers and their communities.

Local authority is thus an important element in the personal service that has always been our banks’ strong suit, and in the building of the long-term customer relationships that are the bedrock of our business.

Virginia Financial Group, Inc.	2003 Annual Report

Virginia Financial Group

Board of Directors

Virginia Financial Group’s Board of Directors provides strategic oversight and policy guidance for the holding company and its constituent banking institutions. The directors—all prominent in business, professional or civic affairs in their home communities—provide representation for the areas we serve and have contributed importantly to VFG’s progress.

Lee S. Baker

Member of Personnel and

Compensation Committee

O. R. Barham, Jr.

President and CEO and member of

Executive Committee, Governance and

Nominating Committee and Virginia

Commonwealth Trust Company Board

Benham M. Black

Chairman of Governance and

Nominating Committee

Harry V. Boney, Jr.

Chairman of the Board;

Chairman of the Executive Committee;

member of Governance and

Nominating Committee and Virginia

Commonwealth Trust Company Board

Fred D. Bowers

Chairman of Personnel and

Compensation Committee

E. Page Butler

Member of Governance and

Nominating Committee

Gregory L. Fisher

Chairman of Audit and Compliance Committee and member of Governance and Nominating Committee

Taylor E. Gore

Vice Chairman of the Board; member

of Audit and Compliance Committee

and Executive Committee

Christopher M. Hallberg

Member of Personnel and

Compensation Committee and

Virginia Commonwealth Trust

Company Board

Jan S. Hoover

Vice Chairman of Audit and

Compliance Committee and member

of Virginia Commonwealth Trust

Company Board

W. Robert Jebson, Jr.

Chairman of Virginia Commonwealth

Trust Company Board and member of

Audit and Compliance Committee

Martin F. Lightsey

Vice Chairman of Governance and

Nominating Committee;

Vice Chairman of Virginia

Commonwealth Trust Company Board

and member of Executive Committee

P. William Moore, Jr.

Member of Audit and Compliance

Committee and Virginia Commonwealth

Trust Company Board

H. Wayne Parrish

Vice Chairman of Personnel and

Compensation Committee and

member of Virginia Commonwealth

Trust Company Board

Thomas F. Williams, Jr.

Member of Personnel and

Compensation Committee and

Governance and Nominating Committee

Bank Board Responsibilities

The boards of directors of our three community banks play a vital role in Virginia Financial Group’s growth strategy. Our banks operate with a high degree of autonomy, an approach that we believe fosters high quality personal service and long-term customer relationships. The directors of each bank work closely with local management and make or approve most of the operating decisions for the bank. In some cases, corporate involvement is required—for example, on matters relating to central services, audits or loans larger than an individual bank’s legal lending limit. Within that limit, however, the directors have full lending authority, which our customers have said they value highly because it makes for faster and more fully informed decisions.

Our directors are typically leading business or professional people or prominent citizens, knowledgeable and influential in their communities. In addition to their responsibilities in assuring that the banks are well run, the directors play an important part in our overall business development program. They are an important source of new business, and we count on and monitor their continuing efforts in this regard.

Photo: City of Staunton, www.staunton.va.us	Photo: Fredericksburg Department of Tourism, www.fredericksburg.virginia.net

Planters Bank & Trust Company of Virginia

Planters Bank & Trust, with assets of $780.7 million at year-end 2003, is VFG’s largest bank. Founded in 1914, Planters has played an important role in the economic development and cultural life of Staunton and the Shenandoah Valley. Serving a diverse and growing regional economy through its network of 23 branches, the bank has built an enviable reputation for high quality, personal service.

Directors of Planters Bank & Trust

O. R. Barham, Jr.

President & CEO,

Virginia Financial Group, Inc.

H.C. Stuart Cochran

Chairman of the Board,

Agent, Bankers Insurance

G. Raymond Ergenbright

Commissioner of Revenue,

Staunton, VA

William B. McClung

Attorney-at-Law,

McClung & Associates, P.C.

John N. Neff

President & CEO,

Nielsen Builders, Inc.

Elizabeth M. Schreiber

Vice President & Treasurer,

Mocomp, Inc.

Greg C. Raetz

CPA, Raetz & Hawkins, P.C.

William D. Stegall

President & CEO,

Planters Bank & Trust

Virginia Financial Group, Inc.	2003 Annual Report

Second Bank & Trust

Second Bank & Trust, in business for more than a century, is VFG’s second largest bank, with assets of $407.3 million at the end of 2003. With eight branches, including its headquarters in Culpeper, the bank serves individual and business customers in Culpeper, Madison, Orange and Shenandoah counties, and has established a beachhead in the strong Charlottesville market with a successful loan production office.

Directors of Second Bank & Trust

Mansour Azimipour

Owner & President,

A & K Development Corporation

O. R. Barham, Jr.

President & CEO,

Virginia Financial Group, Inc.

Willie A. Coppage

Vice President, E. A. Clore Sons, Inc.

President, Blue Ridge Movers, Inc.

John J. Davies, III

Partner,

Davies, Barrell, Will, Lewellyn &

Edwards, P.C.

Charles K. Gyory

Chairman of the Board,

President, Willow Run Company, Inc.

Melinda S. Hancock

Executive Director,

Culpeper Regional Hospital Foundation

Christopher J. Honenberger

President & CEO,

Second Bank & Trust

Alan W. Myers

General Manager,

Blue Ridge Growers, Inc.

Joseph A. Troilo, Jr.

President & CEO,

Rosson & Troilo Motor Company, Inc.

Virginia Heartland Bank

Virginia Heartland serves commercial and individual customers in the City of Fredericksburg and surrounding Spotsylvania County, and in Caroline and Stafford counties. With six branches and $222.2 million in assets at year-end 2003, it is considered the area’s leading community bank. The fast-growing area draws many employees of government contractors because it is within commuting distance of Washington yet retains its rural charm and lifestyle.

Directors of

Virginia Heartland Bank

Mona D. Albertine

Owner,

Jabberwocky Children’s Books and Toys

O. R. Barham, Jr.

President & CEO,

Virginia Financial Group, Inc.

James A. Branscome

Owner and President,

Freeman Beverage Co., Inc.

Ronald E. Davis

President & CEO,

Virginia Heartland Bank

James S. Day, Jr.

Chairman of the Board,

President & CEO,

DeJarnette & Beale Insurance Agency

Mark S. Gardner

Attorney-at-Law,

Gardner, Maupin, Sutton and Haney

William J. Howell

Attorney-at-Law,

Member and Speaker

Virginia House of Delegates

Robert C. O’Neill

President, Cullen, Inc.

Douglas G. Stewart

Managing Director,

Stewart Wealth Management Group

Keith L. Wampler

CPA and Managing Partner, PBGH, LLP

Thomas Y. Welsh

Professional Engineer & Partner,

Sullivan, Donahoe & Ingalls

H. Edward Neely

President and CEO

Virginia Commonwealth Trust Company

Virginia Commonwealth Trust Company

Virginia Commonwealth Trust Company provides comprehensive wealth management and estate and financial planning services, primarily to individuals, through VFG’s three community banks. It provides services through branch offices located in Charlottesville, Culpeper, Fredericksburg, Harrisonburg, and Staunton. At year-end 2003, it had more than $377 million in assets under administration, plus $99 million in brokerage assets.

Creating Shareholder Value

Creating sustainable, long-term value for our shareholders is Virginia Financial Group’s ultimate goal. We intend to achieve that by growing in size and geographic reach, by doing a better job for our customers, and by improving our operations to enhance profitability.

Although the price of a stock relates primarily to the strength and prospects of the business underlying it, stock prices fluctuate significantly in the short term because of market or sector trends or external events that have nothing to do with the basic business.

Thus we believe that shareholder value is best measured—and built—over a long period of time. As a business grows and increases its earnings over time, the price of its stock will tend to rise accordingly. By the same token, strong, sustainable earnings growth tends to buttress the stock price somewhat against short-term price swings.

Our strategy of careful, profitable growth, described earlier in this report, will increase the underlying value of our franchise. We see potential opportunities for expansion in central, western and southern Virginia, through acquisitions of existing banks or branches, through loan production offices and perhaps through new banks or branches. We believe our style of banking will prove as attractive to customers in those areas as it has been in the communities we operate in now.

Virginia Financial Group, Inc.	2003 Annual Report

Jeffrey W. Farrar, CPA

Executive Vice President and

Chief Financial Officer

We have already achieved sufficient size to provide essentially the same range and quality of products and services as the largest banks, but without sacrificing the individuality and personal service that has always characterized our banks. Further growth may provide additional opportunities to reduce costs and apply advanced technology for the benefit of customers and shareholders alike.

But banking remains above all a service business. Although we are determined to improve our cost structure through new technology, more efficient operations and a broader customer base, we know that our people are critical to our long-term success. Cost reduction as such will never take precedence over superior personal service at our banks.

We believe our service-oriented approach and emphasis on building long-term relationships, coupled with the advantages our increasing size confers, will continue to strengthen our franchise. Over time, the resulting earnings gains should fuel continued dividend increases and a higher stock price. Enhancing our banks’ value to their customers is thus the key to increasing VFG’s value to its shareholders.

Long-Term Value

Long-Term Friends

Long-Term Friends-Harry and Bob

Virginia Financial Group’s 2004 annual meeting marks the retirement of two of our most valued directors: Harry V. Boney, Jr., Chairman of the Board, and W. Robert Jebson, Jr.

Harry, a longtime President and board member of Planters Bank & Trust, was a prime mover in the creation of VFG and has served as Chairman since its formation in January 2002. His skills and understanding of the communities we serve have been vital to our success.

Bob, who is the founder and President of Environmental Systems Service, Ltd., has brought to bear an engineer’s analytical expertise and strong managerial experience in serving on the boards of Second Bank & Trust and later, VFG. He currently serves as Chairman of the Board of Virginia Commonwealth Trust Company.

We wish them both well and will miss their wise counsel.

Harry V. Boney, Jr.

Chairman of the board

Harry Boney began his banking career in 1958 as an Assistant Examiner for the Federal Deposit Insurance Company, a federal agency that regulates banks. After a year as an accountant at Bowater Paper Company, he spent 13 years at the Bank of North Carolina as Auditor, Cashier and Senior Vice President. He joined Planters Bank & Trust in 1975 as Executive Vice President and served as President and director from 1976 to 1996, when he became President and later Vice Chairman and Chairman of Virginia Financial Corporation, the predecessor of VFG. He became Chairman of VFG in 2002.

W. Robert Jebson, Jr.

Chairman, Virginia

Commonwealth Trust

Company

Bob Jebson, an engineering graduate of VPI, joined Westinghouse Electric Corporation in 1956, holding various engineering and managerial positions over the next 16 years at the company’s Defense and Space Center in Baltimore and Corporate Headquarters in Pittsburgh. He took part in Westinghouse’s entry into the water quality field, with a final assignment as Plant Manager of the Infilco Division in Culpeper. In 1972, he founded Environmental Systems Service, Ltd., which operates and maintains water and wastewater treatment plants in Maryland and Virginia and operates four laboratories in Maryland, Virginia and North Carolina. He was first elected to the board of Second Bank & Trust in 1992.

Virginia Financial Group, Inc.	2003 Annual Report

Shareholder Reference

Board of Directors

Lee S. Baker

Manager/Owner, Staunton Tractor, Inc.

O. R. Barham, Jr.

President & CEO, Virginia Financial Group, Inc

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

(540) 829-1633

(540) 825-0834 (Fax)

www.vfgi.net

Investor Relations

Shareholders, analysts, and others seeking information about Virginia Financial Group, Inc. are invited to contact:

Lee M. Kerns

Administrative Assistant

(540) 829-1633

(540) 825-0834 (Fax)

mcnemar-kernsl@vfgi.net

Copies of the Company’s earnings releases and other financial publications are available without charge upon request.

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

Dividend Reinvestment and Stock Purchase Plan

Under the Company’s Dividend Reinvestment and Stock Purchase Plan, registered shareholders may purchase additional shares of Virginia Financial Group, Inc. by reinvesting their cash dividends and by making optional cash contributions up to twelve times a year. For more information about the Plan, contact the Plan Administrator, Registrar and Transfer Company, at (800) 368-5948 or log onto www.vfgi.net and click on “Stock Purchase Program” to view the Plan Prospectus. Please contact Virginia Financial Group for an enrollment form.

Annual Meeting of Shareholders

The Company’s Annual Meeting of Shareholders will be held at 10:00 a.m. Eastern Time on Tuesday, April 20, 2004, at the DoubleTree Hotel, 990 Hilton Heights, Charlottesville, Virginia. Shareholders of record as of March 10, 2004 are eligible to vote.

Independent Auditors

Yount, Hyde & Barbour, P.C.

50 South Cameron Street

Winchester, Virginia 22601

Stock Listing

Shares of Virginia Financial Group, Inc. are traded under the symbol “VFGI” on The Nasdaq National Market®. Price information appears daily in major regional newspapers under similar abbreviations of the Company’s name and can be viewed at www.vfgi.net.

virginia

FINANCIAL GROUP