Form 10-K, Exhibit 13
period 2004-12-31
VIRGINIA FINANCIAL GROUP INC
filed 2005-03-15
CIK 1036070

Exhibit 13

ANNUAL REPORT 2004

The Right People

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

FINANCIAL HIGHLIGHTS

	2004	2003	2002
Total Revenue	$65,318	$58,697	$53,343
Net Income	$15,203	$13,492	$12,335
Diluted Earnings per Share	$2.11	$1.88	$1.69
Assets	$1,449,608	$1,387,211	$1,114,905
Stockholders’ Equity	$127,089	$119,830	$114,371
Return on Average Equity	12.40%	11.47%	11.09%
Efficiency Ratio	61.03%	63.55%	62.07%
Dividends per Common Share	$0.78	$0.75	$0.72
Book Value per Share	$17.75	$16.75	$15.94
Market Capitalization	$262,541	$254,070	$213,867
Employees	512	510	431
Financial Centers	37	37	30

Virginia Financial Group, Inc.	1

O. R. Barham, Jr.

President and CEO

“ As the banking industry continues to consolidate, we are continually asked whether we can or will remain independent. My answer is yes on both counts.”

TO OUR SHAREHOLDERS, CUSTOMERS AND FRIENDS:

I AM PLEASED TO REPORT THAT VIRGINIA FINANCIAL GROUP, INC. HAD ANOTHER RECORD YEAR IN 2004 AND IS POSITIONED FOR CONTINUED PROGRESS IN 2005.

Diluted earnings per share increased by 12.2%, to $2.11, versus $1.88 in 2003. Net income rose to $15.2 million, a gain of 12.7% from $13.5 million the previous year.

We gained in overall size as well. Total assets rose from $1.387 billion to $1.450 billion, representing growth of just under 5%. Gross loans increased from $923.1 million to $1.061 billion, a gain of $138.1 million or 15.0%.

VFG also performed well on the basis of other measures. Non-performing loans as a percentage of total loans declined from already-low levels, indicating that our loan portfolio is even sounder than before. Return on average equity (ROE) rose to 12.4% from 11.47%, a step in the right direction. Return on average assets (ROA) dipped slightly from 1.13% in 2003 to 1.07%, still a very creditable result.

PROGRESS ON SEVERAL FRONTS

Virginia Financial Group has now completed its third year in its present form, as a holding company for three community banks and a trust company. We have made significant progress toward the model enterprise we envisage—a banking organization distinctly local in its relationships with its customers and the communities it serves, but with the broader vision, advanced technology, financial heft and capable people needed to thrive in a competitive financial marketplace.

It is worth noting what has been achieved over these past three years.

•	We have successfully established Virginia Financial Group as a sound and growing regional banking entity, not merely a collection of community banks. While our banks retain local control over the things that matter most to customers—loan decisions and interest rates, for example—we have created consistently excellent products and services throughout VFG and established the systems to support them.

•	We have both expanded our branch network and made it accessible to all of our customers. Although each bank retains its own customers, our successful branding initiative has made our distinctive logo a familiar sight in all the communities we serve, and our customers know they can transact their banking business wherever they see it. We currently operate 37 full service branches, plus two loan production offices. In 2003, we enlarged our network by purchasing eight branches from First Virginia Banks, but recently sold off two in Tazewell County that did not complement our business.

•	We have invested in the technology necessary to support our growth and to make our operations more efficient and convenient for our customers. This includes our state-of-the-art core processing system,

2	Virginia Financial Group, Inc.

which supports our network of branches and ATM machines and all our accounting and information processing operations. We have improved our popular on-line banking system, established a web-based customer relationship management system, and implemented an automated monitoring program to prevent money-laundering.

•	Systems are important, but people are the critical ingredient in a successful banking enterprise. We set great store by the quality of our people, for they are the public face of our banks and of VFG. They put their integrity, professional skills and personal qualities on the line every day in serving our customers with the personal touch that is our hallmark.

We are strengthening our organization by hiring and retaining the best talent we can find. Two experienced senior executives who recently joined us reflect this effort: Litz H. Van Dyke, who is Executive Vice President and Chief Operating Officer of VFG, a new position, and James T. Huerth, who became President and Chief Executive Officer of Planters Bank and Trust in January 2005 as part of a planned leadership succession. He succeeded William D. Stegall, who assumed new duties at the holding company. We also added Tara Y. Harrison as the company’s new Director of Internal Audit and Richard L. Saunders as Chief Credit Officer.

AN EFFECTIVE GROWTH STRATEGY

We continue to pursue our growth strategy of carefully expanding along the main north-south corridors of central, western and southern Virginia. The two loan production offices we opened in 2003 in Charlottesville and Lynchburg, two attractive and economically vibrant areas, were well received. We intend to convert them by mid-2005 to full service, de novo branches. Land acquisition, planning and design are well advanced. We plan for 2005 to be an active year for new branch openings.

While these branching plans reflect the thoughtful, deliberate approach envisaged by our strategy, we can also be opportunistic acquirers. We will look closely at potential acquisitions that may surface to determine whether they might be a good “fit.”

INDEPENDENCE AND SHAREHOLDER VALUE

As banking continues to consolidate, we are continually asked whether we will remain independent, and whether we can. My answer is yes on both counts. We believe that it is important for Virginia and our region, and for our customers, that we are a Virginia based and owned bank. It also helps distinguish VFG in the marketplace. Our shareholders—largely residents of the communities we serve, including many customers—also stand to benefit.

We intend to maintain our independence by keeping our business strong, profitable and growing. Over time, stock prices really do reflect earnings and prospects for future earnings, and we are confident that the value of our shareholders’ investments will continue to grow. In 2004, shareholders saw a total return of about 8%, comprising a modest increase in stock price as of year end plus increased dividends totaling $.78 per share. Added to the 37% gain in total return in 2002 and 22% in 2003, this represents a three-year return of about 67%, a strong performance.

Recognizing that underlying value is not always fully reflected in stock prices in the short term, we intend to expand our efforts to broaden share ownership in VFG. Greater awareness of our profitability and prospects should result in increased trading and, we hope, a rising stock price.

A POSITIVE OUTLOOK

We are optimistic about the year ahead. Absent unforeseen shocks, our national economy appears likely to continue its steady growth, and our region as well. Our markets and our business model will prosper in such a climate of stable economic growth.

I am grateful for the dedication, initiative and skill of our employees, who do so much for our customers and our communities, and for the unflagging support of our customers and our shareholders. We at VFG will continue to work hard to deserve your loyalty.

Sincerely,

O. R. Barham, Jr.
President and Chief Executive Officer

Virginia Financial Group, Inc.	3

Q & A

A Conversation with Management

The following are frequently asked questions that management and the board receive from shareholders and interested investors.

1.	Q: You say VFG wants to remain independent, but how can you make that goal a reality?

A: We are determined to remain independent, and we believe the best way to assure this is to make our banking business very successful, to a point where its true underlying value is reflected in a high and rising stock price. That will benefit our shareholders and eliminate any pressures to sell, while at the same time making VFG prohibitively expensive for any company to acquire.

2.	Q: You pride yourselves on your very local approach to banking, and your close ties and responsiveness to the community. As a large and growing regional banking organization, how can you maintain that?

A: The traditions and practice of community banking at its best are at the root of our success, and will continue to enable us to retain our local focus and flavor. Even as our enterprise grows, our local banks will continue to concentrate on their customers and communities. We will be able to offer products and services on a par with the best of the big banks—mainly we do now—but the local bank will still be the customer’s point of access. And serving the customer is still what banking is about.

3.	Q: What is VFG’s strategy and outlook for the future?

A: Our mission is to become Virginia’s premier financial provider, able to successfully compete with all competitors. We intend to achieve this through development of superior products, people and technology. While we subscribe to becoming the largest Virginia-based institution, it will only be as a by-product of our focus on quality improvement. Quality goals include those of our stockholders, which we will achieve through earnings performance, dividend growth and maintenance of an excellent financial condition.

De novo branching will be a larger part of our strategy in 2005. Priorities for the immediate future will be to develop our Charlottesville and Lynchburg market presence, and continue to cultivate our dominant market share in the other communities we serve. VFG’s new market focus for the next 2-3 years will continue to be small to middle market communities or cities that have solid emerging growth prospects. Later we will target more populous areas in order to find additional growth.

4.	Q: To what do you attribute VFG’s record earnings performance in 2004?

A: Simply put, VFG’s earnings performance was driven by improvements in asset mix fueled by excellent loan and deposit growth for the past two years. This growth coupled with well conceived structuring of asset and liability maturities allowed the Company to substantially maintain its margins and realize double digit growth in its revenue stream. Declines in mortgage revenue were substantially offset by growth in our retail banking and brokerage revenue streams. From an overhead perspective, VFG was successful in driving down costs and streamlining its multi-bank holding company model in 2004, resulting in significant improvement in overall efficiency.

4	Virginia Financial Group, Inc.

5.	Q: How did the subsidiaries perform?

A: Our Planters Bank and Virginia Heartland Bank affiliates achieved over 25% earnings growth in 2004. Second Bank’s earnings were down 10%, but its profitability remained strong as measured by a return on average equity of 15.32%. Virginia Commonwealth Trust Company was essentially break-even in 2004, a by-product of several initiatives to re-engineer this line of business that are expected to result in financial gains for 2005.

From a balance sheet perspective, Second Bank and Virginia Heartland Bank achieved 19% and 18% growth in loans, funded by 12% growth in deposits. Planters had the largest dollar increase in loans for the year, amounting to $57 million. Virginia Commonwealth Trust experienced a healthy 7% growth in assets under management.

6.	Q: How will rising interest rates affect the bank’s profitability? How will they affect our region’s economy?

A: Like all banks, we try to anticipate the direction that interest rates will take and to rearrange our asset/liability mix enough so our profits are not hurt, and may be helped, by the changes. If we manage this correctly, VFG will do well regardless of whether rates go up or down.

As for the region’s economy, a modest rise in interest rates probably will not hurt noticeably, as long as it occurs gradually so that people and businesses have time to adjust.

7.	Q: Given the ongoing consolidation in the banking industry, and VFG’s desire to continue to grow, what asset size are you targeting?

A: Size should be a by-product of our quality. Obviously, we need to maintain sufficient size to be competitive, but a mere focus on growth can negatively affect quality of service and employee morale. Quality of service, financial condition and concern for our employees will all determine the type and amount of growth we can successfully manage. It is our desire for VFG to become the largest Virginia based institution, but only as a by-product of our focus on quality.

8.	Q: Given your emphasis on quality, how then would you describe the culture of VFG?

A: VFG’s culture is evolving. One of the challenges of a multi-bank structure is to establish a successful common culture throughout the organization. The culture we are moving towards is a culture of empowered, involved and caring owners (employees). We want employees acting as if they own VFG, and of course, many of them already own shares. We want them to make decisions like owners, not order takers. To that end, we are training and implementing systems to improve everyone’s ability to recognize, motivate and measure this type of behavior. We want our employees to be recognized and rewarded for acting as an owner. We are not there yet, but the cultural shift has begun.

9.	Q: What is VFG’s dividend policy and what is the rationale for it?

A: We believe it is sound and appropriate for VFG to pay an attractive dividend to our shareholders. They have supported our growth by investing in our enterprise, and dividends are a way of giving them at least some immediate return in recognition of our success. Accordingly, we have raised our dividend payments every year—$.68 per share in 2001, $.72 in 2002, $.75 in 2003 and $.78 in 2004. This generally works out to between 2% and 3%, depending on the stock price at the time. We intend to keep on boosting the dividend, gradually but steadily, as we increase our size and our earnings. Of course, profits that we pay out as dividends cannot be re-invested for future growth, so we are balancing immediate rewards to the shareholder against future ones. We believe our approach achieves the appropriate balance.

Virginia Financial Group, Inc.	5

Our FUTURE GROWTH

The growth of Virginia Financial Group, Inc. in size and reach serves the interests of shareholders and customers alike. Enlarging our network of branches—each available to any VFG customer— is an important element of that growth. Although we most recently expanded our network via acquisition, acquiring eight existing branches from another bank in 2003, we are currently extending the reach of our network by establishing new branches in desirable markets. The three de novo branches shown on these pages are scheduled to begin operating in the second half of 2005.

LYNCHBURG: PLANTERS BANK & TRUST

The success of the loan production office that Planters Bank established in Lynchburg in 2003 encouraged the bank to establish a retail branch network in this market. This building will serve as the main office, and the current location of our loan production office will be converted to a retail branch as well. The City of Lynchburg and its four surrounding counties comprise a prosperous area of some 200,000 people, with a diverse economy that includes six institutions of higher education, two hospitals and a well-educated work force. The bank hopes to have both branches open in the second half of 2005.

6	Virginia Financial Group, Inc.

CHARLOTTESVILLE: SECOND BANK & TRUST

Charlottesville, another attractive small city in the heart of a vibrant region, also proved receptive when Second Bank & Trust established a loan production office there in 2003. The intellectual and economic horsepower generated by the University of Virginia makes Charlottesville a major magnet for business, and as site of Thomas Jefferson’s Monticello and the homes of Presidents James Madison and James Monroe, the area enjoys a large tourist business as well. Property has been acquired for the bank’s first full service branch, the design of which is pictured below, with an anticipated opening in late 2005. Several other sites have been identified and are in various stages of acquisition.

FREDERICKSBURG:

VIRGINIA HEARTLAND BANK

Virginia Heartland Bank is expanding its already strong presence in the area centered on Fredericksburg by creating a de novo branch in south Stafford County. The bank has branches in the City of Fredericksburg, and in Spotsylvania and Caroline counties, as well as one in Stafford County. The new branch design, which will be our second entry into this fast growing market, is pictured above. It is expected to open for business late in 2005.

Virginia Financial Group, Inc.	7

TECHNOLOGY

The changes that keep us moving forward

Advanced technology plays a vital role in support of our long tradition of building and maintaining the strong customer relationships on which community banking depends.

Modern technology enables our enterprise to record and organize the details of thousands of transactions daily. It lets both bank staff and customers use machines and electronic means—online banking and our ATM network, for example—to accomplish banking transactions formerly handled manually, face to face. But it is a two-edged sword, increasing efficiency, productivity and customer convenience, but at the same time reducing the need and opportunity for personal contact between customer and banker.

We at Virginia Financial Group strive to achieve an appropriate balance, deploying the latest technology to make banking faster and easier for customers and employees alike, but never forgetting the personal touch that distinguishes our banks from so many competitors.

Early in 2005, we completed the implementation of two advanced systems, one which is customer focused and the other which is regulatory focused. Our Customer Relationship Management (CRM) system, called Connections—reflects our effort to enhance customer relationships. The other, driven by regulatory requirements of the Bank Secrecy Act, advances our abilities to monitor large currency transactions.

Our new CRM software tracks each contact between a customer and the bank, enabling us to serve the customer better in a variety of ways. Being able to see the customer’s various accounts and combined relationship, where appropriate, lets bank personnel suggest additional products or services the customer might need

8	Virginia Financial Group, Inc.

or find useful. A detailed description of any such product or service is instantly retrievable. If the customer indicates he may soon need a mortgage, for example, our staff creates an instant referral to one of the bank’s mortgage originators, who can then access the same customer account information. The system also helps bank staff members communicate more effectively with their customers. Better service, delivered with a personal touch, is the result for the customer. The bank benefits from the additional business generated, from stronger customer relationships, and from the system’s ability to analyze the needs and profitability of the customer base.

Our new system for monitoring large cash movements reflects the other side of the coin of technology-driven efficiency and effectiveness. It is designed to uncover and prevent money laundering or money transfers to terrorist groups. Banks have long been obligated to report such transfers, but since 9/11 they have been under increased pressure to do it more effectively and more comprehensively. VFG’s automated monitoring project was undertaken after federal bank examiners urged the company to strengthen its monitoring effort, traditionally handled manually. The new automated system, scheduled for implementation in the second quarter of 2005, provides compliance officers a complete picture of transaction activity, and better enables the Company to ensure compliance with what has become an increasingly significant responsibility on the part of financial institution industry.

Virginia Financial Group, Inc.	9

The RIGHT PEOPLE

People are the strength of Virginia Financial Group. Through their skill and dedication, the men and women of VFG and its constituent businesses distinguish our growing enterprise in the financial marketplace. We value their friendly, can-do approach to their work, and are proud of their professional achievements and community contributions. Here are a few of the people of Virginia Financial Group.

Jim & PLANTERS BANK & TRUST

(JAMES HUERTH, PRESIDENT & CEO, PLANTERS BANK & TRUST)

“I’ve come full circle, from a super-regional bank back to community banking where I started, because here you can know your employees and clients, and not just be an 800-number or e-mail address to them. It’s wonderful to be in an organization where you meet clients and employees one-on-one, where I can say I have met every employee, and where we can make quick local decisions, with a focus on one community rather than hundreds.”

Karen & SECOND BANK & TRUST

(KAREN INGRAM, BRANCH MANAGER, SECOND BANK & TRUST)

“We’re a family-oriented company. We do things as a team. When we interview, we look for people who are people persons, involved in their communities, customer-oriented. I’ve had people say that how we treat our customers is like nothing they’ve ever experienced before in banking. We really reach out to say thank you to our customers. On our customer surveys, we get ratings of ‘excellent’ because we’re already doing what customers expect—providing prompt, courteous service.”

10	Virginia Financial Group, Inc.

Sonia & VIRGINIA HEARTLAND BANK

(SONIA THOMAS, CUSTOMER SERVICE REPRESENTATIVE, VIRGINIA HEARTLAND BANK)

“I can’t say enough about this company. They have restored my faith in banking—my previous employer seemed to forget about customer service. I like the fact that this bank is so involved with the community. A lot of local charities have touched employees closely, so that’s really important to me. I also like the fact that they are interested in my continuing my education and that they offer courses—I am taking a consumer lending course.”

Litz & VIRGINIA FINANCIAL GROUP

(LITZ VAN DYKE, EXECUTIVE VICE PRESIDENT & CHIEF OPERATING OFFICER, VFG)

“I cut my teeth on community banking, and I believe in it. It is defined not by size but by the way you do business—the way you deal with customers. I saw VFG well positioned for growth in our region, operating in strong growth markets and with a sound strategy and vision. They’ve put together a competent team of bankers, and I saw my skills as a good fit.”

Kim & VIRGINIA COMMONWEALTH TRUST

(KIM RAMEY, TRUST OFFICER)

“When I came to the trust department 11 years ago we had four people. Now we have 26 people in five locations. The biggest change came in 1999, when we became a separate trust company, able to serve outside clients, not just clients of the bank. The bank and the trust company provide each other with referrals. What makes us different is that each of us has his own area of expertise but we work closely together in serving our clients.”

Virginia Financial Group, Inc.	11

VIRGINIA FINANCIAL GROUP BOARD OF DIRECTORS

Lee S. Baker

Manager/Owner,

Staunton Tractor, Inc.

O. R. Barham, Jr.

President & CEO,

Virginia Financial Group, Inc.

Benham M. Black

Attorney-at-Law,

Black, Noland & Read, PLC

Fred D. Bowers

Secretary,

Virginia Financial Group, Inc.

E. Page Butler

President,

Butler Construction of Virginia, Inc.

Gregory L. Fisher

President/Owner,

Eddins Ford, Inc.

Taylor E. Gore

Chairman,

Virginia Financial Group, Inc.

Christopher M. Hallberg

President,

Hallberg & O’Malley Financial Group

Jan S. Hoover

Vice President,

Arehart Associates, Inc.

Martin F. Lightsey

Chairman,

Specialty Blades, Inc.

P. William Moore, Jr.

Chairman,

Moore Brothers, Inc.

H. Wayne Parrish

Vice-Chairman,

Virginia Financial Group, Inc.

Owner,

Parrish Appraisal Service

Thomas F. Williams, Jr.

Partner,

Franklin, Williams & Cowan

AFFILIATE DIRECTORS

DIRECTORS OF SECOND BANK & TRUST

Mansour Azimipour

Owner & President,

A & K Development Corporation

O. R. Barham, Jr.

President & CEO,

Virginia Financial Group, Inc.

Willie A. Coppage

Vice President, E. A. Clore Sons, Inc.

President, Blue Ridge Movers, Inc.

John J. Davies, III

Partner, Davies, Barrell, Will,

Lewellyn & Edwards, PC

Charles K. Gyory, Chairman

President,

Willow Run Company, Inc.

Christopher J. Honenberger

President & CEO,

Second Bank & Trust

Alan W. Myers

General Manager,

Blue Ridge Growers, Inc.

Joseph A. Troilo, Jr.

President & CEO,

Rosson & Troilo Motor

Company, Inc.

DIRECTORS OF PLANTERS BANK & TRUST

Lee A. Beam

President,

Staunton Steam Laundry, Inc.

O. R. Barham, Jr.

President & CEO,

Virginia Financial Group, Inc.

H. C. Stuart Cochran, Chairman

Agent, Bankers Insurance

Christopher C. Earhart

President, Dixie Gas and Oil Corp;

Managing Partner, EADD, LLC

G. Raymond Ergenbright

Commissioner of Revenue,

Staunton, VA

James T. Huerth

President & CEO,

Planters Bank & Trust

William B. McClung

Attorney-at-Law,

McClung & Associates, P.C.

John N. Neff

President & CEO,

Nielsen Builders, Inc.

Greg C. Raetz

CPA, Raetz & Hawkins, P.C.

William D. Stegall

Consultant,

Virginia Financial Group, Inc.

DIRECTORS OF VIRGINIA HEARTLAND BANK

Mona D. Albertine

Owner, Jabberwocky Children’s

Books and Toys

O. R. Barham, Jr.

President & CEO,

Virginia Financial Group, Inc.

James A. Branscome

Owner and President,

Freeman Beverage Co., Inc.

Ronald E. Davis

President & CEO,

Virginia Heartland Bank

James S. Day, Jr., Chairman

President & CEO,

DeJarnette & Beale

Insurance Agency

William J. Howell

Attorney-at-Law,

Member and Speaker,

Virginia House of Delegates

Robert C. O’Neill

President, Cullen, Inc.

Douglas G. Stewart

Managing Director,

Stewart Wealth Management Group

of Wachovia Securities

Keith L. Wampler

CPA and Managing Partner,

PBGH, LLP

Thomas Y. Welsh

Professional Engineer & Partner,

Sullivan, Donahoe & Ingalls

12	Virginia Financial Group, Inc.

SHAREHOLDER REFERENCE

BOARD OF DIRECTORS

Lee S. Baker

Member of Personnel and

Compensation Committee

O. R. Barham, Jr.

President & CEO and member

of Executive Committee and Virginia

Commonwealth Trust Company Board

Benham M. Black

Chairman of Governance and

Nominating Committee

Fred D. Bowers

Member of Executive Committee

E. Page Butler

Member of Governance and

Nominating Committee

Gregory L. Fisher

Chairman of Audit and

Compliance Committee

Taylor E. Gore

Chairman of the Board; Member of

Executive Committee and voting,

ex-officio member of all Committees

Christopher M. Hallberg

Chairman of Virginia Commonwealth

Trust Company Board and member of

Governance and Nominating Committee

Jan S. Hoover

Vice-Chairman of Audit and Compliance

Committee and member of Virginia

Commonwealth Trust Company Board

Martin F. Lightsey

Member of Executive Committee and

Personnel and Compensation Committee

P. William Moore, Jr.

Member of Audit and

Compliance Committee and Virginia

Commonwealth Trust Company Board

H. Wayne Parrish

Chairman of Personnel and

Compensation Committee

Thomas F. Williams, Jr.

Vice-Chairman of Personnel and

Compensation Committee and member of

Governance and Nominating Committee

Corporate Headquarters

102 South Main Street

Culpeper, Virginia 22701

(540) 829-1633

(540) 825-0834 (Fax)

www.vfgi.net

Investor Relations

Shareholders, analysts, and others seeking information about Virginia Financial Group, Inc. are invited to contact:

Jeffrey W. Farrar

Executive Vice President and

Chief Financial Officer

(540) 829-1633

(540) 825-0834 (Fax)

farrarj@vfgi.net

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

Dividend Reinvestment and Stock Purchase Plan

Under the Company’s Dividend Reinvest-ment and Stock Purchase Plan, registered shareholders may purchase additional shares of Virginia Financial Group, Inc. by reinvesting their cash dividends and by making optional cash contributions up to twelve times a year. For more information about the Plan, contact the Plan Administrator, Registrar and Transfer Company, at (800) 368-5948 or log onto www.vfgi.net and click on “Stock Purchase Program” to view the Plan Prospectus. Please contact Virginia Financial Group for an enrollment form.

Annual Meeting of Shareholders

The Company’s Annual Meeting of Share-holders will be held at 10:00 a.m. Eastern Time on Tuesday, April 19, 2005, at the Omni Hotel, 235 West Main Street, Charlottesville, Virginia. Shareholders of record as of March 4, 2005 are eligible to vote.

Independent Auditors

Yount, Hyde & Barbour, P.C.

50 South Cameron Street

Winchester, Virginia 22601

Stock Listing

Shares of Virginia Financial Group, Inc. are traded under the symbol “VFGI” on The Nasdaq National Market®. Price information appears daily in major regional newspapers under similar abbreviations of the Company’s name and can be viewed at www.vfgi.net.

virginia
FINANCIAL GROUP

102 South Main Street
Culpeper, Virginia 22701

Management’s Report on Internal Control Over Financial Reporting

The management of Virginia Financial Group, Inc. (the “Corporation”) is responsible for the preparation, integrity and fair presentation of the financial statements included in this Annual Report. The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and reflect management’s judgments and estimates concerning the effects of events and transactions that are accounted for or disclosed.

Management is also responsible for establishing and maintaining an effective internal control over financial reporting. The Corporation’s internal control over financial reporting includes those policies and procedures that pertain to the Corporation’s ability to record, process, summarize and report reliable financial data. The internal control system contains monitoring mechanisms, and appropriate actions are taken to correct identified deficiencies. Management believes that internal controls over financial reporting, which are subject to scrutiny by management and the Corporation’s internal auditors, support the integrity and reliability of the financial statements. Management recognizes that there are inherent limitations in the effectiveness of any internal control system, including the possibility of human error and the circumvention or overriding of internal controls. Accordingly, even effective internal control over financial reporting can provide only reasonable assurance with respect to financial statement preparation. In addition, because of changes in conditions and circumstances, the effectiveness of internal control over financial reporting may vary over time.

Management assessed the Corporation’s system of internal control over financial reporting as of December 31, 2004. This assessment was conducted based on the Committee of Sponsoring Organizations (“COSO”) of the Treadway Commission “Internal Control – Integrated Framework”. Based on this assessment, management believes that the Corporation maintained effective internal control over financial reporting as of December 31, 2004. Management’s assessment concluded that there were no material weaknesses within the Corporation’s internal control structure.

The 2004 end-of-year financial statements have been audited by the independent accounting firm of Yount, Hyde & Barbour, P.C. (“YHB”). Personnel from YHB were given unrestricted access to all financial records and related data, including minutes of all meetings of the Board of Directors and Committees thereof. Management believes that all representations made to the independent auditors were valid and appropriate. The resulting report from YHB accompanies the financial statements. YHB has also issued an attestation report on management’s assessment of the effectiveness of internal controls over financial reporting. That report has also been made a part of this Annual Report.

The Board of Directors of the Corporation, acting through its Audit and Compliance Committee (the “Committee”), is responsible for the oversight of the Corporation’s accounting policies, financial reporting and internal control. The Audit and Compliance Committee of the Board of Directors is comprised entirely of outside directors who are independent of management. The Audit and Compliance Committee is responsible for the appointment and compensation of the independent auditors and approves decisions regarding the appointment or removal of members of the internal audit function. The Committee meets periodically with management, the independent auditors, and the internal auditors to insure that they are carrying out their responsibilities. The Committee is also responsible for performing an oversight role by reviewing and monitoring the financial accounting, and auditing procedures of the Corporation in addition to reviewing the Corporation’s financial reports. The independent auditors and the internal auditors have full and unlimited access to the Audit and Compliance Committee, with or without the presence of the management of the Corporation, to discuss the adequacy of internal control over financial reporting, and any other matters which they believe should be brought to the attention of the Audit and Compliance Committee.

O.R. Barham, Jr.	Jeffrey W. Farrar
President and Chief Executive Officer	Executive Vice President and Chief Financial Officer
Date: March 14, 2005	Date: March 14, 2005